As filed with the Securities and Exchange Commission on June 10, 2010
Registration No. 333-165796
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED MARITIME GROUP, LLC
(Exact name of registrant as specified in its charter)

Florida	4400	59-2147756
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

UNITED MARITIME GROUP FINANCE CORP.
(Exact name of registrant as specified in its charter)

Delaware	4400	90-0529282
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Number)	Identification No.)

Subsidiary Guarantors Listed on Schedule A Hereto

Walter Bromfield
Chief Financial Officer
United Maritime Group, LLC
601 S. Harbour Island Blvd., Suite 230
Tampa, FL 33602
(813) 209-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Cristopher Greer, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Approximate date of commencement of proposed sale to the public:  Promptly following the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Unit(1)	Price	Registration Fee(1)
11 3/4% Senior Secured Notes due 2015	$200,000,000	100%	$200,000,000	$14,260
Guarantees(2)	N/A	N/A	N/A	N/A
	$200,000,000	100%	$200,000,000	$14,260

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate fee is payable for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

State or Other
	Jurisdiction of	I.R.S. Employer	Address, Including Zip Code and
Exact Name of Registrant	Incorporation or	Identification	Telephone Number, Including Area
as Specified in its Charter	Organization	Number	Code, of Principal Executive Offices

U.S. United Bulk Terminal, LLC	Louisiana	52-2288211	14537 Highway 15 Davant, LA 70040 (504) 333-7400
U.S. United Ocean Services, LLC	Florida	43-0747725	601 S. Harbour Island Blvd., Suite 230 Tampa, FL 33602 (813) 209-4200
UMG Towing, LLC	Florida	59-2318324	601 S. Harbour Island Blvd., Suite 230 Tampa, FL 33602 (813) 209-4200
U.S. United Barge Line, LLC	Florida	43-0746287	100 Scott St. Metropolis, IL 62960 (618)-524-3100
U.S. United Bulk Logistics, LLC	Delaware	26-1508247	601 S. Harbour Island Blvd., Suite 230 Tampa, FL 33602 (813) 209-4200
U.S. United Ocean Holding, LLC	Delaware	43-0747725	601 S. Harbour Island Blvd., Suite 230 Tampa, FL 33602 (813) 209-4200
U.S. United Ocean Holding II, LLC	Delaware	43-0747725	601 S. Harbour Island Blvd., Suite 230 Tampa, FL 33602 (813) 209-4200
U.S. United Inland Services, LLC	Delaware	26-1490148	601 S. Harbour Island Blvd., Suite 230 Tampa, FL 33602 (813) 209-4200
Tina Litrico, LLC	Delaware	26-1828278	601 S. Harbour Island Blvd., Suite 230 Tampa, FL 33602 (813) 209-4200
Mary Ann Hudson, LLC	Delaware	26-1828478	601 S. Harbour Island Blvd., Suite 230 Tampa, FL 33602 (813) 209-4200
Sheila McDevitt, LLC	Delaware	26-1828380	601 S. Harbour Island Blvd., Suite 230 Tampa, FL 33602 (813) 209-4200
Marie Flood, LLC	Delaware	26-1828238	601 S. Harbour Island Blvd., Suite 230 Tampa, FL 33602 (813) 209-4200

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED          , 2010
Prospectus
(UNITED MARITIME GROUP LOGO)

UNITED MARITIME GROUP, LLC
UNITED MARITIME GROUP FINANCE CORP.

OFFER TO EXCHANGE

$200,000,000 OF OUR 11 3/4% SENIOR SECURED NOTES DUE 2015 REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR ANY AND ALL OUTSTANDING 11 3/4% SENIOR SECURED NOTES DUE 2015

•	We are offering to exchange new registered 11 3/4% senior secured notes due 2015, which we refer to herein as the “exchange notes,” for all of our outstanding unregistered 11 3/4% senior secured notes due 2015, which we refer to herein also as the “initial notes.” On December 22, 2009, we completed an offering of $200 million aggregate principal amount of the initial notes. We refer herein to the exchange notes and the initial notes, collectively, as the “notes.”

•	The exchange offer expires at p.m., New York City time, on , 2010, unless extended.

•	The exchange offer is subject to customary conditions that we may waive.

•	All outstanding initial notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

•	Tenders of outstanding notes may be withdrawn at any time before p.m., New York City time, on the expiration date of the exchange offer.

•	The exchange of initial notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes to be issued are substantially identical to the terms of the initial notes, except that the exchange notes will not have transfer restrictions and you will not have registration rights.

•	If you fail to tender your initial notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

•	There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system.

See “Risk Factors” beginning on page 16 for a discussion of matters you should consider before you participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2010.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Counsel, United Maritime Group, LLC, 601 S. Harbour Island Blvd., Suite 230, Tampa, FL 33602 (telephone number (813) 209-4200). In order to ensure timely delivery of this information, any request should be made by          , 2010, five business days prior to the expiration date of the exchange offer.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

NOTICE TO INVESTORS

This prospectus contains summaries of the terms of certain agreements that we believe to be accurate in all respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in this prospectus are qualified in their entirety by this reference. To the extent that any such agreement is attached as an exhibit to this registration statement, we will make a copy of such agreement available to you upon request.

The notes will be available in book-entry form only. The notes exchanged pursuant to this prospectus will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture governing the notes, or the indenture. See “Book-Entry, Delivery and Form.”

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Industry and Market Data

This prospectus includes industry data that we obtained from surveys or studies conducted by third parties, industry or general publications, internal company sources and estimates, and analyses from industry consultants including those published by Informa Economics, Inc. (“Informa”) and Dibner Maritime Associates LLC (“Dibner Maritime”). Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA and the related pro forma credit statistics presented in this prospectus are supplemental measures of our ability to service debt that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). Neither EBITDA nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

EBITDA represents net income before interest, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA after certain adjustments as discussed more fully in “Summary — Summary Historical Consolidated Financial and Other Data” in this prospectus. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and Adjusted EBITDA when reporting their results. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyses of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our current or future cash requirements for capital expenditures;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as measures of our liquidity. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplements to those GAAP results. Please see our consolidated financial statements contained in this prospectus.

For a description of how EBITDA and Adjusted EBITDA are calculated from our net income and a reconciliation of our Adjusted EBITDA to EBITDA and EBITDA to net income, see “Summary — Summary Historical Consolidated Financial and Other Data” in this prospectus.

Cautionary Note Regarding Forward-Looking Statements

This prospectus includes forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statements that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “forecast,” “intend,” “believe,” “seek,” “may,” “should,” “goal,” “target,” “will” or words or phrases of similar meaning (or the negative version of any such words). They may relate to, among other things, our strengths, strategy, growth plans, operations, revenue, earnings, expenses, financing, sources of liquidity and capital requirements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments.

Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive and regulatory factors, outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in the section entitled “Risk Factors.” New risks and uncertainties may emerge in the future. It is not possible for us to predict all of these risks or uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what is expressly stated or implicit in any forward-looking statement. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statement after the date of this prospectus to conform the statement to actual results or changed expectations.

Prospectus Summary

This summary highlights selected information about our business and this offering. This summary is not complete and does not contain all of the information that may be important to you. To understand the exchange offer fully and for a more complete description of the legal terms of the notes, you should read this entire prospectus, including the section entitled “Risk Factors.” In this prospectus, unless the context otherwise requires, or unless specifically stated otherwise, references to the terms “we,” “our,” “us” and the “Company” refer to United Maritime Group, LLC, United Maritime Group Finance Corp. (“Finance Corp.”) and all of their subsidiaries that are consolidated under GAAP.

Our Company

We are a leading independent provider of dry bulk marine transportation services in the U.S.-flag coastwise, U.S. Government cargo preference and inland barge markets. We also own and operate the largest coal and petcoke terminal in the Gulf of Mexico, which is strategically located as the first inbound dry bulk terminal on the Mississippi River. We believe our portfolio of assets is uniquely diverse and enables us to provide tailored transportation, storage, blending and transfer solutions to our customers.

The strength of our service offering is in the scale, quality and diversity of our fleet of ocean-going vessels, towboats and inland barges. We are the largest U.S.-flag coastwise dry bulk carrier, with a combined cargo capacity of over 378,000 deadweight tons (“dwt”). Our fleet of 691 inland dry barges is one of the ten largest in the industry and includes 197 covered barges that can be shifted between cargoes, allowing us to respond to changes in market conditions and demand for commodities. Our inland barges are moved by our owned fleet of 20 towboats, including 14 high-horsepower (“hp”) towboats that range from 2,800 hp to 9,000 hp and are well suited for our long-haul, high volume tows. The scale and diversity of our fleet provides us with scheduling flexibility that enhances vessel utilization and offers our customers a range of vessel types and sizes to best meet their needs. In addition, we believe that our rigorous vessel maintenance program results in lower costs and improved operating performance, as well as better service and safety for our customers.

We consider our terminal to be a key competitive advantage and an important link to our ocean and inland services. Our ability to bundle our transportation services with our terminal’s full-service capabilities enables us to optimize the utilization of our assets while providing our customers an effective, integrated transportation solution. We believe that the location of our terminal south of New Orleans provides our customers with cost and time efficiencies by avoiding the logistical, regulatory and security challenges of navigating ocean-going vessels through the congested New Orleans area. One of the key services we offer at our terminal is blending, which involves the precise mixture of different coal and petcoke grades using specialized equipment. Blending has become increasingly valuable to our customers as they respond to stringent environmental standards. For the year ended December 31, 2009, coal and petcoke accounted for the majority of the commodities we shipped and all of the commodities processed at our terminal. We believe we are well-positioned to take advantage of long-term U.S. and international coal consumption trends.

We enjoy long-standing relationships with our key customers and are often an integral part of their supply chain. Our primary customers include major utility, industrial and agricultural companies in the United States and the average length of our relationships with our top ten customers during 2009 is over 15 years. We have enjoyed an over 50-year relationship with our largest customer, Tampa Electric Company (“Tampa Electric”), a regulated utility operating two coal-burning power plants in Florida, and an over 20-year relationship with our second largest contracted customer, The Mosaic Company (“Mosaic”), a leading producer and marketer of concentrated phosphate rock and potash crop nutrients. We also have a 25-year relationship with the U.S. Government, our second largest customer, fulfilling its spot contracts for cargo preference programs such as Public Law 480 (“PL-480”), which finances the procurement and transportation of food aid to developing nations. We believe these long-term relationships provide us with relatively stable and predictable revenue streams, greater asset utilization and consistent traffic patterns.

During the year ended December 31, 2009, 58% of our revenue was generated under contracts with an average remaining term of approximately three years. In addition, while contracted under spot or single voyages, approximately 29% of our revenue over the same period was from recurring sources, including the cargo preference trade and repeat customers. As of December 31, 2009, assuming our customers transport the minimum tonnage under their contracts, for the period from 2010 through 2014, we have minimum contract revenue of approximately $690 million.

Our Business Segments

We operate through the following three segments: United Ocean Services, United Barge Line and United Bulk Terminal. The following table summarizes revenue contributions for each of our segments in the year ended December 31, 2009:

	Revenue
Segment	$ in Millions	% of Total

United Ocean Services	$146.7	49.5%
United Barge Line	118.1	39.9%
United Bulk Terminal	31.5	10.6%

Total	$296.3	100.0%

United Ocean Services.  United Ocean Services is the largest U.S.-flag coastwise dry bulk carrier, based on dwt capacity, and serves both U.S. coasts, the Gulf of Mexico and international markets. United Ocean Services’ core business is the transport of coal from our terminal eastbound to Tampa Electric’s Big Bend power plant, and the transport of phosphate rock westbound from Tampa to south central Louisiana. United Ocean Services is the primary domestic marine transporter of coal for Tampa Electric and the largest phosphate rock transporter in the coastwise market, also serving as Mosaic’s exclusive phosphate rock marine transporter in this market. Domestically, we also transport shipments of alumina, petcoke, scrap metal, ores and grains. These coastwise trades represented 66% of United Ocean Services’ revenue during the year ended December 31, 2009. United Ocean Services operates the second largest fleet, by dwt, in the dry bulk segment of the U.S. cargo preference market, which primarily involves the transportation of grain for food aid worldwide. Cargo preference trades represented 29% of United Ocean Services’ revenue during the year ended December 31, 2009.

United Ocean Services’ fleet consists of three ships, six integrated tug-barge units and two traditional tug-barge units, and offers a wide range of shipping capacity from approximately 19,250 dwt to approximately 43,200 dwt per vessel. The combined cargo capacity of 378,111 dwt represents 51% of the Jones Act coastwise capacity, excluding vessels below 10,000 dwt.

United Barge Line.  United Barge Line is one of the top ten inland dry cargo barge transportation providers, as measured by number of barges. As a full-service barge line company, we provide transport, fleeting, docking, repairing and cleaning services. Fleeting is the temporary in-water storing of barges prior to their unloading or movement to a subsequent dock. United Barge Line’s primary transportation lanes are between Cincinnati on the Ohio River and Chicago on the Illinois River to Davant, Louisiana on the Lower Mississippi River. Key products transported by United Barge Line are coal, petcoke and grain.

United Barge Line’s fleet of 691 owned and chartered barges is comprised of 494 open dry cargo barges and 197 covered dry cargo barges. Open barges are most often used to transport coal, petcoke, sand, rock and stones, while covered barges are most often used to transport weather sensitive cargoes such as grain and other farm products, alloys ores and non-metallic minerals. Power for our inland barge fleet is primarily provided by our 20 owned towboats, including 14 high-horsepower towboats which are ideal for transporting the long-haul, high volume tows that our customers require.

United Bulk Terminal.  United Bulk Terminal is the largest full-service dry bulk storage and transfer terminal on the Gulf Coast, as measured by throughput and storage capacity and is the key link between the coal and petcoke trades handled by United Ocean Services and United Barge Line. Located on a 1,138-acre leased and owned site 40 miles south of New Orleans in Davant, Louisiana, United Bulk Terminal benefits from being the first bulk terminal on the Mississippi River inbound from the Gulf of Mexico. United Bulk Terminal has an annual throughput capacity of up to 12 million tons and on-site storage capacity of up to

4.5 million tons, making it an attractive distribution hub in the Gulf of Mexico for coal and petcoke movements both domestically and internationally. Regulated domestic utilities increasingly require specific coal blends for burning in order to meet environmental standards. Our significant ground storage capacity and blending equipment, coupled with our marine transportation assets, positions us to effectively serve these needs.

Industry Overview

Ocean Transportation

U.S. Ocean Shipping Industry.  The U.S. Ocean Shipping Industry consists of the Jones Act coastwise and the U.S.-flag cargo preference trades. In both markets, there are significant restrictions that limit competition by foreign operators.

The Jones Act (originally enacted as a part of the Merchant Marine Act, 1920, and since 2006 codified in Title 46 U.S.C.) requires that marine trade between U.S. ports be reserved for U.S. flag vessels which are built in the U.S., manned by U.S.-citizen crews, and owned by companies at least 75% owned by U.S. citizens at each tier of ownership., The Jones Act dry bulk market is largely contractual and project-based in nature. The main routes served by Jones Act ocean-going vessels are within the Gulf of Mexico and along the East and West Coasts of the United States, including Puerto Rico, Hawaii and Alaska. The main products carried by the Jones Act dry bulk ocean-going fleet include coal, petcoke, phosphate rock, grain and other agricultural products. The Jones Act dry bulk ocean-going fleet consists of 31 vessels over 10,000 dwt with an average age of approximately 30 years, currently owned by eight separate owners.

The U.S. flag cargo preference trade market is comprised of U.S. Government programs such as PL-480, which governs international grain shipments and is also the main transportation mode for U.S. international food assistance. Under PL-480, 75% or more of U.S. food aid cargoes, destined primarily for developing nations, is reserved for transportation by qualified U.S.-flag vessels, if available. Unlike the Jones Act trade, these vessels may be foreign built, and the citizenship requirements applicable to ownership are not as strict. Awards under the PL-480 program are made on a single voyage basis through periodic competitive bidding. In the 2009 cargo preference year, which corresponds to the U.S. Government’s fiscal year, the U.S. shipped 2.5 million tons of grain and other agricultural products primarily to destinations in East Africa and Asia. The U.S. Government has announced that the initial PL-480 budget for the 2010 cargo preference year is $1.7 billion, which is more than 35% higher than the initial 2009 budget.

Inland Barge Transportation

Inland Barge Market.  Domestic waterways are vital to the U.S. freight distribution system. In 2007, over 600 million tons of the cargo transported on U.S. waterways was transported on the U.S. Inland Waterways, consisting of the Mississippi River, the Ohio River, the Illinois River and their tributaries (collectively known as the “Inland Waterways”). The most significant component of the Inland Waterways is the Mississippi River system. Its river basin encompasses portions of 31 states, spanning as far west as Nebraska to as far east as New York, and from as far south as Louisiana to as far north as the Great Lakes. The barges used in inland marine transportation are broadly categorized in two ways — dry cargo barges for the transport of bulk cargo, which may be fitted with weather-tight covers, and tank barges for carrying petroleum or other liquids.

Competition within the U.S. inland barging industry is diverse and includes independent transportation companies and small operators, as well as captive fleets, owned by various U.S. power generating, grain, refining and petrochemical companies. Foreign competition within the industry is restricted due to the Jones Act. Primary users of dry cargo barges include domestic utilities and major U.S. agricultural and industrial companies. Dry cargo commodities transported on the Inland Waterways include coal, petcoke, grains, fertilizers, both raw steel commodities and finished steel, nonferrous minerals and construction materials.

Transportation Mode Comparison.  We believe that barge transportation on the Inland Waterways is the most cost effective, environmentally friendly and safe method of moving freight in the United States as compared to railroads or trucks. A typical dry cargo barge has the carrying capacity of approximately 16 railcars or approximately 70 tractor-trailers, and is able to move 576 ton-miles per gallon of fuel compared to 413 ton-miles per gallon of fuel for rail transportation or 155 ton-miles per gallon of fuel for truck transportation. In addition, when compared to inland barges, trains and trucks produce significantly greater quantities of certain air pollutants. According to the Texas Transportation Institute Center for Ports and Waterways, carbon monoxide emissions for barges are 28% less than rail emissions and 66% less than truck emissions when moving equivalent amounts of freight over equivalent distances. Barge transportation is also the safest mode of U.S. freight transportation, based on the percentage of injuries per ton-mile transported. Inland barge transportation predominantly operates away from population centers, which generally reduces both the number and impact of waterway incidents.

Mississippi River Terminal Market

Terminal operations located on the lower Mississippi River are critical for the storage and transfer of materials entering and exiting the Inland Waterways. We estimate that in 2009, at least 12 million tons of black products (coal and petcoke) were moved through three major terminals located on the Mississippi River. These three major coal and petcoke terminals have a combined maximum throughput of 23 million tons and on-site storage capacity of 7 million tons. Each of the three terminals is located along long, deep stretches of the Mississippi River, where barges and vessels can gain access for loading and unloading of cargo. Terminals located south of New Orleans allow ocean-going vessels to load cargo without having to navigate through the congested New Orleans area, which reduces time, cost and logistical problems for our customers. In addition to transfer and storage, terminal operations often provide value-added services such as blending which is necessary for customers such as regulated public utilities who require specific blends to meet environmental standards.

Our Strengths

We believe that the following strengths provide us with significant competitive advantages:

Unique, Integrated Asset Portfolio.  We are a leading provider of coastwise and inland marine dry bulk transportation with a diverse fleet of ocean-going vessels, inland towboats and inland barges. We are the largest operator of Jones Act coastwise dry bulk vessels, with 51% of industry capacity, and a top ten operator of inland dry cargo barges. Our terminal is well-positioned to meet the needs of our coal and petcoke customers because it is the closest terminal to the Gulf of Mexico and is the largest in the region. As the only company along the Mississippi River and the Gulf of Mexico providing full-service transportation, transfer and storage for dry bulk cargo, we believe we are uniquely positioned to create tailored solutions to meet each customer’s specific transportation requirements. We offer our customers a single point of contact for all three of our inland, ocean and terminal services, which results in cost and time savings, logistics support and improved certainty of cargo transportation.

Valuable Long-term Customer Relationships and Contracts.  We focus on building long-term relationships with key industry participants through reliable and safe performance and a strong commitment to customer service. Our clients rely on our services to deliver commodities, and in the case of our terminal, to blend coal and petcoke, within specific time frames and to strict standards. We believe our long-term relationships and the strong credit quality of our largest customers provide us with relatively stable and predictable revenue streams, greater capacity utilization and consistent traffic patterns. For the year ended December 31, 2009, 32.5% of our revenue was generated under a contract with Tampa Electric, with a remaining maturity of five years, 10.0% was generated under a contract with Mosaic, with a remaining maturity of eight years, 15.5% was generated under smaller individual contracts of varying maturity, and 14.7% was generated under spot contracts with the U.S. Government. An additional 13.9% of our revenue was generated from recurring spot customers. We signed a new contract with Tampa Electric in 2008, which commenced January 1, 2009 and runs through December 31, 2014. This contract represents a significant reduction in volumes over our prior contract, due primarily to Tampa Electric’s diversification of transportation modes, particularly to rail, and Tampa Electric’s sourcing of barging capacity from one of our competitors. As a result, we expect to experience a material reduction in revenues from Tampa Electric over the life of the contract, which could, in turn, affect our overall revenues if we are unable to replace the tonnages lost from Tampa Electric.

Well Maintained Asset Base.  We have dedicated significant time and capital to maintain our assets and ensure they operate to high standards of efficiency and safety. We employ a dedicated in-house technical management team that oversees all aspects of our vessels’ maintenance program to maximize safe operations and availability. Additionally, for our inland tug and barge fleet, we employ a dedicated maintenance and repair staff who work in our facilities to ensure quality of work and minimize cost. As of November 2009, our owned ocean-going vessels, towboats and inland barges were appraised by an independent third party at an aggregate fair market value of $317.4 million. As of January 2008, our terminal facility was appraised by an independent third party at a fair market value of $67.3 million. The fair market value of our fleet, plus the value of our terminal, accounts receivable and inventory as of December 31, 2009 total approximately $440.5 million which represents a 1.3x multiple of our total available secured debt.

Ability to Maximize Asset Utilization.  We believe that the integration of our assets, along with the stability and predictability of contracted volumes, creates a strong platform to pursue other profitable contract and spot market opportunities. For United Ocean Services, we maintain high utilization rates primarily through our coal and phosphate contracts. United Barge Line focuses on long-haul trips and has significant southbound contracted volumes, which enhances vessel utilization. Additionally, 140 of our open barges were built cover-ready and are able to access the covered barge market when rates are favorable at limited additional cost. Our terminal allows us to control a significant portion of our customers’ coal and petcoke supply chain and minimize idle time for our marine transport assets.

Significant Barriers to Entry.  United Ocean Services and United Barge Line are significantly insulated from foreign competition by the Jones Act and United Ocean Services is further insulated by cargo preference laws. New construction of competing ocean-going vessels is constrained due to the high current costs for Jones Act vessels. Additionally, the requirements of operating U.S.-flag vessels have limited the entry of new competitors in the cargo preference market. With respect to our terminal, we are insulated from competition due to the high cost of construction of a new terminal, which includes land purchase, permitting and development. As such, management does not expect another Gulf Coast terminal to be constructed in the future. In the lower Mississippi terminal business, we face competition from only two other full services operators, neither of whom provides the level of integration of service or the storage capacity of our terminal.

Experienced Management Team and Operational Staff.  We have built and retained a dedicated workforce, including a strong mix of operational, logistics and management skills and experience. We are led by Sal Litrico, our President and Chief Executive Officer, who has 17 years of experience with us and over 30 years in the marine transportation industry. Our non-union employee base has a low turnover rate and we employ highly experienced captains, pilots and senior officers. We place an emphasis on training and developing our staff and crews to maximize safety and environmental compliance.

Our Strategy

Our business strategy is driven by our strong base of long-term relationships, diverse assets and ability to offer integrated coastwise and inland marine transportation, as well as storage and transfer services, to our customers, and is outlined below:

Cross-Selling Integrated Services.  We offer our customers a single point of contact for our inland, ocean and terminal segments, as well as logistics support and improved timing and reliability of cargo transportation. Our senior sales professionals market our integrated service capabilities and are supported by teams that specialize in each of our segments. We believe there is an attractive opportunity for growth amongst customers that currently only use one of our segments. In 2007, 35% of our revenue came from customers that used at least two of our segments and in the year ended December 31, 2009 this percentage increased to 48%. We intend to increase this percentage and focus on adding new customers who can benefit from our integrated service offering.

Positioning Terminal as Premier Gulf of Mexico Coal and Petcoke Distribution Hub.  We believe the location and capabilities of our terminal facility provide a significant competitive advantage over the two other terminals in the region and we will seek to continue leveraging this advantage to add new customers. We believe our ability to store significant volumes and blend to high specifications is valuable for domestic utilities, including our largest customer, Tampa Electric. According to the EIA, coal consumption for the domestic electric power sector is projected to increase to 988.9 million tons in 2010, a 45.8 million ton increase over estimated 2009 consumption of 943.1 million tons. Additionally, the ability for large dry bulk vessels to load cargoes at our terminal without passing through New Orleans provides a significant time, cost and security advantage for customers that intend to export coal internationally. As global economic conditions improve, we expect coal exports to increase due to rapid growth in electrical power generation capacity in Asia, particularly in India and China.

Maintaining and Growing High Level of Recurring and Forecastable Cash Flows.  We seek forecastable cash flows through term contracts with fixed minimum tonnage requirements. Our principal contract movements serve as a backbone for our business, creating recurring backhaul opportunities and positioning us to serve other customers. Based on our contracted southbound river and strong cross-Gulf movements, we can aggressively bid on opportunities for our remaining capacity in margin-enhancing spot charters. Since becoming an independent company in December 2007, we have been able to accelerate our shift from captive service provider of a regulated utility to an independent, growth-oriented entity. This shift has enabled us to focus on further diversifying our customer base and maximizing cash flows.

Maximizing Operating Efficiency and Leveraging Economies of Scale.  In response to the economic downturn, we implemented several initiatives designed to improve our operating efficiency, including improved processes across segments, overhead reduction, and negotiation of shipyard discounts and reduced vendor pricing and terms, resulting in an increase of our Adjusted EBITDA margin from 20.4% in 2007 to 23.0% for the year ended December 31, 2009. We believe these initiatives, as well as our proactive maintenance program, will allow us to enhance efficiency and position us to achieve even greater cash flows as the overall economy, the marine transportation sector and commodity demand improve. In addition, we believe we will continue to benefit from economies of scale through the size of our fleet and through the integrated management and operation of our dry bulk terminal with our marine assets.

Focusing on Operational Excellence.  As a wholly owned subsidiary and dedicated service provider of a regulated public utility company until December 2007, we conducted our business under rigid operational standards, placing high emphasis on safety and compliance with environmental regulations. We have continued to operate under the same high standards since becoming an independent company. Our non-union workforce of over 800 employees has maintained a strong operational, environmental and safety record, resulting in lower costs and superior customer service.

New Credit Facility

On December 22, 2009, United Maritime Group, LLC and certain of our subsidiaries entered into a loan and security agreement and related pledge and other agreements for a new senior secured revolving credit facility with certain financial institutions as lenders, Bank of America, N.A., as administrative agent, co-collateral agent and security trustee, Banc of America Securities LLC, Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC) and Jefferies Finance LLC as joint lead arrangers and Wells Fargo Capital Finance, LLC as co-collateral agent (the “New Credit Facility”). The New Credit Facility provides for available borrowings of up to $135 million subject to the borrowing base, and is secured by substantially all the assets of the borrowers and the guarantors on a first priority basis. As of March 31, 2010, our asset base would have allowed us to have access to the entire committed amount of $135 million, subject to adjustment pursuant to the borrowing base, and as of such date, we had borrowed $60.0 million. For more details, see “Description of Other Indebtedness.”

Corporate History

We began operations in 1959 primarily to provide waterborne transportation services for the coal purchased as fuel for Tampa Electric’s power generation facilities. We were part of Tampa Electric until 1980, when we became a wholly owned subsidiary as part of TECO Energy’s broader diversification. In December 2007, our management team partnered with Greenstreet Equity Partners LLC, Jefferies Capital Partners and AMCI Capital L.P. to acquire the company from TECO Energy.

Our Equity Sponsors

Greenstreet Equity Partners LLC (“Greenstreet”) is an affiliate of Greenstreet Partners LP, a private investment company founded by Steven J. Green. Jefferies Capital Partners (“JCP”) is a middle-market private equity investment group with particular experience in the transportation and energy industries. AMCI Capital L.P. and affiliates (“AMCI”) is a joint venture between the owners of privately-held American Metals and Coal International, Inc., a global coal and resources firm, and affiliates of First Reserve Corporation, a leading investment firm specializing in the energy industry. AMCI is managed by a group of principals who specialize in investments in coal, coal-related infrastructure and raw material supply projects globally. We refer to Greenstreet, JCP and AMCI collectively as our Equity Sponsors.

Our Corporate Information

Our principal executive offices are located at 601 South Harbour Island Boulevard, Suite 230, Tampa and our telephone number is (813) 209-4200. Our mailing address is 601 South Harbour Island Boulevard, Suite 230, Tampa, Florida 33602 and our website address is http://www.unitedmaritimegroup.com. The information in our website is not part of, or incorporated by reference into, this prospectus.

Summary of the Exchange Offer

On December 22, 2009, we completed an offering of $200 million aggregate principal amount of 11 3/4% Senior Secured Notes due 2015 in a transaction exempt from registration under the Securities Act. In connection with the offering of the initial notes, we entered into a registration rights agreement with the initial purchasers of the initial notes. In the registration rights agreement, we agreed to offer our new exchange notes, which will be registered under the Securities Act, in exchange for the initial notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the initial notes. You should read the discussions under the headings “Summary — Description of the Exchange Notes” and “Description of the Exchange Notes” for information regarding the exchange notes.

The Exchange Offer	This is an offer to exchange $1,000 in principal amount of the exchange notes for each $1,000 in principal amount of initial notes. The exchange notes are substantially identical to the initial notes, except that the exchange notes generally will be freely transferable. We are registering the exchange offer in reliance on the position enumerated by the Securities and Exchange Commission (“SEC”) in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan Stanley & Co, Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). Based upon interpretations by the staff of the SEC set forth in no actions letters referenced above, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

• acquire the exchange notes in the ordinary course of your business;

• are not and do not intend to become engaged in a distribution of the exchange notes;

• are not an “affiliate” (within the meaning of the Securities Act) of ours;

• are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and

• are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.

Rule 405 under the Securities Act defines “affiliate” as a person that, directly or indirectly, controls or is controlled by, or is under common control with, a specified person. In the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See “The Exchange Offer — Purpose of the Exchange Offer.”

Registration Rights Agreement	Under the registration rights agreement, we have agreed to use our commercially reasonable efforts to cause the registration statement to be filed and declared effective by the dates listed under “The Exchange Offer.” We may be required to provide a registration statement to effect resales of the notes. If we are not in compliance with our obligations under the registration rights agreement, additional interest will accrue on the initial notes in addition to the interest that otherwise is due on the initial notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest will be payable on the initial notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages. See “The Exchange Offer — Additional Interest.”

Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of initial notes being tendered in the exchange offer.

Expiration Date	The exchange offer will expire at p.m., New York City time, on , 2010, unless we extend it.

Exchange Date	We will accept initial notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the initial notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to certain conditions. See “The Exchange Offer — Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before the expiration of the exchange offer on the expiration date. Any initial note not accepted for any reason will be returned to you without expense promptly after the expiration or termination of the exchange offer.

Procedures for Tendering Initial Notes	See “The Exchange Offer — How to Tender.”

United States Federal Income Tax Consequences	The exchange of the initial notes for the exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and holders should not recognize any taxable gain or loss as a result of such exchange.

Effect on Holders of Initial Notes	If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of initial notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See “The Exchange Offer — Other.”

Holders of initial notes who do not tender their initial notes will continue to hold those initial notes. All untendered, and tendered but unaccepted initial notes, will continue to be subject to the transfer restrictions provided for in the initial notes and the indenture. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes could be adversely affected. See “Risk Factors — Risks Associated with the Exchange Offer — You may not be able to sell your initial notes if you do not exchange them for registered exchange notes in the exchange offer,” “— Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer” and “The Exchange Offer — Other.”

Appraisal Rights	Holders of initial notes do not have appraisal or dissenters’ rights under applicable law or the Indenture, dated as of December 22, 2009, by and among United Maritime Group, LLC and Finance Corp., as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (the “Indenture”). See “The Exchange Offer — Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association, the trustee (the “Trustee”) under the Indenture, is serving as the exchange agent in connection with this exchange offer.

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the notes and is not intended to be complete. Certain of the terms described below are subject to important limitations and exceptions. The section of this prospectus entitled “Description of Notes” contains a more detailed description of the terms and conditions of the notes and the indenture governing the notes. In this subsection, references to “we,” “us” and “our” refer only to both United Maritime Group, LLC and Finance Corp., as issuers of the notes, and not to any of our subsidiaries.

Co-Issuers	United Maritime Group, LLC and United Maritime Group Finance Corp. will serve as co-issuer of the notes in order to facilitate the prospectus and subsequent resale of the notes, as we believe some prospective purchasers of the notes may be restricted from purchasing debt securities of limited liability companies unless the debt securities are jointly issued by a corporation.

Notes Offered	$200,000,000 aggregate principal amount of 11 3/4% Senior Secured Notes due 2015.

Maturity Date	June 15, 2015.

Interest	We will pay interest in cash on the notes semi-annually at an annual rate of 11 3/4% per annum on each June 15 and December 15 of each year, beginning on June 15, 2010.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our existing and future domestic restricted subsidiaries that guarantee the New Credit Facility. The notes will not be guaranteed by our foreign subsidiaries or our unrestricted subsidiaries. As of the date of the indenture, we will have no foreign subsidiaries or unrestricted subsidiaries.

Security Interest	The notes and the guarantees will be secured by a second priority security interest in substantially all of our and the guarantors’ tangible and intangible assets, including a pledge of the stock of our material wholly owned first tier subsidiaries and of each guarantor (but limited to 65% of the voting stock of any material wholly owned first tier subsidiary that is a foreign subsidiary), subject to certain limitations. The notes and the guarantees will not be secured by any assets of our foreign subsidiaries or our unrestricted subsidiaries. As of the date of the indenture, we will have no unrestricted subsidiaries.

Ranking	The notes will rank senior in right of payment to all existing and future subordinated indebtedness and equal in right of payment with all other existing and future senior indebtedness, but will be effectively subordinated to any borrowings outstanding under the New Credit Facility to the extent of the collateral securing the New Credit Facility on a first priority basis.

Optional Redemption	On or after December 15, 2012, we may redeem all or a portion of the notes on December 15 of each of the following years at the following redemption prices (expressed as percentages of principal amount), together with accrued and unpaid interest, if any, to the date of redemption:

For the Period Below	Percentage

2012	105.875%
2013 and thereafter	100.000%

Prior to December 15, 2012, up to 35% of the aggregate principal amount of the notes may be redeemed at our option with the net proceeds of certain equity offerings at a price equal to 111.75% of the principal amount, together with accrued and unpaid interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount of the notes under the indenture remains outstanding.

In addition, we may, at our option, redeem some or all of the notes at any time prior to December 15, 2012, by paying a “make whole” premium described in greater detail in the section of this prospectus entitled “Description of Notes.”

Change of Control Offer	If we experience certain change of control events, each holder of the notes will have the right to require us to purchase all or a portion of its notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Asset Sale Offer	Upon certain asset sales, we may be required to offer to use the net proceeds of an asset sale to purchase the notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes — Repurchase at the Option of Holders — Asset Sales.”

Excess Cash Flow Offer	Within 90 days of the end of each fiscal year following December 31, 2010 in which our excess cash flow exceeds a specific threshold, we must offer to purchase a portion of the notes (or, at our option, repay indebtedness under our New Credit Facility) at a price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interests, if any, to the date of purchase, with 50% of our excess cash flow from the previous fiscal year, subject to the terms of our New Credit Facility. See “Description of Notes — Repurchase at the Option of Holders — Excess Cash Flow Offer”

Certain Indenture Covenants	The indenture contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

• incur or guarantee additional debt or issue preferred stock;

• pay dividends, redeem subordinated debt or make other restricted payments;

• make certain investments or acquisitions;

• create or permit liens on our assets;

• incur dividend or other payment restrictions affecting our restricted subsidiaries;

• transfer or sell assets or use asset sale proceeds;

• make capital expenditures;

• enter into transactions with affiliates; and

• merge, consolidate or transfer all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications and are described in more detail in “Description of Notes — Certain Covenants.”

No Public Market	The notes are a new issuance of securities and currently no public market exists for the notes. Although the initial purchasers have informed us that they intend to make a market in the notes, the initial purchasers are not obligated to do so, and may discontinue any market making in their sole discretion at any time without notice. See “Plan of Distribution.”

Exchange Offer and Registration Rights Relating to the Notes	We and the guarantors agreed, pursuant to a registration rights agreement with Jefferies & Company, Inc., Banc of America Securities LLC and Wells Fargo Securities, LLC, as representatives of the initial purchasers, to use our commercially reasonable efforts to register with the SEC a new issue of notes having substantially identical terms as the notes as part of an offer to exchange freely tradable notes (“exchange notes”) for the notes. Pursuant to the registration rights agreement, we and the guarantors agreed (1) to file an exchange offer registration statement with the SEC on or prior to 150 days after the closing of the offering of the initial notes, (2) to use commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 240 days after the closing of the offering of the initial notes and (3) unless the exchange offer would not be permitted by applicable law or SEC policy, to use commercially reasonable efforts to consummate the exchange offer on or prior to 30 business days following the date on which the exchange offer registration statement was declared effective. In certain circumstances, we may be required to file a shelf registration statement to cover resales of the notes. See “Description of Notes — Registration Rights; Special Interest.” If we and the guarantors fail to satisfy these obligations, we will be required to pay special interest to holders of notes under certain circumstances.

Risk Factors	You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under “Risk Factors.”

Summary Historical Consolidated Financial and Other Data

The following tables set forth certain summary historical consolidated financial and other data as of the dates and for the periods indicated. The data for the years ended December 31, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements. The data for the three months ended March 31, 2009 and 2010 have been derived from our unaudited consolidated financial statements.

On December 4, 2007, United Maritime Group, LLC acquired TECO Transport Corporation (the “Acquisition”) from TECO Energy. Predecessor periods represent the results of operations and financial condition of TECO Transport Corporation. Successor periods represent the results of operations and financial condition of United Maritime Group, LLC.

You should read the information set forth below in conjunction with the sections entitled “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes contained elsewhere in this prospectus.

	Predecessor	Successor
	Period from		Year Ended		Three Months Ended
	January 1, 2007 to	December 4, 2007 to	December 31,		March 31,
	December 3, 2007	December 31, 2007	2008	2009	2009	2010

Statement of operations:
Revenue	$290,295	$28,487	$371,583	$296,321	$76,997	$76,865
Operating expenses	203,812	19,352	259,216	196,401	49,941	54,107
Administrative and general	32,195	2,673	37,101	34,221	7,772	8,609
Depreciation and amortization	21,072	3,319	43,089	44,535	10,702	11,319
(Gain) loss on sale of assets	(2,531)	5	(430)	(41)	15	(85)

Operating income	35,747	3,138	32,607	21,205	8,567	2,915
Other income (loss)	1,145	20	2,639	(6,913)	(1,982)	36
Equity in (loss) earnings of unconsolidated affiliate	55	(13)	(4)	(526)	6	(132)
Interest expense, net	4,813	2,596	29,297	40,940	6,456	7,245
Tax provision	7,838	—	10	27	0	0

Net income (loss)	$24,296	$549	$5,935	$(27,201)	$135	$(4,426)

Balance sheet data, at end of period:
Cash		$11,639	$11,616	$11,631	$23,097	$3,418
Total receivables		42,596	44,536	32,641	27,642	29,052
Working capital, net of allowances(a)		30,953	41,359	43,664	43,408	31,283
Property and equipment, net		410,998	389,414	363,556	383,881	354,750
Total assets		525,987	504,059	467,899	495,918	451,997
Long-term debt, including current portion		305,000	293,924	280,125	288,676	260,022
Member’s equity		172,238	164,246	154,895	164,545	150,677
Other Data:
Net cash (used in) provided by operating activities		$(38,379)	$24,078	$49,295	$21,173	$13,293
Net cash (used in) investing activities		(417,765)	(13,426)	(15,584)	(4,442)	(1,400)
Net cash provided by (used in) financing activities		467,783	(10,675)	(33,696)	(5,250)	(20,105)
EBITDA(b)	58,019	6,463	78,331	58,301	17,293	14,138
Adjusted EBITDA(b)	58,019	7,195	81,201	68,261	19,419	14,590
Capital expenditures		2,728	15,306	16,060	4,442	1,859
United Ocean Services
Vessels (at end of year)(c)	11	11	11	11	11	11
Revenue	$144,854	$12,898	$174,881	$146,699	$40,086	$37,353
Operating income	23,832	1,590	36,502	21,882	8,345	3,697

	Predecessor	Successor
	Period from		Year Ended		Three Months Ended
	January 1, 2007 to	December 4, 2007 to	December 31,		March 31,
	December 3, 2007	December 31, 2007	2008	2009	2009	2010

United Barge Line
Barges (at end of year)(c)	670	670	702	691	691	691
Towboats (at end of year)	20	20	20	20	20	20
Revenue	$123,413	$12,996	$166,518	$118,130	$28,236	$29,446
Operating income	17,019	1,082	4,100	(2,676)	(854)	(2,113)
United Bulk Terminal
Revenue	$22,028	$2,501	$30,184	$31,492	$9,411	$10,382
Operating income	(4,515)	432	(7,821)	1,999	1,076	1,375

(a)	We define working capital as total current assets minus total current liabilities.

(b)	EBITDA represents net income before interest, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for the impact of significant non-cash charges for gain or loss on fuel hedges and equity-based compensation expenses and charges for management fees. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and Adjusted EBITDA when reporting their results. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. For these reasons, we believe EBITDA is a useful measure to present to our investors.

The following table reconciles net income to EBITDA and Adjusted EBITDA on an historical basis:

	Predecessor	Successor
	Period from
	January 1, 2007 to	December 4, 2007 to	Year Ended December 31,		Three Months Ended March 31,
	December 3, 2007	December 31, 2007	2008	2009	2009	2010
	$ in thousands

Net Income	$24,296	$549	$5,935	$(27,201)	$135	$(4,426)
Interest income	—	—	(90)	(4)	—	(1)
Interest expense	4,813	2,596	29,387	40,944	6,456	7,246
Depreciation and amortization	21,072	3,318	43,089	44,535	10,702	11,319
Income tax	7,838	—	10	27	—	—

EBITDA	58,019	6,463	78,331	58,301	17,293	14,138
Management fee(i)	—	115	1,500	1,500	375	375
Non cash (gain) / loss on hedges	—	—	—	7,443	1,860	—
Non-recurring transaction and severance related	—	—	—	482	266	—
Equity-based compensation	—	617	1,370	535	—	77

Adjusted EBITDA(ii)	$58,019	$7,195	$81,201	68,261	$19,794	$14,590

(i)	Under the terms of our financial services agreement with our Equity Sponsors, we are required to pay a quarterly fee of $375,000. Commencing with the third quarter of 2009, this fee was deferred by the Equity Sponsors for the balance of 2009 and has subsequently been paid in the first quarter of 2010. We paid a total of $750,000 during the year ended December 31, 2009 under this agreement.

(ii)	As presented, Adjusted EBITDA does not include certain adjustments permitted under our existing credit facilities for purposes of determining compliance with our financial covenants.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our current or future cash requirements for capital expenditures;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as a measure of our liquidity. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations, by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplements to those GAAP results. See the statements of cash flow included in our consolidated financial statements.

(c)	Includes barges operated under lease agreements.

Risk Factors

Investing in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risks described below before making an investment decision in the notes. Any of these risks could have a material adverse effect on our financial condition and the performance of our business and may materially affect our company and an investment in the notes. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect our company or investments in our securities.

Risks Related to Our Business

The global economic crisis which began in 2008 has adversely affected and may continue to adversely affect our business.

During the third quarter of 2008, a crisis in the credit markets began to impact the capital markets and thus far has produced a global recession. Although we cannot predict the extent, timing and full ramifications of the crisis, we believe that, at a minimum, the following risks have been heightened:

•	Loss of demand — Global demand for many of the products that we currently transport and store may be significantly diminished by a prolonged recession. Such loss of demand could severely impact our revenues, costs and financial condition, as it may lead to an oversupply of transportation and storage capacity, reducing the rates we are able to charge for our services. Such loss of demand could also result in diminished utilization and efficiency and negatively impact our revenue and the mix and volume of our shipments, as occurred in the year ended December 31, 2009.

•	Lack of credit availability to our customers and suppliers — We believe that many of our customers and suppliers rely on liquidity from operative global credit markets. If the markets remain illiquid or available pricing increases dramatically, demand for our products and services may be constricted, necessary services may cost more or be unavailable to us and we may not be able to enforce contracts or collect on outstanding invoices.

•	Inability to forecast — Our ability to plan and forecast operating results and capital needs is decreased, which could lead to lower operating efficiency and insufficient liquidity.

Our Adjusted EBITDA for the year ended December 31, 2009 was $68.3 million. As a result of the global economic downturn, many of our contract customers moved only their minimum volumes, and spot demand declined for our services across all our segments during 2009. We believe factors impacting our results in 2009 will continue into 2010. If the global economic downturn persists for longer than we anticipate or worsens, or demand for our services does not improve or declines, our Adjusted EBITDA and other operating results may fail to improve and could continue to decline.

The loss of one or more key customers, particularly Tampa Electric, or material nonpayment or nonperformance by one or more of our key customers, could cause a significant loss of revenue and may adversely affect profitability.

We have contracts with Tampa Electric and Mosaic, which represented 32.5% and 10.0% of our revenues for the year ended December 31, 2009, respectively. We also have spot contracts with the U.S. Government, which represented 14.7% of our revenues for the year ended December 31, 2009. If we were to lose one or more of our large customers, or if one or more of our large customers were to significantly reduce the amount of services they purchase from us and we were unable to redeploy that capacity on similar terms, or if one or more of our key customers failed to pay or perform, we could experience a significant loss of revenue.

In particular, our contract with Tampa Electric and negotiations related to that contract are overseen by the Florida Public Services Commission (the “Commission”). The Commission is focused on ensuring that there is open competition for providing services to Tampa Electric. As a result, we expect to have significant competition when negotiating renewal of our existing contract, which expires on December 31, 2014. If we fail to renew our contract with Tampa Electric, or do so on less favorable terms, it could have a material adverse effect on our business, results of operations and financial condition. See “Business — Customers and Contracts” and “Industry.”

Our inability to replace volume and revenue reductions in our contract with Tampa Electric would materially and adversely affect our revenues, results of operations and financial condition.

We signed a new contract with Tampa Electric in 2008, which commenced January 1, 2009 and runs through December 31, 2014. This contract represents a significant reduction in volumes over our prior contract, due primarily to Tampa Electric’s diversification of transportation modes, particularly to rail, and Tampa Electric’s sourcing of barging capacity from one of our competitors. A new rail spur that was completed in December 2009 will provide an alternative coal transportation source to Tampa Electric’s Big Bend coal-fired power plant. As of December 31, 2009, we were the sole provider of waterborne domestic coal transportation to the Big Bend plant, Tampa Electric is expected to rely on this new rail spur for a significant portion of its coal transportation needs going forward, and our contract with Tampa Electric provides for decreases in minimum volumes. As a result, we expect to experience a material reduction in revenues from Tampa Electric over the life of the contract, which could, in turn, affect our overall revenues if we are unable to replace the tonnages lost from Tampa Electric. We expect the impact of this decrease on our revenues and operating results will be particularly acute as we seek to replace the Tampa Electric volumes and revenues. If we are unable to replace this volume and revenue, over the short- or long-term, our revenues, results of operation and financial condition would be materially and adversely affected.

A decline in Tampa Electric’s operating results or a decline in Tampa Electric’s coal requirements, which are driven by power demand and which may be affected by a number of additional factors, including economic conditions, energy usage patterns and government regulation, could adversely affect our revenue.

Tampa Electric’s weather-normalized residential per customer usage declined in 2008. The average number of residential customers with minimal usage increased more than 7% in 2008, as it is now apparent that some of the robust residential customer growth in the 2005 through mid-2007 period, which was measured by new meter installations, included vacant residences with minimal energy usage.

In general, energy usage per residential customer at Tampa Electric has declined over the last three years, which they believe was in response to mild weather, higher energy prices reflected both through the fuel charge on bills and for higher energy prices in general, increased appliance efficiency, and increased residential vacancies as a result of increasing foreclosures amid the economic slowdown. The utilities’ forecasts are based on normal weather patterns and historical trends in customer energy use patterns. Tampa Electric’s ability to increase energy sales and earnings could be negatively impacted if energy prices increase in general and customers continue to use less energy in response to higher energy prices.

The proposed American Clean Energy and Security Act (“ACES”) (also known as the “Waxman-Markey Bill”) would require all retail electricity suppliers to meet 20% of their demand through renewable electricity and electricity savings if it is enacted in its current form. ACES passed the U.S. House of Representatives in June 2009 and is now pending before the U.S. Senate. If the bill is enacted in its current House form, Tampa Electric could incur significant costs to comply with a renewable energy portfolio standard, as proposed. ACES and a corresponding bill in the U.S. Senate known as the Clean Energy Jobs and American Power Act, also provide for the creation of a greenhouse gas (“GHG”) emissions cap and trade program that would ratchet down GHG national emissions over the next forty years. If adopted, such a cap and trade program could require Tampa Electric to incur significant costs in coming years to lower its GHG emissions. Tampa Electric’s operating results could be adversely affected if Tampa Electric were not permitted to recover these costs from customers, or if customers change usage patterns in response to increased rates.

Energy and climate-related state regulations could decrease Tampa Electric’s demand for coal and negatively impact our revenue.

In 2008, the Florida state legislature passed broad energy and climate legislation that, among other items, affirmed the authority of the Florida Department of Environmental Protection (“FDEP”) to establish a utility carbon reduction schedule and a carbon dioxide cap and trade system by rule and for the Florida Public Service Commission (“PSC”) to adopt a renewable portfolio standard for utilities, but added a requirement for legislative ratification of these rules no sooner than January 2010. Both the FDEP and PSC have initiated the rule development process. In the PSC’s Draft Renewable Portfolio Standard Rule, released on January 30, 2009, electric utilities would need to supply a percentage of retail electricity sales from renewable energy resources located in Florida on the following timeline: 7 percent by January 1, 2013; 12 percent by January 1, 2016; 18 percent by January 1, 2019; and 20 percent by January 1, 2021. Until the final rules are developed, the impact on Tampa Electric and its customers can not be determined. However, if the final rules result in increased costs to Tampa Electric, or further changes in customer usage patterns in response to higher rates, Tampa Electric’s operating results could be adversely affected.

In connection with the executive orders signed by the Governor of Florida in July 2007, the Florida Public Service Commission (“FPSC”) was tasked with evaluating a renewable portfolio target. The FPSC has made a recommendation to the Florida legislature that the Renewable Portfolio Standard (“RPS”) percentage be 7% by January 1, 2013, 12% by January 1, 2016, 18% by January 1, 2019 and 20% by January 1, 2021. The FPSC recommendation is subject to ratification by the Florida legislature. In addition, there is proposed legislation in the U.S. Congress to introduce a renewable energy portfolio standard at the federal level. It remains unclear, however, if or when action on such legislation would be completed. Tampa Electric could incur significant costs to comply with a renewable energy portfolio standard, as proposed. Tampa Electric’s operating results could be adversely affected if Tampa Electric were not permitted to recover these costs from customers, or if customers change usage patterns in response to increased rates.

If any of these dynamics or regulations reduce Tampa Electric’s or any of our other customers’ demand for or usage of domestic coal, it could adversely affect its demand for our transportation services and adversely affect our revenue.

Changes in market conditions and factors influencing the demand for coal and petcoke could adversely affect our revenues.

Coal and petcoke represent the largest percentage of our cargoes transported and stored, and decreased demand for solid fuels could materially adversely affect our revenues. Continued demand for these solid fuels could be adversely affected by changes in coal consumption patterns. For example, shifts in demand for solid fuels from domestic sources to foreign sources, which occasionally occurs when the U.S. dollar is strong compared to foreign currencies, could adversely affect our business. Consumption by the domestic utility industry is affected by the demand for electricity, environmental and other governmental regulations, technological developments and the price of competing solid fuels and alternative fuel supplies including nuclear, natural gas, oil and renewable energy sources. Many of the recently constructed electric power sources have been gas-fired by virtue of lower construction costs and reduced environmental risks. Gas-based generation from existing and newly constructed gas-based facilities has the potential to displace coal and petcoke-based generation, particularly from older, less efficient coal generators. In addition, environmental regulations may require electric power generators lessen or eliminate their use of solid fuels. For example, increasingly stringent requirements, including federal Clean Air Act rules under development to replace both the Clean Air Interstate Rule and Clean Air Mercury Rule, and emerging federal, state, and regional regulation of greenhouse gases (“GHGs”), may result in more electric power generators shifting from solid fuels to natural gas-fired power plants. Any reduction in the demand for coal or petcoke as a result of these changing conditions may adversely affect our revenues.

Our revenues would be adversely affected if funding for PL-480 cargoes were significantly eliminated or reduced.

Approximately 29% of the UOS revenue for the year ended December 31, 2009 is related to cargo preference programs, primarily PL-480. The PL-480 program requires that preference be given to U.S.-flag vessels for the shipment of at least 50% of U.S. Government-generated cargoes and at least 75% of food-aid cargoes. The PL-480 program is funded annually by the U.S. Government and we cannot be certain if the program will continue to be funded, and if so, at what levels. In addition, funding for the program and underlying cargoes could be eroded over time as a result of periodic attempts by certain parties to reduce or eliminate PL-480 funding. Market changes in commodity prices as well as transportation and handling costs can impact the amount of cargo moving under the preference program. Grain is the primary preference cargo under the PL-480 program we carry for the U.S. Government. A decrease in the amount of grain shipped under PL-480 would likely decrease the number of spot contracts we enter into with the U.S. Government and could adversely affect our revenues.

Yields from and demand for U.S. grain harvests worldwide materially affect demand for our barging services.

Demand for our inland dry cargo barging services is significantly affected by the volume of grain exports flowing through ports on the Gulf of Mexico. The volume of grain exports can vary due to, among other things, crop harvest yield levels in the United States and abroad and exchange rates. Overseas grain shortages increase demand for U.S. grain, while worldwide over-production decreases demand for U.S. grain. Other factors, such as domestic ethanol demand and overseas markets’ acceptance of genetically altered products and the exchange rate, may also affect demand for U.S. grain. Decrease in demand for U.S. grain exports could lead to temporary barge oversupply, which in turn can lead to a reduction in the freight rates we are able to charge.

Marine freight transportation and storage rates in our markets fluctuate from time to time and may decrease, lowering the rates we are able to charge our customers.

Spot freight transportation and storage rates we are able to charge fluctuate from season-to-season and year-to-year. Levels of cargo being transported on the Inland Waterways and coastwise markets vary based on several factors including global economic conditions and business cycles, domestic agricultural production and demand, international agricultural production and demand, demand and funding for cargo preference trades and foreign exchange rates. To a lesser extent, the number of vessels available to transport cargoes in our markets also varies from year-to-year as older vessels are retired and new vessels are placed into service. The resulting relationship between levels of cargoes and vessels available for transport affects the freight transportation rates. A decrease in freight transportation and storage rates due to any of the above factors would adversely affect our revenues and operating results.

Higher fuel prices, if not recouped from our customers, could dramatically increase operating expenses and adversely affect profitability.

Fuel is a significant expense for us. For the year ended December 31, 2009 and 2008, fuel expenses represented 16.9% and 24.6% of our revenues, respectively. Fuel prices are subject to fluctuation as a result of domestic and international events. Generally, our term contracts contain provisions that allow us to pass through (effectively on approximately a 45-day delay basis) a significant portion of any fuel expense increase to our customers, thereby reducing, but not eliminating, our fuel price risk. Fuel price is a key, but not the only, variable in spot market pricing. Therefore, fuel price and the timing of contractual rate adjustments can be a significant source of quarter-over-quarter and year-over-year volatility, particularly in periods of rapidly changing fuel prices. Negotiated spot rates may not fully recover fuel price increases. From time to time we hedge the expected cash flows from anticipated purchases of non-pass through gallons through fuel price swaps, but our current policy is to hedge between 50% and 75% of our expected fuel exposure at UBL for the next twelve months. At December 31, 2009, the market value of our fuel price swaps represented an asset of approximately $0.3 million. If there are no further changes in market value prior to settlement dates in 2010 and 2011, this amount would be recognized as the fuel is used. In December 2008, we elected to terminate early fuel hedges related to 2009 fuel expense, and have amortized the loss on the early termination over the remaining life of the original hedges, in accordance with GAAP. We entered into new “at the market” fuel hedges related to 2009 fuel expense. Consequently, we are only partially protected from increases in fuel prices, and any increase in fuel prices could adversely affect our operating results.

In addition, more stringent environmental regulation of fuels such as anticipated sulfur in diesel fuel regulations may adversely impact the cost and availability of marine fuels upon which our fleet relies. See “Business — Laws and Regulations — Environmental Regulation — Air Emissions and Greenhouse Gas Regulations.”

The loss of key employees, including members of our senior management team and highly skilled and licensed vessel personnel, could adversely affect our business.

We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team and other key personnel, including highly skilled and licensed vessel personnel. The loss of one of our executive officers or senior management members could impair our ability to identify and secure new contracts, maintain good customer relations and otherwise manage our business, which could adversely affect our financial performance and our ability to compete. Experienced vessel operators, including captains, pilots and senior officers, are not easily replaceable and the loss of high-level vessel employees over a short period of time could impair our ability to fully man all of our vessels.

If key employees depart, we may have to incur significant costs to replace them. Our ability to execute our business model could be impaired if we cannot replace them in a timely manner. Therefore, any loss or reduction in the number of such key employees could adversely affect our business and future operating results.

If we were to experience difficulties in hiring and retaining crews for our vessels, including if our employees were to unionize, our business and financial condition would be adversely affected.

The continued success of our business is dependent on our ability to hire and retain crews for our vessels. At times, it can be difficult to obtain qualified crew members. There is a small pool of qualified professionals available to crew vessels and we are highly dependent on in-house training and promotion.

Although our supply of labor is currently sufficient, in the future our ability to expand our business or take on new contracts could be limited by a lack of suitable crew.

In addition, as a non-union employer we may have a smaller pool of potential crew available to us than our competitors. If our current employees unionize or we are put in a position where we must hire employees who are union members, our costs of doing business may increase substantially. If this were to occur, there may be work stoppages and other union-related disruptions.

Our insurance may not be adequate to cover our losses.

We may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on our business and operations. While we believe that we have sufficient insurance coverage for pollution, property, marine and general liability, and are compliant with the insurance requirements of every state we ship to, in the event that costs exceed our available insurance or additional liability is imposed on us for which we are unable to seek reimbursement, our business and operations could be materially and adversely affected. Our vessels are currently insured for their fair market value, which may be significantly less than their replacement value. A catastrophic accident with one of our vessels could exceed our insurance coverage and adversely affect our financial condition. Furthermore, even if insurance coverage were adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss.

In addition, we may not be able to continue to procure adequate insurance coverage at commercially reasonable rates in the future, and some claims may not be paid. In the past, stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable.

In addition, we may be subject to losses as a result of catastrophic events, such as war or acts of terrorism, or pollution or environmental matters, such as claims involving hazardous materials that are uninsurable, not economically insurable, or for which coverage could be denied or contested.

Our aging fleet of dry cargo barges and ocean-going vessels may increase costs, disrupt our operations and prevent us from implementing our business strategy.

The average life expectancy of a dry cargo barge, industry-wide, is 25 to 30 years. The average life expectancy of our dry cargo barges is 30 to 35 years. Approximately 35.8% of our active barge fleet is 20 years or older. Though we have operated inland barges and ocean-going vessels near or past their expected useful life, the cost to maintain and operate these vessels may be so high that it may be more economical for them to be scrapped. If such vessels are not scrapped, additional operating costs to repair and maintain them would reduce cash flows. If such vessels are scrapped, and not replaced, costs could be incurred to properly scrap such vessels and their component materials, and revenue, earnings and cash flows may decline. Though we anticipate future capital investment in dry cargo barges and ocean-going vessels, we may choose not to replace all vessels that we scrap with new vessels based on uncertainties related to financing, timing and shipyard availability. Even if such vessels were replaced, significant capital outlays would be required. We may not be able to generate sufficient sources of liquidity to fund necessary replacement capital needs.

In addition, as our fleet ages, operation and maintenance costs increase. For example, cargo insurance rates and the costs of compliance with governmental regulations, safety or other equipment standards increase as the vessels age. Moreover, the failure to make capital expenditures to alter or add new equipment to our vessels may restrict the type of activities in which these vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Based on current market conditions, we do not anticipate building or acquiring new ocean-going vessels based on the expected cost. As such, we expect to incur significant amounts of capital expenditures related to maintaining and refurbishing our existing vessels, including with respect to new and anticipated environmental requirements concerning clean air and clean water that may, among other things, require installation of new ballast water management systems and diesel engine modifications or replacements. If these procedures are not successful or their cost becomes prohibitive, we may have to scrap our ocean-going vessels. If the number of vessels declines over time, our ability to maintain our cargo capacity and provide an integrated transportation service will be decreased unless we can improve the utilization of the fleet. If these improvements in utilization are not achieved, revenue, earnings and cash flow could decline.

Our cash flows and borrowing facilities may not be adequate for our additional capital needs and our future cash flow and capital resources may not be sufficient for payments of interest and principal of our substantial indebtedness.

Our operations are capital intensive and require significant capital investment. We intend to fund substantially all of our needs to operate the business and make capital expenditures, including adequate investment in our aging barge and ocean-going vessel fleet, through operating cash flows and borrowings. Capital may not be continuously available to us and may not be available on commercially reasonable terms. If we require more capital than is available under the terms of the New Credit Facility, we would be required either to (a) seek to increase the availability under the New Credit Facility or (b) obtain other sources of financing. If we incur additional indebtedness, the risk that our future cash flow and capital resources may not be sufficient for payments of interest on and principal of our substantial indebtedness would increase. We may not be able to increase the availability under the New Credit Facility or to obtain other sources of financing on commercially reasonable terms, or at all. If we are unable to obtain additional capital, we may be required to curtail our capital expenditures and we may not be able to invest in our aging vessel fleet and to meet our obligations, including our obligations to pay the principal and interest under our indebtedness.

The market values of our inland barges, towboats and U.S.-flag ocean-going vessels may decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our current or future credit facilities, and we may incur a loss if we sell vessels following a decline in their market value.

The fair market values of our inland barges, towboats and ocean-going vessels have generally experienced volatility. According to independent appraisers, the market prices for these assets have recently decreased.

The fair market value of our assets may increase or decrease depending on a number of factors including, but not limited to, the prevailing rate environment, general economic and market conditions affecting the domestic marine transportation industry, supply of and demand for inland barges and ocean-going vessels, availability of or developments in other modes of transportation, cost of new buildings, governmental or other regulations and technological advances. In addition, as vessels grow older, they generally decline in value.

Availability under the New Credit Facility is based partially on the value of our vessels, and if the fair market value of our vessels declines, we will have reduced access to capital. The insurance coverage for our vessels is also based on their fair market value. Any decline in fair market value, and the corresponding decrease in insurance coverage, would increase the loss for which we would be liable in connection with lost revenues and replacement costs. Additionally, if we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale price may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if vessel values fall significantly, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results and condition.

We are subject to adverse weather and river conditions, including marine accidents, and global climate change may make adverse weather conditions more severe or frequent.

Our operations are affected by weather and river conditions. Varying weather patterns can affect river levels, contribute to fog delays and cause ice to form in certain river areas of the United States. For example, the Upper Mississippi River closes annually from approximately mid-December to mid-March, and ice conditions can hamper navigation on the upper reaches of the Illinois River during the winter months. During hurricane season in the summer and fall, we may be subject to revenue loss, business interruptions and equipment and facilities damage, particularly in the Gulf of Mexico region. The risk of adverse weather conditions is enhanced by the concentration of our properties’ locations and operations along waterways and in the Gulf of Mexico region as well as the potential for global climate change which some scientists believe may increase severe weather patterns.

For example, Hurricane Katrina caused severe damage to our terminal at the end of August 2005. The terminal facilities and equipment were flooded by the storm surge generated by Hurricane Katrina and the flooding remained for a period of time. Electrical and mechanical components as well as mobile equipment and buildings were flooded and required rebuilding or replacements. Employees who lived in close proximity of the terminal lost their personal property and were temporarily or permanently displaced and many were permanently displaced. Many did not return to work at the terminal. Because of the extensive damage and necessary clean-up required, the terminal was not fully operational for six months. This displaced terminal customers and prevented the movement of tonnage during this period of time. Since the terminal is the hub and connecting link between UBL and UOS, the operations of these operating companies were severely disrupted and delayed. Alternate stevedores and berths had to be arranged at higher costs and usually at lower loading rates. The higher costs are typically, but not always, passed on to customers.

In September 2008, Hurricane Gustav caused the terminal to lose power for 16 days. This lack of electrical power prevented the terminal from moving customers’ tonnages and caused a back-up of UBL and UOS equipment. Alternate berths and stevedores had to be arranged, resulting in higher costs and lower productivity.

In addition, adverse river conditions can result in lock closures and affect towboat speed, tow size and loading drafts and can delay barge movements. Terminals, including UBT, may also experience operational interruptions as a result of weather or river conditions. The typical amount of non-productive days, which we refer to as weather days, is approximately 3.4% of days annually. In 2005, however, with Hurricane Katrina and a prolonged river closure at the mouth of the Mississippi River, 4.5% of all days were weather days. During 2008, we experienced idle barge days due to high water conditions and the three hurricanes that hit the Gulf Coast. Also, there may be environmental hazards in connection with runoff and spillage from the carbon-based dry and liquid products stored at UBT. These incidents especially occur when there is excessive rain.

Adverse weather conditions may also affect the volume of grain produced, harvested and transported. In the event of a diminished harvest, the demand for barging services will likely decrease, which could cause a material decline in our revenue, earnings and cash flow. Additionally, marine accidents involving our or others’ vessels may impact our ability to efficiently operate on the Inland Waterways. Such accidents, including spills such as the estimated 400,000 gallon oil spill by a third party that occurred in July 2008, can effectively close sections of the Inland Waterways to marine traffic, preventing us from successfully fulfilling customer contracts and negatively impacting our business.

EPA has found in its recent greenhouse gas endangerment finding that global climate change would result in more severe and possibly more frequent adverse weather conditions. If this is the case, the above mentioned risks would be expected to increase in years ahead. For example, increased or more powerful weather events could result in damage to our shipping terminals and vessels and/or disrupt our or our customer’s operations.

The operation of our ocean-going vessels, towboats, barge fleet and terminal subjects us to marine disasters that may cause a loss of revenue and could damage our business reputation, which may in turn lead to loss of business.

The operation of our ocean-going vessels, our towboats, our barge fleet and our terminal entails certain inherent risks that may adversely affect our business and reputation, including events such as marine disasters, bad weather, mechanical failures, structural failures, human error, war, terrorism, piracy and other circumstances or events. All of these hazards can also result in death or injury to persons, loss of revenues or property, environmental and natural resources damage, higher insurance rates or loss of insurance cover, damage to our customer relationships that could limit our ability to successfully compete for charters, delay or rerouting, any of which could adversely affect our business. Further, if one of our vessels or other assets were involved in an accident involving an adverse environmental or natural resource impact, the resulting liabilities and potential negative media coverage, even if we were not a responsible party, could adversely affect our business.

Any of these circumstances or events could substantially increase our costs. The costs of replacing a vessel or barge, cleaning up a spill, restoring natural resources, or repairing equipment at the terminal could substantially lower our revenues and take vessels or barges out of operation permanently or for periods of time. For example, in July 2008, an oil spill by a third party on the Mississippi River caused a seven day delay in our transportation services. For certain commodities, such as grain, suspension in service not only means delivery delays but also much greater risk that the cargo is damaged or lost.

The involvement of our vessels or terminal in a disaster or delays in delivery or damages or loss of cargo may harm our reputation as a safe and reliable vessel operator and could cause us to lose business. If our vessels suffer damage, they may need to be repaired. The costs of repairs are unpredictable and can be substantial. We may have to pay repair costs that our insurance does not cover in full. The loss of revenue while vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease our earnings. In addition, space at repair facilities is sometimes limited and not all repair facilities are conveniently located. We may be unable to find space at a suitable repair facility or we may be forced to travel to a repair facility that is not conveniently located near our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant dry-docking facilities would adversely affect our results of operations.

Interruption or failure of our communications systems could impair our ability to effectively provide our integrated services, increase our operational costs and damage our reputation.

Our services rely on the continuing operation of our communications systems among UOS, UBL and UBT. Our systems are not fully redundant, and our disaster recovery planning does not account for all eventualities. The occurrence of a natural disaster or other unanticipated problems at our facilities could result in lengthy interruptions or delays in our services and damage our reputation as an integrated provider of services.

The aging infrastructure on the Inland Waterways may increase costs and disrupt our operations.

United Barge Line is fully dependent on the infrastructure of the Inland Waterways. Many of the dams and locks on the Inland Waterways were built early in the last century, and their age makes them costly to maintain and susceptible to unscheduled maintenance outages. Much of this infrastructure needs to be replaced, but federal government funding of the 50% share not funded through fuel user taxes on barge operators for new projects has historically been limited. In addition, although the current annual government funding levels are near the average anticipated annual need for the foreseeable future, these levels may not be sustained and a larger portion of infrastructure maintenance costs may be imposed on operators. The delays caused by malfunctioning dams and locks may increase our operating costs and delay the delivery of our cargoes. Moreover, increased diesel fuel user taxes could be imposed in the future to fund necessary infrastructure improvements, increasing our expenses. The current administration is proposing a “lockage fee” to replace the current fuel user tax. Such a fee would penalize us and others similarly situated that serve the northern portions of the Inland Waterways, particularly if the total funding expectation from the industry is increased and reallocated in this manner. We may not be able to recover increased fuel user taxes or such lockage fees through pricing increases. The current administration’s economic stimulus package may result in the closure or reduced capacity of dams and locks during upgrades or maintenance, which could cause operational inefficiency and interruption of service, and adversely affect our revenues.

An oversupply of U.S. marine transportation capacity may lead to reductions in freight rate, which would adversely affect our revenues.

The U.S. marine transportation industry, including our business, has previously suffered from an oversupply of capacity relative to demand for transportation services. Such oversupply may recur due to a variety of factors, including a drop in demand, overbuilding, delay in scrapping or extending useful lives through refurbishing of vessels approaching the end of their useful economic lives. If an oversupply of vessels were to persist, it could take several years before demand growth matches supply due to the variable nature of the U.S. marine transportation industry and the freight transportation industry in general, and the relatively long life of marine equipment. Such oversupply could decrease demand for our services and could lead to reductions in the freight rates that we are able to charge.

The U.S. marine transportation industry is highly competitive and increased competition could adversely affect our operations.

We operate in a highly competitive industry. In particular, competition is intense for barge freight transportation. The demand for dry cargo freight on the Inland Waterways is driven by the production volumes of dry bulk commodities transported by barge as well as the attractiveness of barging as a means of freight transportation. We compete with other carriers on the basis of commodity shipping rates, but also with respect to customer service, available routes, value-added services, information timeliness, quality of equipment, accessorial terms, freight payment terms, free days and demurrage days. The major operators in the dry-bulk segment include Ingram Barge Company, AEP River Operations, American Commercial Lines, American River Transportation and Crounse Corporation. Together, these competitors operated approximately 67% of dry cargo barges in 2008, while we operated approximately 4%. Increased competition in the future could result in a significant increase in available shipping capacity on the Inland Waterways and coastwise markets, which could create downward rate pressure for us or result in our loss of business. In United Ocean Services, we face competition from other U.S.-flag vessels with respect to our PL-480 spot contracts with the

U.S. Government. In addition, we face competition from other transportation sources, including rail and trucking.

Our failure to comply with government regulations affecting the U.S. marine transportation industry, or changes in these regulations, may cause us to incur significant expenses or affect our ability to operate.

As participants in the U.S. marine transportation industry, we are subject to various laws and regulations, including federal, state and local laws and regulations, all of which are subject to amendment or changes in interpretation. In addition, various governmental and quasi-governmental agencies require us, as vessel operators, to obtain and maintain permits, licenses and certificates and require routine inspections, monitoring, recordkeeping and reporting with respect to our vessels and operations. See “Business — Laws and Regulation — Environmental Regulation.” Any significant changes in laws or regulations affecting the U.S. marine transportation industry, or in the interpretation thereof, could cause us to incur significant expenses. Examples include new U.S. Environmental Protection Agency (“EPA”) regulations on marine diesel engine emissions and proposed Coast Guard ballast water discharge rules. Recently enacted regulations call for increased inspection of ocean-going towboats. The United States Coast Guard has been instructed in recent Congressional hearings to interpret the new regulations. These interpretations could result in vessel delays and significantly increased maintenance and upgrade costs for our fleet. Furthermore, failure to comply with current or future laws and regulations may result in the imposition of fines and/or restrictions or prohibitions on our ability to operate.

Though we work actively with regulators at all levels to avoid inordinate impairment of our operations, regulations and their interpretations may ultimately adversely affect the industry and our business. Regulations such as the Transportation Worker Identification Credential (“TWIC”) provisions of the Homeland Security legislation could have an impact on the ability of domestic ports to efficiently move cargoes. Our UOS crews are compliant and we anticipate that upcoming regulations will require all of our crews on the Inland Waterways to carry TWIC cards and while we are proactively working to assist our crews in obtaining such cards well in advance, the TWIC provisions or other regulations could ultimately slow our operations and increase our costs.

Our business would be adversely affected if we failed to comply with the Jones Act provisions on coastwise trade, or if those provisions were modified, repealed or waived.

We are subject to the Jones Act as well as other federal laws that restrict maritime transportation between points in the United States to vessels built and registered in the United States and owned and manned by U.S. citizens. To be eligible to operate a vessel under the Jones Act, the company that owns the vessel must be at least 75% owned by U.S. citizens at each tier of its ownership. The Jones Act therefore restricts foreign ownership interests in the entities that directly or indirectly own the vessels which we operate. If we did not comply with these restrictions, we would be prohibited from operating our vessels in the Inland Waterways and U.S. coastwise trade, and under certain circumstances we would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. trading rights for our vessels, fines or forfeiture of our vessels.

The Jones Act restrictions on the provision of maritime cabotage services are the subject of certain exceptions under certain international trade agreements, including the General Agreement on Trade in Services and the North American Free Trade Agreement. If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise altered, the transportation of maritime cargo between U.S. ports could be opened to foreign- flag or foreign- manufactured vessels.

In the past, interest groups have lobbied Congress to repeal the Jones Act to facilitate foreign flag competition for trades and cargoes currently reserved for U.S.-flag vessels under the Jones Act. We believe that interest groups may continue efforts to modify or repeal the Jones Act currently benefiting U.S.-flag vessels. If these efforts are successful, it could result in increased competition, which could adversely affect our business and operating results.

The Secretary of the Department of Homeland Security is vested with the authority and discretion to waive the coastwise laws to such extent and upon such terms as he may prescribe whenever he deems that such action is necessary in the interest of national defense. In response to the effects of Hurricanes Katrina and Rita, the Secretary of the Department of Homeland Security waived the coastwise laws generally for the transportation of petroleum products from September 1 to September 19, 2005 and from September 26 to October 24, 2005. In the past, the Secretary of the Department of Homeland Security has waived the coastwise laws generally for the transportation of petroleum released from the Strategic Petroleum Reserve undertaken in response to circumstances arising from major natural disasters.

Because foreign vessels generally have lower construction costs and generally operate at significantly lower costs than we do in U.S. markets, any waiver or repeal of the Jones Act or cargo preference could significantly increase competition in the coastwise trade, which could adversely affect our results of operations.

Global trade agreements, tariffs and subsidies could decrease the demand for imported and exported goods, adversely affecting the flow of import and export tonnage through the Port of New Orleans and the demand for our marine transportation services.

Our business is subject to market forces, and our success is dependent on market forces beyond our control, such as the overall demand for imported and exported goods we transport and store. The volume of goods imported to and from the United States is affected by subsidies or tariffs imposed by U.S. or foreign governments. Demand for U.S. grain exports may be affected by the actions of foreign governments and global or regional economic developments. Foreign subsidies and tariffs on agricultural products affect the pricing of and the demand for U.S. agricultural exports. U.S. and foreign trade agreements can also affect demand for U.S. agricultural exports as well as goods imported into the United States. Similarly, national and international embargoes of the agricultural products of the United States or other countries may affect demand for U.S. agricultural exports. Additionally, the strength or weakness of the U.S. dollar against foreign currencies can impact import and export demand. These events, all of which are beyond our control, could reduce the demand for our transportation and storage services.

Compliance with safety and other ocean-going vessel requirements imposed by classification societies may be very costly and may adversely affect our business.

Every large commercial ocean-going vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. All of our vessels that are required to be classed are certified as being “in class” by Det Norske Veritas or the American Bureau of Shipping. These classification societies are members of the International Association of Classification Societies.

A number of our ocean-going vessels must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our ocean-going vessels are on special survey cycles for hull inspection and on special survey or continuous survey cycles for machinery inspection. Our ocean-going vessels are also required to be dry-docked twice every five years for inspection of the underwater parts of such vessel. If a vessel in our fleet did not maintain its class and/or failed any annual survey, intermediate survey or special survey, it would be unemployable and unable to trade between ports. In addition, our vessels may be subject to delays resulting from inspections or violations of rules imposed by foreign governments and port state control entities (similar to our Coast Guard) when our vessels call in foreign ports. This would adversely affect our results of operations.

While we believe we are in compliance with worker health and safety regulations and we believe that coal, phosphate, petcoke, alumina and any of the other materials we ship are not highly toxic or significantly radioactive, we nonetheless are currently and may in the future be subject to lawsuits by workers claiming that the materials we ship are a health hazard.

We are currently and may in the future continue to be subject to lawsuits brought by workers claiming that the materials we ship or handle have exposed them to a health hazard. Among others, we ship coal, petcoke, alumina, phosphate, ammonium nitrate and other materials that may become airborne as particulates and be present in certain dusts. While we believe that the materials we ship have low health risks and we provide workers with personal protective equipment as required by law, our business and operating results could be adversely affected if any of the materials we ship are shown to be a health hazard or if an adverse ruling is rendered in any pending or future exposure cases involving materials that we handle or have handled in the past. See “Business — Laws and Regulation — Environmental Regulation.”

Failure to comply with laws and regulations, including environmental, health and safety regulations, could result in substantial penalties and changes to our operations, which could adversely affect the manner, cost or feasibility of doing business.

Our operations, facilities, properties and vessels are subject to extensive and evolving federal, state, local and foreign laws and regulations of the jurisdictions in which we operate. These laws pertain to air emissions; wastewater discharges; the handling and disposal of solid and hazardous materials and oil and oil-related products, hazardous substances and wastes; the investigation and remediation of contamination; and health, safety and the protection of the environment and natural resources. Some of these laws and regulations require us to obtain permits, which contain terms and conditions that impose limitations on our ability to emit and discharge hazardous materials into the environment and periodically may be subject to modification and renewal or revocation by issuing authorities. Failure to comply with these laws, regulations and permits may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of civil and criminal fines and penalties, the imposition of remedial obligations, assessment of monetary penalties and the issuance of injunctions limiting or preventing some or all of our operations. From time to time, our operations may not be in full compliance with applicable environmental laws or regulations or the terms and conditions of our permits. As a result, we are involved from time to time in administrative and legal proceedings related to environmental, health and safety matters and have in the past and will continue to incur costs and other expenditures relating to such matters. We are required on an ongoing basis to make expenditures in order to maintain compliance with existing and new environmental, health and safety requirements.

In addition to environmental laws that regulate our ongoing operations, we are also subject to environmental remediation liability. Under federal and state laws, we may be liable for the cost of investigation or remediation of contamination, natural resource damages or other damages as a result of the release or threatened release of hazardous substances or wastes or other pollutants into the environment at or by our facilities, properties or vessels, or as a result of our current or past operations, including facilities to which we have shipped wastes for disposal, recycling or treatment, regardless of when the release of hazardous substances occurred or the lawfulness of the activities giving rise to the release. These laws, such as the federal Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”) and the Oil Pollution Act of 1990 (“OPA 90”), typically impose liability and cleanup responsibility without regard to fault or whether the owner or operator knew of or caused the release or threatened release. Under some circumstances, even if more than one person may be liable for the release or threatened release, each person covered by the environmental laws may be held wholly responsible for all of the cleanup costs and damages. Under the environmental cleanup laws of states in which we operate, such as Illinois and Louisiana, if state governmental authorities conduct a cleanup of our property at their expense, they could also impose a lien for the amount of such cleanup costs that supersedes all other liens on such property (a so-called “superlien”). In addition, third parties may sue the owner or operator of a site or vessel for damage based on personal injury, property damage, natural resource damages or other costs and cleanup costs, resulting from environmental contamination.

Under OPA 90, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including the 200-mile exclusive economic zone around the United States. Additionally, an oil spill could result in significant additional liability, including fines, penalties, criminal liability and costs for natural resource damages. The potential for these releases could increase as we increase our fleet capacity and as our fleet ages. Most states bordering on a navigable waterway have enacted legislation providing for potentially unlimited liability for the discharge of pollutants within their waters.

Cash expenditures required to comply with applicable environmental laws or to pay for any remediation efforts in excess of such reserves or insurance may result in charges to earnings. We may incur future costs related to environmental issues, and any significant additional costs could adversely affect our financial condition. The potential for contamination exists at our current or former sites, based on historical uses of those sites. We currently are not undertaking any remediation or investigations. Our costs or liability in connection with potential contamination conditions at our facilities cannot be predicted at this time because the potential existence of contamination has not been fully investigated or not enough is known about potential environmental conditions or likely remedial requirements. In addition, there may be environmental conditions currently unknown to us relating to our prior, existing or future sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired which could have a material adverse effect on our business. The modification of existing laws or regulations or the promulgation of new laws or regulations, more vigorous enforcement by regulators, the imposition of joint and several liability under CERCLA or analogous state laws or OPA 90, and other unanticipated events could also result in a material adverse effect.

Increasingly stringent federal, state, local and foreign laws and regulations governing worker health and safety and the manning, construction and operation of vessels significantly affect our operations. Many aspects of the marine industry are subject to extensive governmental regulation by the United States Coast Guard, the National Transportation Safety Board and the United States Customs Service, and their foreign equivalents, and to regulation by private industry organizations such as the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards, while the Customs Service is authorized to inspect vessels at will. Our operations are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment, increased manning, or operational changes. While we endeavor to comply with all applicable laws, we might not and our failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions, imposition of remedial obligations or the suspension or termination of our operations. Some environmental laws impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, including charterers. Moreover, these laws and regulations are subject to change, which could result in more comprehensive and stringent requirements that substantially increase our operational and compliance costs that we may not be able to pass along to our customers. Any changes in laws, regulations or standards that would impose additional requirements or restrictions could adversely affect our financial condition and results of operations. For example, anticipated regulations regarding ballast water management and new regulations regarding reduced air emissions from marine diesel engines could result in us making significant capital expenditures over the next three to five years in order to upgrade our vessels accordingly. While we cannot presently estimate such expenditures with certainty, there could be no assurances that the expenditures would not be material. See “Business — Laws and Regulation — Other Environmental Initiatives; Air Emissions; Greenhouse Gas Regulations.”

We are also subject to the Merchant Marine Act of 1936, which provides that during a national emergency or a threat to the security of the national defense and upon proclamation by the President of the United States, the Secretary of Transportation may requisition for use or purchase any vessel or other watercraft owned by United States citizens (which includes United States limited liability companies), including vessels under construction in the United States. If one of our vessels were purchased or requisitioned for use by the federal government under this law, we would be entitled to be paid the fair market value of the vessel in the case of a purchase or, in the case of a requisition, the fair market value of charter hire. However, if one of our tugs is requisitioned or purchased and its associated barge is left idle, we would not be entitled to receive any compensation for the lost revenues resulting from the idled barge. We would also not be entitled to be compensated for any consequential damages we suffer as a result of the requisition or purchase of any of our vessels. The purchase or the requisition for an extended period of time of one or more of our vessels could adversely affect our results of operations and financial condition.

We are subject to, and may in the future be subject to, disputes or legal or other proceedings that could involve significant expenditures by us.

The nature of our business exposes us to the potential for disputes or legal or other proceedings from time to time relating to labor and employment matters, personal injury and property damage, product liability matters, environmental matters, tax matters, contract disputes and other matters. Specifically, as a vessel owner/operator, we are subject to claims related to collisions, allisions, pollution damage, cargo loss or damage, or personal injuries or illnesses. For example, we are from time to time and may in the future be subject to lawsuits in which workers allege exposure to materials that we ship or component materials within our vessels. See “Business — Laws and Regulation — Environmental Regulation.” These disputes, individually or collectively, could affect our business by distracting our management from the operation of our business. If these disputes develop into proceedings, these proceedings, individually or collectively, could involve significant expenditures. We are named as a defendant in certain lawsuits and we are in receipt of other claims and we cannot predict the outcome of such litigation which may result in the imposition of significant liability.

Our crews and ships are sometimes subjected to safety risk through our work for U.S. cargo preference programs, including acts of piracy.

Our shipping work under the U.S. Cargo Preference program takes our vessels to ports of call that may be experiencing regional political instability or violence. Our ports of call in the past have included locations such as North Korea and Djibouti. Despite our precautions, including providing vessels traveling to unstable ports with armed security, communicating with various U.S. security agencies and obtaining military clearances, our crews may suffer harm or our vessels may be subject to damage or piracy while traveling to politically unstable ports of call.

Acts of piracy on ocean-going vessels have increased recently in frequency and magnitude, which could adversely affect our business. The shipping industry has historically been affected by acts of piracy in regions such as the South China Sea and the Gulf of Aden. In 2008, acts of piracy increased significantly, particularly off the coast of Somalia in the Gulf of Aden. One of the most significant examples of the increase in piracy came in November 2008 when the M/V Sirius Star, a crude oil tanker which was not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth approximately $100 million. If we were subject to piracy, crew costs, including those due to employing onboard security guards, could increase in such circumstances. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Also, our integrated tug-barge units are slow moving and low to the water, which makes them vulnerable to pirate attacks and restricts our ability to bid on PL-480 charters to high risk destinations.

Our vessels could be subject to seizure through maritime arrest.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay whatever amount may be required to have the arrest lifted. In many jurisdictions, a maritime lien holder may enforce its lien by arresting the vessel or, under the “sister ship” theory of liability followed in some jurisdictions, arrest the vessel that is subject to the claimant’s maritime lien or any other vessel owned or controlled by the same owner. The maritime arrest or any other seizure of one or more of our vessels could interrupt our operations, reducing related revenue earnings, and may require us to pay large sums of money to have the arrest lifted.

Risks Related to Our Indebtedness, Including the Notes

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We now have a substantial amount of debt, which requires significant interest and principal payments. As of March 31, 2010, we had approximately $260.0 million of total debt outstanding. Subject to the limits contained in the indenture governing the notes and the New Credit Facility, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

We may be unable to service our indebtedness, including the notes.

Our ability to make scheduled payments on and to refinance our indebtedness, including the notes, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors, including the availability of financing in the banking and capital markets as well as the other risks described herein. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the notes, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture governing the notes and the New Credit Facility do not fully prohibit us from doing so. The New Credit Facility provides for up to $135.0 million of borrowing capacity, of which $60.0 million had been borrowed as of March 31, 2010. Borrowings under the New Credit Facility are effectively senior to the notes to the extent of the value of the assets securing such indebtedness. We may also incur other additional indebtedness secured by liens that rank equally with those securing the notes, in which case, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with our insolvency, liquidation, reorganization, dissolution or other winding-up. If we incur additional indebtedness, including under the New Credit Facility, the related risks that we now face would intensify and could further exacerbate the risks associated with our substantial leverage.

We face the risk of breaching covenants in the New Credit Facility and other future financings and may not be able to comply with certain incurrence tests in the indenture governing the notes.

The New Credit Facility contains financial covenants that are applicable upon an event of default or a lack of availability under the borrowing base formula. These covenants include, among others, the maintenance of (i) the ratio of debt to EBITDA and (ii) the ratio of EBITDA and certain capital expenditures to fixed charges. Our ability to meet the covenants can be affected by various risks, uncertainties and events beyond our control, and we cannot provide assurance that we will meet those tests. Failure to comply with any of the covenants in the New Credit Facility or in any future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indenture governing the notes.

Upon the occurrence of an event of default under the New Credit Facility, all amounts outstanding can be declared immediately due and payable and all commitments to extend further credit may be terminated. Such acceleration of repayment under the New Credit Facility would result in an event of default under the notes. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our ability to repay borrowings under the New Credit Facility and our obligations under the notes.

A significant portion of our borrowings are tied to floating interest rates which may expose us to higher interest payments should interest rates increase substantially.

At March 31, 2010, we had approximately $60.0 million of floating rate debt outstanding, which represents the initial outstanding balance under the New Credit Facility. Each 100 basis point increase above the interest rate in effect at March 31, 2010 would increase our cash interest expense by approximately $0.6 million.

The indenture governing the notes and the New Credit Facility impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The New Credit Facility and the indenture governing the notes impose significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

•	incur additional indebtedness or enter into sale and leaseback obligations;

•	pay dividends or certain other distributions on our capital stock or repurchase our capital stock other than allowed under the indenture;

•	make certain investments or other restricted payments;

•	place restrictions on the ability of subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with stockholders or affiliates;

•	sell certain assets or merge with or into other companies;

•	guarantee indebtedness; and

•	create liens.

Also, the New Credit Facility requires us to meet certain minimum availability levels. We may not be able to maintain these levels and if we fail to be in compliance with these tests, we may not be able to borrow the full amount available under the New Credit Facility, which could make it difficult for us to operate our business.

As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the indenture governing the notes or under the New Credit Facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable.

We may not be able to finance a change of control or excess cash flow offer required by the indenture.

Upon the occurrence of certain kinds of change of control events or our accumulation of certain levels of excess cash flow, we will be required to offer to repurchase outstanding notes or existing notes at 101% or 100%, respectively, of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the relevant time to make the required repurchase of notes or that restrictions in our New Credit Facility will not allow such repurchases. Our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes which, in turn, would constitute a default under the New Credit Facility. In addition, the occurrence of a change of control would also constitute an event of default under the New Credit Facility. A default under the New Credit Facility would result in a default under the indenture if the lenders accelerate the debt under the New Credit Facility.

Moreover, the New Credit Facility restricts, and any other future indebtedness we incur may restrict, our ability to repurchase the notes, including following a change of control or excess cash flow event. As a result, following a change of control or excess cash flow event, we would not be able to repurchase notes unless we first repay all indebtedness outstanding under the New Credit Facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding or existing notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the notes. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Other secured indebtedness, including indebtedness under the New Credit Facility, which is secured by certain assets of the borrowers and the guarantors thereunder on a first priority basis, are effectively senior to the notes.

Obligations under the New Credit Facility are secured by a first priority lien on substantially all the assets of the borrowers and guarantors thereunder. The notes and the related guarantees are secured by a second priority lien in the collateral securing indebtedness under the New Credit Facility. Any rights to payment and claims by the holders of the notes are, therefore, effectively junior to any rights to payment or claims by our creditors under the New Credit Facility with respect to distributions of such collateral. Only when our obligations under the New Credit Facility are satisfied in full will the proceeds of those assets, subject to other permitted liens, be used to satisfy the obligations under the notes and guarantees. In addition, the indenture permits us to incur additional indebtedness secured by a lien that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes. As of March 31, 2010 we had $200 million of long-term second priority senior secured indebtedness and we had an additional approximately $60.0 million of additional borrowings outstanding under the New Credit Facility, with another $68.3 million available after giving consideration to borrowing base limitations, at that date.

The value of the collateral securing the notes may not be sufficient to satisfy all our obligations under the notes.

Obligations under the notes are secured by a second priority lien on substantially all of the assets of the issuer and guarantors that secure our obligations under the New Credit Facility, including equipment, our vessels, certain owned real property interests and all present and future shares of capital stock or other equity interests of our and each guarantor’s directly owned domestic subsidiaries and 65% of the present and future shares of capital stock or other equity interests of each of the guarantors’ directly owned foreign subsidiaries, in each case subject to certain exceptions and customary permitted liens. No appraisals of our real estate collateral have been prepared in connection with the offering of the notes, and the appraisal value of the fleet may be less than the realizable value of the fleet. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain. In addition, if we were to attempt to sell U.S.-flagged vessels to a foreign owner, we would need permission of Marad to reflag the vessel as foreign. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under first priority claims.

We may not have liens perfected on all of the collateral securing the notes prior to the closing of the exchange offer. Although the indenture contains a covenant requiring us to use commercially reasonable efforts to perfect the liens on certain of our assets promptly following the issue date of the notes, no assurance can be given that such liens will be perfected on a timely basis. With respect to our leased real property, although the terms of the indenture require us to use commercially reasonable efforts to obtain landlord waivers for such properties to the extent such waivers have been obtained for the benefit of the lenders under the New Credit Facility, there can be no assurance that we will be able to obtain such waivers. As a result, in the event of a foreclosure under the indenture, the collateral agent may be unable to enter those premises and holders of the notes may be unable to realize any value from such leases. With respect to certain of our owned real property, we may not obtain title insurance or legal opinions with respect to the mortgages securing the notes offered hereby. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to foreclose on the collateral.

As a result of the foregoing, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. With respect to some of the collateral, the collateral agent’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

The appraisal value of the fleet may not reflect the realizable value of the fleet in the event of the sale of the fleet.

Certain of our marine assets, including towboats, inland barges and ocean-going vessels, were appraised by an independent third party national appraisal firm as of November 2009 to have a fair market valuation of

$317.4 million. This appraisal was based on representative sample inspections, review of the information available and research, completed in November of 2009, and was updated based on a desktop appraisal of the fleet comprised of various valuation methods, including the cost and sales comparison, which were performed without on-board inspections. The assumptions and methodologies used by the independent third party company may differ from the assumptions and methodologies used by other appraisal companies, which could produce different values for the fleet. Additionally, an appraisal is only an estimate of value and is not necessarily an accurate indication of the value of the fleet in the event of a sale, which depends on market and economic conditions, the availability of buyers, the condition of the fleet and other similar factors.

The terms of the indenture and the intercreditor agreement permit, without the consent of holders of notes, various releases of the collateral securing the notes and subsidiary guarantees, which could be adverse to holders of notes.

The lenders under the New Credit Facility control all remedies or other actions related to the collateral securing the notes. In addition, if the lenders under the New Credit Facility release the liens securing the obligations thereunder in connection with an enforcement action, then, under the terms of the intercreditor agreement, the holders of the notes will be deemed to have given approval for the release of the second priority liens on such assets securing the notes. Additionally, the indenture and the security documents for the notes provide that the liens securing the notes on any item of collateral will be automatically released in the event that the Company or any guarantor sells or otherwise disposes of such collateral in a transaction otherwise permitted by the indenture. Accordingly, substantial collateral may be released automatically without consent of the holders of the notes or the trustee under the indenture governing the notes. See “Description of Notes — Security” and “— Intercreditor Agreement.”

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the Notes will automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees are secured by a pledge of the stock of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents securing the notes provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time). As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the Notes — Security.”

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The trustee or the collateral agent may not monitor, or we may not inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees. In addition, we may not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”) if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of the Notes.”

Pledges of equity interests of certain of our foreign subsidiaries may not be enforceable under the laws of the jurisdictions where such foreign subsidiaries are organized.

Part of the security for the repayment of the notes consists of a pledge of up to 65% of the equity interests of foreign subsidiaries that may be owned by us and the guarantors in the future. Although such pledges of equity interests will be granted under United States security documents, many foreign jurisdictions may not recognize such security interests as being enforceable. Consequently, the collateral agent may be unable to exercise remedies against the equity interests of the guarantors and our foreign subsidiaries.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings and holders of notes may not be entitled to post-petition interest in any bankruptcy proceeding.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Holders of notes who take possession of vessels through a foreclosure proceeding will be subject to certain citizenship requirements under federal cabotage law for vessels operating in the coastwise trade in the United States.

Under U.S. law, owners of vessels operating in the coastwise trade of the United States must meet certain U.S. citizenship requirements, which include having 75% of their equity interests owned and controlled by U.S. citizens. While mortgagees of these vessels are not required to be U.S. citizens, if a mortgagee becomes an owner of coastwise vessels through a foreclosure proceeding, the mortgagee must meet the citizenship tests if it wants to either operate the vessels or enter into an arrangement with another person to operate the vessels on its behalf. If a mortgagee does not qualify as a United States citizen for the purpose of operating vessels in the coastwise trade, the mortgagee is only entitled to hold the vessels for resale and the vessels may not be used pending such sale. There is an exception to this requirement for passive owners who meet certain minimal citizenship and other requirements if they bareboat charter their vessels for a period of at least three years to persons who are coastwise citizens.

To the extent the foregoing restrictions are applicable to certain holders of notes, the ability of all holders, as a group, to take possession of, and realize value from, vessels in a foreclosure proceeding may be limited.

The presence of conditions impacting title to the real properties that are intended to constitute collateral for the notes has not been independently verified by current surveys.

We are not required to provide current surveys with respect to our owned real properties that are intended to constitute collateral for the notes at the time of the consummation of this offering. As a result, there will be no independent verification that, among other things, (i) the legal descriptions attached to the mortgages accurately describe the real property intended to be mortgaged as security for the notes and, therefore, the mortgages may not encumber the real property intended to be mortgaged and (ii) no easements, encroachments, encumbrances, rights of way, adverse possession claims, zoning or other restrictions exist with respect to such real properties which could result in a material adverse effect on the value or utility of such real properties.

The assets of our subsidiaries that are not guarantors will be subject to prior claims by creditors of those subsidiaries.

You will not have a claim as a creditor against our subsidiaries that are not guarantors of the notes. Our existing and future foreign and certain domestic subsidiaries will not guarantee the notes. Therefore, the assets of our non-guarantor subsidiaries will be subject to prior claims by creditors of those subsidiaries, whether secured or unsecured. Unrestricted subsidiaries under the indenture are also not subject to the covenants in the indenture. The indenture permits our restricted subsidiaries that are not guarantors of the notes to incur significant debt. See “Description of the Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

The notes and the guarantees could be deemed fraudulent conveyances under certain circumstances and a court may try to subordinate or void them.

Under the fraudulent conveyance statutes, if a court were to find that, at the time the notes were issued:

•	we issued the notes with the intent to hinder, delay or defraud any present or future creditor; or

•	we contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	we did not receive fair consideration or reasonably equivalent value for issuing the notes and, at the time we issued the notes, we:

• were insolvent or became insolvent as a result of issuing the notes;

• were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital; or

• intended to incur, or believed that we would incur, debts beyond our ability to pay those debts as they matured (as all of the foregoing terms are defined or interpreted under the relevant fraudulent transfer or conveyance statutes);

the court could void or subordinate the obligations evidenced by the notes. The opinions of counsel relating to the matters described immediately above in connection with the offering of the notes and any opinions of counsel received in connection with the issuance of the notes will specifically exclude fraudulent conveyance considerations. On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the indebtedness incurred in the offering of the initial notes and the application of the proceeds therefrom, we are not insolvent, we are neither engaged nor about to engage in a business or transaction for which our remaining assets constitute unreasonably small capital, and we do not intend to incur, or believe that we will incur, obligations beyond our ability to pay as those obligations mature. We cannot predict what standard a court would apply in making such determinations or whether that court would agree with our conclusions in this regard.

The amount that can be collected under the guarantees will be limited.

Each of the guarantees will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the guarantee, as it relates to that guarantor, voidable. See “— The notes and the guarantees could be deemed fraudulent conveyances under certain circumstances and a court may try to subordinate or void them.” In general, the maximum amount that can be guaranteed by a particular guarantor may be significantly less than the principal amount of the notes.

An active trading market for the exchange notes may not develop, and the absence of an active trading market and other factors may adversely impact the price of the exchange notes.

The exchange notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. To the extent that an active trading market does not develop, the liquidity and trading prices for the exchange notes may be adversely affected. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, our performance and other factors. In addition, a downgrade of our credit ratings by any credit rating agencies could impact the price at which the exchange notes trade. Our credit ratings will be subject to regular review. We have no plans to list the exchange notes on a securities exchange. We have been advised by the initial purchasers that they presently intend to make a market in the exchange notes. However, the initial purchasers are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers cease to act as market maker for the exchange notes, we cannot assure you that another firm or person will make a market in the exchange notes. The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. An active or liquid trading market for the exchange notes may not develop.

The trading price of the notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Any such disruptions could adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from the initial offering price of the notes, depending on the prevailing interest rates, the market for similar notes, our performance and other factors, many of which are beyond our control.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than expected. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline. These ratings may also affect our ability to raise debt. Any downgrading of the notes or our debt may affect the cost and terms and conditions of our financings.

You should not expect Finance Corp. to participate in making payments on the notes.

Finance Corp. is a wholly owned subsidiary of United Maritime Group, LLC that was incorporated to accommodate the issuance of the notes by United Maritime Group, LLC. Finance Corp. will not have any operations or assets of any kind and will not have any revenue other than as may be incidental to its activities as a co-issuer of the notes. You should not expect Finance Corp. to participate in servicing any of the obligations on the notes.

Risks Associated with the Exchange Offer

You may not be able to sell your initial notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your initial notes for exchange notes in the exchange offer, your initial notes will continue to be subject to the restrictions on transfer as stated in the legends on the initial notes. In general, you may not offer, sell or otherwise transfer the initial notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Currently, we do not anticipate that we will register the initial notes under the Securities Act. Except for limited instances involving the initial purchaser or holders of initial notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the initial notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, additional interest will not be payable on your initial notes.

Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that initial notes are exchanged in the exchange offer, the trading market for the initial notes that remain outstanding may be significantly more limited. As a result, the liquidity of the initial notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for initial notes will depend upon a number of factors, including the number of holders of initial notes remaining outstanding and the interest of securities firms in maintaining a market in the initial notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for initial notes that are not exchanged in the exchange offer may be affected adversely to the extent that initial notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the initial notes that are not exchanged more volatile.

There are state securities law restrictions on the resale of the exchange notes.

In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. Currently, we do not intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Some holders who exchange their initial notes may be deemed to be underwriters.

If you exchange your initial notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your initial notes for exchange if you fail to follow the exchange offer procedures and, as a result, your initial notes will continue to be subject to existing transfer restrictions and you may not be able to sell your initial notes.

We will issue exchange notes as part of the exchange offer only after a timely receipt of your initial notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your initial notes, please allow sufficient time to ensure timely delivery. If we do not receive your initial notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your initial notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of initial notes for exchange. If there are defects or irregularities with respect to your tender of initial notes, we will not accept your initial notes for exchange. See “The Exchange Offer.”

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On December 22, 2009, we sold the initial notes in a transaction exempt from registration under the Securities Act. Accordingly, the initial notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to the registration rights agreement entered into with the initial purchasers of the initial notes, we and the guarantors agreed, for the benefit of holders of the initial notes, to use our commercially reasonable efforts to:

•	no later than 150 days after the original issue date of the initial notes, or May 21, 2010, file a registration statement with the SEC with respect to a registered offer to exchange the initial notes for exchange notes that will be issued under the same indenture, in the same aggregate principal amount as and with terms that are substantially identical in all material respects to the original notes, except that they will not contain terms with respect to transfer restrictions and use commercially reasonable efforts to cause the registration statement to become effective promptly after the filing of the registration statement, but in no event later than 240 days after the original issue date, or August 19, 2010;

•	have the exchange offer registration statement remain effective under the Securities Act until the consummation of the exchange offer; and

•	within 30 business days of effectiveness of the registration statement use commercially reasonable efforts to commence the exchange offer by mailing a copy of the prospectus to the holders of notes and keep the exchange offer open for not less than 20 business days after the date notice thereof is mailed to the holders.

For each initial note tendered to us pursuant to the exchange offer, we will issue to the holder of such initial note an exchange note having a principal amount at maturity equal to that of the surrendered initial note. Interest on each exchange note will accrue:

(1) from the later of:

• the last interest payment date on which interest was paid on the note surrendered in exchange therefore; or

• if the note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date; or

(2) if no interest has been paid on such note, from the original issue date.

Under existing SEC interpretations, contained in several no-action letters to third parties, the exchange notes (and the related guarantees) will be freely transferable by holders (other than affiliates of the issuer) after the exchange offer free of any covenant regarding registration under the Securities Act; provided, however, that each holder that wishes to exchange its initial notes for exchange notes will be required to represent:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that at the time of the commencement and consummation of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

•	that it is not our “affiliate” (as defined in Rule 405 promulgated under the Securities Act);

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•	if such holder is a broker-dealer, or a participating broker-dealer, that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes.

The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the exchange notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, we have agreed to furnish upon written request, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers for use in connection with any resale of exchange notes.

Shelf Registration Statement

In the event that:

(1) prior to the consummation of the exchange offer, the holder or holders of a majority in aggregate principal amount of initial notes determines in its or their reasonable judgment and notifies us in writing that the exchange notes would not, upon receipt, be transferred by the holders thereof without restriction under the Securities Act and without material restrictions under applicable blue sky or state securities laws;

(2) changes in SEC policy do not permit us to effect the exchange offer;

(3) for any reason the exchange offer is not completed on or prior to August 19, 2010; or

(4) with respect to any holder of initial notes, (i) such holder is prohibited by applicable law or SEC policy from participating in the exchange offer, (ii) such holder may not sell the exchange notes without restriction under state or federal laws or (iii) such holder is a broker-dealer and holds initial notes acquired directly from us or one of our affiliates, upon such holder’s request, which must be delivered no later than the 180th day following consummation of the exchange offer;

then in each case, we will, at our sole expense, (a) as soon as practicable, but, in no event later than 30 days after such filing obligation arises, file a shelf registration statement covering resales of the initial notes (the “Shelf Registration Statement”), (b) use our commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC promptly as practicable, but in any event on or before the 150th day after such filing obligation arises and (c) keep effective the Shelf Registration Statement until the earlier of two years after the effective date of the Shelf Registration Statement or such time as all of the applicable notes have been sold thereunder.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the initial notes. A holder selling such initial notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Additional Interest

If we fail to meet the obligations listed above, then additional interest (the “Additional Interest”), shall become payable in respect of the initial notes as follows:

(1) if (A) neither the exchange offer registration statement nor the Shelf Registration Statement is filed with the SEC on or before May 21, 2010, in the case of the exchange offer registration statement, 30 days after such filing obligation arises, in the case of the Shelf Registration Statement, (B) neither the exchange offer registration statement nor the Shelf Registration Statement have been declared effective by the SEC on or before August 19, 2010, or (C) we have not exchanged exchange notes for all notes validly tendered in accordance with the exchange offer on or prior to 30 business days after the effectiveness date, the exchange offer registration statement is filed and declared effective by the SEC and thereafter ceases to be effective prior to the consummation of the exchange offer, if applicable, the Shelf Registration Statement is filed and declared effective by the SEC and thereafter ceases to be effective prior to the consummation of the exchange offer and is not declared effective again within 30 days or pending the announcement of a material corporate transaction, or we issue a notice that the exchange offer registration statement or Shelf Registration Statement is unusable and all such notices in the aggregate exceed 120 days or 30 days consecutively where the Shelf Registration Statement is unusable or 15 days aggregate where the exchange registration statement is unusable (each a “Registration Default”), then during the 90-day period immediately following the occurrence of any Registration Default, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum, such Additional Interest increasing by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, but in no event shall such Additional Interest exceed 1.00% per annum. Any amounts of Additional Interest that have accrued as described above will be payable in cash on the same original interest payment dates as the notes.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date. The expiration date is   p.m., New York City time, on          , 2010, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to Wells Fargo Bank, National Association, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all initial notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

•	terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under “— Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the initial notes promptly. Unless we terminate the exchange offer prior to   p.m., New York City time, on the expiration date, we will exchange the exchange notes for the initial notes on the exchange date.

If we waive any material condition to the exchange offer, or amend the exchange offer in any material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of initial notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of initial notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of outstanding initial notes, provided that no notes of $2,000 or less shall be accepted in part. We will accept for exchange any and all initial notes that are validly tendered on or before   p.m., New York City time, on the expiration date. Tenders of the initial notes may be withdrawn at any time before   p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under “— Conditions of the Exchange Offer.” Initial notes may be tendered only in multiples of $1,000, provided that no notes of $2,000 or less shall be accepted in part. Holders of initial notes may tender less than the aggregate principal amount represented by their initial notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered initial notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

As of          , $200 million in aggregate principal amount of the initial senior secured notes are outstanding. Solely for reasons of administration, we have fixed the close of business on           as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the initial notes, or the holder’s legal representative or attorney-in-fact, whose ownership is reflected in the records of Wells Fargo Bank, National Association, as registrar, or whose initial notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the initial notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes is our “affiliate,” as defined in Rule 405 under the Securities Act.

We will be deemed to have accepted validly tendered initial notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes and for purposes of receiving the exchange notes from us. If any tendered initial notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted initial notes will be returned, without expense, to the tendering holder promptly after the expiration date.

Holders of initial notes do not have appraisal or dissenters’ rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, provided that the instructions in the letter of transmittal are followed, transfer taxes with respect to the exchange of initial notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See “— Solicitation of Tender; Expenses” for more information about the costs of the exchange offer.

We do not make any recommendation to holders of initial notes as to whether to tender any of their initial notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of initial notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of initial notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to Tender

The tender to us of initial notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures.  A holder of an initial note may tender the same by (i) properly completing and signing the applicable letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the initial notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to herein as a Book-Entry Confirmation, pursuant to the procedure described below), to the exchange agent at its address set forth on the inside back cover of this prospectus on or prior to the expiration date or (ii) complying with the guaranteed delivery procedures described below.

If tendered initial notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefore are to be issued (and any untendered initial notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered initial notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to herein as an Eligible Institution, that is a member of a recognized signature guarantee medallion program, which we refer to herein as an Eligible Program, within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or initial notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the initial notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender initial notes should contact such holder promptly and instruct such holder to tender initial notes on such beneficial owner’s behalf. If such beneficial owner wishes to tender such initial notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such initial notes, either make appropriate arrangements to register ownership of the initial notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Book-Entry Transfer.  The exchange agent will make a request to establish an account with respect to the initial notes at The Depository Trust Company, which we refer to herein as the Book-Entry Transfer Facility, for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry deliver of initial notes by causing the Book-Entry Transfer Facility to transfer such initial notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address specified on the inside back cover page of this prospectus on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of initial notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Guaranteed Delivery Procedures.  If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or initial notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed on the inside back cover of this prospectus on or prior to the expiration date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the initial notes are registered, the principal amount of the initial notes and, if possible, the certificate numbers of the initial notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the original notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless initial notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the initial notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for initial notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered initial notes (or a timely Book-Entry Confirmation).

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of initial notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letters of Transmittal

The letters of transmittal contain, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering initial notes for exchange, whom we refer to herein as the “Transferor”, exchanges, assigns and transfers the initial notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor’s agent and attorney-in-fact to cause the initial notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the initial notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered initial notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered initial notes. The Transferor further agrees that acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange herefore shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal Rights

Initial notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the inside back cover of this prospectus. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered the initial notes to be withdrawn, the certificate numbers of the initial notes to be withdrawn, the principal amount of initial notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such initial notes exchanged, and the name of the registered holder of such initial notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the initial notes being withdrawn. The exchange agent will return the properly withdrawn initial notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of initial notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered initial notes when, as and if we have given written notice thereof to the exchange agent.

The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving exchange notes from us and causing the initial notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted initial notes will be made by the exchange agent promptly after acceptance of the tendered initial notes. Initial notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of initial notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged initial notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding initial notes. We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

•	any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939;

•	there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

•	a Material Adverse Change shall have occurred in our business, condition, operations or prospects. A material adverse change is when (i) the Company or the Subsidiaries has incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to the Company and the Subsidiaries, or has entered into any transactions not in the ordinary course of business, (ii) there has been any material decrease in the capital stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of the Company or the Subsidiaries, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company or the Subsidiaries and (iii) there has been any material adverse change in the properties, business, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole (each of clauses (i), (ii) and (iii), a “Material Adverse Change”).

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the inside back cover page of this prospectus. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of initial notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of initial notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

You will not have appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

The exchange of initial notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See “Certain United States Federal Income Tax Consequences.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the initial notes. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer. The costs of the exchange offer will be expensed as incurred.

Other

Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered initial notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the initial notes and the registration rights agreement. Holders of the initial notes who do not tender their initial notes in the exchange offer will continue to hold such initial notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except for any terms of the registration rights agreement, which by its terms, terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of the Exchange Notes.” All untendered initial notes will continue to be subject to the restriction on transfer set forth in the indenture. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes not tendered and accepted in the exchange offer could be adversely affected. See “Risk Factors — Risks Associated with the Exchange Offer — Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.”

We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any initial notes that are not tendered in the exchange offer.

Use of Proceeds

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

Capitalization

The following table sets forth our cash and total capitalization as of March 31, 2010. This table should be read in conjunction with the sections entitled “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements of us and our predecessor and related notes appearing elsewhere in this prospectus.

As of
March 31,
2010
Actual
($ in millions)

Cash	$3.4

Total debt:
New Credit Facility	$60.0
Notes	200.0

Total debt	260.0
Total member’s equity	150.7

Total capitalization	$410.7

Selected Historical Consolidated Financial Data

The following tables set forth our and our predecessor’s selected historical consolidated financial data as of the dates and for the periods indicated. The data as of and for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements for such periods, which, in the case of our audited consolidated financial statements as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009, are included elsewhere in this prospectus. You should read the information set forth below in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Our selected historical consolidated statements of operations data for the three months ended March 31, 2009 and March 31, 2010 and the selected historical consolidated balance sheet data as of March 31, 2010 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations, financial position and cash flows. The results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the entire year.

Predecessor	Successor
Period from	Period from	Three Months	Three Months
Year Ended	Year Ended	January 1 to	December 4 to	Year Ended	Year Ended	Ended	Ended
December 31,	December 31,	December 3,	December 31,	December 31,	December 31,	March 31,	March 31,
2005	2006	2007	2007	2008	2009	2009	2010

Statement of Operations:
Revenue:	$278,187	$308,575	$290,295	$28,487	$371,583	$296,321	$76,997	$76,865
Operating expenses	192,596	222,033	203,812	19,352	259,216	196,401	49,941	54,107
Administrative and general	32,142	30,025	32,195	2,673	37,101	34,221	7,772	8,609
Depreciation and amortization	21,209	21,891	21,072	3,319	43,089	44,535	10,702	11,319
(Gain) loss on sale of assets	(1,541)	(3,136)	(2,531)	5	(430)	(41)	15	(85)

Operating income	33,781	37,762	35,747	3,138	32,607	21,205	8,567	2,915
Other income	—	723	1,145	20	2,639	(6,913)	(1,982)	36
Equity in (loss) earnings of unconsolidated affiliate	(279)	(294)	55	(13)	(4)	(526)	6	(132)
Interest expense	5,123	4,499	4,813	2,596	29,297	40,940	6,456	7,245

Income (loss) before tax provision	28,379	33,692	32,134	549	5,945	(27,174)	135	(4,426)
Tax provision	8,157	10,915	7,838	—	10	27	—	—

Net income	$20,222	$22,777	$24,296	$549	$5,935	$(27,201)	$135	$(4,426)

Balance sheet and data (at end of period):
Cash	$451	$1,333	$11,639	$11,616	$11,631	$23,097	$3,418
Total receivables	117,401	138,538	42,596	44,536	32,641	27,642	29,052
Working capital(a)	94,950	(9,360)	30,953	41,359	43,664	43,408	31,283
Property and equipment, net	155,718	147,068	410,998	389,414	363,556	383,881	354,750
Total assets	320,705	332,965	525,987	504,059	467,899	495,918	451,997
Long-term debt, including current portion	111,583	112,933	305,000	293,924	280,125	288,676	260,022
Stockholders’/Member’s equity	96,832	83,742	172,238	164,246	154,895	164,545	150,677
Other Data:
Net cash provided by (used in) operating activities	39,363	20,735	(38,379)	24,078	19,295	$21,173	$13,293
Net cash (used in) provided by investing activities	(21,548)	66	(417,765)	(13,426)	(15,584)	(4,442)	(1,400)
Net cash (used in) provided by financing activities	(17,828)	(19,919)	467,783	(10,675)	(33,696)	(5,250)	(20,105)
Ratio of earnings to fixed charges(b)	4.3	x	4.9	x	1.2	x	1.2	x	0.4	x	1.0	x	0.5	x

(a)	We define working capital as total current assets minus total current liabilities.

(b)	Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, “earnings” are defined as net income (loss) before taxes plus fixed charges. For this purpose, “fixed charges” consist of interest expense, amortization of deferred financing costs, and one third of lease expense.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Data” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The statements in this discussion regarding market conditions and outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

General

We are a leading independent provider of dry bulk marine transportation services in the U.S.-flag coastwise, U.S. Government cargo preference and inland barge markets. We also own and operate the largest coal and petcoke terminal in the Gulf of Mexico, which is strategically located as the first inbound dry bulk terminal on the Mississippi River. We operate in three business segments: United Ocean Services, United Barge Line and United Bulk Terminal. For the year ended December 31, 2009, United Ocean Services’ top cargoes (by total revenue) consisted of coal PL-480 shipments and phosphate United Barge Line’s top cargoes (by tons transported) consisted of coal grain and petcoke and United Bulk Terminal’s top cargoes (by tons transferred) consisted of coal and petcoke.

United Ocean Services (“UOS”)

UOS provides transportation services on domestic and international voyages. These services are contracted under single or consecutive voyage charters on a spot basis, or long-term contracts ranging from one to ten years. Most of the international voyages are performed under cargo preference programs, the most significant of which is PL-480. We charge for these services either on a per ton or per day basis. Under a per ton contract, we are generally responsible for all expenses including fuel. Revenues under these contracts are based on a per ton rate. We bear the risk of time lost due to weather, maintenance, and delay at docks which are not covered by demurrage. Demurrage is compensation due from the customer when there are delays at the dock that prevent the vessel from loading or unloading within the contract terms. Our contracts have fuel price mechanisms that limit our exposure to changes in fuel price. We also time charter our vessels, such that the customer has exclusive use of a particular vessel for a specified time period and rates are on a per day basis. We pay expenses related to the vessel’s maintenance and operation and the charterer is responsible for all voyage costs, including port charges and fuel.

Rates for UOS movements are based on the amount of freight demand relative to the availability of vessels to meet that demand. In the coastwise market, a significant portion of the movements are based on long-term contractual, relationships. Vessels are often customized or particularly suited for individual customers, cargoes or trades. There has been a reduction in new movements and spot opportunities due to the economic downturn. Rates in the cargo preference trade are based on funding for such programs and the availability of U.S.-flag vessels. While cargoes transported have remained relatively steady, capacity in the cargo preference market has increased as charter rates in the international dry bulk market have declined, and as coastwise petroleum product movements have been reduced due to declining U.S. gasoline demand. As such, a number of dry bulk vessels and single-hulled product tankers capable of carrying limited grain cargoes have bid for preference cargoes. The single-hulled product tankers are unable to secure petroleum product movements due to customer preference and availability of double-hulled product tankers. These vessels are subject to OPA 90 which, among other requirements, mandates the phase-out dates of single-hulled tank vessels from the petroleum product trade. We anticipate capacity in the cargo preference trade to diminish going forward as certain of the single-hulled product tankers are likely to leave the trade due to insufficient margins, as their specifications make transporting bulk cargoes generally more costly and operationally difficult, and as they are phased out of the petroleum product trade.

If customer requirements for movements of cargoes are reduced or spot employment is not available as a vessel completes its last movement, the vessel may be idle and not generate revenue. If this situation exists for an extended period of time, we may place a vessel in lay up status. While in lay up, all machinery is shut down, the crew is removed and the vessel is secured. Lay up minimizes the costs associated with the vessel, particularly fuel and crew costs. Due to diminished employment opportunities, we placed one tug-barge unit in lay up beginning in March 2009 and one tug-barge unit in lay up beginning in October 2009. An additional tug-barge unit will be idled beginning in March 2010. We will monitor market conditions to determine if and when these units will be returned to service, and at least one of these tug-barge units is expected to return to service in 2010. Restoring a vessel back to active service may require time to hire crews and perform dry-docking or other maintenance required to ensure the vessel is fully compliant with Class and Coast Guard regulations.

Operating costs for UOS consist primarily of crewing, insurance, maintenance, lease, fuel and voyage-specific port and direct costs. Maintenance costs materially fluctuate in relation to the number and extent of regulatory dry-dockings in any given period. The cost associated with the U.S. Coast Guard and classification society mandated dry-docking of vessels are accounted for as follows: (i) regulatory maintenance expenses are recorded as deferred costs and amortized over the period until the next scheduled dry-docking, (ii) routine maintenance expenses, such as inspections, docking costs and other normal expenditures, are expensed as incurred and (iii) costs relating to major steelwork, coatings or any other work that extends the life of the vessel are capitalized. Due to the age of our fleet and the nature of marine transportation, we have spent significant time and capital maintaining our vessels to ensure they are operating efficiently and safely.

United Barge Line (“UBL”)

UBL provides inland towboat and barge transportation services. UBL primarily performs these services under affreightment contracts, under which our customers engage us to move cargo for a per ton rate from an origin point to a destination point along the Inland Waterways on our barges, pushed primarily by our towboats. Affreightment contracts include both term and spot market arrangements.

Operating costs for UBL consist primarily of crewing, insurance, port costs, lease, maintenance and repairs, and fuel. Most of our term contracts have fuel price mechanisms which limit our exposure to changes in fuel price. However, our spot contracts do not have this mechanism and we therefore bear the risk of fuel price increases. In order to limit our exposure, we currently hedge 50% to 75% of our expected fuel exposure over the next twelve month period.

We primarily utilize our owned fleet of towboats for transporting our barges. To the extent one or more of our towboats has unused capacity, we use the vessel to provide outside towing services. Outside towing revenue is earned by moving barges for third party affreightment carriers at a specific rate per barge per mile moved. These barges are typically added to our existing tows. On limited occasions, we have contracted for the use of third party towboats.

Rates for inland dry cargo transportation are based on the amount of freight relative to the demand for barges available to load freight. Due to the impact of the current economic downturn on our customers’ shipments of commodities, the industry has experienced declines in both the amount of commodities shipped and rates. This has impacted the movement of coal and petcoke throughout our business and has reduced the northbound transport of raw steel, finished steel and other commodities at United Barge Line. In addition, poor weather in the Midwestern U.S. delayed the grain harvest and therefore reduced the flow of grain down the Inland Waterway in the third and fourth quarter of 2009. Northbound transport of raw steel, commodities, and finished steel has been reduced due to the impact of the recession as well.

United Bulk Terminal (“UBT”)

UBT provides transfer, storage and blending services. Contract types for UBT are primarily based on transfer of cargo (i) from barge to storage to vessel or (ii) from barge directly to vessel. These contracts include a storage allowance and rate structure for storage charges. They include a transfer rate that may contain annual escalation clauses. Within most of its contracts, UBT provides production guarantees to its customers. Production guarantees relate to the tons per hour rate that UBT will guarantee to load or unload their vessels. If they are not met, UBT owes demurrage to the customer; if they are met, UBT earns despatch, which is compensation for loading and unloading faster than the guaranteed rate. The majority of UBT revenue is generated from the transfer of cargoes.

Operating costs for UBT consist primarily of leases related to the property, power consumption, employee costs, and maintenance and repairs of facility equipment.

Business Segment Selected Financial Data

The following table sets forth, for the periods from January 1 to December 3, 2007 and December 4 to December 31, 2007 and the years ended December 31, 2007 and 2008, amounts derived from our consolidated financial statements and, for the three months ended March 31, 2009 and 2010, amounts derived from our unaudited consolidated financial statements:

	Predecessor	Successor
	Period from	Period from			Three Months	Three Months
	January 1 to	December 4 to	Year Ended	Year Ended	Ended	Ended
	December 3,	December 31,	December 31,	December 31,	March 31,	March 31,
	2007	2007	2008	2009	2009	2010
	($ in thousands)

Statement of Operations:
Revenue:
UOS	$144,854	$12,898	$174,881	$146,699	$40,086	$37,353
UBL	123,413	12,996	166,518	118,130	28,236	29,446
UBT	22,028	2,501	30,184	31,492	9,411	10,382
Other and eliminations	—	92	—	—	(736)	(316)

Total	$290,295	$28,487	$371,583	$296,321	$76,997	$76,865

Operating expenses:(1)
UOS	$97,545	$8,920	$106,969	$91,805	$23,842	$25,311
UBL	90,391	9,163	127,177	87,227	21,461	23,341
UBT	16,474	1,354	25,070	17,369	5,422	5,771
Other and eliminations	(598)	(84)	—	—	(784)	(316)

Total	$203,812	$19,353	$259,216	$196,401	$49,941	$54,107

Operating income:
UOS	$23,832	$1,590	$36,502	$21,882	$8,345	$3,697
UBL	17,019	1,082	4,099	(2,676)	(854)	(2,113)
UBT	(4,515)	432	(7,821)	1,999	1,076	1,375
Other and eliminations	(589)	34	(174)	—	—	(44)

Total	$35,747	$3,138	$32,607	$21,205	$8,567	$2,915

Balance Sheet (at end of period):
Total assets:
UOS		$211,487	$229,691	$264,373	$239,896	$186,060
UBL		247,737	270,035	312,518	267,498	184,615
UBT		69,585	77,231	99,800	84,111	71,796
Other and eliminations		(2,822)	(72,898)	(208,792)	95,584	9,526

Total		$525,987	$504,059	$467,899	$495,916	$451,997

(1)	Excludes general and administrative expenses, depreciation and amortization and gain/(loss) on sale of assets.

Our Operations and Cost Reduction Measures

Our industry and operations have been adversely affected by the global, and in particular, the U.S., economic downturn. These conditions have reduced demand for coal and petcoke, and therefore for our services, affected credit availability to our customers and generally reduced rates we are able to charge. In addition, higher fuel prices increased our operating expenses. In response to these conditions, we have implemented a number of measures to reduce costs. These include the following:

•	Improved processes across all segments, including the formation of a commercial logistics department. The commercial logistics department was formed to coordinate all river barge, ocean vessel and terminal activity. The department stays in frequent contact with the customer, sales and operations groups to monitor and enhance execution. This coordinated effort has helped to reduce turnaround times at customer and company locations, reduce congestion and customer delays through better coordination of cargo discharges, and reduce the need for outside service providers.

•	Managed headcount. As of December 31, 2009, we had 807 employees, as compared to 869 employees as of December 31, 2008.

•	Worked with our vendors to lower our operating costs. For example, in early 2009, we negotiated inland port cost discounts of 5% to 10% at multiple loading docks (particularly at Ohio River coal docks) along with a preferred vendor program for fuel procurement. In addition, UOS has obtained a multi-vessel discount with a major shipyard which has produced significant savings.

•	Idled capacity. UOS and UBL have each idled capacity during 2009 when demand has been reduced in order to minimize costs.

•	Managed salaries and benefits. In 2009, we suspended our 401(k) savings plan matching program, shoreside merit pay increases and retirement plan contributions.

Despite the foregoing measures, as a result of the global economic downturn and the resulting decline in demand for our services across our segments during 2009, our operating results have declined. We believe factors impacting our results for the periods ended December 31, 2009 have generally persisted through the current quarter. If the global economic downturn persists for longer than we anticipate or worsens, or demand for our services does not improve or declines, our operating results may fail to improve and could continue to decline.

In addition, in 2008 we signed a new contract with Tampa Electric, our largest customer, which commenced January 1, 2009 and runs through December 31, 2014. Revenues from Tampa Electric represented 32.5% of our revenues for the year ended December 31, 2009. This new contract represents a significant reduction in volumes over our prior contract, due primarily to Tampa Electric’s diversification of transportation modes, particularly to rail, and Tampa Electric’s sourcing a portion of barging capacity from one of our competitors. As a result, we expect to experience a material reduction in revenues from Tampa Electric over the life of the contract, which in turn could affect our overall revenues. We expect the impact of this decrease on our revenues and operating results could be particularly acute in the near term as we seek to replace the Tampa Electric volumes and revenues. If we are unable to replace this volume and revenue, over the short- or long-term, our revenues, results of operations and financial condition would be materially and adversely affected.

History and Transactions

We began operations in 1959 to provide waterborne transportation services for the coal purchased as fuel for Tampa Electric’s power generation facilities. We were part of Tampa Electric until 1980, when we became a wholly owned subsidiary as part of TECO Energy’s broader diversification. In December 2007, our management team partnered with Greenstreet, JCP and AMCI and other financial sponsors to acquire the company from TECO Energy.

Basis of Presentation

The term “Predecessor” refers to our predecessor company, TECO Transport Corporation, prior to its acquisition on December 4, 2007 by GS Maritime Intermediate Holdings LLC, a company formed and owned by affiliates of Greenstreet, JCP and AMCI and members of our management (the “Acquisition”). Upon consummation of the Acquisition, the surviving entity was renamed United Maritime Group, LLC. The term “Successor” refers to United Maritime Group, LLC and its subsidiaries, following the Acquisition on December 4, 2007.

The accompanying consolidated financial statements include the consolidated accounts of the Successor as of December 31, 2007 and December 31, 2008 and for the 28 day period ended December 31, 2007, the years ended December 31, 2008 and December 31, 2009. For dates prior to December 4, 2007, the financial statements are of the Predecessor.

These statements have been prepared using the Predecessor’s basis in the assets and liabilities and the historical results of operations for periods prior to the Acquisition on December 4, 2007. Periods on and subsequent to December 4, 2007 have been prepared using our basis in the assets and liabilities acquired in the purchase transaction. The Acquisition was treated as a purchase and the assets so acquired were valued on our books at our assessments of their fair market value, as described below. Therefore, the results of operations, other comprehensive income (loss), changes in equity and cash flow for the Predecessor and Successor periods are not comparable.

In connection with the Acquisition, (i) the fixed assets were $411.0 million at December 31, 2007 and $389.4 million at December 31, 2008, and accordingly, depreciation increased $16.5 million from 2007 to 2008 and $1.4 million from 2008 to 2009 and (ii) the Successor’s incurrence of $305.0 million of debt at the time of the Acquisition caused interest expense to increase $20.2 million from 2007 to 2008 and decreased $4.2 million from 2008 to 2009.

The consolidated financial statements included in this prospectus may not necessarily reflect the consolidated financial position, operating results, changes in member’s equity and cash flows of the Company in the future or what they would have been had we been a separate, stand-alone entity during the periods preceding December 4, 2007.

Critical Accounting Policies

Preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of sales and expenses during the reporting period. Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed under the caption “NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Note 2: Significant Accounting Policies”. The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and settlement of liabilities in the ordinary course of business. Critical accounting estimates that affect the reported amounts of assets and liabilities on a going concern basis include amounts recorded as reserves for doubtful accounts, insurance claims and related receivable amounts, revenues and expenses on vessels using the percentage-of-completion method, valuation of fuel hedges, estimates of future cash flows used in impairment evaluations, liabilities for unbilled barge and boat maintenance, liabilities for unbilled harbor and towing services, and depreciable lives of long-lived assets. Estimates have varied from actual results due to specific events occurring that were unknown at the time of the estimate. Those events include items such as acquiring a back haul trip when it was not planned, unplanned vessel maintenance required, medical and property insurance claims. Due to the nature of our conservative estimates, the movement in estimates can fluctuate positively or negatively without having a large adverse affect on our bottom line.

Accounts Receivable

We maintain an allowance for doubtful accounts for estimated losses from the inability of our customers to make required payments, which is provided for in bad debt expense. We determine the adequacy of this allowance by regularly reviewing our accounts receivable aging and evaluating individual customers’ receivables, considering customers’ financial condition, credit history and other current economic conditions.

inception is depreciated over the remaining useful life of the asset. The liability must be revalued each period based on current market prices.

During the Successor periods, no new retirement obligations were incurred and no significant revision to estimated cash flows used in determining the recognized asset retirement obligations were necessary. Unforeseen or unknown conditions of future long-lived assets or new governmental regulations applicable to such assets may result in unexpected retirement obligation costs.

Derivative Instruments and Hedging Activities

The Derivative and Hedging Topic of the FASB Codification requires companies to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Topic also requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by the Derivative and Hedging Topic of the FASB Codification, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risk, even though hedge accounting does not apply or we elect not to apply hedge accounting. If, due to unexpected market changes, the hedge product is not sufficient to cover our usage and price fluctuations, our expenses may be significantly impacted.

Long-lived Assets

The Company reviews long-lived assets for impairment annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if impairment exists. If impairment is determined to exist, any related impairment loss is calculated based on the asset’s fair value and the discounted cash flow. There were no indications of impairment during the quarter ended March 31, 2010. An unexpected change in vessel market value could create an impairment, thereby resulting in an undetermined loss on the vessel.

Results of Operations

Three Months Ended March 31, 2010 Compared With Three Months Ended March 31, 2009

Revenue.  Revenue remained constant at $77.0 million for the three months ended March 31, 2010 compared to the three months ended March 31, 2009.

UOS total revenue decreased to $37.4 million for the three months ended March 31, 2010 from $40.1 million for the three months ended March 31, 2009, a decrease of $2.7 million or 6.7%. UOS revenue from long-term contracts decreased to $17.0 million for the three months ended March 31, 2010 from $19.4 for the three months ended March 31, 2009, a decrease of $2.4 million or 12% due to a change in coal tonnage requirements. The combined UOS revenues from PL-480, spot and time charter increased to $19.2 million for the three months ended March 31, 2010 from $17.5 million for the three months ended March 31, 2009, an increase of $1.7 million, or 10%, due to higher specific voyage delivery expenses passed through to customers as additional revenue. Other UOS revenue decreased to $0.5 million for the three months ended March 31, 2010 from $2.5 million for the three months ended March 31, 2009, a decrease of $2.5 million, or 100%, due to demurrage and deadfreight revenue earned in the prior period. Deadfreight is a charge payable to us when a customer does not ship contracted minimum tons.

UBL total revenue increased to $29.4 million for the three months ended March 31, 2010 from $28.2 million for the three months ended March 31, 2009, an increase of $1.2 million or 4.3%. UBL revenue from open freight, which is generally coal and petcoke, decreased to $17.0 million for the three months ended March 31, 2010 from $17.6 million for the three months ended March 31, 2009, a decrease of $0.6 million or 3%. The decrease is comprised of a $3.0 million volume decrease offset by a $2.4 million rate increase. UBL revenue from covered freight, which is generally weather-sensitive cargoes such as grain and fertilizers, increased to $6.2 million for the three months ended March 31, 2010 from $5.8 million for the three months ended March 31, 2009, an increase of $0.4 million or 7% due to increases in volumes, including some coal and petcoke moved in covered barges (after stacking covers). Outside towing revenue earned by moving barges for other barge owners increased to $3.4 million for the three months ended March 31, 2010 from $2.9 million for the three months ended March 31, 2009, an increase of $0.5 million or 17%. Other revenue increased to $2.7 million for the three months ended March 31, 2010 from $2.0 million for the three months ended March 31, 2009, an increase of $0.7 million or 35%.

UBT total revenue increased to $10.4 million for the three months ended March 31, 2010 from $9.4 million for the three months ended March 31, 2009, an increase of $1.0 million or 11.0%, due to increases in contract rates for transfer services, plus an increase in storage revenues.

Operating Expenses.  Operating expenses increased to $54.1 million for the three months ended March 31, 2010 from $50.0 million for the three months ended March 31, 2009, an increase of $4.1 million or 8%. Operating expenses for the three months ended March 31, 2010 were 70% of operating revenue, and for the three months ended March 31, 2009, were 70% of revenue. The increase in operating expenses is mainly related to the increase in expenses of inland cargo deliveries by UOS.

Operating expenses for UOS increased to $25.3 million for the three months ended March 31, 2010 from $23.8 million for the three months ended March 31, 2009, an increase of $1.5 million or 6%. The increase in expense is due to the increase in delivering inland cargo on foreign voyages.

Operating expenses for UBL increased to $23.3 million for the three months ended March 31, 2010 from $21.5 million for the three months ended March 31, 2009, an increase of $1.8 million or 8%. The increase in UBL operating expenses for the three months ended March 31, 2010 was attributable to higher fuel costs, which increased direct costs by $2.2 million.

Operating expenses for UBT increased to $5.8 million for the three months ended March 31, 2010 from $5.4 million for the three months ended March 31, 2009, an increase of $0.3 million or 6%. The increase in UBT operating expenses for the three months ended March 31, 2010 was driven by higher labor and repairs and maintenance costs.

General and Administrative.  General and administrative costs increased to $8.6 million for the three months ended March 31, 2010 from $7.8 million for the three months ended March 31, 2009, an increase of $0.8 million, or 10%. The increase was primarily attributable to outside professional services related to additional reporting and registration requirements of the financing completed in December 2009, as well as higher self-insurance costs.

Depreciation and Amortization.  Depreciation and amortization increased to $11.3 million for the three months ended March 31, 2010 from $10.7 million for the three months ended March 31, 2009, an increase of

$0.6 million or 6%. Substantially all of the increase is due to depreciation and amortization of capitalized improvements to UOS vessels undertaken in 2009.

Other Income (Loss).  Other income (loss) decreased to a loss of $0.0 million for the three months ended March 31, 2010 from a loss of $2.0 million for the three months ended March 31, 2009, a decrease of $2.0 million or 100%. The loss in 2009 was primarily attributable to the amortization of a loss on the early termination of fuel hedges at the end of 2008, which were being amortized through December 31, 2009. There is no similar loss being amortized in 2010.

Interest Expense.  Interest expense increased to $7.2 million for the three months ended March 31, 2010 from $6.5 million for the three months ended March 31, 2009, an increase of $0.8 million or 12%. This increase was due primarily to the increase in interest on our senior credit facility compared to the old obligation, offset by the expense recognized on the interest hedges in 2009.

Income Taxes.  The Company is a limited liability company and is treated as a partnership for federal income tax purposes. Therefore it records no income tax provision.

Year Ended December 31, 2009 Compared With Year Ended December 31, 2008

Revenue.  Revenue decreased to $296.3 million for the year ended December 31, 2009 from $371.6 million for the year ended December 31, 2008, a decrease of $75.3 million or 20%. The decrease was primarily attributable to reduced cargo volumes and, to a lesser extent, unfavorable rate movements, as demand for marine transportation and storage services was adversely impacted by the general economic slowdown. Additionally, revenue from fuel pass throughs declined with the lower average fuel price in 2009.

UOS revenue from long-term contracts decreased to $89.5 million for the year ended December 31, 2009 from $92.1 million for the year ended December 31, 2008, a decrease of $2.6 million, or 3%. The combined UOS revenues from PL-480, spot and time charter decreased to $50.5 million for the year ended December 31, 2009 from $80.3 million for the year ended December 31, 2008, a decrease of $29.8 million, or 37%, due to a substantial decline in demand for commodity movements. Other UOS revenue increased to $6.7 million for the year ended December 31, 2009 from $2.5 million for the year ended December 31, 2008, a increase of $4.2 million, or 171%, due to demurrage and deadfreight revenue earned. Deadfreight is a charge payable to us when a customer does not ship contracted minimum tons.

UBL revenue from open freight, which is generally coal and petcoke, declined to $72.0 million for the year ended December 31, 2009 from $115.9 million for the year ended December 31, 2008, a decrease of $43.9 million or 38%, due to declines in volumes transported and declines in rates. Approximately $16.4 million of the revenue decline was due to a decrease in northbound freight volumes. Approximately $28.2 million was due to lower rates in 2009 than in 2008, which was driven by high demand for southbound coal in 2008, plus the impact that fuel price increases had on contract prices. UBL revenue from covered freight, which is generally weather-sensitive cargoes such as grain and fertilizers, increased to $25.1 million for the year ended December 31, 2009 from $24.6 million for the year ended December 31, 2008, an increase of $0.5 million or 2% due to increases in volumes. UBL added covers to 14 of its open barges in the year ended December 31, 2009, which increased the capacity available to move covered freight by approximately 8%. Outside towing revenue earned by moving barges for other barge owners decreased to $12.5 million for the year ended December 31, 2009 from $13.8 million for the year ended December 31, 2008, a decrease of $1.3 million or 9% due to a significant decline in the market level (and fuel impact) of rates that could be charged for this service, despite higher volume in the 2009 period over the 2008 period. Other revenue decreased to $8.5 million for the year ended December 31, 2009 from $12.2 million for the year ended December 31, 2008, a decrease of $3.7 million or 30.3% primarily due to a decline in shifting and fleeting revenue.

UBT revenue increased to $34.4 million for the year ended December 31, 2009 from $30.2 million for the year ended December 31, 2008, an increase of $4.2 million or 13.9% due to increases in contract rates for transfer services, plus an increase in storage revenues and a decline in demurrage, offset by a 27% decline in tonnage handled.

Operating Expenses.  Operating expenses decreased to $196.4 million for the year ended December 31, 2009 from $259.2 million for the year ended December 31, 2008, a decrease of $62.8 million or 24%. Operating expenses for the year ended December 31, 2009 were 66% of operating revenue, and for the year ended December 31, 2008, were 70% of revenue. The decrease in operating expenses reflects the decrease in the number of days vessels were operating and lower fuel prices, and the cost saving measures enacted during the year ended December 31, 2009. The decrease in operating expenses as a percentage of revenue is also attributable to these cost saving measures implemented to offset the lower levels of revenue.

Operating expenses for UOS decreased to $91.8 million for the year ended December 31, 2009 from $107.0 million for the year ended December 31, 2008, a decrease of $15.2 million or 14%. UOS experienced three regulatory dry dockings in the 2009 period compared to four in the 2008 period and therefore incurred less maintenance expense. Fuel expense decreased significantly in 2009 relative to 2008. While operating days declined in 2009, fuel usage was essentially flat due to the greater number of time charters in place in 2008. The largest driver in the decline of fuel expense was the lower price per gallon of fuel.

Operating expenses for UBL decreased to $87.2 million for the year ended December 31, 2009 from $127.2 million for the year ended December 31, 2008, a decrease of $40.0 million or 31%. The decrease in UBL operating expenses for the year ended December 31, 2009 was attributable to lower fuel costs, which impacted direct costs by $21.9 million, lower port costs, lower repair costs and the lack of “bought in freight”, which is the use of outside barges to supplement owned barge capacity.

Operating expenses for UBT decreased to $20.3 million for the year ended December 31, 2009 from $25.1 million for the year ended December 31, 2008, a decrease of $4.8 million or 19%. The decrease in UBT operating expenses for the year ended December 31, 2009 was driven by lower operating costs. In 2008, UBT experienced significant congestion which reduced our efficiency and increased our costs. Congestion also created the need to use third-party terminals, which added incremental costs associated with using third-party material handling equipment and operators. UBT has demonstrated significant efficiency improvements in 2009 which, combined with processing lower volumes, have lowered operating costs. These lower costs were somewhat offset by an increase in contract labor, which was attributable to a significant investment in maintenance and facility cleanup.

General and Administrative.  General and administrative costs decreased to $34.2 million for the year ended December 31, 2009 from $37.1 million for the year ended December 31, 2008, a decrease of $2.9 million, or 8%. The decrease was primarily attributable to audit fees, legal fees and outside professional services related to our first full year in 2008 as a stand alone company.

Depreciation and Amortization.  Depreciation and amortization increased to $44.5 million for the year ended December 31, 2009 from $43.1 million for the year ended December 31, 2008, an increase of $1.4 million or 3%. Substantially all of the increase is due to depreciation and amortization of capitalized improvements to UOS vessels undertaken in 2009.

Other Income (Loss).  Other income (loss) decreased to a loss of $7.4 million for the year ended December 31, 2009 from income of $3.1 million for the year ended December 31, 2008, a decrease of $10.5 million or 341%. The decrease was primarily attributable to a loss on the early termination of fuel hedges at the end of 2008, which were being amortized through December 31, 2009. The original transaction associated to the fuel hedge related to purchases through 2009 and the 2009 fuel hedge was 2% of our fuel purchases in 2009. This accounting treatment is supported by ASC 815 Derivatives and Hedging Section 815-30-40-4, which stated the net derivative instrument gain or loss related to a discontinued cash flow hedge shall continue to be reported in accumulated other comprehensive income unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period. Section 815-30-35-38 provides further guidance in stating amounts in accumulated other comprehensive income shall be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings (for example, when a forecasted sale actually occurs).

Interest Expense.  Interest expense increased to $40.9 million for the year ended December 31, 2009 from $29.3 million for the year ended December 31, 2008, an increase of $11.6 million or 40%. This increase was due primarily to the cancellation of an interest rate hedge ($9.3 million) during the refinancing of debt and the write-off of capitalized funding costs, offset by a reduction in LIBOR, which affected the interest rates on our senior credit facilities during the year, as well as a decrease in the average principal balance outstanding prior to refinancing.

Income Taxes.  Since the Company became a limited liability company through the Acquisition, it no longer records an income tax provision.

Year Ended December 31, 2008 Compared With Year Ended December 31, 2007

Revenue.  Revenue increased $52.8 million or 16.6% from 2007 to 2008. The increase was primarily attributable to higher fuel prices which, in many of our contracts, are partially passed through to our customers through fuel escalators. To a lesser extent, the increase in revenue in 2008 was due to the mix of cargoes moved, with more contract and profitable spot movements in 2008, and less outside towing at UBL, which is typically priced much lower.

UOS revenue from long-term contracts increased $13.8 million or 18% from 2007 to 2008, due primarily to higher volumes of petcoke tons transported and higher rates to move phosphate rock. Fuel escalators also contributed to the rate increases for both coal and phosphate rock. While rate increases for coal and phosphate rock were beneficial, they were partially offset by the 800,000 fewer tons moved in total. PL-480, spot and time charter revenue increased $1.2 million.

Demand for inland barge transportation was historically high in 2008. UBL revenue from open freight, which is generally coal and petcoke transportation, increased $36.6 million or 46% from 2007 to 2008. This increase was due to additional tons moved year-over-year and a rate increase of 40%, or $4.34/ton, driven by strong market conditions and fuel escalators built into UBL southbound coal and petcoke contracts. These fuel escalators were primarily quarterly in nature and were particularly high in the third and fourth quarters of 2008. Escalators are typically based on a number of gallons of fuel used per ton delivered. UBL covered freight revenue decreased $3.2 million or 12% from 2007 to 2008. This decrease was due to fewer tons moved, which was the result of using covered barges for southbound open trades rather than for southbound covered trades. Outside towing and other revenue decreased $3.3 million or 11% from 2007 to 2008. This decrease was attributable to congestion and delays at UBT, as well as reduced tow sizes and the utilization of UBL towing capacity for our own barges. In addition, due to congestion, one UBL towboat was out of service for the first four months of 2008 as it was being utilized to fleet barges.

UBT revenue increased $5.6 million, or 23%, in 2008 as compared to 2007. UBT revenue from transfer services increased $6.1 million or 29% from 2007 to 2008, due to an increase in tons transferred, and rate increases. Tonnage increased 19% and rates increased 9% over this period. Other revenue decreased $0.5 million, or 14%, due to $2.9 million of revenue offsets related to ship and barge demurrage expenses that we incurred due to congestion at UBT in early 2008.

Operating Expenses.  Operating expenses increased $36.0 million or 16% from 2007 to 2008. Operating expenses represented 70% of revenue for both the years ended December 31, 2008 and December 31, 2007. The increase in operating expenses reflects the significant increase in fuel prices during the year ended December 31, 2008 over the year ended December 31, 2007.

UOS operating expenses were essentially flat for the year ended December 31, 2008 from the year ended December 31, 2007. Fuel expense increased $6.7 million in 2008 due to record high crude oil prices, but was offset by an $8.0 million decrease in port and direct expenses. The decrease in port and direct expenses was due primarily to the substantial increase in time charter business in which the charter party, rather than the Company, was responsible for fuel, and port and direct expenses.

For UBL, fuel expense in the year ended December 31, 2008 increased $22.2 million, or 58% from the year ended December 31, 2007. Rates for inland shifting and fleeting services increased by 6% during the 2008 period. However our decision to shift covered barges to open barge trades destined for UBT decreased overall costs by $1.5 million, as open barge movements have significantly lower port costs for us than covered barge movements. Operating expenses for 2008 also included an increase in vessel repair costs at UBL of $3.2 million. This was due primarily to the expensed portion of a major maintenance project to repower one of our 9,000 horsepower towboats.

General and Administrative.  General and administrative costs increased $2.2 million or 6% from 2007 to 2008. The increase was primarily attributable to audit fees, legal fees and outside professional services related to our first full year as a stand alone company.

Depreciation and Amortization.  Depreciation and amortization increased $18.7 million on 77% from 2007 to 2008. Substantially all of the increase in depreciation and amortization was due to the revaluation of assets in the Acquisition.

Other Income.  Other income increased $1.9 million or 158% from 2007 to 2008. The increase was primarily attributable to the sale of accumulated coal residue in 2008, which we have not historically undertaken.

Interest Expense.  Interest expense increased $20.0 million or 270% from 2007 to 2008. This increase was due primarily to the increase in long-term indebtedness in connection with our Acquisition. Interest expense on the new debt was realized for the entire 2008 period, and only the December 4 to December 31 Successor period in 2007.

Income Taxes.  Since the Company became a limited liability company through the Acquisition, it no longer records an income tax provision.

Liquidity and Capital Resources

Our funding requirements include (i) maintenance of our marine fleet and terminal facility, (ii) interest payments and (iii) other working capital requirements. We do not currently anticipate any significant purchases of additional ocean-going vessels or inland towboats or barges. Our primary sources of liquidity are cash generated from operations and borrowings under our senior credit facilities.

We believe that our operating cash flow and amounts available for borrowing under the New Credit Facility will be adequate to fund our capital expenditures and working capital requirements for the next twelve months.

The following were the net changes in operating, investing and financing activities for the periods presented:

	Year Ended December 31.			Three Months Ended March 31,
	2007	2008	2009	2009	2010
	($ in thousands)

Cash flows provided by (used in):
Operating activities	$9,103	$24,078	$49,295	$21,173	$13,293
Investing activities	(439,224)	(13,426)	(15,584)	(4,442)	(1,400)
Financing activities	440,645	(10,675)	(33,696)	(5,250)	(20,105)

Net increase (decrease) in cash	$10,524	$(23)	$15	$11,481	$(8,212)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities was $13.3 million for the three months ended March 31, 2010 as compared to $21.2 million for the three months ended March 31, 2009, a decrease of $7.9 million. The decrease in cash from operating activities was due primarily to the net reduction in working capital components. The decrease in cash from operating activities was also driven by lower net income in the current period.

Net cash provided by operating activities was $49.3 million for the year ended December 31, 2009 as compared to $24.1 million for the year ended December 31, 2008, an increase of $25.2 million. The increase in cash from operating activities was due primarily to the positive impact of working capital changes, including more timely collection of receivables and lower materials and supplies inventories, partially offset by lower accounts payable. The increase in cash from operating activities was also offset by lower operating income before depreciation, amortization, loss on deferred financing costs on refunding and other non-cash items.

Net cash provided by operating activities was $24.1 million for the year ended December 31, 2008 as compared to net cash provided by operating activities of $9.1 million for the year ended December 31, 2007, an increase of $15.0 million. The increase in cash between years was due primarily to the increase in operating income before depreciation, amortization and other non-cash items, as well as the positive impact of working capital changes when compared to the prior year. This increase was partially offset by increased interest payments on the senior secured credit facilities as a result of our acquisition in December 2007.

Net cash provided by operating activities was $9.1 million for the year ended December 31, 2007 as compared to net cash provided by operating activities of $20.7 million for the year ended December 31, 2006, a decrease of $11.6 million. The decrease in cash from operating activities between years was due to the negative impact of working capital changes when compared to the prior year, partially offset by higher operating income before depreciation, amortization and other non-cash items.

Cash Flows Provided by Investing Activities

Net cash used in investing activities was $(1.4) million for the three months ended March 31, 2010 as compared to net cash used in investing activities of $(4.4) million for the three months ended March 31, 2009, a decrease in cash used of $3.0 million. The decrease in cash used in investing activities was primarily attributable to lower additions of property and equipment, including capital improvements to UOS vessels.

Net cash used in investing activities was $(15.6) million for the year ended December 31, 2009 as compared to net cash used in investing activities of $(13.4) million for the year ended December 31, 2008, an increase in cash used of $2.2 million. The increase in cash used in investing activities was primarily attributable to additions of property and equipment, including capital improvements to UOS vessels.

Net cash used in investing activities was $(13.4) million for the year ended December 31, 2008 as compared to net cash used in investing activities of $(439.2) million for the year ended December 31, 2007, a decrease in cash used of $425.8 million. The decrease in cash used in investing activities was primarily attributable to the acquisition of net assets in 2007, which occurred in connection with the Acquisition.

Net cash used in investing activities was $(439.2) million for the year ended December 31, 2007 as compared to net cash provided by investing activities of $0.1 million for the year ended December 31, 2006, an increase in cash used of $439.3 million. The increase in cash used in investing activities was primarily attributable to the acquisition of net assets in 2007, which occurred in connection with the Acquisition.

Cash Flows Provided by Financing Activities

Net cash used in financing activities was $(20.1) million for the three months ended March 31, 2010 as compared to net cash used in financing activities of $(5.3) million for the three months ended March 31, 2009, an increase in cash used of $14.8 million. The increase in cash used in financing activities was primarily attributable to the repayment of borrowings under the Company’s ABL.

Net cash used in financing activities was $(33.7) million for the year ended December 31, 2009 as compared to net cash used in financing activities of $(10.7) million for the year ended December 31, 2008, an increase in cash used of $23.0 million. The increase in cash used in financing activities was primarily attributable to the repayment of long-term debt including swap termination fees and deferred financing costs on the new debt in the 2009 period.

Net cash used in financing activities was $(10.7) million for the year ended December 31, 2008 as compared to net cash provided by financing activities of $440.6 million for the year ended December 31, 2007, an increase in cash used of $451.3 million. The increase in cash used in financing activities was substantially attributable to the issuance of long-term debt and member’s equity in connection with the Acquisition, net of repayments of existing obligations.

Net cash provided by financing activities was $440.6 million for the year ended December 31, 2007 as compared to net cash used in financing activities of $(19.9) million for the year ended December 31, 2006, an increase of $460.5 million. The increase in cash provided by financing activities was substantially attributable to the issuance of long term debt and member’s equity in 2007 in connection with the Acquisition, net of repayments of existing obligations.

Capital Expenditures

In 2010, we expect capital expenditures for maintenance and improvement of our vessel fleet, terminal and general capital equipment to be approximately $22.5 million. During the three months ended March 31, 2010, we incurred $1.9 in capital expenditures. During the year ended December 31, 2009, we incurred $16.1 million in capital expenditures.

Dry-dock expenditures for our ocean-going vessels are driven by Coast Guard and vessel classification society regulations and our own strict maintenance guidelines and associated dry-docking schedules, which require vessel dry-docking twice every five years. We expect five of our vessels to dry-dock in 2010 and four in 2011. Although actual costs cannot presently be estimated with certainty, we also expect that future overhauls of both ocean-going and inland vessels in the next three to five years may require significantly higher capital expenditures due to new and anticipated environmental regulations that would require upgrades for reduced air emissions upon the “remanufacture” of marine diesel engines and the installation of ballast water management systems. See “Business — Laws and Regulations — Environmental Regulation; Air Emissions.”

Contractual Obligations

The following is a tabular summary of our future contractual obligations as of March 31, 2010 for the categories set forth below, assuming only scheduled amortizations and repayment at maturity:

	2010	2011	2012	2013	2014	After 2014	Total Obligations
	($ in millions)

Senior Secured Note	$—	$—	$—	$—	$—	$200.0	$200.0
Interest on Secured Note(1)	$23.5	$23.5	$23.5	$23.5	$23.5	$35.3	$152.8
Asset Based Loan	—	—	—	60.0	—	—	60.0
Interest on ABL(2)	2.4	2.4	2.4	2.4	—	—	9.6
Operating Leases	10.0	11.7	11.5	10.1	5.3	46.1	94.8

Total	$35.9	$37.6	$37.4	$96.0	$28.8	$281.4	$517.1

(1)	Interest is calculated as follows: $200.0 million * 11.75% = $23.5 million per year.

(2)	The contractual obligations related to the asset based loan are calculated based on the level of borrowings at March 31, 2010, and the interest rate at that time was 4% (note the interest rate is variable and adjusts monthly based on current lending strategy).

Market Risk

Fuel Hedging Policy

We are exposed to various market risks, including changes in fuel prices. As of March 31, 2010, we had hedged a quantity of 2.6 million gallons and 1.5 million gallons in 2010 and 2011, respectively. These amounts represent 58% of our estimated 2010 UBL fuel exposure and 25% of our expected 2011 UBL fuel exposure. Our average heating oil swap price as of March 31, 2010 is $2.10 for 2010 and $2.32 for 2011. We terminated some fuel hedges in December, 2008 that were amortized through the end of 2009 due to accounting treatment requirements.

Seasonality

Historically, our revenue stream within any year reflects the variance in seasonal demand, with revenues earned in the first half of the year lower than those earned in the second half of the year. Additionally, we have generally experienced higher expenses in the winter months, because winter conditions historically result in higher costs of operation and reduced equipment demand. Our working capital requirements typically track the rise and fall of our revenue and profits throughout the year and also reflect our yearly payments on our ocean vessel leases at the beginning of the year. As a result, adverse market or operating conditions during the last six months of a calendar year could disproportionately adversely affect our operating results, cash flow and working capital requirements for the year. Also, the seasonal reduction in demand permits scheduling major boat maintenance exacerbating higher costs during this period.

For UOS, assets are subject to fog restrictions in U.S. Gulf ports, particularly in the winter months, which may delay voyage operations. In addition, two UOS tug-barge units do not have connections systems, rendering those units more vulnerable to operational delays during seasonally heavy weather in the winter months and tropical weather conditions in late summer in the Gulf of Mexico. For the UBT segment, fog and high water conditions tend to slow productivity and have a negative result on operating results. For our UBL segment, fog, high water conditions and icy water conditions on the Upper Mississippi, Illinois and Ohio River basins tend to slow productivity and have a negative result on operating results.

Off Balance Sheet, Pension and Other Post-Employment Benefit Liabilities

We do not have any off balance sheet liabilities or any pension or other post-employment benefit liabilities. See the Notes to the Financial Statements for new accounting policies.

Industry Overview

United States Dry Bulk Ocean Shipping Industry

Introduction

Participants in the U.S. ocean shipping industry operate under two major regulatory frameworks: the Jones Act and cargo preference requirements. These regulations are supported by the federal government in the interest of national defense and effectively limit foreign owners, and in the case of Jones Act, foreign built vessels, from participating in these trades.

The Jones Act (originally enacted as a part of the Merchant Marine Act, 1920, and since 2006 codified in Title 46 U.S.C.), requires that vessels engaged in trade between U.S. ports be:

•	registered under the U.S. flag;

•	built in the United States;

•	manned by U.S. crews; and

•	owned and operated by U.S. organized companies that are controlled and at least 75% owned by U.S. citizens.

Accordingly, only Jones Act ocean-going ships and barges may transport cargoes between ports in the continental U.S. or between mainland ports and Puerto Rico, Alaska and Hawaii. These are known as coastwise trades.

Other government programs and legislation benefiting the U.S. marine transportation industry include:

•	The Cargo Preference Act of 1954 requires that preference be given to U.S.-flag vessels for the shipment of at least 75% of U.S. food-aid cargoes;

•	The Military Cargo Preference Act of 1904, which requires all items procured for or owned by U.S. military departments and defense agencies to be carried exclusively by U.S.-flag vessels, if available, at rates that are not excessive or otherwise unreasonable; and

•	The Maritime Security Program (“MSP”) administered by the Maritime Administration of the U.S. Department of Transportation (“Marad”), the purpose of which is to support the operation of up to 60 militarily useful U.S.-flag vessels in foreign commerce so that a fleet of active, commercially viable, privately owned vessels is available to the Department of Defense during time of war or national emergency.

To operate in the cargo preference trade, a company must operate a U.S.-flag vessel, but unlike in the Jones Act market, U.S.-flag vessels participating in this trade may be foreign-built. The cargo preference trade is an important component of the U.S. food aid program, shipping 2.5 million tons of grain and other agricultural products in cargo preference year (“CPY”) 2009 to East Africa and Sub-Asia, typically to nations including Pakistan, Bangladesh, Sudan, Kenya, Ethiopia and Mozambique. The cargo preference year corresponds to the U.S. Government’s fiscal year running from October 1 through September 30.

Types of U.S. Dry Bulk Carriers and Ocean Going Barges

The U.S. ocean-going dry bulk fleet includes ocean-going ships, integrated tug-barges (ITBs), articulated tug-barges (ATBs), and traditional tug-barge units (TBUs).

An ocean-going dry bulk ship is a self-propelled vessel specially designed to transport unpackaged bulk cargo, such as grains, coal, ore, and cement in its cargo holds. Depending on their design, ocean-going ships can either unload their own cargo or depend on port facilities for unloading. Ocean-going ships are generally larger, faster and more capable of operating at their maximum operating capabilities in a wider range of adverse weather conditions compared with tug-barge units, but are more expensive to build and crew and operate.

An ITB is designed for coastwise trade, but can also trade globally. In an ITB, the stern of the barge is notched (married) to accept a special tug which is rigidly connected to the barge, forming a single vessel. The barge is built in the molded form of a dry bulk ship’s hull. Due to its integrated structure, ITBs are faster and more adept for ocean voyages and challenging weather conditions than other TBUs.

ATBs are designed for coastwise trade, but can also trade globally. In an ATB the stern of the barge is notched (married) to accept a special tug which rigidly connects to the barge, forming a single vessel. The hinged connection allows ATBs to outperform TBUs substantially in adverse weather conditions. The most significant difference between an ITB and an ATB is that the tug of the ATB can be disconnected from its barge to allow for the optimization of port time during the cargo transfer period, thus potentially eliminating delays.

A TBU connects the tug to the barge through wires and cables. TBUs are generally used for shorter hauls limited in speed in heavy seas.

Jones Act Dry Bulk Ocean Market

Overview

The majority of the trades in the Jones Act dry bulk ocean market are contractual in nature. Operators tend to provide transportation services to customers under long-term contracts, with one operator typically serving one customer. The size and contractual nature of these trades has supported purpose-built ships and tug-barge units with features that render them well-suited for their intended trades, but sometimes non-competitive in other trades, either due to capacity, size, draft, speed or other features. As such, there is limited opportunity for charterers to bid for cargoes competitively and/or substitute vessels.

There are a limited number of trades and cargoes that are performed on a short-term or spot basis. These include the transport of petcoke to utilities in Florida, grain to Puerto Rico and alumina to transfer terminals on the Lower Mississippi. Customers typically select operators based on availability of appropriate vessels and rate.

The main products carried by the Jones Act dry bulk fleet include coal, petcoke, phosphate rock, grain and other agricultural products. In 2008, ocean-going ships and ocean going barges transported 20.1 million tons of bulk commodities in coastwise trade. Of the total cargo transported, approximately 9.6 million tons or 48% was coal, 2.6 million tons or 13% was phosphate rock, 2.3 million tons or 11% was limestone, 2.1 million tons or 11% was petcoke, and the balance consisted primarily of sugar, fertilizer, corn, aluminum ore, iron and scrap steel and grain.

Key Jones Act Dry Bulk Commodities — 2008

Source: Dibner Maritime Associates LLC

Demand for Jones Act Ocean-going Ships and Barges

Demand for Jones Act ocean-going ships and barges is determined by the following:

•	Demand for coal and petcoke by domestic coal-fired power plants;

•	Shipments of phosphate rock and fertilizers from Florida; and

•	Demand for other dry bulk commodities.

Coal and Petcoke

During the 1980s and early 1990s, New England, the New York harbor and some plants and industrial users located on the Hudson River were heavily reliant on coastwise coal transport. During the past decade this activity has been sharply curtailed as power plants in this region have imported increasingly high levels of low-sulfur coal, typically from Indonesia, Colombia or Venezuela and most domestically-sourced coal is transported short distances within the region.

Today, the vast majority of demand for coastwise coal transport comes from the Gulf of Mexico region, primarily Florida. Florida is heavily coal dependant as a number of its power plants rely on coal as their primary input, with three utility companies accounting for the bulk of coal transports. Application of new air pollution control systems (scrubbing units) in one power plant is expected to shift demand to domestic higher sulfur coals that will be delivered by inland barges and ocean-going vessels, although this may be mitigated by infrastructure developments relating to other modes of transport in another power plant which would reduce marine transport demand.

Petcoke is a relatively recent addition to coastal trade. Production of petcoke has increased as refineries maximize their production of distillate fuel and minimize their production of asphalt and residual fuel oil. Petcoke is a by product of distillate refining and has seen increased demand as blending it with coal in coal generated power plants can lower emissions and air quality specifications at lower costs. The primary trade of petcoke is between various U.S. Gulf refineries and Jacksonville, Florida.

Phosphate Rock and Fertilizers

Phosphate rock volumes vary with prices of agricultural products, natural gas, and ammonia. In 2007, there was 2.7 million tons of phosphate rock transported entirely to the lower Mississippi River from Florida. Fertilizers are originated in Tampa and flow almost exclusively to the lower Mississippi River. In 2007, 1.1 million tons were shipped from Tampa, while an additional 23,000 tons were shipped from Port Manatee. Nearly all tonnage moved to the Port of South Louisiana, Port of Plaquemines or Baton Rouge.

Other Commodities

Other commodities transported in the Jones Act market are comprised primarily of sugar, grain, iron scrap and aluminum ore. Sugar predominantly flows from West Palm Beach, Florida and is transported to a limited number of destinations in the Gulf of Mexico and the Atlantic coast. In addition, sugar produced on the islands of Kauai and Maui is shipped to the San Francisco Bay. Grain is moved to support feed grain suppliers and milling needs in Puerto Rico, Hawaii and Florida. Limestone rock is loaded on the Crystal River and is transported as a partial backhaul to cement factories in Mobile Bay.

Historical Demand

Demand for coastwise dry bulk trade declined to 17.2 billion ton-miles in 2007, or 8.5% below 2003 levels. The primary reasons for the decrease in dry bulk-trade were a decline in petcoke transportation as higher volumes were exported, a decline in coal domestic transportation requirements by utilities and lower phosphate transport demand.

Supply of Jones Act Dry Bulk Vessels

There are 34 vessels larger than 10,000 dwt operating in the coastwise dry bulk trade, with an average age of 29 years. Of these 34, three are specialized cement carriers. The following is a summary of the Jones Act dry bulk fleet:

Jones Act Dry Bulk Carrier Operators

				Range of
			Fleet	Vessel	Average
	Number of Vessels		Capacity	Capacity	Age of
Company	Operated	Primary Trade	(Dwt)	(Dwt)	Fleet

United Ocean Services	Three ships, Eight ocean-going barges	Gulf of Mexico, Cargo Preference Trade	378,111	19,256-43,252	31
Moran Dry Bulk Carriers	Seven ocean-going barges	Atlantic Coast, Puerto Rico, Cargo Preference Trade	120,100	12,000-27,000	24
Allied Transportation	Five ocean-going barges	Gulf of Mexico, Atlantic Coast	71,000	12,000-18,000	35
Dixie Carriers	Four ocean-going barges	Gulf of Mexico	69,400	17,300-17,400	29
Matson Navigation	One ocean-going barge	Pacific Coast	37,101	37,101	27
International Shipping	One ship	Atlantic Coast	36,000	36,000	26
Express Marine	One ocean-going barge	Gulf of Mexico	16,000	16,000	20
Gateway	One ocean-going barge	Atlantic Coast	10,000	10,000	28

Note: Excludes cement carriers and vessels below 10,000 dwt.

Many of the Jones Act dry bulk vessels were built in the early 1980s; however, the majority of the vessels remain within ages seen in other U.S. flag shipping sectors. The high price of constructing new vessels in the United States, combined with limited demand growth, has discouraged construction of new vessels. As the dry bulk fleet is not subject to mandatory regulatory retirements, no major changes are expected to the composition of the Jones Act dry bulk fleet in the foreseeable future. In addition, a large number of Jones Act dry bulk ocean-going vessels have undergone major overhaul programs, which have extended their useful lives. As of December 31, 2009, public reports indicate there was only one order for a new build 18,000 dwt ocean-going barge that is expected to be delivered in late 2009 or 2010, which has a contract for employment in place. The following chart describes the Jones Act dry bulk fleet age profile:

Jones Act Dry Bulk Fleet Age Profile

U.S. Government Cargo Preference Trade

Overview

The cargo preference programs of the United States are designed to assure that cargoes that are donated or financed by the United States are substantially transported in U.S.-flag ships with U.S. mariners and managers. This requirement furthers the objective of maintaining the U.S. merchant marine, which can be a critical resource for national defense.

The principal regulations that govern the cargo preference grain trade are the Cargo Preference Act of 1954 and the Agricultural Trade and Assistance Act of 1954, which is also known as PL-480. The PL-480 program is currently administered by the U.S. Department of State Agency for International Development for the Title II Program, and by the Foreign Agricultural Service (“FAS”) of the Department of Agriculture for the Food For Peace and Food for Education Programs, with input from the Department of Transportation’s Maritime Administration (“Marad”). The majority of preference cargoes are loaded in the Gulf of Mexico, primarily on the Lower Mississippi River, with some wheat cargoes typically being loaded in Texas. The most prevalent destinations are in East Africa and Sub-Asia, typically to nations including Pakistan, Bangladesh, Sudan, Kenya, Ethiopia and Mozambique.

The preference trade begins with approved budget line items for the acquisition, financing and transportation of preference cargoes, including grains and oil seed derivatives (corn, sorghum, rice wheat, soy meal). The budget years correspond with the Federal budget, from October 1 to September 30. Solicitations for bids on ocean transportation are based on the requirements of the government and non-government/private volunteer organizations, working with brokers who are experienced in cargo preference arrangements. The cargo lot sizes and terms are determined by the FAS. Bids may be placed by vessels registered and qualified to bid for agricultural preference cargo, including domestic- and foreign-built U.S.-flag vessels. Participants bid competitively for cargoes, with the proposed rates limited to specified amounts determined based on Marad guidelines that incorporate vessel operating costs, capital costs, handling costs, overhead requirements, voyage length and cargo carried.

Supply of Cargo Preference Vessels

In October 2009, Marad listed 121 ships and barges as being qualified and registered to compete for agricultural preference cargoes. These vessels included 23 bulk vessels, 74 liner vessels and 24 tanker vessels. Many owners register with Marad in order to have the option of carrying preference cargoes, so that if schedules and utilizations permit, they can bid and offer. Only a portion of the 121 vessels actually carry agricultural preference cargoes in any given year. Bulk and tanker vessels carry primarily grains and oil seeds that are poured into the holds of the vessel. Liner vessels carry cargoes that can be shipped in containers or bagged. Owners of bulk vessels can elect to self-declare as liner vessels for Marad in order to be able to carry liner-type cargoes.

The availability of qualified U.S.-flag vessels for the preference trades is impacted by the state of international and domestic shipping markets. While traditionally U.S.-flag charter rates have been higher than those for similar vessels in international trade, the strength of the international shipping market from 2005 to mid-2008 drew U.S.-flag ships into the international trade. While this reduced the traditional dry bulk capacity available to participate in the cargo preference trades, the dynamic was partially offset by petroleum tankers offering to participate in cargo preference trades, as the coastwise petroleum tanker market was experiencing weakness. The global recession has since reduced international rates and cargo volumes and has increased U.S.-flag vessel availability for preference trades.

Demand for Cargo Preference Transportation

The following graph depicts tons of cargo transported under preference programs during cargo preference year 2004 to 2009. A significant portion of the decline in tons transported in 2007 and 2008 is attributable to elevated commodity prices and historically high international shipping rates.

Government Sponsored Cargoes

Source: DMA compilation of Marad cargo reports. Years based on cargo preference year.

U.S. Inland Barge Industry

Overview

The barging industry uses towboats, providing the power source, and barges, providing the freight capacity to transport cargoes. Barges generally fall into two categories:

•	Dry cargo barges for the transport of bulk cargo, which may be fitted with weather-tight or water-tight hatch covers. Open barges are primarily used to transport coal, petcoke, phosphate rock, sand, rock and stones, while covered barges are used to transport weather sensitive cargoes such as grain and other farm products, metallic ores and non-metallic minerals; or

•	Tank barges for carrying petroleum or other liquids.

Each standard dry cargo barge is capable of transporting up to 1,750 tons of cargo. Any combination of a towboat and barges is called a tow, and consists of one towboat and up to 40 barges, depending on location and river/weather conditions. The number of barges in a tow will depend upon the horsepower of the towboat, the river capacity and conditions, the load and empty mix of barges in the tow, the direction of travel and the commodity carried. The average economic useful life of a dry cargo barge is generally estimated to be between 25 and 30 years and between 30 and 35 for liquid tank barges.

Participants in the industry generally fall into one of the three categories:

•	Integrated Barge Lines — Companies that provide both the barge and the towing function to the customer on a “consolidated rate per ton between two points” basis

•	Barge Owners — Companies that own barges but have limited or no towing capacity. These companies either do not have their own freight transport requirements and trade/lease their barges to others under spot or long-term contracts, or have their own freight requirements and contract with third-party providers of towing capacity

•	Tugboat/Towboat Providers — Companies that provide towing services on a “per mile ton” basis to barge owners

Since 1980, the dry barge industry has been consolidating as acquiring companies have moved toward attaining the widespread geographic reach necessary to support major national customers. As of December 31, 2009, there were four major domestic barging companies that operated more than 1,000 barges. In addition, there were twelve mid sized domestic barging companies that operated between 200 and 1,000 barges. Less than 10% of domestic barging capacity was held by small barging companies that operated fewer than 200 barges.

Barge transportation offers several advantages over other modes of transportation, including cargo capacity, cost-efficiency, environmental impact and safety. In addition to having considerably more capacity than other modes of transportation, barge transportation is highly fuel efficient. A typical dry cargo barge has the carrying capacity of approximately 16 railcars or approximately 70 tractor-trailers, and is able to move 576 ton-miles per gallon of fuel compared to 413 ton-miles per gallon of fuel for rail transportation or 155 ton-miles per gallon of fuel for truck transportation. In addition, carbon monoxide emissions for barges are 28% less than rail emissions and 66% less than truck emissions when moving equivalent amounts of freight over equivalent distances. Barge transportation is also the safest mode of U.S. freight transportation, based on the percentage of fatalities and the number of hazardous materials incidents, fatalities and injuries. Inland barge transportation predominantly operates away from population centers, which generally reduces both the number and impact of waterway incidents.

Cost and Efficiency Comparison — Barge vs. Truck and Rail

	Barge	Rail	Truck

Cargo Capacity
	One Barge	Jumbo Hopper Car	Large Semi
	1,750 tons	110 tons	25 tons

Equivalent Units
	One Barge	16 Jumbo Hopper Cars	70 Large Semis

Number of miles 1 ton can be carried per gallon of fuel	576	413	155

Source: Texas Transportation Institute Center for Ports and Waterways.

Demand

The demand for dry cargo freight on the Inland Waterways is driven by the production volumes of dry bulk commodities transported by barge, as well as the attractiveness of barging as a means of freight transportation. Domestic barging focuses on four core commodity groups: coal, grain, steel and other bulk commodities and liquids:

•	Coal. Coal is the barging industry’s largest transport commodity, with approximately 186.7 million tons of domestic coal moved by water in 2008. There are three primary sources of demand for coal: utilities (generally over 90% of total demand), industrial and coke producers, and exports. Demand, particularly from utilities, remains fairly constant on a year-to-year basis and transportation contracts with utilities are customarily multi-year, fixed price contracts with escalation clauses. Additionally, China has become a net importer of coal, which shifts world trade flows and if the trends continue, will likely eventually increase U.S. coal exports.

China Coal Imports and Exports (Metric Tons)

•	Grain. The U.S. dominates the world production and export of coarse grain (corn, barley, oats, sorghum and milo). From 1996 to 2008, approximately 55% of U.S. coarse grain (primarily corn), wheat and soybean exports moved through the Port of New Orleans via the Mississippi River. While grain is not the barging industry’s largest transport commodity in terms of tonnage, it is a significant driver for the industry’s overall freight rate structure for dry cargo movements.

•	Steel and Other Bulk Commodities. Riverborne shipments of steel slabs, iron and steel scrap, steel products, pig iron, and iron ore are approximately 24 million tons per year. The primary bulk commodities shipped by domestic barges include alumina, salt, scrubber sorbents, cement, fertilizer and forest products. Cement barge movements will benefit from new capacity opening on the river. Total demand for finished steel products remains in the 110 to 120 million ton range and riverborne tonnage has been approximately 7 to 9 million tons per year. The current recession has reduced U.S. steel production significantly and it is expected that a certain percentage of this production will not return, which could lead to new imports transported along the Inland Waterways.

•	Liquids. Liquid cargo transportation provides higher margins with relatively steady rate levels. Crude petroleum and petroleum products account for 150 million tons out of the total liquid moves of 189 million tons. Liquid barge carriers handle 37 million tons of chemicals, which include caustic soda, styrene, methanol, ethylene glycol and propylene oxide. The closing of chemical plants within the U.S. has negatively impacted liquid carriers. Approximately 91% of the production capacity for U.S. chemical plants is located on the Inland Waterways. Other liquid commodities shipped by domestic barges include petroleum products and edible oils, including soybean oil, molasses and ethanol.

Using these broad cargo categories the following graph depicts the total millions of tons shipped through the Inland Waterways for the years ended December 31, 1999 through 2008 by all carriers.

Commodities Shipped on Inland Waterways (in million ton-miles)

Supply

Dry barges are a subset of the total barge market. According to Informa, the Inland Waterways fleet peaked at 23,092 barges at the end of 1998. From 1999 to 2005 the Inland Waterways fleet size was reduced by 2,407 dry cargo barges and 54 liquid tank barges for a total reduction of 2,461 barges, or 10.7%. From that date through the end of 2008, the industry fleet, net of barges scrapped, increased by 225 dry cargo barges and

149 tank barges, ending 2008 at 18,014 dry and 2,991 liquid barges, for a total fleet size of 21,005, 9.0% below the 1998 level. During 2008 the dry cargo industry fleet placed 917 new barges into service while retiring 932 barges.

Informa forecasts that the existing dry fleet will expand by only approximately 2% through 2013 due to significant retirements of older barges and the current economic crisis. If the projected increase occurs the industry dry fleet size would remain more than 8% lower than its peak in 1998.

Rates

Freight rates in the dry cargo barge market are a function of the relationship between the amount of freight demand for these commodities and the number of barges available to load freight. Based on the forecasted fleet size and the anticipated recovery in domestic economic activity, we believe that freight rates will be sustained at higher than historical levels in the foreseeable future. Certain spot rate contracts, particularly for grain, are subject to significant seasonal and other fluctuations.

Even though quantity of cargoes has slightly decreased in recent years, influenced by the slowdown in economic activity, high steel prices and an aging fleet allowed spot barge rates to remain high over the past couple of years. 2009 rates were still higher than historical averages, although below rates achieved in recent years.

Business

Our Company

We are a leading independent provider of dry bulk marine transportation services in the U.S.-flag coastwise, U.S. Government cargo preference and inland barge markets. We also own and operate the largest coal and petcoke terminal in the Gulf of Mexico, which is strategically located as the first inbound dry bulk terminal on the Mississippi River. We believe our portfolio of assets is uniquely diverse and enables us to provide tailored transportation, storage, blending and transfer solutions to our customers.

Industry Overview

Ocean Transportation

U.S. Ocean Shipping Industry.  The U.S. Ocean Shipping Industry consists of the Jones Act coastwise and the U.S.-flag cargo preference trades. In both markets, there are significant restrictions that limit competition by foreign operators.

The Jones Act requires that marine trade between U.S. ports be reserved for companies at least 75% owned by U.S. citizens at each tier of ownership, operating U.S.-built and U.S.-flagged vessels that are manned by U.S.-citizen crews. The Jones Act dry bulk market is largely contractual in nature. The main routes served by Jones Act ocean-going vessels are within the Gulf of Mexico, along the East and West Coasts of the United States, including Puerto Rico, Hawaii and Alaska. The main products carried by the Jones Act dry bulk ocean-going fleet include coal, petcoke, phosphate rock, grain and other agricultural products. The Jones Act dry bulk ocean-going fleet consists of 31 vessels over 10,000 dwt (excluding three cement carriers) with an average age of approximately 29 years, currently owned by eight separate owners.

The U.S. flag cargo preference trade market is comprised of U.S. Government programs such as PL-480, which governs international grain shipments and is also the main transportation mode for U.S. international food assistance. Under PL-480, 75% or more of U.S. food aid cargoes, destined primarily for developing nations, is reserved for transportation by U.S.-flag vessels, if available. To qualify as U.S.-flag, foreign built vessels must be owned by a U.S. documentation citizen, trade under the U.S. flag with an entirely U.S.-citizen crew and have traded in the international market for three years. While all Jones Act compliant vessels automatically qualify for the PL-480 program, the reverse is not true. Awards under the PL-480 program are made on a single voyage basis through periodic competitive bidding. In the 2009 cargo preference year, which corresponds to the U.S. Government’s fiscal year, the U.S. shipped 2.5 million tons of grain and other agricultural products primarily to destinations in East Africa and Asia. The U.S. Government has announced that the initial PL-480 budget for the 2010 cargo preference year is $1.7 billion, which is more than 35% higher than the initial 2009 budget.

Inland Barge Transportation

Inland Barge Market.  Domestic waterways are vital to the U.S. freight distribution system. In 2007, over 600 million tons of the cargo transported on U.S. waterways was transported on the U.S. Inland Waterways, consisting of the Mississippi River, the Ohio River, the Illinois River and their tributaries (collectively known as the “Inland Waterways”). The most significant component of the Inland Waterways is the Mississippi River system. Its river basin encompasses portions of 31 states, spanning as far west as Nebraska to as far east as New York, and from as far south as Louisiana to as far north as the Great Lakes. The barges used in inland marine transportation are broadly categorized in two ways — dry cargo barges for the transport of bulk cargo, which may be fitted with weather-tight covers, and tank barges for carrying petroleum or other liquids.

Competition within the U.S. inland barging industry is diverse and includes independent transportation companies and small operators, as well as captive fleets, owned by various U.S. power generating, grain, refining and petrochemical companies. Foreign competition within the industry is restricted due to the Jones Act. Primary users of dry cargo barges include domestic utilities and major U.S. agricultural and industrial companies. Dry cargo commodities transported on the Inland Waterways include coal, petcoke, grains, fertilizers, both raw steel commodities and finished steel, nonferrous minerals and construction materials.

Transportation Mode Comparison.  We believe that barge transportation on the Inland Waterways is the most cost effective, environmentally friendly and safe method of moving freight in the United States as compared to railroads or trucks. A typical dry cargo barge has the carrying capacity of approximately 16 railcars or approximately 70 tractor-trailers, and is able to move 576 ton-miles per gallon of fuel compared to 413 ton-miles per gallon of fuel for rail transportation or 155 ton-miles per gallon of fuel for truck transportation. In addition, when compared to inland barges, trains and trucks produce significantly greater quantities of certain air pollutants. According to the Texas Transportation Institute Center for Ports and Waterways, carbon monoxide emissions for barges are 28% less than rail emissions and 66% less than truck emissions when moving equivalent amounts of freight over equivalent distances. Barge transportation is also the safest mode of U.S. freight transportation, based on the percentage of injuries per ton-mile transported. Inland barge transportation predominantly operates away from population centers, which generally reduces both the number and impact of waterway incidents.

Mississippi River Terminal Market

Terminal operations located on the lower Mississippi River are critical for the storage and transfer of materials entering and exiting the Inland Waterways. We estimate that in 2009, at least 12 million tons of black products (coal and petcoke) were moved through three major terminals located on the Mississippi River. These three major coal and petcoke terminals have a combined maximum throughput of 23 million tons and on-site storage capacity of 7 million tons. Each of the three terminals is located along long, deep stretches of the Mississippi River, where barges and vessels can gain access for loading and unloading of cargo. Terminals located south of New Orleans allow ocean-going vessels to load cargo without having to navigate through the congested New Orleans area, which reduces time, cost and logistical problems for our customers. In addition, to transfer and storage, terminal operations often provide value-added services such as blending which is necessary for customers such as regulated public utilities who require specific blends to meet environmental standards.

Our Strengths

We believe that the following strengths provide us with significant competitive advantages:

Unique, Integrated Asset Portfolio.  We are a leading provider of coastwise and inland marine dry bulk transportation with a diverse fleet of ocean-going vessels, inland towboats and inland barges. We are the largest operator of Jones Act coastwise dry bulk vessels, with 51% of industry capacity, and a top ten operator of inland dry cargo barges. Our terminal is well-positioned to meet the needs of our coal and petcoke customers because it is the closest terminal to the Gulf of Mexico and is the largest in the region. As the only company along the Mississippi River and the Gulf of Mexico providing full-service transportation, transfer and storage for dry bulk cargo, we believe we are uniquely positioned to create tailored solutions to meet each customer’s specific transportation requirements. We offer our customers a single point of contact for all three of our inland, ocean and terminal services, which results in cost and time savings, logistics support and improved certainty of cargo transportation.

Valuable Long-term Customer Relationships and Contracts.  We focus on building long-term relationships with key industry participants through reliable and safe performance and a strong commitment to customer service. Our clients rely on our services to deliver commodities, and in the case of our terminal, to blend coal and petcoke, within specific time frames and to strict standards. We believe our long-term relationships and the strong credit quality of our largest customers provide us with relatively stable and predictable revenue streams, greater capacity utilization and consistent traffic patterns. For the year ended December 31, 2009, 32.5% of our revenue was generated under a contract with Tampa Electric, with a remaining maturity of five years, 10.0% was generated under a contract with Mosaic, with a remaining maturity of eight years, and 14.7% was generated under spot contracts with the U.S. Government and an additional 13.7% was generated from other contract customers. An additional

13.9% of our revenue was generated from recurring spot customers. We signed a new contract with Tampa Electric in 2008, which commenced January 1, 2009 and runs through December 31, 2014. This contract represents a significant reduction in volumes over our prior contract, due primarily to Tampa Electric’s diversification of transportation modes, particularly to rail, and Tampa Electric’s sourcing of barging capacity from one of our competitors. As a result, we expect to experience a material reduction in revenues from Tampa Electric over the life of the contract, which could, in turn, affect our overall revenues if we are unable to replace the tonnages lost from Tampa Electric.

Well Maintained Asset Base.  We have dedicated significant time and capital to maintain our assets and ensure they operate to high standards of efficiency and safety. We employ a dedicated in-house technical management team that oversees all aspects of our vessels’ maintenance program to maximize safe operations and availability. Additionally, for our inland tug and barge fleet, we employ a dedicated maintenance and repair staff who work in our facilities to ensure quality of work and minimize cost. As of November 2009, our owned ocean-going vessels, towboats and inland barges were appraised by an independent third party at an aggregate fair market value of $317.4 million. As of January, 2008, our terminal facility was appraised by an independent third party at a fair market value of $67.3 million. The fair market value of our fleet, plus the value of our terminal, accounts receivable and inventory as of December 31, 2009 total approximately $440.5 million which represents a 1.3x multiple of our total secured debt.

Ability to Maximize Asset Utilization.  We believe that the integration of our assets, along with the stability and predictability of contracted volumes, creates a strong platform to pursue other profitable contract and spot market opportunities. For United Ocean Services, we maintain high utilization rates primarily through our coal and phosphate contracts. United Barge Line focuses on long-haul trips and has significant southbound contracted volumes, which enhances vessel utilization. Additionally, 140 of our open barges were built cover-ready and are able to access the covered barge market when rates are favorable at limited additional cost. Our terminal allows us to control a significant portion of our customers’ coal and petcoke supply chain and minimize idle time for our marine transport assets.

Significant Barriers to Entry.  United Ocean Services and United Barge Line are significantly insulated from foreign competition by the Jones Act and United Ocean Services is further insulated by cargo preference laws. New construction of competing ocean-going vessels is constrained due to the current costs for Jones Act vessels. Additionally, the requirements of operating U.S.-flag vessels have limited the entry of new competitors in the cargo preference market. With respect to our terminal, we are insulated from competition due to the high cost of construction of a new terminal, which includes land purchase, permitting and development. As such, management does not expect another Gulf Coast terminal to be constructed in the future. In the lower Mississippi terminal business, we face competition from only two other full services operators, neither of whom provides the integration of service or the storage capacity of our terminal.

Experienced Management Team and Operational Staff.  We have built and retained a dedicated workforce, including a strong mix of operational, logistics and management skills and experience. We are led by Sal Litrico, our President and Chief Executive Officer, who has 17 years of experience with us and over 30 years in the marine transportation industry. Our non-union employee base has a low turnover rate and we employ highly experienced captains, pilots and senior officers. We place an emphasis on training and developing our staff and crews to maximize safety and environmental compliance.

Our Strategy

Our business strategy is driven by our strong base of long-term relationships, diverse assets and ability to offer integrated coastwise and inland marine transportation, as well as storage and transfer services, to our customers, and is outlined below:

Cross-Selling Integrated Services.  We offer our customers a single point of contact for our inland, ocean and terminal segments, as well as logistics support and improved timing and reliability of cargo transportation. Our senior sales professionals market our integrated service capabilities and are supported by teams that specialize in each of our segments. We believe there is an attractive opportunity for growth amongst customers that only use one of our segments. In 2007, 35% of our revenue came from customers that used at least two of our segments and in the year ended December 31, 2009 this percentage increased to 48%. We intend to increase this percentage and focus on adding new customers who can benefit from our integrated service offering.

Positioning Terminal as Premier Gulf of Mexico Coal and Petcoke Distribution Hub.  We believe the location and capabilities of our terminal facility provide a significant competitive advantage over the two other terminals in the region and we will seek to continue leveraging this advantage to add new customers. We believe our ability to store significant volumes and blend to high specifications is valuable for domestic utilities, including our largest customer, Tampa Electric. According to the EIA, coal consumption for the domestic electric power sector is projected to increase to 988.9 million tons in 2010, a 45.8 million ton increase over estimated 2009 consumption of 943.1 million tons. Additionally, the ability for large dry bulk vessels to load cargoes at our terminal without passing through New Orleans provides a significant time, cost and security advantage for customers that intend to export coal internationally. As global economic conditions improve, we expect coal exports to increase due to rapid growth in electrical power generation capacity in Asia, particularly in India and China.

Maintaining and Growing High Level of Recurring and Forecastable Cash Flows.  We seek forecastable cash flows through term contracts with fixed minimum tonnage requirements. Our principal contract movements serve as a backbone for our business, creating recurring backhaul opportunities and positioning us to serve other customers. Based on our contracted southbound river and strong cross-Gulf movements, we can aggressively bid on opportunities for our remaining capacity in margin-enhancing spot charters. Since becoming an independent company in December 2007, we have been able to accelerate our shift from captive service provider of a regulated utility to an independent, growth-oriented entity. This shift has enabled us to focus on further diversifying our customer base and maximizing cash flows.

Maximizing Operating Efficiency and Leveraging Economies of Scale.  In response to the economic downturn, we implemented several initiatives designed to improve our operating efficiency, including improved processes across segments, overhead reduction, and negotiation of shipyard discounts and reduced vendor pricing and terms, resulting in an increase of our Adjusted EBITDA margin from 20.4% in 2007 to 23.0% for the year ended December 31, 2009. We believe these initiatives, as well as our proactive maintenance program, will allow us to enhance efficiency and position us to achieve even greater cash flows as the overall economy, the marine transportation sector and commodity demand improve. In addition, we believe we will continue to benefit from economies of scale through the size of our fleet and through the integrated management and operation of our dry bulk terminal with our marine assets.

Focusing on Operational Excellence.  As a wholly owned subsidiary and dedicated service provider of a regulated public utility company until December 2007, we conducted our business under rigid operational standards, placing high emphasis on safety and compliance with environmental regulations. We have continued to operate under the same high standards since becoming an independent company. Our non-union workforce of over 800 employees has maintained a strong operational, environmental and safety record, resulting in lower costs and superior customer service. Our safety record was significantly better than industry averages in 2008, as measured in each segment. We intend to continue capitalizing on our operational discipline as it translates to reliable and safe services for our clients and high retention rates for our personnel.

Our Organizational Structure

The following diagram illustrates our organizational structure:

Operating Segments

Our primary business segments are:

•	United Ocean Services (“UOS”): fleet of 11 ocean-going vessels, including three ships and eight tug-barge units that provide coastwise Jones Act dry bulk shipping services and engage in the U.S. cargo preference trade;

•	United Barge Line (“UBL”): fleet of 691 barges and 20 towboats serving the Ohio, Illinois and Mississippi Rivers; and

•	United Bulk Terminal (“UBT”): the largest full-service bulk storage and transfer terminal on the Gulf Coast.

Each of these businesses, while distinct from an operational standpoint, are closely linked to provide integrated service to our customers. This communication has been enhanced by the addition of a commercial logistics group to oversee all integrated services. In addition to the three business segments above, we also have a 50% ownership interest in Ocean Dry Bulk, LLC. See “— United Ocean Services — Ocean Dry Bulk.” As of January 2010, the Ocean Dry Bulk joint venture vessel has been sold for $460,000 in an “AS IS WHERE IS” condition with no warranty or representation, express or implied regarding the vessel.

United Ocean Services

Overview

United Ocean Services is the largest U.S.-flag coastwise dry bulk carrier, based on dwt capacity, and serves both U.S. coasts, the Gulf of Mexico and international markets. United Ocean Services’ core business is the transport of coal from our terminal eastbound to the Tampa Electric’s Big Bend power plant, and the transport of phosphate rock westbound from Tampa to Louisiana, north of New Orleans. United Ocean Services is the exclusive domestic marine transporter of coal for Tampa Electric and the largest phosphate transporter in the coastwise market, including an exclusive contract to service Mosaic’s phosphate rock transport needs in this market. Domestically, we also transport shipments of alumina, petcoke, scrap metal, ores and grains. Additionally, United Ocean Services participates in various U.S. cargo preference programs, primarily transporting grain for food aid worldwide, with the second largest fleet by deadweight capacity in the dry bulk segment of the U.S. cargo preference market.

Operating Profile

Jones Act Trade

All of the Company’s vessels are qualified to transport cargo between U.S. ports under the Jones Act. The Jones Act dry bulk market is generally considered to be more stable than the international dry bulk market due to the impact of the regulatory requirements on vessel supply and more predictable demand profile. The Jones Act restricts U.S. point-to-point maritime shipping to vessels operating under the U.S. flag, built in the United States, at least 75% owned and operated by U.S. citizens and manned by U.S. crews. U.S.-flag ships are ships registered in the United States, which must meet U.S. Coast Guard requirements for safety. The company operating the ship must also meet citizenship requirements, and abide by the laws of the United States. See “— Laws and Regulation.”

The Jones Act trade accounted for 66% of UOS’s revenue for the year ended December 31, 2009. Coal shipments originate at UBT and are transported eastbound. Phosphate shipments, which originate in the Tampa area, are transported westbound to the Mississippi River. This is considered UOS’s core business and improves efficiency when vessels move fully loaded in each direction. Petcoke shipments are sourced and delivered to various ports throughout the Gulf of Mexico and Southeast Atlantic Seaboard.

UOS Coastwise and International Shipments

U.S. Cargo Preference Programs

UOS is also a leader in certain U.S. Government cargo preference programs such as PL-480, which is the U.S. Government’s export assistance program that governs international grain shipments and is also the main instrument for U.S. international food assistance and emergency food aid. Cargo preference shipments accounted for 29% of UOS’s revenue for the year ended December 31, 2009.

Under PL-480, 75% or more of the government’s grain cargo, destined primarily for developing nations, is reserved for carriage by U.S.-flag vessels, if available. Awards under the PL-480 program are made on a single voyage basis through periodic competitive bidding.

The Company participates in coastwise trades between PL-480 voyages for increased opportunities to maximize vessel utilization. Over the long run, the U.S. Government is expected to be a stable supplier of grain to the developing world and provide a consistent source of demand for U.S.-flag vessels traveling to international ports of call. The timing of the PL-480 spot business is not typically ratable throughout the year, which can be an advantage to UOS. UOS can often optimize its fleet and reposition certain vessels in order to participate in PL-480 movements as opportunities arise. UOS is the largest and one of the only PL-480 dry bulk providers whose fleet is 100% Jones Act compliant. UOS’ Jones Act compliance optimizes its fleet by enabling its vessels to take advantage of domestic and international opportunities by shifting between PL-480 and the Jones Act.

In addition to PL-480 programs, UOS has participated in a select number of other U.S. Government preference cargo programs sponsored by the Export Import Bank, the U.S. State Department’s Foreign Military Sales Program, the United States Agency for International Development (USAID) and the Department of Defense.

U.S. Cargo Preference Program & Other Spot Movements

UOS Fleet

The UOS fleet, which consists of six integrated or articulated tug-barge units, two traditional tug-barge units and three ships, offers a wide range of shipping capacity from 19,256 to 43,252 dwt per vessel. The combined cargo capacity of 378,111 dwt represents 51% of the Jones Act coastwise dry bulk fleet capacity.

The table below presents a summary of the UOS fleet:

			Cargo Capacity
Vessel Type	Year Built	Horsepower	(Dwt)

Ships
Mary Ann Hudson	1981	15,600	40,880
Sheila McDevitt	1980	12,000	41,104
Tina Litrico	1973	12,000	33,500
Integrated/Articulated Tug-Barge Units Tug
Barbara Kessel	1977	7,200	NA
Betty Wood	1973	7,200	NA
Janis Guzzle	1979	7,200	NA
Beverly Anderson	1982	7,200	NA
Naida Ramil	1994	7,200	NA
Sharon Dehart	1973	6,000	NA
Barge
Mary Turner	1982	NA	43,252
Peggy Palmer	1981	NA	37,873
Marie Flood	1973	NA	37,768
Pat Cantrell	1984	NA	36,960
Gayle Eustace	1977	NA	36,618
Doris Guenther	1981	NA	25,700
Traditional Tug-Barge Units Tug
Lisa W	1976	5,600	NA
Debbie Rankin	1975	5,750	NA
Barge
Diana T	1975	NA	25,200
Barbara Vaught	1966	NA	19,256
Dana Dunn(2)	1968	NA	25,365
ODB 1(3)	1968	NA	22,000

(1)	Assumes lease buyout in 2013.

(2)	Currently inactive.

(3)	50% joint venture vessel.

With a diverse portfolio of ships and tug-barge units, UOS has the ability, when necessary, to substitute tug-barge capacity with ship capacity in order to provide flexible and responsive customer service. For example, ships are less weather-sensitive and travel faster than tug-barge units; this allows United Maritime to provide more reliable service when customers have time-sensitive cargoes or when weather patterns may potentially impede tug-barge movements.

We maintain our active fleet to a high standard. A preventative maintenance program ensures that all equipment is inspected and overhauled on a scheduled basis to ensure reliability, efficiency and safety. Key vendors in the Gulf of Mexico are utilized to assist in maintaining the vessels. The location and the relationship with these vendors typically allow topside repairs to be completed during cargo transfer. In addition, UOS frequently stations qualified supervisors on-site during maintenance intervals to ensure that the quality of work and repairs satisfies UOS’ operating standards. To further ensure quality control, we keep many of our routine maintenance procedures in-house, and we are capable of performing certain routine maintenance procedures with the equipment at UBT. See “— United Bulk Terminal.”

Ocean Dry Bulk

UOS has a 50% ownership interest in Ocean Dry Bulk, LLC (“ODB”). ODB is a joint venture between UOS and Moran Towing entered into in 2004. The joint venture owns a single dry bulk ocean-going barge that was re-flagged foreign in 2007 and chartered to a third-party operator until July 2009, and is currently in lay up status. At December 31, 2009 and 2008, UOS’ investment in the unconsolidated joint venture was approximately $0.5 million and $1.2 million, respectively. As of January 2010, the Ocean Dry Bulk joint venture vessel has been sold for $460,000 in an “AS IS WHERE IS” condition with no warranty or representation, express or implied regarding the vessel.

United Barge Line

Overview

United Barge Line is one of the top ten inland dry cargo barge transportation providers, as measured by number of barges. As a full-service barge line company, we provide transport, fleeting, docking, repairing and cleaning services. United Barge Line’s primary transportation lanes are between Cincinnati on the Ohio River and Chicago on the Illinois River to Davant, Louisiana on the Lower Mississippi River. Key products transported by United Barge Line are coal, petcoke and grain.

UBL’s core business involves the front-haul movement of coal and petcoke from the Midwest southward to UBT. UBL complements these movements with backhaul movements north up the Mississippi River. UBL’s northbound movements involve transporting steel and steel-related products, petcoke, furnace coke, fertilizer, and wood chips. UBL also operates covered barges moving primarily grain and other weather sensitive products.

Fleet

The tables below present a summary of the UBL fleet:

UBL — Barge Fleet

	Open Barges	Covered Barges	Total	% of Total

Owned Barges (Age)
5 Years or Less	4	—	4	0.6%
5-10 Years	—	77	77	11.1%
10-15 Years	63	85	148	21.4%
15-20 Years	47	17	64	9.3%
20-25 Years	—	—	—	0.0%
25-30 Years	146	—	146	21.2%
Over 30 Years	44	—	44	6.4%

Total	304	179	483	69.9%
Leased Barges (Age)
5 Years or Less	140	10	150	21.7%
20-25 Years	49	—	49	7.1%
25-30 Years	1	—	1	0.1%
Over 30 Years	—	—	—	0.0%

Total	190	10	200	28.9%
Chartered Barges (Age)
5 Years or Less	—	8	8	1.2%
Total	—	8	8	1.2%
Total In Service Barges	494	197	691

UBL — Towboat Fleet (High-horsepower)

Towboat	Previously	Year Built	Builder	Dim.	Engines	H.P

Susan Johnson	Paula G	1975	Jeffboat	180 x 52	EMD 16-645-F7B	9,000
Martha Lynn		1966	Nashville Bridge	180 x 50	EMD 16-645-F7B	9,000
Eleanor Gordon		1972	Nashville Bridge	195 x 54	EMD 16-645-E7B	9,000
Carol McManus	Girlie Knight	1969	Gulfport Ship	180 x 50	EMD 16-645-E7B	9,000
Donna Griffin	Michelle O’Neill	1965	Nashville Bridge	180 x 50	EMD 16-645-F7B	9,000
Sally Bromfield	Jenny S	1966	Nashville Bridge	180 x 50	EMD 16-645-E7B	9,000
Laurie Becnel	Abby S	1983	St. Louis Ship	170 x 45	EMD 16-645-F7B	6,800
Sam Litrico		1984	St. Louis Ship	170 x 45	EMD 16-645-F7B	6,800
Bea Black		1973	St. Louis Ship	138 x 44	EMD 16-645-E7B	6,000
Terri C		1968	St. Louis Ship	150 x 44	EMD 16-645-E7B	6,000
Anne B		1975	Halter Marine	140 x 38	EMD 16-645-E7B	4,200
Martha Mac		1964	Nashville Bridge	165 x 35	EMD 16-567C	3,800
Sylvia H		1985	Quality Shipyard	130 x 34	CAT 3516	2,800
Pamela H		1985	Quality Shipyard	130 x 34	CAT 3516	2,800

UBL — Towboat Fleet (Other)

Towboat	Year Built	Builder	Dim.	Engines	H.P

Brenda Koestler	1960	Greenville Shipbuilding	76 x 24	CAT 3412	1,200
Sue Kossow	1981	Berry Bros.	63 x 24	CAT 3412	1,200
Marlene Ellis	1968	Gulfport Ship	65 x 24	CAT 3412	1,200
Eva Walker	1953	Arnold Walker	78 x 22	CAT 3412	1,200
Ginny Howell	1973	Avondale Shipyard	64 x 24	CAT D379TA	1,020
Audrey Pearson	1967	Port Allen	64 x 24	CAT 3408	800

The barging industry uses two types of equipment to move freight: towboats and barges. The combination of a towboat, which provides power and navigation, and barges, which carry the freight, is referred to as a tow. A tow usually consists of one towboat and between 5 and 40 barges depending upon the horsepower of the towboat, the river width and conditions, the load and empty mix of the tow and the direction of travel.

Towboats

Towboats are the most expensive floating equipment in a barging operation. A typical new towboat can range in price from $2 million to $15 million depending upon the horsepower. Horsepower is the key statistic used to compare different towboats since the value of a towboat lies in the number of barges that it can effectively push and maneuver. Much of barging logistics is dedicated to generating optimal barge/horsepower matches while minimizing the time that towboats remain in port.

UBL owns and operates a wide variety of towboats with horsepowers ranging from 9,000 hp to less than 1,000 hp. Each of these vessels is maintained to high internal standards. We tow our own barges as well as those of third parties. Outside towing accounted for approximately 10.6% of UBL’s revenue for the year ended December 31, 2009.

Barges

There are two main categories of dry cargo barges: open barges and covered barges. The open barge is a double-skinned open hopper box without covers. Its inner shell forms the cargo hold. Open barges are multipurpose vessels that carry a wide range of commodities requiring no protection from the elements. The most common usage is the transportation of coal.

The covered hopper barge is an open hopper barge with a set of nine covers mounted upon it. There are two types of covers: rolling covers and lift covers. Both types of covered hopper barges transport cargo that needs protection from the elements, with lift covers used primarily for grain and rolling covers used for other bulk commodities such as steel, paper, alumina, salt and cement. At the end of a covered hopper barge’s useful life, the cover is removed, converting it to an open hopper for an additional five years or more of useful life.

In recent years, UBL has begun shifting its fleet mix to a larger percentage of covered hopper barges, which have the flexibility to operate in more market segments and to transport a wider range of commodities than open barges. For our 140 cover-ready barges, UBL has the ability to convert each open barge to a covered barge at a cost of approximately $50,000 per barge.

United Bulk Terminal (UBT)

Overview

United Bulk Terminal is the largest full-service dry bulk storage and transfer terminal on the Gulf Coast, as measured by throughput of tons and storage capacity, and is the key link between the coal and petcoke trades handled by United Ocean Services and United Barge Line. It is the largest dry bulk, full-service blending and storage/transfer terminal in the Gulf, serving worldwide import and export customers. UBT is the first dry bulk terminal on the Mississippi River inbound from the Gulf of Mexico, which provides a significant time and cost advantage to third-party customers. Approximately 86% of the traffic through UBT during 2009 was handled by either UOS and UBL fleet. The remaining 14% of traffic represented third-party customers.

UBT is located 40 miles south of New Orleans (Mile Post 55), on a 1,138-acre leased and owned site, which includes significant river frontage. UBT operates 24 hours a day, 365 days a year, and has an annual throughput capacity of up to 12.0 million tons, without additional capital expenditures, and ground storage capacity for up to 4.5 million tons. Throughput capacity is calculated based on our average equipment utilization rates (impacted by planned and unplanned downtime) and our demonstrated transfer speeds for three conveyor systems, continuous barge unloaders and stacker/reclaimer systems.

Since 2007, we have made multiple capital improvements to UBT, including adding increasing redundancy to existing systems, to improve reliability and provide uninterrupted service. In 2008, we added a new conveyer system to increase capacity and minimize downtime.

In addition to the land and facilities currently used for UBT’s transfer and storage operations, UBT owns 309 acres that are not being utilized. This property could be used for further expansion or potentially sold to a third party. We are investigating potential capital improvements to our terminal, including possible expansion of the space available for blending or for other uses, as well as the ability to store other dry bulk, such as aggregates.

UBT has the flexibility to transfer coal and petcoke to and from barge, ship and land-based storage, and can also accommodate several loadings, unloadings and transfers of such dry bulk at the same time. The ability to offload and store coal and petcoke while waiting for the appropriate vessel type to arrive later at UBT provides substantial logistical advantages. In addition, having significant ground storage available allows customer vessels to be unloaded and reloaded in rapid succession, minimizing port time and maximizing vessel turns. Storage allowances are typically 90 free days, then daily charges begin with incremental rate changes every 30 days.

Equipment and Facilities

UBT’s facilities at Davant, Louisiana are located on three miles of river frontage with ample room for docking multiple sized vessels and barges, as well as two storage yards with combined total storage capacity of up to 4.5 million tons. UBT’s loading/unloading equipment allow for quick ship turnaround and reliable scheduling. The map below highlights UBT’s facilities and equipment.

UBT Facility Map

Notes

1.	Storage yards

2.	Krupp stacker-reclaimer

3.	Dravo stacker-reclaimer

4.	Conveyor C-1

5.	Conveyor D

6.	FMC continuous barge unloader

7.	Dravo continuous barge unloader

8.	Traveling ship loader

9.	Stationary ship loader

10.	Dock No. 1

11.	Dock No. 2

12.	Midstream buoys

13.	Dravo traveling grab bucket unloader

14.	Surge bins (2)

15.	Conveyor C-4

16.	TEMA Siebtechnik mechanical samplers (5)

17.	Spare parts warehouse

18.	Diesel equipment maintenance ship

19.	Marine support office and supply barge

20.	Structural maintenance shop and offices

21.	Administrative offices

22.	Conveyer E

UBT has the ability to berth up to four vessels simultaneously: two on Dock No. 1, one on Dock No. 2 and one on the midstream buoys. Vessels at Dock No. 1 are fed by two separate storage yards via each yard’s stacker/reclaimer and/or a barge unloader. In addition, Dock No. 2 can also feed materials to vessels at the

Dock No. 1 system. UBT can accommodate Panamax vessels as well as partially loaded Capesize vessels, the largest class of dry vessels, which are usually over 850 feet in length and over 125 feet of beam, with minimal, low-cost additional preparation.

We are dedicated to the continued upkeep and improvement of our terminal. UBT has replaced and/or rebuilt component structures and mechanical and electrical components. We have installed additional program logic controllers to increase equipment efficiency and productivity and aid in troubleshooting, as well as installing man machine interfaces on the major material handling equipment to improve efficiency and productivity. In 2008, we purchased a new conveyer system to increase capacity and minimize down time. The terminal has also purchased a conveyor belt vulcanizer to improve the strength and length of service of belt splices. The mechanical splices we had been using had a shorter service life and were more susceptible to premature failure or tearing apart under heavy load. The vulcanized splice takes about three times longer to perform but provides more than ten times the service life and is the strongest style of splice performed on conveyor belting.

In addition, the terminal successfully tested large generators in September 2008 to ensure that the terminal could be operated by generator power and it ran on generator power for approximately two days before electrical power was restored. We secured a generator rental agreement during hurricane season in 2009 as a precautionary measure.

Coal and Petcoke Blending

UBT handles primarily carbon products such as coal and petcoke, and has been blending these commodities since 1973 to meet customer needs. Blending is a crucial part of the storage and transfer services we offer at UBT. Blending is primarily done through the use of portable blending conveyors, which also provide a backup for stacker/reclaimer failures. We provide blending for 20% of the coal and petcoke moving through UBT. The remaining transfer activity consists of single commodity loadings or alternate cargoes in vessel holds.

Due to the large amount of acreage available at the terminal, we have the capacity to spread out storage materials further. This gives us the ability to blend approximately eight different materials together, as compared to our competitors who, due to lack of storage space, can only create blends of two to three materials at a time.

Barge Fleeting Areas

UBT operates two barge fleeting areas primarily serving as staging areas for barges scheduled for unloading or loading at UBT docks. However, on occasion, the areas are also used for commercially fleeting barges to be moved to other facilities on the river. Fleeting is the temporary in-water storing of barges prior to loading, unloading or movement to a subsequent dock. The UBT fleeting operations create a revenue stream primarily from the fleeting and shifting of barges that are unloaded at the terminal.

After the completion of recent fleeting expansion projects, UBT’s current fleeting capacity is now over 500 barges. Fleeting capacity is decreased during high water periods due to the pressure exerted by heavier and faster water flow at high river.

UBT also offers midstreaming services, or the transfer of commodities directly from barge to ocean vessel or from ocean vessel to barge. Midstreaming reduces some of our barge fleeting capacity, although we do not expect to need full barge fleeting capacity during normal operations.

Fleet Maintenance

We believe that we maintain our active fleet to high standards. A preventative maintenance program ensures that all equipment is inspected and overhauled on a scheduled basis to ensure reliability, efficiency and safety.

Key vendors in the Gulf of Mexico are utilized to assist in maintaining UOS’ ocean-going vessels. The location and the relationship with these vendors typically allow topside repairs to be completed during cargo transfer. In addition, we frequently station qualified supervisors on-site during maintenance intervals to ensure that the quality of work and repairs satisfies our operating standards.

We believe our vessels are among the best maintained in the industry, both mechanically and cosmetically. We have successfully completed numerous and extensive capital projects to keep the fleet modern and to minimize routine maintenance costs. Key maintenance policies and practices that drive our superior maintenance record include:

•	All of UOS’s vessels are compliant with the International Maritime Organization’s ISM Code and are class certified.

•	All of UBL’s towboats are Responsible Carrier Program (RCP) compliant.

•	Main engine overhauls on regular intervals of 25,000 to 35,000 operating hours, depending on use and primary operating vicinity of the vessel, on our UOS and UBL tugboats and towboats.

•	Ocean-going vessels are dry-docked twice every five years.

•	We have a dedicated in-house technical management team that oversees all aspects of our vessels’ maintenance program to maximize days available for operation and extend useful lives.

When possible, we decrease our maintenance costs by dry-docking our UOS fleet in foreign ports. We bid out the projects to ensure the lowest possible prices and negotiate volume discounts with maintenance providers. We seek to ensure that all of our outside contractors meet proper qualifications to accomplish the repairs. Vessel condition is continually monitored internally and examined on a regular schedule by external surveyors to ensure that proper maintenance is accomplished. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General — United Ocean Services” for a discussion of the accounting treatment for the costs of mandated dry-docking of vessels.

Description of Fleet Leases

On December 31, 2001, we completed a $43 million sale-leaseback transaction (treated as an operating lease) involving three ocean-going barges and one ocean-going tugboat.

Major leases, including the sale-leaseback transactions described above, and their key terms are listed below:.

Ocean Vessels

The ocean tug B. Kessel, and ocean barges P. Palmer, G. Eustace and M. Turner are operated under a lease expiring in December, 2013. It is accounted for as an operating lease and has end of term purchase and extension options.

River Barges

150 river barges are operated under lease agreements with terms expiring between June, 2021 to March 2023. They are accounted for as operating leases and have end of term purchase and extension options. 50 river barges are operating under a lease agreement expiring in November 2010. It is accounted for as an operating lease and does not have end of term purchase or extension options.

Customers and Contracts

We have established strong relationships with an attractive blue chip customer base which includes major agricultural, industrial, chemical and mineral companies in the United States. We have provided services to our top five customers for an average of 29 years. All of our top 10 customers have been working with us for at least five years.

Through consistent focus on customer service, we have built strong relationships with our customers. We believe these long-term, important relationships provide us with relatively stable and predictable revenue streams, greater capacity utilization and more consistent traffic patterns across all our business segments.

Our top three customers for UOS are Tampa Electric, the U.S. Government and Mosaic, accounting for 84% of the segment’s business by revenue for the year ended December 31, 2009. For UBL and UBT, our top customer is Tampa Electric, comprising 29% and 41% of those segments’ revenues, respectively.

The majority of our revenues from the Gulf of Mexico trade for the UOS segment is from long-term or recurring contracts involving coal, petcoke and phosphate. The average contract maturity is 4.7 years. The remaining revenues are from spot business, including UOS’s participation in government cargo preference programs. Government cargo preference programs are usually awarded on a voyage charter basis. Under this type of contract we are paid freight on the basis of moving cargo from a loading port to a discharge port. We are responsible for paying both operating costs and voyage expenses while the charterer is typically responsible for any delay at the loading or discharging ports. UOS’ term contracts have fuel escalators tied to the Platt’s U.S. Gulf Coast Waterbourne #2 Diesel index. Additionally, the current market price of fuel is considered in UOS spot business prices.

For UBL, most of our multi-year contracts are set at a fixed price, with adjustment provisions for fuel, and, in many cases general inflation, which increases stability of the contract margins. Generally, contracts that are less than one year are priced at the time of execution, are referred to as spot, or affreightment, contracts.

Contract types for UBT are primarily based on transfer of cargo (i) from barge to storage to vessel or (ii) from barge directly to vessel. These contracts include a storage allowance and rate structure for storage charges. They include a transfer rate that may contain annual escalation clauses. Most of the UBT contracts provide for production guarantees to customers. Production guarantees relate to the tons per hour that UBT will guarantee to load or unload their vessels. If they are not met, UBT owes demurrage to the customer; if they are met, UBT earns despatch, which is compensation for loading and unloading faster.

Relationship with Tampa Electric

TECO Transport, United Maritime’s predecessor company, was established as an independent subsidiary of TECO Energy in 1980 and until December 31, 2008 provided substantially all of TECO Energy’s domestic marine transportation and bulk terminal storage services. We have the only complete platform of inland, coastwise and terminal assets along the domestic routes needed for Tampa Electric shipments, enabling us to provide an integrated, cost-effective solution to Tampa Electric since 1959.

Tampa Electric operates two electric coal-burning plants, including Big Bend Power Station (1,607 megawatt capability from four coal units) and Polk Power Station (260-megawatt capability from a five unit integrated-gasification combined cycle facility). The Big Bend Station, which has sulfur dioxide scrubber capabilities, burns a combination of high sulfur coal, petcoke and No. 2 fuel oil. Polk Power Station burns a blend of high sulfur coal, petcoke, natural gas and oil. The Big Bend Station provides baseload electric generation for the Tampa area, and along with Tampa Electric’s other generation facilities, provides electricity to nearly 667,000 residential, commercial and industrial customers. The Tampa Bay area has experienced rapid population growth over the last decade, growing 16.1% from 2000 to 2008. Peak demand for Tampa Electric is expected to continue to grow by 85 megawatts per year over the next 5 years, taking into consideration a recovery of the average annual customer growth to about 2% (from under 1.2% in 2009).

We have traditionally provided services to Tampa Electric under a series of five- to ten-year contracts. We currently have a six-year contract with Tampa Electric that expires on December 31, 2014 to transport, store, unload and blend bulk fuel. The contract provides for minimum cargo quantities to be transported, stored, handled and blended, with such minimum cargo quantities decreasing in 2010, then further decreasing in 2011 to base minimum quantities that apply for the rest of the term of the contract.

Except under certain circumstances and subject to certain limitations and adjustments, for each segment, if Tampa Electric fails to provide the minimum contracted cargo quantities, then it must pay us a shortfall payment or make up for the shortfall by providing a portion of the shortfall amount in the following year. For our ocean and inland services, we are obligated to make our vessels available to carry at least 90% of the tons forecasted by Tampa Electric. If we fail to transport the minimum quantity, Tampa Electric can elect how we satisfy the difference. At UBT, we are obliged to provide storage piles with a total storage capacity based on Tampa Electric’s forecasted cargo quantities.

There is a one time upward pricing adjustment to the base rates per ton and standard rate adjustments tied to fuel and various economic indices. The contract also has standard demurrage and laytime provisions. Tampa Electric can terminate the contract under limited circumstances, including a material breach of the agreement by us and the failure to provide barges for, or to carry, at least two-thirds of the total quantity of cargo nominated by Tampa Electric during any three consecutive months.

Employees

As of December 31, 2009, United Ocean Services had 287 employees. The shoreside/administrative staff is comprised of operations, engineering, safety/training personnel. In addition to managing the daily operations of UOS, the shoreside staff provides support to the vessels and their crews in areas such as maintenance/repair, scheduling/crewing, training, safety management and voyage execution.

As of December 31, 2009, UOS’ fleet of ships and tug-barge units employed 255 full-time “seagoing” employees, the majority of which are licensed officers. The senior officers in the UOS fleet are responsible for the day-to-day management of the crews and are held accountable for maintaining UOS’ safety record while at sea. All of UOS’ seagoing officers are licensed and documented by the U.S. Coast Guard.

As of December 31, 2009, United Barge Line had 338 employees. The shoreside/administrative staff is comprised of safety, operations, warehouse activities, maintenance and repair, traffic and engineering. They provide support to the vessels and their crews on a day-to-day basis. In addition, the shoreside operation employees conduct barge maintenance, maintenance and repair services and minor diesel engine repairs for the UBL vessels.

As of December 31, 2009, United Bulk Terminal had 151 employees. The operations department at UBT, which includes operations and traffic, consists of 58 team members, plus six commercial logistics team members. The maintenance department (structural maintenance, electrical, mobile, warehouse and stormwater) had 48 employees. There are also several administrative positions that include the key areas of leadership and safety. The maintenance and engineering departments are led by two directors and six managers that oversee the daily activity and planned projects at UBT.

We strive to provide market compensation packages including certain health and other benefits, including paid time off and participation in company sponsored retirement contribution plans. We believe our relationship with our employees is strong. We enacted a cost-cutting plan, including the suspension of our 401(k) savings plan matching program, merit pay increases and retirement plan contributions.

Properties

Our headquarters are located at 601 S. Harbour Island Boulevard, Suite 230, Tampa, Florida 33602. We lease our headquarters. The following table sets forth certain information regarding our operational facilities as of the date of this prospectus:

Location	Business Segment	Use	Owned/Leased

Davant, Louisiana (385 acres)	UBT	Bulk terminal	Owned
Davant, Louisiana (646 acres)	UBT	Bulk terminal	Leased (until December 31, 2029)
Davant, Louisiana (107 acres)	UBT	Bulk terminal	Leased (until January 31, 2029)
Metropolis, Illinois (65 acres)	UBL	Offices, warehouse, fleeting, repair facilities	Owned/Leased
Tampa, Florida	United Maritime Group	Office space	Leased (until September 1, 2013)
Riverview, Florida	UOS	Warehouse	Leased (until December 31, 2015)

Insurance and Risk Management

Insurance

We procure and manage insurance policies and provide claims management services for our subsidiaries internally through our risk management department. We are exposed to traditional hazards associated with our marine transportation operations and terminal services. A program of insurance is maintained to mitigate risk of loss to our property, vessels and barges, loss and contamination of cargo and as protection against personal injury to third parties and company employees.

Our marine insurance package covers all foreseeable operational risks for our marine activities. Pollution liability coverage is maintained as well. We have provided for adequate excess liability coverage above the noted casualty risks. All costs of defense, negotiation and costs incurred in liquidating a claim, such as surveys and damage estimates, are considered insured costs. Our personnel costs involved in managing insured claims are not reimbursed. We evaluate our insurance coverage regularly. We believe that our insurance coverage is adequate.

Coverage requirements vary from state to state. We maintain insurance that meets the requirements of every state we ship to.

We are covered by marine hull and machinery, and war risk insurance for our ocean going vessels, which includes the risk of actual or constructive total loss, for all of our vessels. The vessels are covered up to at least fair market value, with an annual aggregate deductible of $500,000. The Company also carries bumbershoot insurance which will cover those liabilities to third parties that exceed the limits of our other insurance policies. In total, our insurance program provides us with a limit of liability of $300 million for third party claims.

Other Risk Management

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk” for a discussion of our fuel hedging policy.

Competition

We are the only integrated provider of marine transportation and terminal services for coal and petcoke in the Inland Waterways and the Gulf of Mexico. We operate in three segments: United Ocean Services, United Barge Line and United Bulk Terminal. We believe that our segments are complementary and combined with our unique asset base, constitute a robust platform of marine transportation and storage for dry bulk commodities, superior to the competition.

United Ocean Services

The Jones Act dry bulk market is contractual in nature. The size and contractual nature of the market has supported purpose-built ships and tug-barge units with features that render them well-suited for their intended trades, but sometime non-competitive in other trades, either due to capacity, cubic, draft, speed or other features. As such, there is limited ability by operators to bid for cargoes competitively and/or substitute vessels.

The Jones Act dry bulk fleet has been largely constant due to high replacement costs and lack of demand growth. As a result, the Jones Act dry bulk fleet is aging, but the majority of the vessels remain within ages seen in other U.S.-flag shipping sectors. In 2007, there were 34 vessels larger than 10,000 dwt operating in the coastwise dry bulk trade, with an average age of approximately 29 years. As of December 31, 2009, only four operators had more than one vessel on the water and these companies accounted for 86% of the fleet capacity. United Ocean Services is the leading operator by number of vessels and carrying capacity, accounting for 51% of the total fleet tonnage. Our vessels operate primarily in the Gulf of Mexico and internationally under the Cargo Preference Trade. Other top operators include: Moran Dry Bulk Carriers (16% of total fleet capacity), trading primarily in the Atlantic Coast, Puerto Rico and in the Cargo Preference Trade; Allied Transportation (10%), trading primarily in Florida and the Atlantic Coast; and Dixie Carriers (10%), trading primarily in the Gulf of Mexico. The majority of our ocean-going vessels have undergone major overhaul programs, which have extended their useful lives. We believe that the size of our fleet and our preventative maintenance program allow us to provide our clients a superior value proposition.

United Barge Line

The barging industry is highly competitive, with a number of companies offering transportation services on the Inland Waterways. As of December 31, 2009, the top 10 carriers accounted for 84.4% of the total barge fleet. We compete with other carriers on the basis of commodity shipping rates, but also with respect to customer service, available routes, value-added services, information timeliness, quality of equipment, accessorial terms, freight payment terms, free days and demurrage days. UBL operates in the dry-bulk segment, and the major operators in this segment include: Ingram Barge Company (21% of total dry cargo barges); AEP River Operations (17%); American Commercial Lines (13%); American River Transportation (11%); and Crounse Corporation (5%). As of December 31, 2009, United Barge Line operated approximately 4% of dry cargo barges.

UBL also faces competition from the truck and rail industries. While we anticipate losing a portion of the coal we ship for Tampa Electric to the rail industry, overall, transportation of dry bulk goods via the U.S. Inland Waterways generally remains the most cost-effective method of shipping for our customers, as long as their cargo is located within 50 miles of a waterway. Barge transportation offers several advantages over other modes of transportation, including cargo capacity, cost-efficiency, environmental impact and safety. In addition to having considerably more capacity than other modes of transportation, barge transportation is highly fuel efficient and produces fewer smog-causing chemicals when moving equivalent amounts of freight over equivalent distances.

United Bulk Terminal

Ground storage is the primary alternative to storage on inland barges (floating storage). UBT’s competition mainly consists of two land-based terminals (International Marine Terminal and IC Railroad Terminal) and numerous midstream operations with no land-based facilities. Because of UBT’s ideal location, multiple systems, equipment speeds and large storage area, it is well-positioned to serve producers needing ground storage. Compared to the competition, our dry bulk terminal has a substantially higher annual throughput, load out capacity and ground storage capacity. We also believe that UBT may capture business from midstream companies such as direct transfers where cargo is moved ship to barge or barge to ship. Although midstream operations involve lower operating costs, they often cause river barge and ship delays, which may increase demand for ground storage given current barge rates and constraints on barge availability.

Historically, there has been excess capacity at third-party terminals, which we believe will discourage our competitors in marine transportation from seeking to build or acquire a terminal to compete with our integrated services in the foreseeable future. The capital expenditure required to either build a new terminal or rehabilitate the unused terminal located in Burnside is likely prohibitive for our competitors.

Laws and Regulation

Overview

Our business is subject to extensive government regulation in the form of national, state and local laws and regulations, as well as laws relating to health, safety, environmental matters, and natural resources. Because such laws and regulations are regularly reviewed and revised by issuing governments, we are unable to predict the ultimate cost or impact of future compliance. In addition, we are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our business operations. The types of permits, licenses and certificates required depend upon such factors as the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew, the age of the vessel and our status as owner, operator or charterer. As of December 31, 2009, we had obtained all material permits, licenses and certificates necessary for operations.

The Jones Act is a federal cabotage law that requires all vessels transporting cargo between covered U.S. ports, subject to limited exceptions, to be built in the United States, registered under the U.S.-flag, manned by U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. For purposes of the Jones Act, U.S. citizens are natural persons who are U.S. citizens or U.S.-organized entities that satisfy certain requirements. We currently meet all of the requirements of the Jones Act for our owned vessels. Compliance with U.S. ownership requirements of the Jones Act is very important to our operations, and the loss of Jones Act status could have a significant negative effect on our business, financial condition and results of operations. We monitor the citizenship requirements under the Jones Act of our employees, boards of directors and managers and beneficial equity holders and will take action as necessary to ensure compliance with the Jones Act.

Federal legislation requires that inland marine transportation companies pay a user fee in the form of a tax assessed upon propulsion fuel used by vessels engaged in trade along the Inland Waterways. These user fees are designed to help defray the costs associated with replacing major components of the waterway system, including dams and locks, and to build new projects. Significant portions of the Inland Waterways on which our vessels operate are maintained by the U.S. Army Corps of Engineers. We presently pay a federal fuel tax of $0.201 per gallon of propulsion fuel consumed by our towboats in some geographic regions. In the future, user fees may be increased or additional user fees may be imposed to defray the costs of Inland Waterways’ infrastructure and navigation support. Increases in these taxes may be passed through to our customers by contract.

Environmental Regulation

Our operations, facilities, properties and vessels are subject to extensive and evolving laws and regulations pertaining to air emissions, stormwater management and discharges, wastewater discharges, storage tanks, the handling and disposal of solid and hazardous materials, hazardous substances and wastes, the investigation and remediation of contamination and other laws and regulations related to health, safety and the protection of the environment and natural resources. Some of these laws and regulations require us to obtain permits, which contain terms and conditions that impose limitations on our ability to emit and discharge hazardous materials into the environment and periodically may be subject to modification, renewal and revocation by issuing authorities. Failure to comply with these laws, regulations and permits may trigger administrative, civil and criminal enforcement proceedings and could result in the assessment of civil and criminal fines and penalties, the imposition of remedial obligations, assessment of monetary penalties and the issuance of injunctions limiting or preventing some or all of our operations. From time to time, our operations may not be in full compliance with applicable environmental laws and regulations or the terms and conditions of our permits. As a result, we have incurred and will continue to incur capital costs and other expenditures relating to environmental, health and safety matters.

We have not been notified that we are a potentially responsible party in connection with any sites we currently or formerly owned or operated or for liability at any off-site waste disposal facility. However, the potential for contamination exists at our current or former sites, based on historical uses of those sites. We currently are not undertaking any remediation or investigations. Our costs or liability in connection with potential contamination conditions at our facilities cannot be predicted at this time because the potential existence of contamination has not been investigated or not enough is known about the environmental conditions or likely remedial requirements. In addition, there may be environmental conditions currently unknown to us relating to our prior, existing or future sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired which could have a material adverse effect on our business. See “Risk Factors — Risks Related to Our Business — Failure to comply with laws and regulations, including environmental, health and safety regulations could result in substantial penalties and changes to our operations, which could adversely affect the manner, cost or feasibility of doing business.”

We also believe that the operation of our vessels and facilities is in compliance with applicable environmental laws and regulations; however, because such laws and regulations are frequently changed and may impose increasingly stringent requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our facilities and vessels.

We are required to maintain operating standards for all of our vessels, emphasizing operational safety, quality maintenance, continuous training of its officers and crews and compliance with international and U.S. regulations. Our vessels undergo regular and rigorous in-house safety reviews. In addition, a variety of governmental and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include local port state control authorities (U.S. Coast Guard, harbor master or equivalent) and Classification Societies. Certain of these entities require us to obtain permits, licenses and certificates for the operation of the vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of the Company’s vessels.

From time to time, we are involved in administrative and legal proceedings related to environmental, health, and safety matters, including, among others, claims alleging hazardous substance exposure associated with cargo or components found in vessels. For example, we have been named in one lawsuit alleging exposure to levels of naturally-occurring radioactive materials (“NORM”) in phosphate fertilizers that we ship. We believe that this claim is frivolous and are seeking our dismissal from the case. A worker exposure claim has also arisen in the past related to application of the pesticide fumitoxin to cargo, which has been settled, and no further such claims are reasonably anticipated. With respect to worker claims associated with hazardous components, including asbestos, found in vessels, such have typically involved numerous other defendants, and have not and are not reasonably expected to involve significant expenditures material to the Company. We have also set reserves for such claims that we anticipate to be adequate. However, there is a risk that unanticipated future claims or unexpected outcomes associated with pending claims could result in material expenditures. See “Risk Factors — Risks Related to Our Business — We are subject to, and may in the future be subject to, disputes or legal or other proceedings that could involve significant expenditures by us” and “— While we believe we are in compliance with worker health and safety regulations and we believe that coal, phosphate, petcoke, alumina and any of the other materials we ship are not highly toxic or significantly radioactive, we nonetheless are currently and may in the future be subject to lawsuits by workers claiming that the materials we ship are a health hazard.”

The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act of 1990 (“OPA 90”) established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA 90 affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) applies to the discharge of hazardous substances other than oil, whether on land or at sea. Both OPA 90 and CERCLA as well as state laws analogous thereto impact our operations. The presence, release or threatened release of hazardous substances or wastes, or other pollutants into the environment at or by our facilities, properties, storage tanks or vessels, as the result of our current or past operations, or at a facility to which we have shipped wastes, or the existence of historical contamination at any of our properties, could result in material liability to us.

We conduct loading and unloading of dry commodities, coal, petcoke, phosphates, alumina, fertilizers, petroleum, liquids and scrap materials on and near waterways. We also conduct the fueling and maintenance of vessels on and near waterways. These operations present a potential that some such material might be spilled, emitted into the air as particulates or dust, or otherwise released into the environment, thereby exposing us to potential liability. As of December 31, 2009, we had minimal reserves for environmental matters. Cash expenditures required to comply with applicable environmental laws or to pay for any remediation efforts in excess of such reserves may result in charges to earnings.

Certain of our facilities and vessels may also contain asbestos or other hazardous building materials that could require ongoing maintenance, removal, or abatement, and expose us to potential liability. The location of certain of our facilities in coastal areas may also subject them to impacts from global climate change including, for example, more severe or extreme weather patterns.

We may incur future costs related to environmental cleanups and compliance matters. The discovery of sites, the modification of existing or the promulgation of new laws or regulations, including without limitation in relation to the regulation of greenhouse gases, more vigorous enforcement by regulators, the imposition of joint and several liability under CERCLA or analogous state laws or OPA 90 and other unanticipated events could also result in additional environmental, health, and safety costs. See “Risk Factors — Risks Related to Our Business — Failure to comply with laws and regulations, including environmental, health and safety regulations could result in substantial penalties and changes to our operations, which could adversely affect the manner, cost or feasibility of doing business.”

Under OPA 90, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA 90 defines these other damages broadly to include:

•	natural resources damage and the related assessment costs;

•	real and personal property damage;

•	net loss of taxes, royalties, rents, fees and other federal, state and local government lost revenues;

•	lost profits or impairment of earning capacity due to property or natural resources damage;

•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources; and

•	loss of subsistence use of natural resources.

Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability to the greater of $1,000 per gross ton or $854,400 for non-tank vessels (subject to future adjustment for inflation), and our ocean fleet is entirely composed of such vessels. CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $0.5 million for any other vessel. These OPA and CERCLA limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities. Notably, these limits of liability for vessels also do not apply to liability for contaminated properties under CERCLA. In addition, OPA 90 and CERCLA each preserve the rights of parties to recover damages under other existing law.

OPA 90 also requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential strict liability under the statute. The U.S. Coast Guard enacted regulations requiring evidence of financial responsibility. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance, guaranty or an alternative method subject to approval by the Director of the U.S. Coast Guard National Pollution Funds Center. Under OPA 90 regulations, an owner or operator of more than one vessel is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the vessel having the greatest maximum strict liability under OPA 90 and CERCLA. We have provided the requisite guarantees and have received certificates of financial responsibility from the U.S. Coast Guard for each of our vessels that are required to have one.

We expect to maintain pollution liability coverage insurance in the amount of $300 million per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

OPA 90 also requires owners and operators of vessels to adopt vessel response plans for reporting and responding to oil spill scenarios up to a “worst case” scenario and to identify and ensure, through contracts or other approved means, the availability of necessary private response resources to respond to a “worst case discharge.” The plans must include contractual commitments with clean-up response contractors in order to ensure an immediate response to an oil spill. We developed and filed our vessel response plans with the U.S. Coast Guard and have received approval of such plans. OPA 90 also requires training programs and periodic drills for shore side staff and response personnel and for vessels and their crews. We have also complied with these training requirements.

Other Environmental Initiatives

The U.S. Clean Water Act (“CWA”) prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In addition, most U.S. states in which are located navigable waterways have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA regulates the discharge of ballast water and other substances in U.S. waters under the CWA. Effective February 6, 2009, EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit authorizing ballast water discharges and other discharges incidental to the operation of vessels. The Vessel General Permit imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act (“NISA”) also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters, and the Coast Guard recently proposed new ballast water management standards and practices. Continued compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.

Our operations may occasionally generate and require the transportation, treatment and disposal of both hazardous and non-hazardous solid wastes that are subject to the requirements of the U.S. Resource Conservation and Recovery Act (“RCRA”) or comparable state, local or foreign requirements. In addition, from time to time we may arrange for the disposal of hazardous waste or hazardous substances at offsite disposal facilities. If such materials are improperly disposed of by third parties, we may be held liable for clean up costs under applicable laws.

International Maritime Organization (“IMO”)

The IMO, the United Nations agency for maritime safety and the prevention of pollution, has adopted the International Convention for the Prevention of Pollution from Ships (“MARPOL”) which has been updated through various amendments. MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms.

Air Emissions

In September 1997, the IMO adopted Annex VI to MARPOL to address air pollution from ships. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits deliberate emissions of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile organic compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions called Emission Control Areas. We believe that all our vessels are currently compliant in all material respects with these regulations. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and adversely affect our business, cash flows, results of operations and financial condition. In October 2008, the IMO adopted amendments to Annex VI regarding particulate matter, nitrogen oxide and sulfur oxide emission standards which are expected to enter into force on July 1, 2010. The amended Annex VI will reduce air pollution from vessels by, among other things, (i) implementing a progressive reduction of sulfur oxide, emissions from ships, with the global sulfur cap reduced initially to 3.50% (from the current cap of 4.50%), effective from January 1, 2012, then progressively to 0.50%, effective from January 1, 2020, subject to a feasibility review to be completed no later than 2018; and (ii) establishing new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The United States ratified the Annex VI amendments in October 2008, thereby rendering its emissions standards equivalent to IMO requirements. Once these amendments become effective, we may incur costs to comply with the revised standards. These amendments came into force in the United States in January 2009, although the U.S. implementing regulations have not been finalized, but once fully effective, we may incur costs to comply with the revised standards.

The United States and Canada have requested that the IMO designate the area extending 200 nautical miles from the Atlantic/Gulf and Pacific coasts of the U.S. and Canada and the Hawaiian Islands as Emission Control Areas under the MARPOL Annex VI amendments, which would subject ocean-going vessels in these areas to stringent emissions controls and cause us to incur additional costs. In July 2009, the IMO accepted the proposal in principle, and all member states party to MARPOL Annex VI will vote on the proposal in March 2010. The North American Emission Control Area, which includes areas in which we operate, could go into force as early as 2012.

MARPOL Annex VI standards applicable to the sulfur content of marine diesel fuel are also expected to come into effect over the next few years for Emission Control Areas in which we would operate. Until 2015, fuel used by all oceangoing vessels operating in Emission Control Areas could not exceed 1.0 percent sulfur (10,000 ppm). Beginning in 2015, fuel used by all oceangoing vessels operating in these areas could not exceed 0.1 percent sulfur (1,000 ppm). EPA has also recently adopted rules that generally forbid the production and sale of marine fuel oil above 1,000 ppm sulfur for use in most U.S. waters, except if the subject vessel employs alternative devices, procedures, or compliance methods that achieve equivalent emission reductions. While such international and domestic standards are not expected to require engine modifications for existing vessels, the ability of current refining capacity to meet worldwide demand for low sulfur fuels may have an adverse impact on the cost and availability of marine fuels upon which our fleet relies. EPA regulations adopted in December 2009 and consistent with MARPOL Annex VI require reductions in certain emissions including nitrogen oxides from new Category 3 marine compression-ignition (diesel)

engines for all ships flagged or registered in the United States. Category 3 engines (with a displacement of 30 liters per cylinder or greater) are primarily used in large ocean-going vessels such as the ones in our fleet. The new standards require a reduction of nitrogen oxide emissions by between 15 percent and 25 percent starting in 2011 (Tier 2), and by 80 percent beginning in 2016 (Tier 3). Although the rule does not require immediate action for existing engines on vessels already in the U.S. fleet, the rule does require such emissions reductions upon the “remanufacture” of these diesel marine engines. As we anticipate that necessary service of diesel engines in our fleet during the next 3-5 years will likely constitute a “remanufacture” under the rule, we expect that costly nitrogen oxide emissions control upgrades will be required during such time in order to comply with this new rule. If engine manufacturers cannot, or will not develop upgrade kits, some re-powering of our vessels with new engines may be called for. It is too early to predict exact costs, but they could be substantial and material.

Greenhouse Gas (“GHG”) Regulations

EPA has found in its recent greenhouse gas “endangerment and cause or contribute finding” that human-caused increases in the presence of greenhouse gases in the atmosphere are expected to cause global climate change, rises in sea level, and increased risks in the occurrence and intensity of extreme weather events such as hurricanes and floods, particularly in coastal areas. See Endangerment and Cause or Contribute Findings for Greenhouse Gases Under Section 202(a) of the Clean Air Act, 74 Fed. Reg. at 66496, 66497-98 (Dec. 15, 2009). According to the IMO’s study of greenhouse gases emissions from the global shipping fleet entitled “Study of Greenhouse Gas Emissions from Ships” dated March 31, 2000, greenhouse emissions from ships are predicted to rise by 38% to 72% due to increased bunker consumption by 2020 if corrective measures are not implemented. Any passage of climate control legislation or other regulatory initiatives by the IMO or individual countries where we may operate that restrict emissions of greenhouse gases could require us to make significant financial expenditures we cannot predict with certainty at this time.

In the last several years, a number of state and local governments have enacted legislation and regulations that have resulted in greater regulation of greenhouse gas emissions. Climate change related legislation is also currently pending in Congress. The House of Representatives has approved one version of a bill (known as the American Clean Energy and Security Act of 2009 or “Waxman-Markey Bill”) and a similar bill was introduced in the Senate in the fall of 2009 (known as the Clean Energy Jobs and American Power Act of 2009). This legislation, if enacted, would limit and reduce greenhouse gas emissions by as much as 20% through a “cap and trade” system of allowances and credits, among other provisions. The Environmental Protection Agency also has been taking steps to regulate greenhouse gas emissions. On January 1, 2010, the EPA began, for the first time, to require large emitters of greenhouse gases to collect and report data with respect to their greenhouse gas emissions. This reporting requirement is expected to cover 85% of the nation’s greenhouse gas emissions generated by roughly 10,000 facilities. In December 2009, the EPA issued an “endangerment and cause or contribute finding” for greenhouse gases under the Clean Air Act, which will allow the EPA to craft rules that directly regulate greenhouse gas emissions. EPA is also considering a petition from the California Attorney General to regulate greenhouse gas emissions from ocean-going vessels.

Some members of the international community also have taken actions to address climate change issues on a global basis. One such effort in the 1990s resulted in the United Nations Framework Convention on Climate Change (“Kyoto Protocol”), which entered into force in February 2005. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of GHGs. Currently, the emissions of GHGs from international shipping are not subject to the Kyoto Protocol. The International Maritime Organization (IMO) is meeting on a regular basis to discuss various alternatives for recommending a workable worldwide marine compliance program. In addition, the United States government is participating in ongoing discussions with other nations, including the recent United Nations Climate Conference in Copenhagen, which may lead to future international treaties focused on remedying environmental damage caused by greenhouse gas emissions. While the Copenhagen Accord prepared in December 2009 is likewise silent on GHG emissions from the international shipping sector, new treaties may be adopted at subsequent conferences that could affect the shipping industry.

Another important international regulatory system is the European Union Emissions Trading System (“ETS”), which was launched as an international “cap and trade” system of allowances for emitting carbon dioxide and other greenhouse gases, based on mechanisms set up under the Kyoto Protocol. The European Union has indicated that it intends to propose an expansion of its existing ETS to include emissions of greenhouse gases from vessels. Specifically, in the event that no international agreement that includes international maritime emissions in its reduction targets has been adopted by December 2011, the EU intends to put maritime emission reductions requirements into effect by 2013.

Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, the U.S., individual states or regions within the United States, or other countries where we operate that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time.

Garbage and Waste

The MARPOL Convention implements environmental standards including oil leakage or spilling, garbage management, as well as the handling and disposal of noxious liquids, harmful substances in packaged forms, sewage and air emissions. On September 27, 2003, Annex IV to the MARPOL Convention entered into force to control pollution of the sea by sewage. The regulations in Annex IV prohibit ships from discharging sewage within a specified distance of land, unless they have an approved treatment plant in operation. Annex IV also contains regulations regarding ships’ equipment and systems for the control of sewage discharge, the provision of facilities at ports and terminals for the reception of sewage, and requirements for survey and certification. The United States has not yet ratified Annex IV.

On December 31, 1988, Annex V to the MARPOL Convention was entered into force to control pollution of the sea by garbage. The term “garbage” includes food and domestic and operational waste, excluding fresh fish, generated during the normal operation of the vessel and liable to be disposed of continuously or periodically. Annex V totally prohibits the disposal of plastics anywhere into the sea, and severely restricts discharges of other garbage from ships into coastal waters and “Special Areas.” The Special Areas established under the Annex are the Mediterranean Sea, the Baltic Sea area, the Black Sea area, the Red Sea area, the Gulfs area, the North Sea, the Wider Caribbean Region and Antarctic Area. These are areas which have particular problems because of heavy maritime traffic or low water exchange caused by the land-locked nature of the sea concerned. We may operate our vessels in one or more Special Areas. On November 13, 1994, the IMO adopted an amendment to Annex V that became effective on March 3, 1996. Regulation 8 includes provisions to extend port State control to cover operational requirements in order to prevent marine pollution. The regulation made it clear that port State control officers can inspect a foreign-flagged vessel “where there are clear grounds for believing that the master or crew are not familiar with essential shipboard procedures relating to the prevention of pollution by garbage.” On September 14, 1995, the IMO adopted an amendment to Annex V adding Regulation 9, which came into force for new ships starting July 1, 1997 and all ships built before July 1, 1997 on July 1, 1998. Regulation 9 requires that all ships of 400 gross tonnage and above and every ship certified to carry 15 persons or more, and every fixed or floating platform engaged in exploration and exploitation of the seabed, keep and maintain records relating to disposal and incineration operations as well as written procedures for collecting, storing, processing and disposing of garbage, including the use of equipment on board. We believe all our vessels are compliant in all material respects with these regulations.

Regulation related to the discharge of certain water that has been used onboard vessels, such as for domestic purposes including laundry or bathing, called “grey water” may also arise in the coming years. While there are currently no federal requirements for the management of grey water, future legislation on the inland and coastal waterways may require implementation of grey water management systems on our vessels. Particularly as regulations associated with the vessel general discharge permits evolve and states add restrictions of their own (as allowed by the Clean Water Act), there is the possibility that discharge of grey water will be prohibited or regulated. If this occurs, capital expenditures will likely be required for the installation of holding tanks or other systems on our vessels to manage grey water and dispose of such at onshore facilities.

Safety Management System Requirements

IMO also adopted the International Convention for the Safety of Life at Sea (“SOLAS”) and the International Convention on Load Lines (“LL”), which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises SOLAS and LL standards, and we believe our vessels are in material compliance with these standards.

Our operations are also subject to environmental standards and requirements contained in the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (“ISM Code”) promulgated by the IMO under SOLAS. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we have developed for compliance with the ISM Code.

The ISM Code requires that vessel operators also obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We have obtained documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the ISM Code. We will renew these documents of compliance and safety management certificates as required.

Noncompliance with the ISM Code or other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard has indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. ports. As of the date of this prospectus, each of our vessels is ISM Code certified. However, there can be no assurance that such certificate will be maintained.

Pollution Control and Liability Requirements

IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory nations to such conventions.

For example, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage (“CLC”), although the United States is not a party. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable, subject to certain defenses, for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil. The limits on liability outlined in the 1992 Protocol use the International Monetary Fund currency unit of Special Drawing Rights (“SDR”). Under an amendment to the 1992 Protocol that became effective on November 1, 2003, for vessels between 5,000 and 140,000 gross tons (a unit of measurement for the total enclosed spaces within a vessel), liability is limited to approximately $7.23 million (4.77 million SDR) plus $1,011 (667 SDR) for each additional gross ton over 5,000. For vessels of over 140,000 gross tons, liability is limited to $143.88 million (94.92 million SDR). These figures are based on an exchange rate between U.S. dollars and SDRs of 1.51577 U.S. dollars per SDR on March 24, 2010. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner’s actual fault and under the 1992 Protocol where the spill is caused by the shipowner’s intentional or reckless conduct. Vessels trading with states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes such as OPA 90 or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that of the CLC. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”) to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention, which became effective on

November 21, 2008, requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

In addition, IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments (“BWM”) in February 2004. BWM’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. BWM will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

Inspection Requirements

Our transportation operations are subject to regulation by the U.S. Coast Guard, federal laws and state laws. Towboats are subject to U.S. Coast Guard inspection and will be required to carry certificates of inspection once the rules have been promulgated by the U.S. Coast Guard. Our dry cargo inland barges are not subject to U.S. Coast Guard inspection requirements, but are subject to Environmental Protection Agency inspection requirements. Additional regulations relating to homeland security, the environment or additional vessel inspection requirements may be imposed on the barging industry.

Occupational Health and Safety Matters; Vessel Security

Our vessel operations are primarily regulated by the U.S. Coast Guard for occupational health and safety standards. Our shore operations are subject to the U.S. Occupational Safety and Health Administration regulations. As of December 31, 2009, we were in material compliance with these regulations. However, we may experience claims against us for work-related illness or injury as well as further adoption of occupational health and safety regulations.

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002 (the “MTSA”) came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code (the “ISPS Code”). The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

•	on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•	the development of vessel security plans;

•	ship identification number to be permanently marked on a vessel’s hull;

•	a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

The MTSA requires, among other things, submission to and approval by the U.S. Coast Guard of vessel and waterfront facility security plans (“VSP” and “FSP,” respectively). Our VSP and our FSP have been approved and we have complied with both since June 30, 2004. As a result, we are subject to continuing requirements to engage in training and participate in exercises and drills.

Safety is one of our core values. Results are objectively measured and routinely compared to industry averages for recordable incident rates, employee retention rates and insurance loss ratios. We also perform regular safety surveys and independent safety system reviews. Although only required for some vessels, all of our ocean-going vessels are in compliance with the International Safety Management Code and the Responsible Carrier Program. In addition, all of our seafarers maintain certifications under the International Convention on Standards of Training, Certification and Watchkeeping.

We endeavor to reduce employee exposure to hazards incident to our business through safety programs, training and preventive maintenance efforts. We emphasize risk assessment and proactive safety performance in all of our operating subsidiaries. We believe that our safety performance consistently places us among the industry leaders as evidenced by what we believe are lower injury frequency levels than those of many of our competitors.

United Barge Line, as well as United Ocean Services, is a member of the American Waterways Operators and receives regular third-party audits for compliance with the Responsible Carrier Program. During the past three years, UBL vessels have received 25 Jones F. Devlin Awards for operating without a lost time incident, including one vessel that has gone in excess of ten years without a lost time incident.

United Bulk Terminal is focused on safety responsibilities and performance, and we believe that UBT’s safety record far exceeds the average safety record of its peers. According to U.S. Bureau of Labor Statistics, the average recordable incident rates for Warehousing & Storage in 2007 and 2008 were more than twice UBT’s rate.

United Ocean Services vessels are certified to meet the Safety Management System requirements of both the American Bureau of Shipping and the AWO Responsible Carrier Program. During the past three years, UOS vessels have received eight Jones F. Devlin Awards for operating without a lost time incident, including one vessel that has gone in excess of ten years without a lost time incident.

Inspection by Classification Societies

Every ocean-going vessel must be “classed” by a classification society. We are under continuous survey by either the American Bureau of Shipping or Det Norske Veritas international industry certification groups which are primarily organized to promote the security of life, property and the natural environment through the development and verification of standards for the design, construction and operational maintenance of marine-related facilities.

The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•	Annual Surveys: For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

•	Intermediate Surveys: Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

•	Class Renewal Surveys: Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. Upon a shipowner’s request, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most vessels are also dry-docked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the shipowner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies.

Legal Proceedings

We are not currently named parties in litigation that we believe would reasonably be expected to have a material adverse effect our consolidated financial position or operations. We are also not aware of any threatened litigation that we believe would reasonably be expected to have a material adverse effect on our consolidated financial position or operations. As with any business, we have a typical number of personal injury and workers compensation type claims. From time to time a range of worker injury claims may arise including those alleging exposure to hazardous materials either shipped as cargo or present in the structural or other components of vessels. See “Business — Laws and Regulation — Environmental Regulation.” We have an insurance program for such matters that could cover certain of these claims although such insurance may only provide partial coverage, is subject to various exclusions and limitations, and could in certain instances not respond at all.

Management

The following table sets forth certain information regarding our key personnel who are responsible for overseeing the management of our business and our current board of directors as of the date of this prospectus:

Name	Age	Position

Sal Litrico	55	President, Chief Executive Officer and Director
Walt Bromfield	55	Chief Financial Officer
John Binion	40	Chief Operating Officer
Timothy Bresnahan	57	Senior Vice President
Steven Green	64	Chairman of the Board of Directors
Brian Beem	30	Director
John Breaux	66	Director
Gary DiElsi	52	Director
Kevin Kilcullen	33	Director
James Luikart	65	Director
Greggory Mendenhall	65	Director
Jeffrey Safchik	58	Director
Patrick Valentine	55	Director

Sal Litrico has served as a member of the board of GS Maritime Holding LLC and as President and Chief Executive Officer of United Maritime Group, LLC since its formation in 2007. From 2004 to 2007, he served as the President and Chief Operating Officer of TECO Transport Corporation and was employed by the predecessor since 1994 Mr. Litrico holds a B.S. from the State University of New York Maritime College and has previously served on the board of United Cerebral Palsy of Tampa Bay. Mr. Litrico’s position as President and Chief Executive Officer, his extensive operating experience and history with the predecessor organization, and his management skills qualify him to serve on our Board of Directors.

Walt Bromfield has served as the Chief Financial Officer and Senior Vice President of United Maritime Group, LLC since 2008. Mr. Bromfield holds a B.S. in Economics from the University of Pennsylvania and an M.B.A. from Villanova University. In 2007, Mr. Bromfield served as Chief Financial Officer of Chembulk Tankers, LLC, a bulk chemical shipper. Previously, he was the Vice President, Chief Financial Officer and Corporate Secretary of marine transportation provider Maritrans Inc., where he was employed for 26 years.

John Binion has served as Chief Operating Officer of United Maritime Group, LLC since his appointment on March 29, 2010. From 2004 until its sale in February 2008, Mr. Binion was Director, Operations and Co-owner of Horizon Maritime LLC, a provider of tug and tank barge services on the lower Mississippi River. He subsequently acted as a consultant to the new owners of Horizon Maritime to assist in transitioning the business and commercial relationships. Prior to Mr. Binion’s appointment, the Company did not have a Chief Operating Officer.

Tim Bresnahan has served as the Senior Vice President of Business Development of United Maritime Group, LLC since 2008. He previously served as Chief Financial Officer before the arrival of Mr. Bromfield and was the Vice President of Business Development and Finance at TECO Transport Corporation, where he was employed for 28 years. Mr. Bresnahan holds a B.A. in Accounting from the University of Texas at Austin.

Steven Green has served as the Chairman of GS Maritime Holding LLC since 2007. He is a former U.S. ambassador to Singapore and has been managing partner of Greenstreet Partners, LP since he founded the firm in 1989, and the Chairman and CEO of K1 Ventures, Ltd., a publicly traded investment company listed on the Singapore Stock Exchange, since 2001. Mr. Green also serves as a director of Knowledge Schools, Inc., Long Haul Holding Corp., and Vistage International. In light of our ownership structure and Mr. Green’s position with Greenstreet Partners, LP and his extensive international business and leadership experience, we believe it is appropriate that Mr. Green serve as a director of the Company.

Brian Beem has served as a director of GS Maritime Holding LLC since 2007. Mr. Beem is a Vice President at AMCI Management (Cayman) Ltd., where he has worked since 2006. Prior to his employment at AMCI, he was an associate at First Reserve Corporation from 2004-2006. Mr. Beem holds a B.A. in Politics and Economics from Princeton University. Mr. Beem is a member of the Audit and Executive Committees. In light of our ownership structure and Mr. Beem’s position with AMCI and his experience in finance and global minerals trading, we believe it is appropriate that Mr. Beem serve as a director of the Company.

John Breaux has served as a director of GS Maritime Holding LLC since 2007. He is a former United States Senator from Louisiana, serving from 1987 through 2005. Senator Breaux was previously a member of the United States House of Representatives from 1972 through 1987. He received a B.A. in Political Science from the University of Southwestern Louisiana and a J.D. from Louisiana State University. Since leaving public office in 2005, Senator Breaux, along with Senator Trent Lott, has co-founded the Breaux-Lott Leadership Group, a bipartisan lobbying firm in Washington D.C. that provides consulting services to the Company under a work agreement. Since 2005, Senator Breaux has also been serving on the boards of CSX Corporation and IMG Inc. Senator Breaux’s extensive legislative and leadership experience qualify him to serve on our Board of Directors.

Gary DiElsi has served as a director of GS Maritime Holding LLC since 2007. The same year he became a project manager at FRC Founders Corporation after his tenure as Executive Vice President at Oxbow Industrial Services from 2003 to 2006. Mr. DiElsi has over 25 years of business leadership, operations and project management experience in a variety of energy-related companies including Chevron Corporation and Linde AG. In addition, he serves or has recently served on the boards of Bahamas Oil Refining Company International Limited, HNT Holdings Inc., Longview Intermediate Holdings B, LLC, Longview Power, LLC, and Osage Biofuels Holdings LLC. Mr. DiElsi holds a B.S. and an M.S. in Mechanical Engineering, both from Rensselaer Polytechnic Institute. In light of our ownership structure and Mr. DiElsi’s position with FRC Founders Corporation and his experience in energy-related management and operations, we believe it is appropriate that Mr. DiElsi serve as a director of the Company.

Kevin Kilcullen has served as a director of GS Maritime Holding LLC since 2007 and is a member of the Audit Committee. For the past eight years, he has been employed by Jefferies Capital Partners where he is currently a Vice President. Mr. Kilcullen holds a B.A. in economics from Harvard University and an M.B.A. from Columbia University. In light of our ownership structure and Mr. Kilcullen’s position with Jefferies Capital Partners and his experience in corporate finance and private equity, we believe it is appropriate that Mr. Kilcullen serve as a director of the Company.

James Luikart has served as a director of GS Maritime Holding LLC since 2007 and is a member of the board’s Executive Committee. He is currently employed by Jefferies Capital Partners as an Executive Vice President since 1994. Mr Luikart serves on the boards of Sheridan Corporation, Edgen Murray LP, R&R Trucking, Inc., Patara Oil & Gas LLC, GreenStone Aviation Corp. and New Century Transportation Inc. Mr. Luikart holds a B.A. in history from Yale University and an M.I.A. from Columbia University. In light of our ownership structure and Mr. Luikart’s position with Jefferies Capital Partners and his experience in corporate governance, we believe it is appropriate that Mr. Luikart serve as a director of the Company.

Greggory Mendenhall has served as an independent director of GS Maritime Holding LLC since 2007. Since 2003, he has been a special counsel at Sheppard Mullin Richter & Hampton LLP. Mr. Mendenhall has been involved in the maritime industry for over 25 years and was previously Director and Vice President, Marine Operations at U.S. Lines, Inc., a large international shipping container company. Mr. Mendenhall currently serves as a director of Trailer Bridge, Inc. Mr. Mendenhall holds a B.A. from Brigham Young University and a J.D. from George Washington University Law School. Mr. Mendenhall’s experience with maritime issues, both in industry and as a legal advisor to transportation and logistics companies, qualifies him to serve on our Board of Directors.

Jeffrey Safchik has served as a director of GS Maritime Holding LLC since 2007, and currently serves as the chair of the Audit Committee and is a member of the Executive Committee. He is the Chief Financial Officer of Greenstreet Partners, LP, and its predecessor where he has been employed since 1989. Since 2001 he has also worked with K1 Ventures, Ltd., where he holds the position of Chief Operating Officer and Chief

Financial Officer. He sits on the board of Knowledge Schools Inc. and Long Haul Holdings Corp., and is the Chairman of Cardean Learning Group LLC. Mr. Safchik holds a B.B.A. in Accounting from Pace University and an M.S. in Taxation from St. John’s University. In light of our ownership structure and Mr. Safchik’s position with Greenstreet Partners, LP and his extensive financial and corporate governance experience, we believe it is appropriate that Mr. Safchik serve as a director of the Company.

Patrick Valentine has served as a director of GS Maritime Holding LLC since 2007. He is currently the President and Chairman of Petroleum Coke Management Company LLC, where he has been employed since 1997. For the past two years, Mr. Valentine has also served as President of Ion Carbon & Minerals, LLC. He holds a B.S. in Foreign Service from Georgetown University. Mr. Valentine’s experience in the trading of energy-related commodities qualifies him to serve on our Board of Directors.

Compensation Discussion and Analysis

Compensation Overview and Objectives

As a private company, our compensation decisions relating to our named executive officers have historically been based on the goal of achieving performance at levels necessary to provide meaningful returns to our Equity Sponsors upon an ultimate liquidity event. To this end, our compensation decisions in 2009 were primarily aimed at recruiting, retaining, and motivating individuals who could help us meet and exceed our financial and operational objectives.

Determination of Compensation

Our Board of Directors (the “Board”) was principally responsible for establishing and making decisions with respect to our compensation and benefit plans generally in 2009, including all compensation decisions relating to our named executive officers. Our named executive officers generally make recommendations to the Board when they believe that changes are needed to our compensation programs, but the Board has the ultimate decision making authority. Following the effective date of this filing, we anticipate that compensation decisions will primarily be made by our new compensation committee. The following individuals served as our named executive officers in 2009: (i) Sal Litrico, our President and Chief Executive Officer, (ii) Walter Bromfield, our Chief Financial Officer and Senior Vice President, (iii) Timothy Bresnahan, our Senior Vice President, Business Development, (iv) Clifford Johnson, our Vice President, Sales and Marketing, and (v) Neil McManus, our Vice President of United Ocean Services.

In determining the levels and mix of compensation, the Board has not generally relied on formulaic guidelines but rather sought to maintain a flexible compensation program that allowed it to adapt components and levels of compensation in order to motivate and reward individual executives within the context of our overall desire to maximize our equity value. Subjective factors considered in compensation determinations included an executive’s skills and potential and capabilities, contributions as a member of the executive management team, contributions to our overall performance and whether the total compensation potential and structure was sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere. In making its determinations, the Board has not undertaken any formal benchmarking or reviewed any formal surveys of compensation for our competitors. As mentioned above, the ultimate goal we seek to achieve is to maximize the value received by our Equity Sponsors in connection with a liquidity event, and our compensation programs are intended to provide our named executive officers with incentives to achieve that goal. As such, while we provide our named executive officers with both fixed and variable compensation, our compensation practices are more heavily weighted toward long-term performance-based compensation (in the form of profit units) that is payable upon the occurrence of a liquidity event in which our Equity Sponsors achieve a return on their investment in excess of certain pre-established thresholds (as described in more detail below).

The Board considered the economy and its impact on our business as the biggest factor impacting compensation decisions during 2009. The Board, together with our named executive officers, weighed the conflicting goals of providing an attractive and competitive compensation package against making appropriate adjustments to our cost structure in recognition of the deteriorating economy when it made several midyear decisions, including a general salary freeze and the decision to discontinue Company contributions to the Company’s 401(k) plan. The Board considered the impact on employee morale and potential loss of key employees versus the need to cut costs. The Board believes that its compensation decisions in 2009 accomplished both goals.

Components of Compensation for 2009

The compensation provided to our named executive officers in 2009 consisted of the same elements generally available to our non-executive employees, including base salary, bonuses, and retirement and other post-employment benefits, each of which is described in more detail below. Additionally, our named executive officers participated in a long-term incentive program, also described in more detail below.

Base Salary

The base salary payable to each named executive officer in 2009 was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. In determining base salaries for 2009, the Board generally considered, among other factors, competitive market practice (based on the individual Board members’ knowledge of the industry), individual performance for the prior year, the mix of fixed compensation to overall compensation, and any minimum guarantees afforded to the named executive officer pursuant to any agreement. None of the named executive officers received salary increases during 2009, as there was a general consensus among members of the Board and our named executive officers that the economic climate during the 2009 fiscal year would necessitate significant cost-cutting within the Company.

Annual Bonus

Historically we have maintained an annual incentive plan pursuant to which our key managers (including our named executive officers) have been eligible to receive a performance-based cash bonus tied to our achievement of specified financial performance targets. Annual incentive bonuses were intended to provide an incentive for our named executive officers to pursue business strategies which will maximize the return to our Equity Sponsors. As mentioned above, we believe that linking a portion of a named executive officer’s compensation to our financial performance promotes our compensation objectives by rewarding the executive for performance that will result in value to our stockholders. In 2009, the Board, in consultation with our named executive officers, determined that the annual incentive program should be suspended for the 2009 fiscal year in light of the economic downturn and no bonuses were paid to our named executive officers in 2009.

Long Term Incentive Plan

Historically we have granted profit units to certain of our employees, including our named executive officers, which represent the right to receive a share of our future profits. The grant of profit units fits into our overall compensation program in that the profit units encourage our named executive officers to achieve longer-term growth and value for the Company. Although we granted profit units to our named executive officers in fiscal years 2007 and 2008, specifically in connection with the Acquisition and the hiring of our Chief Financial Officer, no grants were issued in 2009. The vesting of the profit units is partially time-based and partially performance-based. Half of each named executive officer’s profit units vests in five equal annual installments on the first five anniversaries of the date of grant, and will become fully vested upon a termination without “cause” or for “good reason” (as each is defined in the named executive officer’s employment agreement), or upon a “change in control” of the Company (as defined in the profit unit grant agreement). The other half of the profit units will only vest upon a change in control of the Company (subject to the named executive officer’s continued employment with the Company through such date), and only to the extent that a certain internal rate of return to the Company’s investors is achieved by our equity sponsors in connection with such change in control. The following table illustrates the percentage of performance-based profit units that will vest in connection with a change in control depending on the internal rate of return achieved by our equity sponsors in connection with such change in control:

Percentage of
Performance-Based
IRR Achieved	Profit Units to Vest

<15%	0%
>15% to 20%	25%
>20% to 25%	50%
>25% to 30%	75%
>30%	100%

Structuring the vesting of the profit units in this manner provides a direct incentive to our named executive officers to achieve the highest value possible for our investors in connection with a liquidity event, as well as allowing us to retain our named executive officers without paying excessive amounts of fixed compensation.

Retirement Benefits

The United Maritime Group tax-qualified employee savings and retirement plan (“401(k) Plan”) covers full-time employees, including our named executive officers. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have such amounts contributed to the 401(k) Plan. The Board believes that the 401(k) Plan provides an important and highly valued means for employees to save for retirement. In 2009, the Company matched 6% of the named executive officers’ contributed base salary until our match was suspended as of May 8, 2009. All of our named executive officers participated in the 401(k) Plan on the same basis as our other employees in 2009, except that the rules governing qualified plans with regard to highly compensated employees may limit our named executive officers from achieving the maximum amount of contributions under the 401(k) Plan. Effective July 1, 2010, the Company plans to resume matching up to 3% of employee contributions, including those of our named executive officers, to the 401(k) Plan.

Employment Agreements

In connection with the Acquisition (and, with respect to Mr. Bromfield, in connection with his hiring), we entered into employment agreements with each of the named executive officers which set forth the executive’s title, base salary, target cash incentive bonus, and other compensation elements, and impose post-termination confidentiality, non-compete, and non-solicitation obligations that apply following the termination of an executive’s employment for any reason. Additionally, each employment agreement provides for severance upon a termination by us without “cause” (including our election not to renew the term of the agreement) or by the named executive officer for “good reason,” as each is defined in the agreements.

The Board believes that these agreements with our named executive officers are valuable tools to both enhance our efforts to retain and motivate these executives and to protect our competitive and confidential information during and following the executives’ employment. The estimates of the value of the benefits potentially payable under these agreements upon a termination of employment are set out below under the caption “Potential Payments Upon Termination or Change in Control.” In addition, a summary of the terms of these agreements is set forth under the “Narrative Disclosure to Summary Compensation Table.”

Executive Compensation

The following table shows compensation of our principal executive officer, our principal financial officer, and the three most highly compensated other executive officers.

2009 Summary Compensation Table

Name and Principal				All Other
Position	Year	Salary ($)	Bonus ($)	Compensation ($)(1)	Total ($)

Sal Litrico	2009	363,462	—	7,292	370,754
President and Chief Executive Officer
Walter Bromfield	2009	285,577	—	5,730	291,307
Chief Financial Officer and Sr. Vice President
Timothy Bresnahan,	2009	223,269	—	4,491	227,761
Sr. Vice President, Business Development
Clifford Johnson	2009	203,538	—	4,082	207,620
Vice President, Sales and Marketing
Neil McManus,	2009	197,308	—	3,966	201,274
Vice President, United Ocean Services

(1)	Represents matching contributions made to the 401(k) Plan in 2009.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

As stated above, the Company is currently party to employment agreements with each of the named executive officers which have a five-year term (except for Mr. McManus’ employment agreement, which has a three-year term). The employment agreements provide for a minimum base salary and target bonus for each employee. In addition, the agreements contain customary confidentiality and invention assignment provisions, as well as non-competition and non-solicitation covenants which apply during the term of employment and for two years thereafter. In the event of a termination without cause or for good reason, or in the event that the term of the agreements expires, the agreements provide that the named executive officers will be entitled to (i) continuation of base salary and medical coverage for a period of two years following termination provided that they do not violate the non-competition or confidentiality terms of their employment agreements, (ii) any earned but unpaid annual bonus for the year prior to termination, and (iii) provided the applicable performance targets have been achieved, annual bonus for the year in which termination occurs.

2009 Outstanding Equity Awards at Year End

	Stock Awards
				Equity Incentive
			Equity Incentive	Plan Awards: Market
			Plan Awards: Number	or Payout Value of
		Market Value of	of Unearned Shares,	Unearned Shares,
	Number of Shares or	Shares or Units of	Units, or Other	Units, or Other
	Units of Stock that	Stock that have	Rights that have	Rights that have
	have not Vested	Not Vested	not Vested	not Vested
Name	(#)(1)	($)(2)	(#)(3)	($)(2)

Sal Litrico	753	218,069	1,250	197,375
Walter Bromfield	606	175,498	759	119,846
Timothy Bresnahan	403	116,709	670	105,793
Clifford Johnson	323	93,541	536	84,634
Neil McManus	268	77,613	447	70,581

(1)	These profit units vests in five equal annual installments on the first five anniversaries of the date of grant, and will become fully vested upon a termination without “cause” or for “good reason” (as each is defined in the named executive officer’s employment agreement), or upon a “change in control” of the Company (as defined in the profit unit grant agreement).

(2)	The market value of the shares assumes a price of $289.60 per unit (for time-based units) and $157.90 per unit (for performance-based units) which represents the fair market value of each type of unit as of December 31, 2009. Determined in reliance on a valuation performed in August 8, 2008, which was the last valuation performed by the Company.

(3)	These profit units will only vest upon a change in control of the Company (subject to the named executive officer’s continued employment with the Company through such date), and only to the extent that a certain internal rate of return to the Company’s investors is achieved by our equity sponsors in connection with such change in control. The following table illustrates the percentage of performance-based profit units that will vest in connection with a change in control depending on the internal rate of return achieved by our equity sponsors in connection with such change in control:

Percentage of
Performance-Based
IRR Achieved	Profit Units to Vest

<15%	0%
>15% to 20%	25%
>20% to 25%	50%
>25% to 30%	75%
>30%	100%

2009 Stock Vested Table

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)

Sal Litrico	250	122,468
Walter Bromfield	152	43,903
Timothy Bresnahan	134	65,583
Clifford Johnson	107	52,447
Neil McManus	89	43,650

(1)	The value realized on vesting assumes a price of $289.60 per unit which represents the fair market value of a time-based unit as of the applicable vesting date. Determined in reliance on a valuation performed in August 2008, which was the last valuation performed by the Company.

Potential Payments Upon Termination or Change in Control

Each of our named executive officers has entered into employment agreements with the Company, the material terms of which have been summarized above in the Narrative Disclosure to Summary Compensation Table. Upon certain terminations of employment, our named executive officers are entitled to payments of compensation and certain benefits. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) termination for cause or without good reason (“voluntary termination”), (ii) termination other than for cause or with good reason, or upon the expiration of the agreement (“involuntary termination”), (iii) termination by reason of an executive’s death or disability, or (iv) a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2009, and therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

				Value of	Continued
	Reason for	Cash	Annual	Accelerated	Welfare
Name	Termination	Severance	Bonus	Profit Units(1)	Benefits	Total

Sal Litrico	Voluntary	$0	$0	$0	$0	$0
	Involuntary	$700,000	$0	$218,069	$25,036	$943,105
	Death or Disability	$0	$0	$0	$0	$0
	Change in Control	$0	$0	$415,444	$0	$415,444
Walter Bromfield	Voluntary	$0	$0	$0	$0	$0
	Involuntary	$550,000	$0	$175,498	$25,036	$750,533
	Death or Disability	$0	$0	$0	$0	$0
	Change in Control	$0	$0	$295,344	$0	$295,344
Timothy Bresnahan	Voluntary	$0	$0	$0	$0	$0
	Involuntary	$430,000	$0	$116,709	$16,845	$563,554
	Death or Disability	$0	$0	$0	$0	$0
	Change in Control	$0	$0	$222,502	$0	$222,502
Clifford Johnson	Voluntary	$0	$0	$0	$0	$0
	Involuntary	$392,000	$0	$93,541	$25,036	$510,577
	Death or Disability	$0	$0	$0	$0	$0
	Change in Control	$0	$0	$178,175	$0	$178,175
Neil McManus	Voluntary	$0	$0	$0	$0	$0
	Involuntary	$380,000	$0	$77,613	$25,036	$482,649
	Death or Disability	$0	$0	$0	$0	$0
	Change in Control	$0	$0	$148,194	$0	$148,194

(1)	Calculated using the fair market value of the profit units (both time-based and performance-based) as of December 31, 2009.

Director Compensation

We did not pay our current directors any compensation for serving on the Board during 2009.

Certain Relationships and Related Party Transactions

Limited Liability Agreement of the Holding Company

GS Maritime Holding LLC (the “Holding Company”) is a Delaware limited liability company and the ultimate parent of United Maritime Group, LLC. The LLC Agreement of the Holding Company establishes a board of directors of up to 11 members, each entitled to one vote on all matters or actions under consideration. For so long as each of Greenstreet and JCP own at least 75% of their original respective class A units of the Holding Company, they each have the right to designate three directors. For so long as First Reserve Corporation (“First Reserve”) owns at least 75% of its original class A units, it has the right to designate two directors. For so long as AMCI owns at least 75% of its original class A units, it has the right to designate one director. The agreement provides that if he is not already serving as one of the above described directors, the Chief Executive Officer shall also serve on the board of directors. The LLC Agreement further provides that one independent director shall be selected by the other members of the board of directors. If any of Greenstreet, JCP, First Reserve or AMCI loses the right to designate one or more directors, the remaining directors may either reduce the size of the board, or the vacancy may be filled by a vote of the majority of holders of the outstanding Class A units.

The LLC Agreement provides that the Holding Company will, to the maximum extent legally permitted, indemnify and hold harmless each director and officer from and against any and all claims to which the director or officer was or is a party or is threatened to be made a party, by reason of the director or officer’s status as a director or officer. The Holding Company also agrees to advance monies to each director and officer to cover expenses incurred by him or her in connection with such claims if the director or officer agrees to repay the monies advanced if it is later determined that he or she is not entitled to such amounts. The Holding Company believes that these agreements are necessary to attract and retain skilled management and directors with experience relevant to our industry.

Financial Services Agreement

In connection with the Acquisition, we entered into a financial consulting and management services agreement (the “Financial Services Agreement”) with our Equity Sponsors. Principals of each of the Equity Sponsors serve on our board of directors. Pursuant to this agreement, we are required to pay the Equity Sponsors a quarterly fee of $375,000. At the time of the Acquisition, we paid a one-time $4 million fee to Greenstreet. In addition, we reimburse up to $25,000 of the Equity Sponsors’ annual expenses.

The term of the Financial Services Agreement continues until the earliest of: (i) the date on which the Equity Sponsors own less than 20% of the outstanding units of the Holding Company, (ii) consummation of an initial public offering of the company and (iii) the sale of the company. We also agreed to indemnify the Equity Sponsors and their respective officers, directors, employees, agents and affiliates for potential losses, including services performed under this agreement. In the year ended December 31, 2009, we paid $0.75 million under the Financial Services Agreement.

Breaux Lott Leadership Group Working Agreement

One of our directors, Senator Breaux, is also the co-founder and partner of The Breaux Lott Leadership Group, which provides us with consulting and lobbying services pursuant to a month-to-month working agreement (the “Breaux-Lott Agreement”). In the year ended December 31, 2009, we paid $0.42 million under the Breaux-Lott Agreement.

Ion Carbon Agreement

Ion Carbon & Minerals, LLC (“Ion Carbon”) is an affiliated company of AMCIC Maritime AIV, LLC, an affiliate of AMCI, one of our Equity Sponsors. We have two contracts with Ion Carbon providing for marine transportation and storage of coal and petcoke. UBT is party to a one-year agreement with Ion Carbon to unload and to provide up to 200,000 net tons of storage space for coal and petcoke in two storage areas at the terminal. UBL, under a four-month contract of affreightment, provides Ion Carbon with 200 barge loads for 300,000 net tons shipped. Both contracts were negotiated at arms’ length and are provided at fair and reasonable prices. In the year ended December 31, 2009, UBT generated $1.7 million in revenues from its contract with Ion Carbon, which represented 5% of UBT’s total revenues; UBL generated $3.2 million in revenues from its contract with Ion Carbon, which represented less than 3% of UBL’s total revenues.

Other Relationships

Our independent director, Greggory B. Mendenhall, is an attorney at Sheppard Mullin Richter & Hampton LLP (“Sheppard Mullin”), our counsel with respect to government relations and maritime law. In the year ended December 31, 2009, we paid approximately $0.42 million to Sheppard Mullin.

Security Ownership of Beneficial Owners and Management

Substantially all of the issued and outstanding equity interests of the Holding Company are owned by our Equity Sponsors and certain members of our board of directors and management. The Equity Sponsors own, in the aggregate, approximately 99% of the preferred units of the Holding Company, with substantially all of the remaining preferred units owned by members of management. Substantially all of the profit units of the Holding Company are owned by members of management. After the equity contributions made by the holders of preferred units have been repaid in full and certain time and performance hurdles have been met, remaining distributions are allocated according to a profit sharing waterfall.

UMG is a wholly-owned subsidiary of GS Maritime Intermediate Holding LLC. GS Maritime Intermediate Holding LLC is a wholly-owned subsidiary of the Holding Company. As of March 1, 2010, the authorized equity capitalization of the Holding Company consisted of class A units and profit units. The following table sets forth information with respect to the beneficial ownership of the class A units and profits units as of March 1, 2010 based upon currently available information by: (i) each person who is known by us to beneficially own 5% or more of the outstanding class A units or profit units of the Holding Company; (ii) each of the directors of the Holding Company; (iii) each of the executive officers of UMG; and (iv) all of the directors of the Holding Company and the executive officers of UMG as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.*

			Aggregate
			Percentage of
			Residual
			Equity
		Profit	Participation
Name and Address of Beneficial Owner(1)	Class A Units(2)	Units(2)(3)	Rights(2)(3)

Greenstreet Equity Partners, L.L.C.(4)	33,006	—	30.0%
c/o Greenstreet Equity Partners
2601 South Bayshore Drive, Suite 900
Coconut Grove, FL 33133
JCP United Maritime Holding LLC(5)	33,006	—	30.0%
c/o Jefferies Capital Partners
520 Madison Avenue
New York, NY 10022
AMCIC Maritime AIV, LLC(6)	23,676	—	21.6%
c/o AMCI Capital
475 Steamboat Road
Greenwich, CT 06830
First Reserve Fund XI, L.P.(7)	9,330	—	8.5%
c/o First Reserve Corporation
One Lafayette Place
Greenwich, CT 06830

			Aggregate
			Percentage of
			Residual
			Equity
		Profit	Participation
Name and Address of Beneficial Owner(1)	Class A Units(2)	Units(2)(3)	Rights(2)(3)

Directors
Steven Green(8)	—	—	—
Jeffrey Safchik(8)	—	—	—
John Breaux	—	—	—
Gary DiElsi(9)	—	—	—
Patrick Valentine	—	—	—
Brian Beem(10)	—	—	—
Kevin Kilcullen(11)	—	—	—
James Luikart(11)	—	—	—
Greggory Mendenhall(12)	—	549	**
Executive Officers(13)
Sal Litrico	289	2,499	2.5%
Walt Bromfield	231	1,517	1.6%
Timothy Bresnahan	172	1,339	1.4%
Scott Becnel	29	357	**
Cliff Johnson	116	1,071	1.1%
Neil McManus	58	892	**
Robin Hastings	116	892	**
All directors and executive officers as a group(13)	1,011	9,116	9.2%

*	Pursuant to the operating agreement of the Holding Company (the “Operating Agreement”), the members of the Holding Company have, among other things, agreed to take all action within their respective power, including the voting of all units owned thereby, to cause the Board of Directors of the Holdco to be comprised of certain designees as further set forth in the Operating Agreement.

**	Represents less than 1% of the aggregate percentage of the residual equity participation rights.

(1)	Unless otherwise indicated, the address of each listed person is c/o United Maritime Group, LLC, 601 South Harbour Island Boulevard, Tampa, Florida 33602.

(2)	Pursuant to the Operating Agreement, distributions that are made in respect of the equity interests of the Holding Company are generally made in the following order of priority: (i) first, distributions are made on a pro rata basis to the holders of class A units (based on the aggregate capital contributions made by each such holder) until such holders have received aggregate distributions in respect of such class A units equal to the aggregate capital contributions made by such holders in respect of such class A units; (ii) second, remaining distributions are made on a pro rata basis to the holders of class A units and profit units that have positive “book-up amounts” within the meaning of the Operating Agreement (based on the aggregate “book-up amounts” of each such holder); and (iii) third, remaining distributions are made on a pro rata basis to the holders of class A units and profits units (based on the number of class A units and profit units held by each such holder). Holders of profit units are generally only entitled to receive distributions in respect of vested profit units, with any amounts that are not paid in respect of any unvested profit units paid to the applicable holder upon the vesting thereof, subject to the terms set forth in the Operating Agreement. The column entitled “Aggregate Percentage of Residual Equity Participation Rights” represents the relative percentage ownership of the specified holder in respect of distributions made pro rata to the holders of class A units and profit units as described in clause (iii) immediately above, and includes in the case of profit units both vested and unvested units held by the specified holder.

(3)	Represents total number of profit units held by the applicable holder, whether vested or unvested, as of March 1, 2010. Generally, one-half of the profit units are subject to time based vesting over a period of five years commencing from the date of grant, and one-half of the profit units are subject to performance based vesting measured upon the occurrence of a change of control of the Holding Company.

(4)	Greenstreet Management Partners, LLC is the Managing Member of Greenstreet Equity Partners, L.L.C. Greenstreet Management Inc. owns 100% of Greenstreet Management Partners, LLC. Steven Green is the sole owner of Greenstreet Management Inc. Jeffrey Safchik is the President of Greenstreet Management Inc. Through their respective ownership or position with Greenstreet Management Inc., Messrs. Green and Safchik may be deemed to have the authority to control investment decisions of Greenstreet Equity Partners, L.L.C. Messrs. Green and Safchik each disclaims beneficial ownership of the class A units owned by Greenstreet Equity Partners, L.L.C.

(5)	Jefferies Capital Partners IV LLC (JCP IV), is the Manager of Jefferies Capital Partners IV L.P., Jefferies Employee Partners LLC and JCP Partners IV LLC (collectively known as “Fund IV”). Fund IV owns 100% of JCP United Maritime Holding LLC. Through James L. Luikart’s position as a Managing Member of JCP IV, he has the authority to control all investment decisions of Fund IV. Mr. Luikart shares his investment authority with Brian P. Friedman, the other Managing Member of JCP IV. Each of Mr. Luikart and Mr. Friedman disclaims beneficial ownership of the class A units owned by JCP United Maritime Holding LLC.

(6)	Decisions with respect to voting matters at AMCIC Maritime AIV, LLC are made by the Board of Representatives, which is comprised of Hans J. Mende and Alex Krueger. Each of Mr. Mende and Mr. Krueger disclaims beneficial ownership of the class A unites owned by AMCIC Maritime AIV, LLC.

(7)	FRC Founders Corporation (fka First Reserve Corporation) is the advisor to First Reserve Fund XI, L.P. Decisions with respect to voting and investments are made by William E. Macaulay, John A. Hill, Timothy H. Day, Joseph R. Edwards, Cathleen M. Ellsworth, John William G. Honeybourne, Alex T. Krueger, Jeffrey S. MacDonald, Mark A. McComiskey, Kenneth W. Moore, J. Hardy Murchison, Alan G. Schwartz, Thomas J. Sikorski and Jennifer C. Zarrilli, who are members of the Investment Committee of FRC Founders Corporation, are all Managing Directors of FRC Founders Corporation and all disclaim beneficial ownership of any class A units owned by First Reserve Fund XI, L.P.

(8)	Steven Green is the sole owner of Greenstreet Management Inc. which owns 100% of Greenstreet Management Partners, LLC, which is the Managing Member of Greenstreet Equity Partners, L.L.C. Jeffrey Safchik is the President of Greenstreet Management Inc. which owns 100% of Greenstreet Management Partners, LLC, which is the Managing Member of Greenstreet Equity Partners, L.L.C. Each of Mr. Green and Mr. Safchik disclaims beneficial ownership of the class A units owned by Greenstreet Equity Partners, L.L.C. The address of Mr. Green and Mr. Safchik is c/o Greenstreet Equity Partners, 2601 South Bayshore Drive, Suite 900, Coconut Grove, FL 33133.

(9)	Mr. DiElsi is a Project Manager at FRC Founders Corporation. Mr. DiElsi disclaims beneficial ownership of any class A units owned by First Reserve Fund XI, L.P. The address of Mr. DiElsi is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(10)	Mr. Beem is a Vice President at AMCI Management (Cayman) Ltd. Mr. Beem disclaims beneficial ownership of any class A units owned by AMCIC Maritime AIV, LLC. The address of Mr. Beem is c/o AMCI Capital, 475 Steamboat Road, Greenwich, CT 06830.

(11)	Mr. Kilcullen is a Vice President of Jefferies Capital Partners. Mr. Luikart is an Executive Vice President of Jefferies Capital Partners. Each of Mr. Kilcullen and Mr. Luikart disclaims beneficial ownership of the class A units owned by JCP United Maritime Holding LLC. The address of Mr. Kilcullen and Mr. Luikart is c/o Jefferies Capital Partners, 520 Madison Avenue, New York, NY 10022.

(12)	Represents profit units that may be deemed to be beneficially owned by Zephyr Acquisitions, LLC, an investment vehicle controlled by Mr. Mendenhall. Mr. Mendenhall disclaims beneficial ownership of all profit units that may be deemed to be beneficially owned by Zephyr Acquisitions, LLC. Mr. Mendenhall’s address is 30 Rockefeller Plaza, 24th Floor, New York, NY 10112.

(13)	Includes the aggregate number of class A units or profit units, as applicable, that may be deemed to be beneficially owned by the directors of the Holding Company and the executive officers of UMG as a group.

Description of Other Indebtedness

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete, but it does discuss the provisions that are, in our view, material for investors in the notes, and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

New Credit Facility

Overview.  Concurrently with the closing of the offering of initial notes on December 22, 2009, United Maritime Group, LLC, along with certain of its subsidiaries: U.S. United Ocean Services, LLC, U.S. United Bulk Terminal, LLC, U.S. United Barge Line, LLC, U.S. United Inland Services, LLC, Tina Litrico, LLC, Mary Ann, LLC, Sheila McDevitt, LLC and Marie Flood, LLC, entered into a loan and security agreement and related pledge and other agreements, as borrowers, for a new senior secured revolving credit facility with certain financial institutions as lenders, Bank of America, N.A., as administrative agent, co-collateral agent and security trustee, Banc of America Securities LLC, Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC) and Jefferies Finance LLC as joint lead arrangers and Wells Fargo Capital Finance, LLC as co-collateral agent. The closing of the New Credit Facility and the closing of the offering of initial notes were conditioned upon each other.

The New Credit Facility provides senior secured financing of up to $135 million, subject to the borrowing base.

Borrowing Base.  The borrowing base at any time equals the lesser of (a) the aggregate amount of the commitments of the lenders thereunder, minus a reserve for letters of credit and minus the lesser of (i) the availability reserve as the administrative agent in its reasonable good faith judgment shall determine and (ii) the sum of (x) $3.0 million plus (y) the amount of bank product obligations in excess of a specified amount; or (b) the sum of (i) 85% of eligible accounts receivable plus (ii) up to the lesser of 100% of net book value or 85% of the net orderly liquidation value of eligible brown water vessels, plus (iii) 100% of the net book value or 85% of the net orderly liquidation value of eligible blue water domestic vessels, including harbor boats and tow boats, plus (iv) up to the lesser of (x) 100% of the net book value, (y) $20.0 million and (z) 25% of the net orderly liquidation value of eligible blue water international vessels, plus (v) up to 50% of eligible fuel inventory; minus the (vi) availability reserve and a reserve for letters of credit. The New Credit Facility includes a borrowing capacity for letters of credit.

Interest Rate and Fees.  Borrowings under the New Credit Facility bear interest at a rate equal to, at the borrowers’ option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A.; (2) the federal funds rate plus 0.50%; and (3) LIBOR for a 30 day interest period plus 1% or (b) a LIBOR rate determined (rounded upward, if necessary) by reference to (i) the British Bankers Association LIBOR Rate, as published by Reuters or other commercially available source designated by the agent or (ii) the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing, in each case plus an applicable margin (if the Federal Reserve’s Board of Governors imposes a reserve percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus such reserve percentage). The initial applicable margin for borrowings under the New Credit Facility was 2.75% with respect to base rate borrowings and 3.75% with respect to LIBOR borrowings. The applicable margin for borrowings under the New Credit Facility are subject to periodic adjustment based on the historical availability under the New Credit Facility.

The borrowers are required to pay an unused line fee equal to 0.50% per annum times the amount by which the commitments of the lenders exceed the average daily balance of loans and stated amount of letters of credit during any month. The unused line fee will be increased to 0.75% per annum for any month in which the average daily balance of loans and stated amount of letters of credit is less than 50% of the aggregate commitments. The borrowers must also pay customary letter of credit fees and agency fees.

Mandatory Repayments.  If at any time the aggregate loans exceed the borrowing base or the aggregate commitments of the lenders, then, on demand by the administrative agent, the borrowers will be required to repay outstanding loans in an aggregate amount equal to such excess, with no reduction of the commitment amount. The borrowers are also required to pay to the administrative agent, subject to certain reinvestment rights for the account of the lenders, the net cash proceeds from certain sales of collateral, the net casualty proceeds of insurance in excess of a certain amount or net condemnation proceeds, with no reduction of the commitment amount.

Voluntary Repayments.  The borrowers may repay outstanding loans (with any accrued interest) at any time without penalty or premium (other than LIBOR breakage charges if applicable).

Amortization and Final Maturity.  There is no scheduled amortization under the New Credit Facility. The principal amount of the loans outstanding under the New Credit Facility will be due and payable in full at maturity, four years from the date of the closing.

Guarantees and Security.  All obligations under the New Credit Facility are unconditionally guaranteed by (i) GS Maritime Intermediate Holding LLC, United Maritime Group, LLC’s direct parent, (ii) certain existing subsidiaries of United Maritime Group, LLC: UMG Towing, LLC, U.S. United Bulk Logistics, LLC, United Maritime Group Finance Corp., U.S. United Ocean Holding, LLC, U.S. United Ocean Holding II, LLC, and (iii) future domestic subsidiaries and certain affiliates of United Maritime Group, LLC.

All obligations under the New Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of the borrowers and guarantors including:

•	a first-priority security interest in all now owned and hereafter acquired vessels, accounts receivable, chattel paper and electronic documents, commercial tort claims, deposit accounts, documents, general intangibles, including intellectual property, goods, including inventory, equipment and fixtures, instruments, investment property, letter-of-credit rights, supporting obligations, all monies, cash collateral and certain related assets and proceeds of the foregoing;

•	a first priority interest in and lien upon all amounts credited to deposit accounts of the borrowers including any sums in any blocked or lockbox accounts or into any accounts into which such sums are swept;

•	a first-priority pledge of 100% of the capital stock of the borrowers and certain of the capital stock held by them (which pledge, in the case of any foreign subsidiary shall be limited to 65% of the voting stock of a foreign subsidiary); and

•	a first-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of the borrowers, including a significant portion of owned and leased real property and equipment.

Certain Covenants and Events of Default.  The New Credit Facility contains a number of covenants that, among other things and subject to certain exceptions, will restrict the ability of the borrowers and the ability of certain of their subsidiaries and affiliates to:

•	incur additional indebtedness;

•	create liens;

•	make distributions;

•	make investments;

•	dispose of or sell assets;

•	make loans or other advances of money;

•	pay certain debt;

•	consolidate or merge; and/or

•	engage in transactions with other affiliates.

The borrowers must also comply with certain financial covenants that become effective upon certain events. Commencing on the day an event of default occurs or unused availability under the New Credit Facility is less than the greater of (i) 15% of the aggregate commitments of the lenders at such time and (ii) $20.25 million, and continuing until during the preceding 60 consecutive days no event of default has existed and availability at all times has been greater than the greater of (i) $20.25 million and (ii) 15% of the aggregate commitments at such time, the Leverage Ratio (as defined in the credit agreement) cannot exceed certain ratios detailed in the credit agreement and the Fixed Charge Coverage Ratio (as defined in the credit agreement) cannot be less than 1.1 to 1.0. The credit agreement governing the New Credit Facility also contains certain customary affirmative covenants and events of default.

As of the opening of business on February 1, 2010, the borrowers under the New Credit Facility were indebted to the lenders thereunder in respect of the loans in the principal amount of approximately $75.24 million and in respect of letters of credit in the undrawn amount of approximately $3.7 million.

For more information regarding our other indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Intercreditor Agreement

In connection with the consummation of the offering of the initial notes and our entrance into the New Credit Facility, we entered into, along with our guarantors, the lenders under the New Credit Facility and the trustee under the Indenture, an intercreditor agreement (the “Intercreditor Agreement”) which sets forth the respective rights and obligations of the parties to the Intercreditor Agreement with respect to the collateral securing our the New Credit Facility and the notes. See “Risk Factors — Risks Related to Our Indebtedness, Including the Notes — The value of the collateral securing the notes may not be sufficient to satisfy all our obligations under the notes,” “— The terms of the indenture and the intercreditor agreement permit, without the consent of holders of notes, various releases of the collateral securing the notes and subsidiary guarantees, which could be adverse to holders of notes” and “Description of Notes — Intercreditor Agreement.”

Description of Notes

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, (a) “United Maritime” refers only to United Maritime Group, LLC and not to any of its Subsidiaries, including United Maritime Group Finance Corp. (“Finance Corp.”) and (b) the “Issuers,” “we,” “our,” and “us” refer to United Maritime and Finance Corp. and their respective successors under the indenture, and not to any of their respective subsidiaries.

United Maritime issued the notes under an indenture among itself, Finance Corp., a wholly owned subsidiary of United Maritime and co-issuer of the notes, the Guarantors and Wells Fargo, National Association, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture, the Collateral Documents, the Intercreditor Agreement and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the Collateral Documents, the Intercreditor Agreement and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Finance Corp. is a wholly owned subsidiary of the Company and serves as co-issuer of the notes to facilitate the offering of the notes. Finance Corp. does not have any operations or assets and does not and is not expected to have any revenues or material assets. As a result, prospective investors should not expect Finance Corp. to participate in servicing the principal of, premium, if any, or interest or any other payment obligations on the notes.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be senior secured obligations of the Issuers;

•	will be pari passu in right of payment to all existing and future senior indebtedness of the Issuers, including borrowings under the New Credit Facility;

•	will be senior in right of payment to any future subordinated Indebtedness of the Issuers;

•	will be secured by a second priority security interest in substantially all of the Issuers’ and the Guarantors’ existing and future tangible and intangible assets, including a pledge of 65% of the capital stock of first tier foreign Subsidiaries, subject to Permitted Liens and certain other exceptions;

•	will be effectively junior to the Issuers’ borrowings under the New Credit Facility to the extent of the collateral securing the New Credit Facility; and

•	will be fully and unconditionally guaranteed, jointly and severally, on a second priority secured basis, by all of the Issuers’ existing and future Domestic Subsidiaries as set forth under “The Note Guarantees” below.

The Note Guarantees

The notes will be guaranteed, on a joint and several basis, by all of United Maritime’s existing and future Domestic Subsidiaries that guarantee the New Credit Facility other than Finance Corp.

Each guarantee of the notes:

•	will be a senior secured obligation of the Guarantor;

•	will be pari passu in right of payment to all existing and future senior obligations of such Guarantor, including such Guarantor’s obligations under its guarantee of the New Credit Facility;

•	will be senior in right of payment to any future subordinated Indebtedness of such Guarantor; and

•	will be secured to the same extent described above with respect to the notes.

As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

The Issuers issued $200.0 million in aggregate principal amount of initial notes in the original offering. The Issuers may issue additional notes under the indenture from time to time after the offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on June 15, 2015.

Interest on the notes will accrue at the rate of 11 3/4% per annum and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2010. Interest on overdue principal and interest, including Special Interest, if any, will accrue at a rate that is 2% higher than the then applicable interest rate on the notes. The Issuers will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and an Issuer or any of their respective Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be guaranteed by each of United Maritime’s current and future Domestic Subsidiaries that guarantee the New Credit Facility, other than Finance Corp. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — Under certain circumstances a court could cancel the notes and the guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than an Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee, the indenture, the registration rights agreement, the Collateral Documents and the Intercreditor Agreement pursuant to a supplemental indenture and appropriate Collateral Documents satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) United Maritime or a Restricted Subsidiary of United Maritime, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) United Maritime or a Restricted Subsidiary of United Maritime, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of United Maritime as a result of the sale or other disposition;

(3) if United Maritime designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

Security

The notes and the Note Guarantees will be secured by a second priority security interest in substantially all of the Issuers’ and the Guarantors’ existing and future tangible and intangible assets, including a pledge of 65% of the capital stock of first tier foreign Subsidiaries, subject to Permitted Liens and certain other exceptions. Before the Security Trustee proceeds to enforce the security interest in any suit, proceeding or action, the Grantors must indemnify the Security Trustee and Noteholders from and against all expense, loss or damage suffered by reason of a defense, counterclaim or reduction of liability arising from a breach by such grantor of obligations created by agreement, indebtedness or liability, except if the loss of damage is the result of the Security Trustee’s gross negligence or willful misconduct.

Among other things, the Collateral will not include:

(1) light trucks and other non-commercial passenger motor vehicles;

(2) the Voting Stock of any foreign Subsidiary in excess of 65% of the outstanding Voting Stock of such foreign Subsidiary;

(3) certain deposit accounts that are exclusively used for payroll purposes, escrow accounts, and trust accounts, in each case entered into in the ordinary course of business and consistent with prudent business conduct (as determined by an Issuer or Guarantor in its reasonable discretion), where the applicable Issuer or Guarantor holds the funds exclusively for the benefit of an unaffiliated third party;

(4) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property that prohibit the valid grant of a security interest or Lien to the Notes Collateral Agent and such prohibition has not been or is not waived, except to the extent that (a) such prohibition is unenforceable under the UCC or other applicable law or (b) the Notes Collateral Agent’s security interests in and Liens upon any rights or interests of any Issuer in or to amounts due under any such contract, lease, permit, license, charter or license agreement is limited impaired or otherwise affected;

(5) applications for trademarks to the extent that the same would be invalidated, canceled, voided or abandoned due to the grant and/or enforcement of such security interest or Lien;

(6) certain equipment or fixtures that are subject to a Lien securing purchase money or capital lease obligations permitted under the indenture;

(7) assets owned by a Guarantor after the release of the guaranty of such Guarantor;

(8) any property as to which the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein;

(9) vessels and all accessions, substitutions and replacements thereto and therefore, and all products and proceeds related thereto (i) subject to permitted sale and leaseback transactions or other leases, (ii) securing Permitted Debt (other than the New Credit Facility) or (iii) subject to lease or charter;

(10) equity interests in joint ventures, including United Maritime’s joint venture interest in Ocean Dry Bulk LLC;

(11) certain property to the extent that a grant of a security interest therein is subject to the Assignment of Claims Act; and

(12) cash in an amount not to exceed $3.0 million used to secure hedging agreements.

To the extent necessary and for so long as required for such subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock of any subsidiary of the Issuers or Guarantors shall not be included in the collateral with respect to the notes so affected and shall not be subject to the Liens securing such notes.

Intercreditor Agreement

The Notes Collateral Agent, for itself and the other Noteholder Secured Parties, the Revolving Facility Collateral Agent, for itself and the other Revolving Facility Secured Parties, the Borrowers and the Guarantors entered into an intercreditor agreement (the “Intercreditor Agreement”) that sets forth the relative priority of the Senior Liens and the Junior Liens, as well as certain other rights, priorities and interests of the holders of the Revolving Credit Obligations and the holders of the Noteholder Obligations.

The Intercreditor Agreement provides, among other things:

Relative Lien Priorities

Notwithstanding the time, manner, order or method of grant, creation, attachment or perfection of any Junior Lien or any Senior Lien, until the Senior Priority Discharge Date, (i) any Senior Lien now or hereafter held by or for the benefit of any Revolving Facility Secured Party shall be senior in right, priority, perfection, operation, effect and all other respects to any and all Junior Liens now or hereafter held by or for the benefit of any Noteholder Secured Party; (ii) any Senior Lien now or hereafter held by or for the benefit of any Noteholder Secured Party shall be senior in right, priority, perfection, operation, effect and all other respects to any and all Junior Liens now or hereafter held by or for the benefit of any Revolving Facility Secured Party; (iii) any Junior Lien now or hereafter held by or for the benefit of any Noteholder Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all Senior Liens now or hereafter held by or for the benefit of any Revolving Facility Secured Party; and (iv) any Junior Lien now or hereafter held by or for the benefit of any Revolving Facility Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all Senior Liens now or hereafter held by or for the benefit of any Noteholder Secured Party, in each case, on the terms set forth in therein. Until the Senior Priority Discharge Date, the Senior Liens will rank senior in right, priority, operation, effect and all other respects to any Junior Liens for all purposes on the Collateral.

Prohibition on Contesting Liens

Each of the Revolving Facility Collateral Agent, for itself and the other Revolving Facility Secured Parties, and the Notes Collateral Agent, for itself and the other Noteholder Secured Parties, agrees that it will not, and thereby waives any right to, contest or support any other Person in contesting, the priority, validity or enforceability of any Junior Lien or any Senior Lien, as the case may be.

No New Liens

The Notes Collateral Agent, for itself and the other Noteholder Secured Parties, agrees that, until the Senior Priority Discharge Date, no Noteholder Secured Party will permit any of the Grantors, any Subsidiary of any Grantor or any other Person to grant or permit any additional Liens on any asset to secure any Noteholder Obligation unless such Grantor, Subsidiary or other Person has granted, or substantially concurrently therewith grants, a Senior Lien on such asset to secure the Revolving Credit Obligations, with each such Lien to be subject to the provisions of the Intercreditor Agreement. The Notes Collateral Agent agrees, for itself and the other Noteholder Secured Parties, that, to the extent the foregoing provisions are not complied with, any amounts received by or distributed to any Noteholder Secured Party pursuant to or as a result of any Lien granted and existing in contravention hereof shall be segregated and held in trust and forthwith transferred or paid over to the Revolving Facility Collateral Agent for the benefit of the Revolving Facility Secured Parties.

Similar Liens

The Collateral for the Revolving Credit Obligations and the Noteholder Obligations will at all times be the same.

Exercise of Rights and Remedies

Until the Senior Priority Discharge Date, the Revolving Facility Collateral Agent will have the exclusive right to take any Enforcement Action with respect to the Collateral. Notwithstanding the foregoing, the Notes Collateral Agent may, (i) in any Insolvency Proceeding, file a proof of claim or statement of interest with respect to the Noteholder Obligations; (ii) take any action to preserve or protect the validity or enforceability of the Junior Liens; provided, that no such action is (A) materially adverse to the Senior Liens or (B) inconsistent with the terms of the Intercreditor Agreement; (iii) file any responsive or defensive pleadings in opposition to any motion, claims, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Noteholder Secured Parties or otherwise make any agreements or file any motions pertaining to the Noteholders Obligations; (iv) exercise rights and remedies as unsecured creditors to the extent provided in the Intercreditor Agreement; and (v) following the termination of the 150-day standstill period described below in “— No Interference; Standstill Period,” take any Enforcement Action in accordance with the terms set forth therein.

No Interference; Standstill Period

The Noteholder Secured Parties will not, prior to the Senior Priority Discharge Date, except for the permitted Enforcement Actions set forth above in “— Exercise of Rights and Remedies”, take any Enforcement Action; provided, that the Notes Collateral Agent may commence or take any Enforcement Action following a period of 150 days from the date that the Notes Collateral Agent provides a written notice to the Revolving Facility Collateral Agent of the occurrence of any of the following: (i) a payment default with respect to any of the Noteholder Obligations which results in an Event of Default under the indenture; (ii) an Event of Default under the indenture and the acceleration by the holders of the notes of the maturity of all the notes in accordance with the terms of the indenture; or (iii) the commencement of an Insolvency Proceeding with respect to any Grantor which results in an Event of Default under the indenture (collectively, a “Noteholder Actionable Default”); provided further, that such standstill period will be extended to the extent the Revolving Facility Collateral Agent or any other Revolving Facility Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from a modification of the automatic stay or any other stay in any Insolvency Proceeding to enable the commencement and pursuit thereof) any Enforcement Action with respect to such portion of the Collateral to which such Enforcement Action directly relates.

In addition, the Notes Collateral Agent, for itself and the other Noteholder Secured Parties, will not (i) contest, protect or object to any foreclosure action or proceeding brought by the Revolving Facility Collateral Agent or any other Revolving Facility Secured Party, or any other enforcement or exercise by any Revolving Facility Secured Party or any rights or remedies relating to the Revolving Facility Collateral under the revolving facility documents or otherwise, so long as Junior Liens attach to the proceeds thereof subject to the relative priorities set forth above in “— Relative Lien Priorities;” (ii) object to the forbearance by the Revolving Facility Collateral Agent or any other Revolving Facility Secured Party from commencing or pursuing any foreclosure action or proceeding or any other enforcement action or exercise of any rights or remedies with respect to the Revolving Facility Collateral; (iii) prior to the Senior Priority Discharge Date, except for those Enforcement Actions permitted above in “— Exercise of Rights and Remedies”, take or receive any Collateral or any proceeds thereof in connection with the exercise of any right or enforcement action of any remedy with respect to any such Collateral or in connection with any insurance policy award under a policy of insurance relating to any such Collateral or any condemnation award (or deed in lieu of condemnation) relating to any such Collateral; (iv) except for those Enforcement Actions permitted above in “— Exercise of Rights and Remedies”, take any action with respect to the Collateral that would materially hinder any exercise of rights or remedies under the revolving facility documents with respect to the Collateral or the rights or remedies of the Revolving Facility Secured Parties under applicable law with respect to the Collateral, including the Disposition of any Collateral, whether by foreclosure or otherwise; (v) except for those Enforcement Actions permitted above in “— Exercise of Rights and Remedies”, object to the manner in which the Revolving Facility Collateral Agent or any other Revolving Facility Secured Party may seek to enforce the Senior Liens, and will not assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law; and (vi) attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any Revolving Credit Obligations or any revolving facility security document or the validity or enforceability of the priorities, rights or obligations established by the Intercreditor Agreement.

Rights as Unsecured Creditors

Each of the Revolving Facility Collateral Agent and the Notes Collateral Agent and the other Secured Parties may, in accordance with the terms of the revolving facility documents and the indenture-related documents, as applicable, and applicable law, enforce rights and exercise remedies against United Maritime and any other Grantor as unsecured creditors. The Intercreditor Agreement shall not prohibit the receipt by the Notes Collateral Agent or any other Noteholder Secured Party of the required payments of principal, premium, interests, fees and other amounts due under the indenture-related documents so long as such receipt is not the result of (x) the enforcement or exercise by the Notes Collateral Agent or any other Noteholder Secured Party or rights or remedies as a secured creditor with respect to the Collateral or (y) any contravention of the Intrecreditor Agreement (including any judgment lien on the Collateral resulting from the exercise of remedies available to an unsecured creditor).

Automatic Release of Junior Liens

In the event of a Disposition of Revolving Facility Collateral subject to any Junior Lien (regardless of whether or not an Event of Default has occurred and is continuing under the indenture-related documents at the time of such Disposition), such Junior Lien on such Collateral (and if such Collateral is all of the equity interests of a Grantor, all obligations of such Grantor under the indenture-related documents) shall terminate and be released automatically, unconditionally, simultaneously and without further action if the applicable Senior Liens on such Collateral (and, if such Collateral is all of the equity interests of a Grantor, all obligations of such Grantor under the revolving facility documents) are released and if such Disposition (x) is then not prohibited by the indenture-related documents or (y) occurs in connection with (A) a Disposition by a Grantor with the consent of the Revolving Facility Collateral Agent at a time when an Event of Default under the revolving facility documents is continuing or (B) the foreclosure upon or other exercise of rights and remedies with respect to such Revolving Facility Collateral at a time when an Event of Default under the revolving facility documents is continuing; provided, that, in the case of a Disposition pursuant to a foreclosure, the proceeds of any such Disposition received by any Revolving Facility Secured Party shall be applied to repay the Revolving Credit Obligations (and, at a time after the commencement of an Enforcement Action and during its continuance, an equal and concomitant permanent reduction of the commitments under the revolving facility loan agreement shall also be required to contemporaneously occur), and the Junior Lien shall remain in full force and effect with respect to any proceeds of such Disposition that remain after the satisfaction in full of the Revolving Credit Obligations.

Automatic Release of Senior Liens

If, in connection with an Enforcement Action, the Notes Collateral Agent releases (x) any of the Junior Liens on any Collateral, or (y) if such Collateral is all of the equity interests of a Grantor, releases such Grantor from its obligations under the indenture-related documents, then the Senior Liens and other Junior Liens on such Collateral and, if such Collateral is all of the equity interests of such Grantor, the obligations of any such Grantor under the revolving facility documents, shall be automatically released; provided, that prior to the Senior Priority Discharge Date, the proceeds of, or payments with respect to, any Collateral shall be segregated and held in trust and forthwith transferred or paid over to the Revolving Facility Collateral Agent for the benefit of the Revolving Facility Secured Parties.

Priority Liens

If a subordination of the Revolving Facility Collateral Agent’s Lien on any Revolving Facility Collateral is permitted under the revolving facility documents to another Lien arising under maritime law and permitted under the revolving facility documents or any other Lien with respect to which the Notes Collateral Agent has agreed to such other Lien in writing, then, to the extent the Revolving Facility Collateral Agent enters into a subordination agreement with respect thereto, the Notes Collateral Agent shall enter into an identical subordination agreement.

Application of Proceeds and Payment-Over Provisions

Until the Senior Priority Discharge Date, any Collateral or proceeds thereof shall be applied (i) first, to the Revolving Credit Obligations (other than the principal amount thereof in excess of the Maximum Priority Revolving Loan Debt); (ii) second, to the Noteholder Obligations; (iii) third, to the Revolving Credit Obligations in excess of the Maximum Priority Revolving Loan Debt; and (iv) fourth, to the applicable Grantor, or in each case as a court of competent jurisdiction may otherwise direct. After the Senior Priority Discharge Date, the Revolving Facility Collateral Agent shall deliver to the Notes Collateral Agent any remaining Collateral and any proceeds therefore then held by it, to be applied by the Notes Collateral Agent, (i) first, to the Noteholder Obligations and (ii) second, to the applicable Grantor, or in each case as a court of competent jurisdiction may otherwise direct. Until the Senior Priority Discharge Date, if the Notes Collateral Agent or any other Noteholder Secured Party receives any Revolving Facility Collateral or any proceeds thereof in contravention of the foregoing, such Revolving Facility Collateral or proceeds will be segregated and held in trust and forthwith transferred or paid over to the turned over to the Revolving Facility Collateral Agent for the benefit of the Revolving Facility Secured Parties for application in accordance with the foregoing.

Unenforceable Liens

If, in any Insolvency Proceeding, a determination is made that any Lien encumbering any Revolving Facility Collateral is not enforceable for any reason, any distribution or recovery the Notes Collateral Agent and the other Noteholder Secured Parties may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof, to the extent that such assets constitute Noteholder Collateral, shall (until the Senior Priority Discharge Date) be segregated and held in trust and forthwith paid over to the Revolving Facility Collateral Agent for the benefit of the other Revolving Facility Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Notes Collateral Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until the Senior Priority Discharge Date.

Debtor-in-Possession Financings, Asset Sales and Adequate Protection

Until the Senior Priority Discharge Date, in the event of any Insolvency Proceeding, each Noteholder Secured Party (i) will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code (or any other comparable provision of any other bankruptcy law), unless the Revolving Facility Collateral Agent opposes or objects to such use of cash collateral; (ii) will not oppose or object to any post-petition debtor-in-possession financing (“DIP Financing”) under Section 364 of the Bankruptcy Code (or any other comparable provision of any other bankruptcy law) or the Liens on the Collateral securing any DIP Financing (“DIP Financing Liens”), unless (A) the aggregate principal amount of such DIP Financing, together with the Revolving Credit Obligations as of such date, exceeds the Maximum Priority Revolving Loan Debt or (B) the Revolving Facility Secured Parties shall then oppose or object to such DIP Financing or such DIP Financing Liens, and, unless the preceding clauses (A) and (B) apply, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Senior Liens, the Notes Collateral Agent will subordinate the Junior Liens to the Senior Liens and the DIP Financing Liens; provided, that the foregoing shall not prevent the Noteholder Secured Parties from proposing a DIP Financing to any Grantors or to a court of competent jurisdiction, so long as such DIP Financing provides for the payment in full of cash of all of the Revolving Credit Obligations on the date of the initial advance under such DIP Financing and all of the Revolving Credit Obligations are paid in full in cash on such date; and (iii) will not request adequate protection or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Lien (unless (A) the aggregate principal amount of such DIP Financing, together with the Revolving Credit Obligations as of such date, exceeds the Maximum Priority Revolving Loan Debt or (B) the Revolving Facility Secured Parties shall then oppose to such DIP Financing or such DIP Financing Liens).

Reorganization of Securities

If, in any insolvency proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Revolving Credit Obligations and the Noteholder Obligations, then, to the extent the debt obligations distributed on account of the Revolving Credit Obligations and the Noteholder Obligations are secured by Liens upon the same assets or property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations (provided, that, for the avoidance of doubt, if such debt obligations are subject to a subordinated Lien, any holders of Noteholder Obligations receiving such distribution pursuant to a plan of reorganization or similar dispositive restructuring plan shall be entitled to retain such distribution).

Option to Purchase Revolving Credit Obligations

On or after the occurrence and during the continuance of an Event of Default under the revolving facility loan agreement, the occurrence of any Noteholder Actionable Default, the acceleration of all of the Revolving Credit Obligations or the receipt by Notes Collateral Agent of written notice from the Revolving Facility Collateral Agent of its intention to commence an Enforcement Action, or the actual commencement of any Enforcement Action by the Revolving Facility Collateral Agent or by any other Revolving Facility Secured Party, all or any portion of the Noteholder Secured Parties shall have the option at any time within thirty (30) days of such acceleration or written notice, upon three (3) business days’ prior written notice by the Notes Collateral Agent to the Revolving Facility Collateral Agent, to purchase, subject to reasonably customary purchase mechanics, all (but not less than all) of the Revolving Credit Obligations from the Revolving Facility Secured Parties. Such notice from the Notes Collateral Agent to Revolving Facility Collateral Agent shall be irrevocable.

Amendment and Refinancings

Subject to the terms set forth herein, the revolving facility documents and the indenture-related documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Revolving Credit Obligations and the Noteholder Obligations may be refinanced, in each case, without notice to, or the consent of, any Revolving Facility Secured Party or any Noteholder Secured Party and without affecting the subordination of the Junior Liens hereunder or the provisions of the Intercreditor Agreement defining the relative rights of the Revolving Facility Secured Parties and the Noteholder Secured Parties; provided, however, that the holders of the indebtedness (and the Liens securing such indebtedness) resulting from any such refinancing, or a duly authorized agent on their behalf, shall have agreed in writing to be bound by the terms of the Intercreditor Agreement.

No right of the Revolving Facility Collateral Agent or any of the other Revolving Facility Secured Parties to enforce any provision of the Intercreditor Agreement or any of the revolving facility documents shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by the Revolving Facility Collateral Agent or any other Revolving Facility Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of the Intercreditor Agreement, any of the revolving facility documents or any of the indenture-related documents, regardless of any knowledge thereof which the Revolving Facility Collateral Agent or any of the other Revolving Facility Secured Parties may have or be otherwise charged with. The Revolving Facility Collateral Agent and any of the other Revolving Facility Secured Parties may, at any time and from time to time, without the consent of, or notice to, the Notes Collateral Agent or any other Noteholder Secured Party, without incurring any liabilities to the Notes Collateral Agent or any other Noteholder Secured Party and without impairing or releasing the Lien priorities and other benefits provided in the Intercreditor Agreement (even if any right of subrogation or other right or remedy of the Notes Collateral Agent or any other Noteholder Secured Party is affected, impaired or extinguished thereby) do any one or more of the following: (i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the revolving facility debt or any Lien on any Collateral or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Revolving Credit Obligations as permitted herein and in the revolving credit facility) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Revolving Facility Collateral Agent or any of the other Revolving Facility Secured Parties, the Revolving Credit Obligations or any of the revolving facility documents; (ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of any Grantor to the Revolving Facility Collateral Agent or any of the other Revolving Facility Secured Parties, or any liability incurred directly or indirectly in respect thereof in accordance with the terms hereof; or (iii) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Collateral and any security and any guarantor or any liability of any Grantor to any of the Revolving Facility Secured Parties or any liability incurred directly or indirectly in respect thereof; provided, that, in all events and notwithstanding the foregoing, Noteholder Secured Parties shall not be deemed to consent to any amendment, modification, supplement, restatement, refinancing or waiver to the revolving facility documents that: (A) results in the sum of (i) the aggregate principal amount of loans outstanding under the revolving facility documents, plus (ii) the unused portion of the commitments under the revolving facility documents, plus (iii) the aggregate face amount of all letters of credit issued or deemed issued and outstanding under the revolving facility documents plus (iv) all other Indebtedness for borrowed money under the revolving facility documents (including all derivatives obligations) (in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), as determined after giving effect to such amendment, modification or waiver) exceeding the Maximum Priority Revolving Loan Debt; (B) increases the “Applicable Margins” or similar component of the interest rate under the revolving facility documents in a manner that would result in the total yield on the Revolving Credit Obligations to exceed by more than two (2%) percent per annum the total yield on the Revolving Credit Obligations as in effect on the date hereof (excluding increases resulting from the accrual or payment of interest at the default rate); (C) modifies or adds any covenant or event of default under the revolving facility documents that directly restricts Borrowers or any Guarantor from making payments of the Noteholder Obligations that would otherwise be permitted under the revolving facility documents as in effect on the date hereof; (D) subordinates the Liens of the Revolving Facility Secured Parties to any other debt of Grantors; (E) extends the stated maturity date of the Revolving Credit Obligations to a date beyond the stated maturity date of the Noteholders under the indenture-related agreement (as in effect on the date hereof or as hereafter extended); or (F) contravenes the provisions of the Intercreditor Agreement.

Without the prior written consent of the Revolving Facility Collateral Agent, no Indenture-related agreement may be amended, supplemented or otherwise modified, and no new Indenture-related agreement may be entered into, to the extent such amendment, supplement or other modification or new document would: (i) contravene the provisions of the Intercreditor Agreement; (ii) increase the “Applicable Percentage” or similar component of the interest rate under the indenture-related agreements in a manner that would result in the total yield on the Noteholder Obligations to exceed by more than two percent (2%) the total yield on the Noteholder Obligations as in effect on the date of the indenture-related agreements (excluding increases resulting from the accrual of interest at the default rate); (iii) change to earlier dates any scheduled dates for payment of principal of or interest on Noteholder Obligations; (iv) change any covenant, default or event of default provisions set forth in the indenture-related agreements in a manner materially adverse to the Revolving Facility Secured Parties, (v) change the prepayment provisions set forth in the indenture-related agreements to increase the amount of any required prepayment; (vi) add to the Collateral other than as specifically provided by the Intercreditor Agreement; or (vii) otherwise confer additional rights on the Noteholder Secured Parties that would be materially adverse to the Revolving Facility Secured Parties.

Release of Liens

Whether prior to or after the Revolving Credit Obligations have been paid in full, United Maritime and each Guarantor will be entitled to releases of assets included in the Collateral from the Noteholder Liens securing the Noteholder Obligations under the notes, the indenture, the Noteholder Guarantees and the other Collateral Documents under any one or more of the following circumstances:

(1) to enable United Maritime or such Guarantor to consummate asset dispositions permitted or not prohibited under the covenant described below under “— Repurchase at the Option of Holders — Asset Sales;”

(2) if any Subsidiary of United Maritime that is a Guarantor is released from its Note Guarantee in accordance with the terms of the indenture, that Subsidiary’s assets will also be released from the Noteholder Liens securing its Note Guarantee and the other Collateral Documents; or

(3) if required in accordance with the terms of the Intercreditor Agreement.

The Noteholder Liens on the Collateral that secure the notes and the Note Guarantees also will be released:

(4) if United Maritime exercises its legal defeasance option or covenant defeasance option as described below under “Legal Defeasance and Covenant Defeasance;”

(5) upon satisfaction and discharge of the indenture or payment in full in cash of the principal of, and premium, if any, and accrued and unpaid interest on, the notes and all other Noteholder Obligations under the indenture and the Collateral Documents that are then due and payable; or

(6) with the consent of Noteholder Secured Parties, in compliance with the amendment and waiver provisions of the indenture as described under “Amendment, Supplement and Waiver” below.

Optional Redemption

At any time prior to December 15, 2012, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 111.75% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to, but not including, the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (including additional notes, if any) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The notes may be redeemed, in whole or in part, at any time prior to December 15, 2012, at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest and Special Interest, if any, to but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date).

Except pursuant to the two preceding paragraphs, the notes will not be redeemable at the Issuers’ option prior to December 15, 2012.

On or after December 15, 2012, the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on December 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2012	105.875%
2013 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption; Open Market Purchases

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

The Issuers may, at any time and from time to time, purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control (see “Description of the Notes — Certain Definitions” — “Change of Control”) occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of United Maritime and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of United Maritime and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The agreements governing the New Credit Facility contain, and future agreements governing the Issuers’ indebtedness may contain, prohibitions of certain events, including events that would constitute a Change of Control. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control could cause a default under these agreements, even if the Change of Control does not, due to the financial effect of such repurchases on the Issuers. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of their lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors — Risks Related to the Notes — We may not be able to finance the change of control offer or excess cash flow offer required by our indenture.”

Asset Sales

United Maritime will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) United Maritime or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by United Maritime or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on United Maritime’s most recent consolidated balance sheet, of United Maritime or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases United Maritime or such Restricted Subsidiary from or indemnifies against further liability;

(b) any securities, notes or other obligations received by United Maritime or any such Restricted Subsidiary from such transferee that are converted by United Maritime or such Restricted Subsidiary into cash within 120 days from receipt thereof, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, United Maritime (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(3) to repay Indebtedness and other Obligations under the New Credit Facility and to correspondingly reduce commitments with respect thereto;

(4) to acquire assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of United Maritime;

(5) to make a capital expenditure;

(6) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(7) any combination of the foregoing;

provided that if during such 365-day period United Maritime or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2), (3) or (4), or any combination thereof, of this paragraph, such 365-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

Pending the final application of any Net Proceeds, United Maritime (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five days thereof, the Issuers will make an offer (an “Asset Sale Offer”) to all holders of notes and, at the Issuers’ option, to holders of other Indebtedness ranking pari passu with the notes containing provisions similar to the asset sale provisions contained in the indenture to purchase, prepay or redeem the maximum principal amount of notes that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, United Maritime may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and any such pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Excess Cash Flow Offer

To the extent that (a) availability under the New Credit Facility on a pro forma basis is not less than the greater of (i) 30% of the commitments thereunder and (ii) $40.5 million, (b) United Maritime and its Restricted Subsidiaries are in pro forma compliance with the financial covenants under the New Credit Facility (assuming, for purposes of this provision only, that such covenants are in effect at all times) and (c) there is no default or event of default existing under the New Credit Facility, if United Maritime and its Subsidiaries

have Excess Cash Flow for any fiscal year commencing with the fiscal year ending on or about December 31, 2010, each holder of notes will have the right to require the Issuers, and the Issuers shall make an offer to such holder (the “Excess Cash Flow Offer”), to repurchase all or any part of that holder’s notes (in minimum amounts of $2,000 and integral multiples of $1,000) at a purchase price in cash equal to 100% of the principal amount of the notes repurchased, plus any accrued and unpaid interest, to the date of purchase (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of repurchase), with 50% of Excess Cash Flow of United Maritime and its Subsidiaries on a consolidated basis for such period (less the amount of any open market purchases and any redemptions of notes pursuant to the indenture made during such period); provided that, notwithstanding the foregoing, in lieu of, or in combination with, the Excess Cash Flow Offer, the Issuers may repay indebtedness outstanding under the New Credit Facility as provided in the following paragraph.

Within 90 days after the end of any such fiscal year, the Issuers, subject to the conditions set forth in the preceding paragraph, will make an Excess Cash Flow Offer, or, at the Issuers’ option, repay indebtedness outstanding under the New Credit Facility (with a corresponding reduction of commitments thereunder) (or any combination of such repurchase or repayment), on the date specified in the notice relating to such offer, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The Issuers will purchase notes, or such other indebtedness, validly tendered in response to an Excess Cash Flow Offer in accordance with the procedures set forth in the indenture and such notice. The Issuers will not be required to make an Excess Cash Flow Offer if the Excess Cash Flow for such relevant fiscal year is less than $1.0 million. With respect to each Excess Cash Flow Offer, the Issuers may reduce the applicable amount of the Excess Cash Flow Offer (the “Excess Cash Flow Offer Amount”) by the aggregate repurchase price of any notes repurchased by the Issuers in the relevant fiscal year in the open market or redeemed by the Issuers pursuant to the indenture (to the extent such amount has not previously reduced any Excess Cash Flow Offer Amount). If the aggregate principal amount of notes plus accrued and unpaid interest thereon tendered pursuant to an Excess Cash Flow Offer exceeds the Excess Cash Flow Offer Amount, the trustee will select the notes to be accepted for purchase on a pro rata basis. If the aggregate repurchase price of notes tendered plus accrued and unpaid interest thereon pursuant to an Excess Cash Flow Offer is less than the applicable Excess Cash Flow Offer Amount, the Issuers may, subject to the other provisions of the indenture, use any such Excess Cash Flow for any purpose not otherwise prohibited by the indenture.

Notwithstanding the foregoing, the Issuers will not be required to make an Excess Cash Flow Offer at any time following the first public offering of the Capital Stock of United Maritime or its direct or indirect parent; provided, that within 90 days after the end of any fiscal year following such public offering, the Issuers will make an offer to repurchase notes, or, at the Issuers’ option, repay indebtedness outstanding under the New Credit Facility (with a corresponding reduction of commitments thereunder)(or any combination of such repurchase or repayment), in an aggregate principal amount outstanding of $7.5 million on the date specified in the notice relating to such offer. In connection with such offer, the Issuers shall otherwise comply with the procedures applicable to an Excess Cash Flow Offer.

The Issuers will comply with the requirements of Rule 14a-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with these provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under these provisions of the indenture by virtue of such compliance. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes in the event of Excess Cash Flow could cause a default under the New Credit Facility, and future agreements governing the Issuers’ indebtedness, due to the financial effect of such repurchases on the Issuers. In the event the requirement to make an Excess Cash Flow Offer occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of their lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors — Risks Related to the notes and our Indebtedness — We may not be able to finance the change of control offer or excess cash flow offer required by our indenture.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “— Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

United Maritime will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of United Maritime’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving United Maritime or any of its Restricted Subsidiaries) or to the direct or indirect holders of United Maritime’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of United Maritime and other than dividends or distributions payable to United Maritime or a Restricted Subsidiary of United Maritime);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving United Maritime) any Equity Interests of United Maritime or any direct or indirect parent of United Maritime;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of an Issuer or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among United Maritime and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) United Maritime would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter reference period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by United Maritime and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(d) 50% of the Consolidated Net Income of United Maritime for the period (taken as one accounting period) from January 31, 2010 to the end of United Maritime’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(e) 100% of the aggregate net cash proceeds received by United Maritime since the date of the indenture (A) as a contribution to its common equity capital (other than Excluded Contributions) or (B) from the issue or sale of Equity Interests of United Maritime or from the issue or sale of convertible or exchangeable Disqualified Stock of United Maritime or convertible or exchangeable debt securities of United Maritime, in each case that have been converted into or exchanged for Equity Interests of United Maritime (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of United Maritime) and in each case other than Excluded Contributions; plus

(f) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the amount of cash received upon such sale, liquidation or repayment; plus

(g) to the extent that any Unrestricted Subsidiary of United Maritime is redesignated as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of United Maritime’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; plus

(h) 50% of any dividends received in cash by United Maritime or a Restricted Subsidiary of United Maritime that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of United Maritime, to the extent that such dividends were not otherwise included in the Consolidated Net Income of United Maritime for such period.

The preceding provisions will not prohibit:

(a) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(b) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of United Maritime) of, Equity Interests of United Maritime (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to United Maritime; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (c)(2) of the preceding paragraph;

(c) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of United Maritime to the holders of its Equity Interests on a pro rata basis;

(d) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of United Maritime or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(e) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of United Maritime, any direct or indirect parent entity of United Maritime or Restricted Subsidiary of United Maritime held by any current or former officer, director or employee of United Maritime or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any calendar year;

(f) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(g) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of United Maritime or any preferred stock of any Restricted Subsidiary of United Maritime issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(h) payments of cash, dividends, distributions, advances or other Restricted Payments by United Maritime or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or the conversion or exchange of Capital Stock of any such Person;

(i) Restricted Payments that are made with Excluded Contributions;

(j) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness subordinated to the notes in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales;” provided that all notes tendered by holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(k) the declaration and payment of dividends by the Issuers to, or the making of loans to, any direct or indirect parent to the extent of amounts required for any direct or indirect parent company, member, shareholder or owner to pay, in each case without duplication:

(1) franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Issuers;

(2) distributions in respect of a taxable year of such direct or indirect parent company, member, shareholder or owner to the extent necessary to permit such parent company, member, shareholder or owner to discharge their respective tax liabilities arising directly as a direct or indirect parent company, member, shareholder or owner of United Maritime or any Subsidiary, determined based on the assumption that all such owners are subject to the highest marginal federal, state and local tax rate in effect for a resident of the jurisdiction in which such direct or indirect parent company, member, shareholder or owner resides at the time of such distribution and subject to the maximum limitation on the utilization of deductions, losses, allowances and credits (“Tax Payments”);

(3) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of United Maritime to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuers and their Restricted Subsidiaries; and

(4) general corporate operating and overhead costs and expenses of any direct or indirect parent company of United Maritime to the extent such costs and expenses are attributable to the ownership or operation of United Maritime and its Restricted Subsidiaries; and

(5) (a) other Restricted Payments in an aggregate amount not to exceed $5.0 million, plus, (b) so long as the Consolidated Leverage Ratio for United Maritime’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made would have been no greater than 3.0 to 1.0 (determined on a pro forma basis, as if such Restricted Payment had been made at the beginning of such four-quarter reference period), additional Restricted Payments in an aggregate amount not to exceed $10.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by United Maritime or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

United Maritime will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and United Maritime will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that United Maritime may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for United Maritime’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided further, however that the amount of Indebtedness that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $5.0 million at any one time outstanding.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by United Maritime and its Restricted Subsidiaries of Indebtedness and letters of credit under the New Credit Facility to the extent that the aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of United Maritime and its Restricted Subsidiaries, taken as a whole, thereunder) does not exceed the sum of (a) $135.0 million, less the aggregate amount of all Net Proceeds of Asset Sales, all Excess Cash Flow and other amounts, in each case applied since the date of the indenture to repay Indebtedness under the New Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and “— Excess Cash Flow Offer,” and (b) 10% of the revolving commitments then in effect thereunder; provided, that all such Indebtedness incurred in reliance on this subclause (b) shall consist solely of protective advances and overadvances made by the lenders or agents thereunder and shall not be available to United Maritime and its Restricted Subsidiaries under any other circumstance;

(2) the incurrence by United Maritime and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement (and any exchange notes and related guarantees issued in exchange for additional notes, if any, pursuant to a registration rights agreement);

(4) the incurrence by United Maritime or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of United Maritime or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted

Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by United Maritime or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (12) of this paragraph or this clause (5);

(6) the incurrence by United Maritime or any of its Restricted Subsidiaries of intercompany Indebtedness between or among United Maritime and any of its Restricted Subsidiaries; provided, however, that:

(a) if United Maritime or any Guarantor is the obligor on such Indebtedness and the payee is not United Maritime or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of United Maritime, or the Note Guarantee, in the case of a Guarantor; and

(b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than United Maritime or a Restricted Subsidiary of United Maritime, and any sale or other transfer of any such Indebtedness to a Person that is not either United Maritime or a Restricted Subsidiary of United Maritime, will be deemed, in each case, to constitute an incurrence of such Indebtedness by United Maritime or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of United Maritime’s Restricted Subsidiaries to United Maritime or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than United Maritime or a Restricted Subsidiary of United Maritime, and any sale or other transfer of any such preferred stock to a Person that is not either United Maritime or a Restricted Subsidiary of United Maritime, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by United Maritime or any of its Restricted Subsidiaries of Hedging Obligations and/or Bank Product Obligations in the ordinary course of business;

(9) the guarantee by an Issuer or any of the Guarantors of Indebtedness of United Maritime or a Restricted Subsidiary of United Maritime to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by United Maritime or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by United Maritime or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days; and

(12) the incurrence by United Maritime or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed $10 million.

The Issuers will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of such Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of an Issuer solely by virtue of being unsecured or by virtue of being secured on junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, United Maritime will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the New Credit Facility outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of United Maritime as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that United Maritime or any Restricted Subsidiary may incur in the aggregate pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

United Maritime will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

United Maritime will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to United Maritime or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to United Maritime or any of its Restricted Subsidiaries;

(2) make loans or advances to United Maritime or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to United Maritime or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a) agreements governing Existing Indebtedness as in effect on the date of the indenture and agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and, in each case, any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(b) the indenture, the notes and the Note Guarantees and the Collateral Documents;

(c) the New Credit Facility and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of the New Credit Facility;

(d) agreements governing other Indebtedness of Foreign Subsidiaries permitted to be incurred under the provisions of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements;

(e) applicable law, rule, regulation or order;

(f) any instrument governing Indebtedness or Capital Stock of a Person acquired by United Maritime or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(g) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(h) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(i) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(j) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(k) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(l) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of United Maritime’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Issuers will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the applicable Issuer is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of United Maritime and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either (a) such Issuer is the surviving corporation, partnership or limited liability company; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes, the indenture, the Collateral Documents, the Intercreditor Agreement and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter reference period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, United Maritime will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among United Maritime and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of United Maritime with or into one of its Restricted Subsidiaries for any purpose or to any merger or consolidation of an Issuer with or into an Affiliate of such Issuer solely for the purpose of reincorporating such Issuer in another jurisdiction.

Transactions with Affiliates

United Maritime will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of United Maritime (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to United Maritime or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by United Maritime or such Restricted Subsidiary with an unrelated Person; and

(2) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, such transaction is approved by a resolution of the Board of Directors of United Maritime set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of United Maritime; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, United Maritime obtains an opinion as to the fairness to United Maritime or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(2) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by United Maritime or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(3) transactions between or among United Maritime and/or its Restricted Subsidiaries;

(4) transactions with a Person (other than an Unrestricted Subsidiary of United Maritime) that is an Affiliate of United Maritime solely because United Maritime owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(5) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of United Maritime or any of its Restricted Subsidiaries;

(6) any issuance of Equity Interests (other than Disqualified Stock) of United Maritime or payment of interest on the notes, if applicable, to Affiliates of United Maritime;

(7) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments” or is a Permitted Investment;

(8) loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(9) the Management Agreement and the payment of all or any portion of the management fees and reimbursement of out-of-pocket expenses to the extent provided for in the Management Agreement so long as, in the case of management fees, no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto;

(10) transactions in which United Maritime delivers to the trustee a written opinion from an independent financial advisor to the effect that the transaction is fair, from a financial point of view, to United Maritime and any relevant Restricted Subsidiaries;

(11) any contribution of capital to United Maritime;

(12) any agreement or arrangement (other than the Management Agreement) as in effect on the date of the indenture and disclosed in this prospectus and any amendment or modification thereto, provided that such amendment or modification is not disadvantageous to United Maritime and any relevant Restricted Subsidiary or to the holders of the notes in any material respect; and

(13) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are not materially less favorable to United Maritime or such Restricted Subsidiary, as the case may be, as determined in good faith by United Maritime, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of United Maritime or such Restricted Subsidiary.

Business Activities

United Maritime will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to United Maritime and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If United Maritime or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture and such Domestic Subsidiary becomes a Guarantor under the New Credit Facility, then that newly acquired or created Domestic Subsidiary will become a Guarantor and substantially concurrently execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee.

Limitation on Capital Expenditures

United Maritime will not, and will not permit any of its Restricted Subsidiaries to, make Capital Expenditures in excess of $22.5 million in any fiscal year, provided, that unused amounts may be carried over from the preceding fiscal year for a period of two fiscal years. Notwithstanding the foregoing, United Maritime and its Restricted Subsidiaries will not be required to comply with this covenant at any time following the occurrence of both (a) the first public offering of the Capital Stock of United Maritime or its direct or indirect parent and (b) the Consolidated Leverage Ratio for United Maritime’s most recently ended four full fiscal quarters for which internal financial statements are available preceding the calculation date being less than 3.0 to 1.0.

Perfection of Security Interest

United Maritime shall, and shall cause each applicable Restricted Subsidiary to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Notes Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Documents and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Documents at such times and at such places as the Notes Collateral Agent may reasonably request, in each case subject to the terms of the Collateral Documents.

Real Estate Mortgages and Filings

With respect to any fee interest in any real property (individually and collectively, the “Premises”) (a) owned by United Maritime or a Domestic Subsidiary on the date of the indenture or (b) acquired by United Maritime or a Domestic Subsidiary after the date of the indenture, in each case with a purchase price greater than $1.0 million, United Maritime shall deliver to the Notes Collateral Agent (i) within 90 days of the date of the indenture in the case of clause (a), or (ii) within 90 days of the acquisition thereof in the case of clause (b), the following:

(1) as mortgagee, fully executed counterparts of Mortgages, duly executed by the Company or the applicable Domestic Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2) mortgagee’s title insurance policies in favor of the Notes Collateral Agent in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, other customary endorsements and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(3) with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Notes Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Issuers or the applicable Guarantor, as applicable, stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by the Issuers or Guarantor, as applicable, of such

Premises for the Issuers’ or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises.

Ship Mortgages and Filings

United Maritime or a Domestic Subsidiary shall deliver to the Notes Collateral Agent with respect to any vessel for which it has delivered a mortgage under the New Credit Facility, a Ship Mortgage with respect to such vessel, fully executed counterparts of mortgages, duly executed by United Maritime or the applicable Domestic Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Ship Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the vessels purported to be covered thereby.

Landlord Waivers

Each of United Maritime and its Domestic Subsidiaries that is a lessee of, or becomes a lessee of, real property, is, and will be, required to use commercially reasonable efforts to deliver to the Notes Collateral Agent a landlord waiver to the extent a landlord waiver is obtained for such real property by the Revolving Facility Collateral Agent, substantially in the form of any landlord waiver agreed by the Revolving Facility Collateral Agent, executed by the lessor of such real property; provided that in the case where such lease is a lease in existence on the date of the indenture, United Maritime or its Domestic Subsidiary that is the lessee thereunder shall use commercially reasonable efforts to satisfy such requirement within 90 days from the date of the indenture to the extent a landlord waiver is obtained for such real property by the Revolving Facility Collateral Agent.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of United Maritime may designate any Restricted Subsidiary of United Maritime to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of United Maritime is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by United Maritime and its Restricted Subsidiaries in such Restricted Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by United Maritime. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of United Maritime may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of United Maritime as an Unrestricted Subsidiary will be evidenced by a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of United Maritime as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” United Maritime will be in default of such covenant. The Board of Directors of United Maritime may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of United Maritime; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of United Maritime of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

United Maritime will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Issuers will furnish to the trustees and holders of notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports;

provided, however, that prior to the consummation of the exchange offer contemplated by the registration rights agreement, the Issuers will not be required to furnish any 10-K prior to 105 days after the applicable fiscal year or any form 10-Q prior to 60 days following the end of the applicable quarter; provided further, however, that prior to the consummation of the exchange offer, such reports will contain financial disclosures, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that is consistent with the presentation in this prospectus.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the applicable Issuer’s consolidated financial statements by such Issuer’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the applicable Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing). The filing of such reports with the SEC will constitute delivery thereof to the holders of the notes.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, no Issuer is subject to the periodic reporting requirements of the Exchange Act for any reason, the applicable Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Issuers will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the applicable Issuer’s filings for any reason, such Issuer will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if such Issuer were required to file those reports with the SEC.

In the event that any direct or indirect parent company of the Issuers becomes a Guarantor of the notes, the indenture will permit the Issuers to satisfy their obligations in this covenant with respect to financial information relating to the Issuers by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuers and their Restricted Subsidiaries on a standalone basis, on the other hand.

If the Issuers has designated any of their Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuers.

In addition, the Issuers and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following events is an “Event of Default”:

(1) default for 30 days in the payment when due of interest (including Special Interest, if any) on the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by United Maritime or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by United Maritime or any of its Restricted Subsidiaries for 60 days after notice to United Maritime by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by United Maritime or any of its Restricted Subsidiaries (or the payment of which is guaranteed by United Maritime or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, is greater or equal to $10.0 million in the aggregate;

(6) failure by United Maritime or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction in amounts greater than $10.0 million in the aggregate, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) unless all of the Collateral has been released in accordance with the provisions of the Collateral Documents, (a) default by United Maritime or any of its Restricted Subsidiaries in the performance of the Collateral Documents that adversely affects the enforceability, validity, perfection or priority of the Liens on a material portion of the Collateral granted to the Notes Collateral Agent for the benefit of the trustee and the holders of the notes, (b) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the indenture or the Collateral Documents) with respect to Collateral having a Fair Market Value in excess of $15.0 million, or (c) the repudiation by United Maritime or any of its Restricted Subsidiaries of any of its material obligations under any Collateral Document or the unenforceability of any of the Collateral Documents against United Maritime or any of its Restricted Subsidiaries for any reason;

(8) except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary (or group of Subsidiaries that constitute a Significant Subsidiary) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any such Subsidiary or group of Subsidiaries, or any Person acting on behalf of any such Subsidiary or group of Subsidiaries, denies or disaffirms its obligations under its Note Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to United Maritime or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to United Maritime, any Restricted Subsidiary of United Maritime that is a Significant Subsidiary or any group of Restricted Subsidiaries of United Maritime that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest (including Special Interest) or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest (including Special Interest, if any,) when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(10) such holder has previously given the trustee notice that an Event of Default is continuing;

(11) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(12) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(13) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(14) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest (including Special Interest) or premium, if any, on, or the principal of, the notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time, at the option of United Maritime’s Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest (including Special Interest) or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties, indemnities and immunities of the trustee and Notes Collateral Agent, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “— Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(5) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest (including Special Interest) and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and United Maritime must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(6) in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(7) in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(8) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit

(and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(9) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Guarantors is a party or by which United Maritime or any of the Guarantors is bound;

(10) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(11) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Note Guarantees, the Collateral Documents and, with the consent of the required lenders under the New Credit Facility, the Intercreditor Agreement may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes adversely affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest (including Special Interest) or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest (including Special Interest) or premium, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 662/3% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(10) to cure any ambiguity, mistake, defect or inconsistency;

(11) to provide for uncertificated notes in addition to or in place of certificated notes;

(12) to provide for the assumption of an Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets, as applicable;

(13) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(14) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(15) to conform the text of the indenture, the Note Guarantees, the Collateral Documents or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees, or the notes, which intent may be evidenced by an officers’ certificate to that effect;

(16) to enter into additional or supplemental Collateral Documents;

(17) to release Collateral in accordance with the terms of the indenture and the Collateral Documents;

(18) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(19) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated and delivered, (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers, or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable at their stated maturity or are called for redemption by reason of the mailing of a notice of redemption or (ii) will become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest (including Special Interest, if any) to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuers directing the trustee to apply such funds to the payment thereof at maturity of redemption, as the case may be;

(2) in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3) an Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture, the Intercreditor Agreement and the Collateral Documents without charge by writing to United Maritime Group, LLC, 601 S. Harbour Island Boulevard, Tampa, Florida 33602, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have corresponding meanings.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the note at December 15, 2012 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through December 15, 2012 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights by United Maritime or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of United Maritime and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of United Maritime’s Restricted Subsidiaries or the sale by United Maritime or any of United Maritime’s Restricted Subsidiaries of Equity Interests in any of United Maritime’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(3) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(4) a transfer of assets between or among United Maritime and its Restricted Subsidiaries;

(5) an issuance of Equity Interests by a Restricted Subsidiary of United Maritime to United Maritime or to a Restricted Subsidiary of United Maritime;

(6) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of (i) damaged, worn-out or obsolete assets in the ordinary course of business or (ii) assets that, in the good faith judgment of the Board of Directors of United Maritime, are not or are no longer used or useful in the business of United Maritime and its Restricted Subsidiaries;

(7) licenses and sublicenses of intellectual property by United Maritime or any of its Restricted Subsidiaries in the ordinary course of business;

(8) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(9) the granting of Liens not prohibited by the covenant described above under the caption “— Liens;”

(10) the sale or other disposition of cash or Cash Equivalents;

(11) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(12) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13) leases and subleases of vessels by United Maritime or any of its Restricted Subsidiaries in the ordinary course of business; and

(14) the sale and leaseback of any assets within 180 days of the acquisition thereof.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Bank Product Obligations” means: all obligations, liabilities, reimbursement obligations, fees or expenses owed in respect of (i) any services provided from time to time in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services, (ii) commercial credit card and merchant card services, and (iii) other banking products or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board of directors or committee of the board of directors of such Person serving a similar function.

“Borrowers” means United Maritime, U.S. United Barge Line, LLC, U.S. United Ocean Services, LLC, U.S. United Bulk Terminal, LLC, U.S. United Inland Services, LLC, Tina Litrico, LLC, Mary Ann Hudson, LLC, Sheila McDevitt, LLC and Marie Flood, LLC.

“Borrowing Base” shall have the meaning set forth in the definition of “Borrowing Base” under the New Credit Facility, as in effect on the date of the indenture. See “Description of Other Indebtedness — New Credit Facility — Borrowing Base.”

“Capital Expenditures” means for any period expenditures (including Capital Lease Obligations other than contracts for expenditures under or with respect to operating leases that are accounted for as Capital Lease Obligations in accordance with GAAP and in which United Maritime has no ownership interest and excluding expenditures made with the proceeds of casualty insurance or reinvestment of proceeds of asset dispositions as expressly permitted under “— Asset Sales”) in respect of the purchase or other acquisition of fixed or capital assets that have a useful life of more than one year and that are required to be capitalized in conformity with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock of the kinds described in classes (1) through (4) of this definition, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) prior to the first public offering of the Capital Stock of United Maritime or of any direct or indirect parent of United Maritime, the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that the Permitted Holders cease to Beneficially Own directly or indirectly, in the aggregate, more than 50% of the Voting Stock of United Maritime or its direct or indirect parent (measured by voting power rather than number of shares); or

(4) subsequent to the first public offering of Capital Stock of United Maritime or of any direct or indirect parent of United Maritime, (a) any “person” or “group” (as those terms are used in Section 13(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the Voting Stock of the Company (measured by voting power rather than by number of shares) and (b) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate, a lesser percentage of the Voting Stock of United Maritime or its direct or indirect parent than such other person or group (measured by voting power rather than number of shares).

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment Date” has the meaning assigned to that term in the indenture governing the notes.

“Collateral” has the meaning assigned to it in the Collateral Documents.

“Collateral Documents” means the security agreements, mortgages (including mortgages on vessels), pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Notes Collateral Agent for the ratable benefit of the holders of the notes and the trustee or notice of such pledge, assignment or grant is given.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes (or the amount of Tax Payments) based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Payments was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) (a) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes and the New Credit Facility (including breakage costs in connection with hedging obligations) and (ii) any amendment or other modification of the notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income, and (b) the amount of accrued but unpaid fees for such period under the Management Agreement to the extent otherwise permitted to be paid in such period under “Certain Covenants — Transactions with Affiliates;” plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash charges or expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Leverage Ratio” means with respect to any specified Person for any period, the ratio of the Total Debt of such Person for such period to the Consolidated Cash Flow of such Person for such period, in each case with such pro forma adjustments to Total Debt and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP, reduced by the amount of Tax Payments attributable to such net income (loss) for such period, but without any reduction in respect of preferred stock dividends; provided that:

(1) all extraordinary gains or losses and all gains or losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss, will be excluded;

(2) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3) for purposes of “Certain Covenants — Restricted Payments” only, the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) the amount of any restructuring charge or reserve or severance cost deducted (and not added back) in such period in computing Consolidated Net Income up to an aggregate of $1.5 million will be excluded;

(6) the amount of any loss due to discontinued operations will be excluded;

(7) any fees, expenses, costs and charges including deferred amortization and deferred financing costs, paid in connection with the issuance of the notes and the entering into of the New Credit Facility (including, without limitation, ratings agency fees) and the use of proceeds therefrom will be excluded; and

(8) non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary of such Person will be excluded.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disposition” means, with respect to any asset, any sale, lease, exchange, transfer or other disposition of such asset or any interest therein for fair market value (as reasonably determined by the Revolving Facility Collateral Agent), including, without limitation, the creation of any Lien on or with respect to such asset. “Dispose” has a corresponding meaning.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require United Maritime to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that United Maritime may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that United Maritime and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of United Maritime that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of United Maritime.

“Enforcement Action” means, with respect to any portion of the Collateral, (a) the taking of any action to enforce or realize upon any Lien on the Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale or other Disposition of any of the Collateral pursuant to Article 9 of the UCC or other applicable law, (b) the exercise of any right or remedy provided to a secured creditor or otherwise on account of a Lien on any of the Collateral under the revolving facility documents, the indenture-related documents (including the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement), applicable law, in an Insolvency Proceeding or otherwise, including the election to retain Collateral in satisfaction of a Lien, (c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, or foreclosure on the Collateral or the proceeds of Collateral, (d) the Disposition of all or any portion of the Collateral, by private or public sale, other Disposition or any other means permissible under applicable law, or (e) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any stock or other equity interests and including any right of recoupment or set-off) whether under the revolving facility documents, the indenture-related documents, applicable law, in an Insolvency Proceeding or otherwise.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public sale either (1) of Equity Interests of United Maritime by United Maritime (other than Disqualified Stock and other than to a Subsidiary of United Maritime) or (2) of Equity Interests of a direct or indirect parent entity of United Maritime (other than to United Maritime or a Subsidiary of United Maritime) to the extent that the net proceeds therefrom are contributed to the common equity capital of United Maritime.

“Excess Cash Flow” means, for any period, Consolidated Cash Flow for such period, adjusted as follows:

(1) minus the cash portion of Fixed Charges (net of interest income) and the cash portion of any related financing fees with respect to such period;

(2) minus the amount of any payments or loans made or to be made pursuant to clause (11) of the second paragraph under “— Certain Covenants — Restricted Payments” or the cash portion of all federal, state, local and foreign income taxes and franchise or margin taxes paid or payable (without duplication) by United Maritime and its Subsidiaries during such period;

(3) minus Capital Expenditures for such period permitted under the indenture;

(4) minus or plus any net increase or decrease, respectively, in Working Capital from the beginning to the end of such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means net cash proceeds received by United Maritime after the date of the indenture from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of United Maritime or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of United Maritime) of Capital Stock (other than Disqualified Stock) of United Maritime, in each case designated within 30 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an officers’ certificate, the cash proceeds of which are excluded from the calculation set forth in clause (2) of the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

“Existing Indebtedness” means all Indebtedness of United Maritime and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by United Maritime; provided, however, that, except in the case of determining the Fair Market Value of assets in connection with an Asset Sale not involving the sale of assets to an Affiliate, (a) if the Fair Market Value exceeds $5.0 million, such Fair Market Value shall be determined in good faith by the Board of Directors of United Maritime and, (b) if the Fair Market Value exceeds $15.0 million, the determination of the Board of Directors of United Maritime shall be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions, dispositions, Investments, mergers and consolidations that have been made by the specified Person or any of its Restricted Subsidiaries or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

For purposes of this definition, pro forma adjustments from any acquisition for the relevant period, will be determined in good faith by United Maritime; provided that any such pro forma adjustments may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken at the time of determination, are reasonably expected to be taken within 180 days immediately following any such acquisition, including, but not limited to, the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, as applicable; provided further that, in any case, such pro forma adjustments shall be calculated on an annualized basis and such adjustments are set forth in an officers’ certificate signed by United Maritime’s chief financial officer and another officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers’ certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by United Maritime’s Board of Directors.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization or write off of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of United Maritime (other than Disqualified Stock) or to United Maritime or a Restricted Subsidiary of United Maritime, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; provided, however, that Fixed Charges will exclude the amortization or write off of debt issuance costs and deferred financing fees, commissions, fees and expenses.

“Foreign Subsidiary” means any Restricted Subsidiary of United Maritime that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Government Securities” has the meaning assigned to that term in the indenture governing the notes.

“Grantors” means the Borrowers, GS Maritime Holding LLC, the direct parent of United Maritime, and each of their respective Subsidiaries that shall have created any Lien in favor of the Revolving Facility Collateral Agent or the Notes Collateral Agent on all or any part of its assets (whether real or personal, or tangible or intangible) to secure any of the Noteholder Obligations or Revolving Credit Obligations.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of United Maritime that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Insolvency Proceeding” means (a) any voluntary or involuntary proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Grantor or for a substantial part of the property or assets of any Grantor, (c) any voluntary or involuntary winding-up or liquidation of any Grantor, or (d) a general assignment for the benefit of creditors by any Grantor.

“Intercreditor Agreement” means an intercreditor agreement whose terms are substantially consistent with the intercreditor agreement described above under the caption “— Intercreditor Agreement” and that is entered into in connection with entering into the New Credit Facility, as the same may be amended, supplemented or modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If United Maritime or any Restricted Subsidiary of United Maritime sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of United Maritime such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of United Maritime, United Maritime will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of United Maritime’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by United Maritime or any Restricted Subsidiary of United Maritime of a Person that holds an Investment in a third Person will be deemed to be an Investment by United Maritime or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Junior Liens” means, with respect to any Collateral, (a) the Noteholder Liens on such Collateral and (b) the Revolving Facility Liens on such Collateral securing Revolving Credit Obligations the principal amount of which exceeds the Maximum Priority Revolving Loan Debt.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Agreement” means that certain Financial Services Agreement, dated December 4, 2007, among United Maritime and Greenstreet Management Partners L.L.C., AMCIC Maritime AIV, LLC and JCP United Maritime Holding LLC, as in effect on the date of the indenture.

“Maximum Priority Revolving Loan Debt” shall mean, as of any date of determination, the sum of (a) the sum of (x) the aggregate amount of commitments under the revolving facility loan agreement as then in effect plus (y) ten percent (10%) of the aggregate amount of commitments under the revolving facility loan agreement as then in effect, plus (b) any interest on such amount (and including, without limitation, any interest which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), plus (c) any fees, costs, expenses and indemnities payable under any of the revolving facility documents (and including, without limitation, any fees, costs, expenses and indemnities which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding).

“Mortgages” means mortgages, deeds of trust, deeds to secure debt and any other documents or instruments under which any Lien on real property acquired by either Issuer or any Guarantor is granted to secure any Revolving Credit Obligations or Noteholder Obligations, or under which rights or remedies with respect to any such Liens are governed.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by United Maritime or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale (including Tax Payments), in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the New Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Credit Facility” means that certain Loan and Security Agreement, to be dated as of the date of the indenture, by and among the Issuers, the Guarantors, Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto, providing for revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither United Maritime nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of United Maritime or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of United Maritime’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Notes Collateral Agent” means Wells Fargo Bank, National Association, as collateral agent and security trustee for the benefit of itself and the other Noteholder Secured Parties.

“Noteholder Liens” means Liens on the Collateral created under the indenture-related security documents to secure any Noteholder Obligations.

“Noteholder Obligations” means, collectively, the “Obligations”, as defined in the security agreement governing the notes as in effect on the date hereof (including, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the indenture-related documents but for the effect of the Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Noteholder Secured Parties” means, at any time, (a) each holder of notes, (b) the trustee, (c) the Notes Collateral Agent, (d) each other “Secured Party” as defined in the indenture-related security agreement (as in effect on the date hereof) to which any Noteholder Obligations are owed, and (e) the successors and assigns of each of the foregoing.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which United Maritime and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Holder” means each of JCP United Maritime Holdings LLC, AMCIC Maritime AIV, LLC, First Reserve Fund XI, L.P., Greenstreet Equity Partners L.L.C., GS Maritime Holding LLC and their respective Affiliates.

“Permitted Investments” means:

(1) any Investment in United Maritime or in a Restricted Subsidiary of United Maritime;

(2) any Investment in Cash Equivalents;

(3) any Investment by United Maritime or any Restricted Subsidiary of United Maritime in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of United Maritime; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, United Maritime or a Restricted Subsidiary of United Maritime;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any Investment, the payment of which consists solely of Equity Interests (other than Disqualified Stock) of United Maritime;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of United Maritime or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made by United Maritime or any Restricted Subsidiary of United Maritime in the ordinary course of business in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9) repurchases of the notes;

(10) any Investment existing on the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on the date of the indenture;

(11) Guarantees otherwise permitted under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(12) other Investments in an amount (measured at the time the Investment is made) not to exceed $15.0 million.

“Permitted Liens” means:

(1) Liens to secure Indebtedness permitted by clause (1) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that the administrative agent, on behalf of the lenders of any such indebtedness, has become a party to the Intercreditor Agreement;

(2) Liens in favor of United Maritime or the Guarantors;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of United Maritime or is merged with or into or consolidated with United Maritime or any Restricted Subsidiary of United Maritime; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of United Maritime or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of United Maritime or is merged with or into or consolidated with United Maritime or any Restricted Subsidiary of United Maritime;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by United Maritime or any Subsidiary of United Maritime; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees), other than additional notes and Note Guarantees in respect thereof;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing

Indebtedness plus (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) grants of software and other technology licenses in the ordinary course of business;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(21) Liens securing Bank Product Obligations and Hedging Obligations;

(22) Liens securing Indebtedness in respect of sale and leaseback transactions of vessels permitted under “Repurchase at the Option of Holders — Asset Sales;”

(23) maritime Liens; and

(24) Liens of United Maritime or any of its Restricted Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of United Maritime or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of United Maritime or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by United Maritime or by the Restricted Subsidiary of United Maritime that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolving Credit Obligations” means, collectively, the “Obligations”, as defined in the revolving facility loan agreement as in effect on the date hereof (including, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the revolving facility documents but for the effect of the Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding). Without limiting the foregoing, among other things, Revolving Credit Obligations include Bank Product Obligations, derivative obligations and protective advances.

“Revolving Facility Collateral” means all “Collateral”, as defined in the revolving facility loan agreement, and any other assets of any Grantor now or at any time hereafter subject to Liens securing any Revolving Credit Obligations pursuant to any revolving facility document.

“Revolving Facility Collateral Agent” means Bank of America, N.A., as the administrative agent and the collateral agent and the security trustee for the benefit of itself and the other Revolving Facility Secured Parties.

“Revolving Facility First Lien Collateral Transition Date” means the date on which all Liens created under the revolving facility security documents on the Revolving Facility Collateral shall have been released.

“Revolving Facility Liens” means Liens on the Revolving Facility Collateral created under revolving facility security documents to secure any Revolving Credit Obligations.

“Revolving Facility Secured Parties” means, at any time, (a) the revolving lenders, (b) the Revolving Facility Collateral Agent, (c) each lender (or affiliate of any lender) that provides bank products to any Grantor and (d) the successors and assigns of each of the foregoing.

“Secured Parties” means the Noteholder Secured Parties and the Revolving Facility Secured Parties.

“Senior Liens” means, with respect to any Collateral, (a) the Revolving Facility Liens on such Collateral (other than any Revolving Facility Liens securing Revolving Credit Obligations the principal amount of which exceeds the Maximum Priority Revolving Loan Debt) and (b) the Noteholder Liens on such Collateral, to the extent that such Collateral is subject to any Revolving Facility Liens securing Revolving Credit Obligations the principal amount of which exceeds the Maximum Priority Revolving Loan Debt.

“Senior Priority Discharge Date” means, subject to certain debt reinstatement provisions of the Intercreditor Agreement, the earlier of (a) the Revolving Facility First Lien Collateral Transition Date and (b) the payment in full in cash of the Revolving Credit Obligations and the termination of the commitments under the revolving facility loan agreement of the revolving lenders to provide loans or other extensions of credit pursuant to the revolving facility loan agreement.

“Ship Mortgages” means mortgages, deeds of trust, deeds to secure debt and any other documents or instruments under which any Lien on vessels acquired by either Issuer or any Guarantor is granted to secure any Revolving Credit Obligations or Noteholder Obligations, or under which rights or remedies with respect to any such Liens are governed.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Debt” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the referent Person or one or more of its Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Treasury Rate” means with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2012; provided, however, that if the period from such redemption date to December 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of United Maritime that is designated by the Board of Directors of United Maritime as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with United Maritime or any Restricted Subsidiary of United Maritime unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to United Maritime or such Restricted

Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of United Maritime;

(3) is a Person with respect to which neither United Maritime nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of United Maritime or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years equal to the quotient of:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; divided by

(2) the then outstanding principal amount of such Indebtedness.

“Working Capital” means, as of any date, the difference between (a) current assets, other than cash and cash equivalents, of United Maritime and its Subsidiaries for such date and (b) current liabilities of United Maritime and its Subsidiaries for such date.

BOOK ENTRY, DELIVERY AND FORM

The exchange notes will be represented by one or more notes in registered, global form without interest coupons, each, a Global Note, and will be deposited with the Trustee as a custodian for The Depository Trust Company (“DTC”), and registered in the name of a nominee of such depositary.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC, such individuals referred to herein as the participants, or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder, DTC or such nominee, as the case may be, will be considered the sole owner or holder represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the notes.

Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth in the section entitled “Notice to Investors.”

DTC has advised us that it is:

•	is a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Notes in certificated registered form shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for the Global Notes and a successor depository is not appointed by the Company within ninety (90) days of such notice or (ii) an event of default has occurred under the indenture and is continuing and the registrar has received a request from the depository to issue notes in certificated registered form.

Material United States Federal Income Tax Consequences

The following is the opinion of Willkie Farr & Gallagher LLP, New York, New York, tax counsel to the Company, as to the material U.S. federal income tax considerations relating to the exchange offer and the purchase, ownership and disposition of the notes. This discussion

•	does not purport to be a complete analysis of all of the potential tax considerations that may be relevant to holders in light of their particular circumstances or discuss the effect of any applicable state, local, foreign or other tax laws;

•	is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published rulings and procedures of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change at any time, possibly with retroactive effect;

•	deals only with holders that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code;

•	does not address tax considerations applicable to investors that may be subject to special tax rules, such as partnerships and other pass-through entities, banks, tax-exempt organizations, insurance companies, dealers or traders in securities or currencies, or persons that will hold the notes as a position in a hedging transaction, “straddle” or conversion transaction for tax purposes or persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	discusses only the tax considerations applicable to the investors in the notes who purchase the notes at the initial issuance at the issue price and does not discuss the tax considerations applicable to subsequent purchasers of the notes.

We have not sought, nor will we seek, any ruling from the IRS with respect to matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws. Furthermore, the tax treatment of a member in an entity treated as a partnership for U.S. federal income tax purposes which holds the notes will depend on the member’s tax status and the entity’s activities; members of such an entity which holds the notes should consult their tax advisors.

As used herein, the term “U.S. Holder” means a beneficial owner of a note who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person.

A “Foreign Holder” is any beneficial owner of the notes who or that is not a U.S. Holder.

Prospective purchasers should consult their own tax advisors with respect to the U.S. federal, state and local tax aspects of the purchase, ownership and disposition of the notes based on their particular circumstances. The statements of tax consequences set forth below (i) were written to support the marketing of the notes; and (ii) were not intended or written to be used, and they cannot be used, by any taxpayer for the purpose of avoiding certain penalties that may be imposed with respect to tax deficiencies.

Exchange Offer

The exchange of original notes for exchange notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result:

•	a holder of original notes will not recognize taxable gain or loss as a result of the exchange of original notes for exchange notes pursuant to the exchange offer;

•	the holding period of the exchange notes will include the holding period of the original notes surrendered in exchange therefor; and

•	a holder’s adjusted tax basis in the exchange notes will be the same as such holder’s adjusted tax basis in the original notes surrendered in exchange therefor.

Tax Consequences of Holding Exchange Notes

Interest

The notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, a U.S. Holder generally will include interest on a note as ordinary income at the time such interest is received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may be obligated to pay holders amounts in excess of stated interest and principal payable on the notes. Our obligation to make payments in the event of a Change of Control may implicate the provisions of Treasury Regulations relating to contingent payment debt instruments (“CPDIs”). We intend to take the position that the notes are not treated as CPDIs because of these payments. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such payments as additional consideration for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as CPDIs because of such payments, U.S. Holders might, among other things, be required to accrue interest income at higher rates than the interest rates on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than capital gain. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the CPDI rules to the notes.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income) and (2) such U.S. Holder’s adjusted tax basis in the note. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the notes were held for more than one year. Long-term capital gain of a non-corporate U.S. Holder is eligible for a reduced rate of tax. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder, reduced by payments of principal.

Foreign Holders

Interest

Payments of interest on a note to a Foreign Holder will not be subject to U.S. federal withholding tax provided that:

•	the Foreign Holder does not actually or constructively own 10% or more of the capital or profits interest in United Maritime.

•	the Foreign Holder is not a controlled foreign corporation that is related to United Maritime through stock ownership; and

•	the Foreign Holder of the note, under penalties of perjury, provides its name and address and certifies (on IRS Form W-8BEN that it is not a U.S. person).

For purposes of this summary, this exemption of interest from U.S. federal withholding tax is referred to as “the Portfolio Interest Exemption.” The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest exemption and that is not effectively connected to a U.S. trade or business of that Foreign Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to eliminate or reduce such withholding.

A Foreign Holder generally will be subject to tax in the same manner as a U.S. Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such payment is attributable to a permanent establishment maintained in the United States by such Foreign Holder. Such effectively connected income received by a Foreign Holder that is a corporation may in certain circumstances be subject to an additional “branch profits” tax at a 30% rate or, if applicable, a lower treaty rate. Foreign Holders should consult their own tax advisors regarding any applicable income tax treaties. To claim the benefit of a tax treaty or to claim exemption from withholding because the interest income is effectively connected with a U.S. trade or business, the Foreign Holder must provide a properly executed Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest.

Sale, Exchange or Redemption of the Notes

A Foreign Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or exchange of the notes unless:

•	the Foreign Holder is an individual who was present in the United States for 183 days or more during the taxable year, and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a trade or business of the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other permanent establishment maintained in the United States by such Foreign Holder.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS and backup withholding tax may be collected in connection with payments of principal, premium, if any, and interest on a note and payments of the proceeds of the sale of a note by a holder. A U.S. Holder will not be subject to backup withholding tax if such U.S. Holder provides its taxpayer identification number to us or our paying agent and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Certain holders, including corporations, are generally not subject to backup withholding.

In addition, a Foreign Holder may be subject to U.S. backup withholding tax on these payments unless such Foreign Holder complies with certification procedures to establish that such Foreign Holder is not a U.S. person. The certification procedures required by a Foreign Holder to claim the exemption from withholding tax on interest (described above in “— Interest”) will generally satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the IRS, provided the required information is timely furnished.

Plan of Distribution

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. In addition, until          , 2010, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any such sale of exchange notes by Participating Broker-Dealers. Exchange notes received by Participating Broker-Dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such exchange notes. Any Participating Broker-Dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any Participating Broker-Dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any Participating Broker-Dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the exchange notes and certain legal matters in connection with this exchange offer will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

Experts

The consolidated financial statements of United Maritime Group, LLC at December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of TECO Transport Corporation for the eleven months and three days ended December 3, 2007 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.”

The financial statements of United Maritime Group LLC for the twenty-eight days ended December 31, 2007 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting

Available Information

This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available at your request, without charge, from United Maritime Group, LLC 601 S. Harbour Island Boulevard, Tampa, Florida 33602, Attention: Chief Financial Officer. Our telephone number at that address is (813) 209-4200.

You may read and copy this information at the Public Reference Room of the SEC, 100 F Street N.E., Washington, D.C. 20549. For more information about the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports and other information about issuers who file electronically with the SEC. The Internet address of the site is http://www.sec.gov. We are not incorporating the contents of the websites of the SEC or any other person into this document. We are only providing information about how you may obtain certain documents that are incorporated into this document by reference at these websites. Please call the SEC at 1-800-0330 for further information on the operations of the public reference rooms.

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also obtain a copy of any our filings, at no cost, by writing to or telephoning us at the following address:

United Maritime Group, LLC
601 S. Harbour Island Blvd., Suite 230
Tampa, FL 33602
(813) 209-4200
Attention: Counsel

We have agreed, so long as any initial notes remain outstanding, to make available to any holder or beneficial owner of initial notes in connection with any sale thereof and to any prospective purchaser of such initial notes from such holder or beneficial owner, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the initial notes pursuant to Rule 144A under the Securities Act.

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF
TECO TRANSPORT CORPORATION AND SUBSIDIARIES (PREDECESSOR)
AND UNITED MARITIME GROUP, LLC AND SUBSIDIARIES (SUCCESSOR)

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Certified Public Accountants	F-3
Report of Independent Certified Public Accountants	F-4
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-5
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2009 and 2008; for the period from December 4 to December 31, 2007; the period from January 1 to December 3, 2007
F-6
Consolidated Statements of Changes in Stockholders’ Equity/Member’s Equity	F-7
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008; for the period from December 4 to December 31, 2007; the period from January 1 to December 3, 2007	F-8
Notes to Consolidated Financial Statements	F-9

Unaudited Consolidated Financial Statements:
Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2010 and 2009	F-30
Consolidated Balance Sheets as of March 31, 2010 and 2009	F-31
Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and 2009	F-32
Consolidated Statement of Changes in Member’s Equity	F-33
Notes to Consolidated Financial Statements	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
United Maritime Group, LLC

We have audited the accompanying consolidated balance sheets of United Maritime Group, LLC and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), member’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of operations and comprehensive income (loss), member’s equity and cash flows for the period from December 4, 2007 to December 31, 2007, and the consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows of TECO Transport Corporation (the Predecessor) for the period from January 1, 2007 to December 3, 2007, were audited by other auditors whose report dated April 25, 2008, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Maritime Group, LLC and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Tampa, Florida
March 12, 2010

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
United Maritime Group LLC

In our opinion, the accompanying statements of income and comprehensive income, of changes in member’s equity and of cash flows present fairly, in all material respects, the results of the operations and the cash flows of United Maritime Group LLC and its subsidiaries (collectively, the “Company” or the “Successor”) for the twenty eight days ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Successor acquired the assets and liabilities of the TECO Transport Corporation and its subsidiaries from TECO Energy. As such, the consolidated statements of income and comprehensive income, of changes in members equity, and of cash flows for the Successor are not comparable with the Predecessor statements presented herein.

/s/  PricewaterhouseCoopers LLP

April 25, 2008 (except for footnote 13 and 15 as to which the date is March 23, 2010)

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
TECO Transport Corporation

In our opinion, the accompanying consolidated statements of income and comprehensive income, of changes in stockholder’s equity and of cash flows present fairly, in all material respects, the results of the operations and the cash flows TECO Transport Corporation and its subsidiaries (collectively, the “Company” or the “Predecessor”) for the eleven months and three days ended December 3, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

April 25, 2008 (except for footnote 13 and 15 as to which the date is March 23, 2010)

United Maritime Group, LLC and Subsidiaries
Consolidated Balance Sheets

	December 31
	2009	2008
	(Dollars in thousands)

ASSETS
Current assets:
Cash	$11,631	$11,616
Receivables:
Trade, net of allowances for doubtful accounts of $573 and $1,249, respectively	32,641	44,536
Materials and supplies	15,501	15,441
Prepaid expenses and other current assets	5,136	2,998

Total current assets	64,909	74,591
Property and equipment	444,615	430,068
Work in progress	3,284	2,328
Accumulated depreciation	(84,343)	(42,982)

Property and equipment, net	363,556	389,414
Other assets:
Deferred financing costs, net of amortization of $2,086 at December 31, 2008	10,312	8,139
Intangible assets, net of amortization of $5,644 and $3,008, respectively	24,064	26,700
Deferred dry docking costs, net	4,606	4,037
Investment in unconsolidated affiliate	452	1,178

Total other assets	39,434	40,054

Total assets	$467,899	$504,059

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$5,637
Accounts payable	18,962	20,456
Accrued expenses	2,096	1,904
Current derivative liability	187	5,235

Total current liabilities	21,245	33,232
Other long-term liabilities:
Asset retirement obligation	2,681	2,477
Other liabilities	8,953	10,582
Long-term debt, net of current maturities	280,125	288,287
Long-term derivative liability	—	5,235

Total other long-term liabilities	291,759	306,581

Total liabilities	313,004	339,813
Member’s equity	154,895	164,246

Total liabilities and member’s equity	$467,899	$504,059

See accompanying notes.

United Maritime Group, LLC and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)

	Successor			Predecessor

			Period from	Period from
			December 4,	January 1,
			2007 to	2007 to
	Year Ended December 31		December 31,	December 3,
	2009	2008	2007	2007
	(Dollars in thousands)
Revenue
Third Party	$296,321	$371,583	$28,487	$197,138
Affiliate	—	—	—	93,157

Total revenue	296,321	371,583	28,487	290,295
Operating expenses
Operating expenses	172,501	223,093	16,481	175,507
Maintenance and repairs	23,900	36,123	2,872	28,305
Administrative and general	34,221	37,101	2,673	32,195
Depreciation	41,695	40,265	2,917	20,924
Amortization of intangible assets	2,636	2,636	371	—
Asset retirement obligation accretion expense	204	188	30	148
(Gain) loss on sale of assets	(41)	(430)	5	(2,531)

Total operating expenses	275,116	338,976	25,349	254,548

Operating income	21,205	32,607	3,138	35,747
Other (loss) income	(6,913)	2,639	20	1,145
Equity in (loss) earnings of unconsolidated affiliate	(526)	(4)	(13)	55
Interest charges:
Interest expense	23,220	27,446	2,451	4,813
Interest income	(4)	(90)	—	—
Loss on refunding	6,367	—	—	—
Loss on termination of interest rate swap	9,585	—	—	—
Amortization of deferred financing costs	1,772	1,941	145	—

Income (loss) before tax provision	(27,174)	5,945	549	32,134
Tax provision	27	10	—	7,838

Net (loss) income	(27,201)	5,935	549	24,296
Other comprehensive (loss) income, net of tax
Change in net unrealized gain (loss) on cash flow hedges	17,316	(15,697)	(1,311)	1,278

Comprehensive (loss) income	$(9,885)	$(9,762)	$(762)	$25,574

See accompanying notes.

United Maritime Group, LLC and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity/Member’s Equity

Predecessor

				Accumulated
				Other		Total
	Common Stock		Contributed	Comprehensive	Retained	Stockholders’
	Shares	Amount	Capital	Loss	Earnings	Equity
	(Dollars in thousands, except share amounts)

Balance at December 31, 2006	100	$—	$61,249	$(14,435)	$36,928	$83,742

Net income	—	—	—	—	24,296	24,296
Other comprehensive loss
Change in fair value of derivative, net of tax	—	—	—	1,278	—	1,278
Dividends paid to parent	—	—	—	—	(38,941)	(38,941)
Contributions received from parent	—	—	6,120	—	—	6,120

Balance at December 3, 2007	100	$—	$67,369	$(13,157)	$22,283	$76,495

Successor

				Accumulated
				Other		Total
	Common Stock		Additional	Comprehensive	Retained	Member’s
	Shares	Amount	Paid-in Capital	Loss	Earnings	Equity
	(Dollars in thousands, except share amounts)

Balance at December 4, 2007	100	$173,000	$—	$—	$—	$173,000

Net income	—	—	—	—	549	549
Change in fair value of derivative	—	—	—	(1,311)	—	(1,311)

Balance at December 31, 2007	100	173,000	—	(1,311)	549	172,238

Net income	—	—	—	—	5,935	5,935
Change in fair value of derivative	—	—	—	(15,697)	—	(15,697)
Stock based compensation	—	—	1,370	—	—	1,370
Member contribution	—	—	400	—	—	400

Balance at December 31, 2008	100	173,000	1,770	(17,008)	6,484	164,246

Net income	—	—	—	—	(27,201)	(27,201)
Change in fair value of derivative	—	—	—	17,316	—	17,316
Stock based compensation	—	—	534	—	—	534

Balance at December 31, 2009	100	$173,000	$2,304	$308	$(20,717)	$154,895

See accompanying notes.

United Maritime Group, LLC and Subsidiaries
Consolidated Statements of Cash Flows

	Successor			Predecessor
			Period from	Period from
	Year Ended		December 4 to	January 1
	December 31		December 31,	to December 3,
	2009	2008	2007	2007
	(Dollars in thousands)
Operating activities
Net (loss) income	$(27,201)	$5,935	$549	$24,296
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	41,695	40,265	2,917	20,924
Amortization of intangible assets	2,636	2,636	371	—
Amortization of deferred financing costs	1,772	1,941	145	—
Amortization of deferred drydocking assets	2,966	748	—	—
Accretion expense	204	188	30	148
Stock based compensation	534	1,370	—	—
Deferred drydocking expenditures	(3,535)	(4,785)	—	—
Loss on derivative	7,731	—	—	—
Deferred income taxes	—	—	—	736
Deferred gain	—	—	—	(4,098)
(Gain) loss on equity investment of unconsolidated affiliate	526	4	13	(55)
(Gain) loss on sale of assets	(41)	(430)	5	(2,531)
Loss on refunding write-off of deferred financing costs	6,367	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	10,228	(2,341)	(5,103)	10,907
Materials and supplies	(60)	(533)	421	(2,005)
Prepaid expenses and other assets	(975)	(1,272)	—	—
Other deferred liabilities	7,855	534	275	1,976
Accounts payable and accrued expenses	(1,407)	(20,182)	(37,664)	(5,368)
Other	—	—	(338)	2,552

Net cash provided by (used in) operating activities	49,295	24,078	(38,379)	47,482

Investing activities
Additions to property and equipment	(16,060)	(15,306)	(2,728)	(25,118)
Proceeds from sale of assets	276	1,280	—	2,759
Acquisition of net assets	—	—	(415,287)	—
Distributions from unconsolidated affiliate	200	600	250	900

Net cash (used in) investing activities	(15,584)	(13,426)	(417,765)	(21,459)

Financing activities
Repayment of debt	$(293,924)	$(11,075)	$—	$(110,600)
Issuance of debt	280,125	—	305,000	—
Issuance of member’s equity	—	400	173,000	—
Payment of deferred financing costs	(10,312)	—	(10,217)	—
Swap termination payment	(9,585)	—	—	—
Advance from affiliate	—	—	—	118,616
Dividends to parent	—	—	—	(38,941)
Contributions from parent	—	—	—	6,120
Cash overdraft	—	—	—	(2,333)

Net cash (used in) provided by financing activities	(33,696)	(10,675)	467,783	(27,138)

Net change in cash	15	(23)	11,639	(1,115)
Cash at beginning of period	11,616	11,639	—	1,333

Cash at end of period	$11,631	$11,616	$11,639	$218

Supplemental disclosure of cash flow information
Cash paid during the period for:
Income taxes	$—	$—	$—	$6,668
Interest	$40,241	$29,049	$205	$5,530

See accompanying notes.

United Maritime Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009

1.	The Company and Nature of Business

The consolidated financial statements reflect the application of generally accepted accounting principles in the United States.

Nature of Business and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Subsequent events have been evaluated through March 12, 2010, the date the financial statements were issued.

The consolidated financial statements include the accounts of United Maritime Group, LLC (United Maritime, the Company or the Successor) and its wholly owned subsidiaries, (U.S. United Ocean Services, LLC; U.S. United Bulk Terminal, LLC; U.S. United Barge Line, LLC; U.S. United Bulk Logistics, LLC; UMG Towing Company, LLC and U.S. United Inland Services, LLC). The Company’s principal operations are to provide transportation services by barges or ocean-going vessels and materials handling and storage for water-based transportation. All intercompany balances and transactions have been eliminated in consolidation.

On December 4, 2007 (acquisition date), TECO Transport Corp. (TTC or the Predecessor), a subsidiary of TECO Diversified, which is a subsidiary of TECO Energy, Inc (TECO), was acquired by GS Maritime Intermediate Holdings LLC, and renamed United Maritime Group, LLC. The term “Successor” refers to United Maritime Group and its subsidiaries, following the acquisition on December 4, 2007. The term “Predecessor” refers to TTC prior to being acquired by GS Maritime Intermediate Holdings LLC on December 4, 2007. As a result of this acquisition and the related application of purchase accounting to the acquired assets and liabilities as discussed in Note 3, a new basis of accounting exists for the assets and liabilities subsequent to the acquisition date. Therefore, the results of operations, other comprehensive income (loss), changes in equity, and cash flows for the Predecessor and Successor periods are not comparable.

The member’s liability of United Maritime is limited by all protection available under Florida LLC law. The life of United Maritime is indefinite.

2.	Significant Accounting Policies

In June 2009, the Financial Accounting Standards Board (FASB) issued SFAS No. 168, The FASB Accounting Standards Codification (ASC) and the Hierarchy of Generally Accepted Accounting Principle, as codified in FASB ASC Topic 105, Generally Accepted Accounting Principles. This standard establishes only two levels of U.S. GAAP, authoritative and non-authoritative. The FASB ASC became the source of authoritative, non-governmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became non-authoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. As the ASC was not intended to change or alter existing GAAP, the adoption of SFAS No. 168 on July 1, 2009, did not have any impact on the Company’s financial statements other than to change the numbering system prescribed by the FASB ASC when referring to GAAP.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosures made in the accompanying notes. Despite the intention to establish accurate estimates and use reasonable assumptions, actual results could differ from the Company’s estimates.

Comprehensive Income (Loss)

Accounting Standards Codification (ASC), Comprehensive Income (ASC 220), established standards for the reporting and the display of comprehensive income (loss) and its components in a full set of general purpose financial statements. ASC 220 requires that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has reported other comprehensive gains and losses in its consolidated statements of changes in stockholders’ equity and member’s equity.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable in the accompanying consolidated balance sheets are reported net of estimated allowance for doubtful accounts. Accounts receivable are uncollateralized and consist of amounts due from third-party payers. To provide for accounts receivable that could become uncollectible in the future, the Company established an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value.

The amount of the provision for doubtful accounts is based upon management’s assessment of historical and expected net collections, business and economic conditions, and other collection indicators. The primary tool used in management’s assessment is a quarterly and annual, detailed review of historical collections and write-offs of accounts receivable. The results of the detailed review of historical collections and write-off experience, adjusted for changes in trends and conditions, are used to evaluate the allowance amount for the current period. Accounts receivable written off after collection efforts have been followed in accordance with the Company’s policies.

A summary of the activity in the allowance for uncollectible accounts is as follows:

	Year Ended December 31,
Balance, beginning of period	2009	2008

Additions charged to provision for bad debts	$1,250	$1,713
Accounts receivable written off (net of recoveries)	(465)	(335)
Balance, end of period	(211)	(128)

	$573	$1,250

Inventory Costs

Materials and supplies, including fuel costs, are stated at the lower of cost or market using the average cost method.

Revenue

Revenue from third-party customers consists of revenue primarily derived from coal, phosphate, and grain transportation (among other cargoes), and transfer and storage services to unaffiliated entities. Revenues from transportation and transfer services are recognized as services are rendered. Revenue from certain transportation services are recognized using the percentage of completion method, which includes estimates of the distance traveled or time elapsed compared to the total estimated contract. Storage revenue is recognized monthly based on the volumes held at the storage facility over the contract grace period.

The Predecessor signed a five-year contract with Tampa Electric Company (an affiliated company prior to the date of acquisition) on January 1, 2004, which provides for the provision of transportation, transfer, and blending services for up to 5.5 million tons of coal annually through 2008. In 2008, the Company entered into an agreement with Tampa Electric Company that began on January 1, 2009, and extends through 2014. The new agreement provides for the provision of transportation, transfer, and blending services for coal, which totals will decline over the life of the contract as a result of Tampa Electric Company’s diversification of transportation modes, particularly to rail. Tampa Electric Company is a wholly owned subsidiary of TECO.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Additions, replacements and betterments are capitalized; maintenance and repairs are charged to expense as incurred. Items sold or retired are removed from the assets and accumulated depreciation accounts and any resulting gains or losses are properly included in the consolidated statements of operations and comprehensive income (loss). As a result of the acquisition and the related application of purchase accounting to the acquired assets and liabilities, there is a new basis of property and equipment subsequent to the acquisition date. See Note 3 for a discussion of the new basis of accounting for property and equipment.

Planned Major Maintenance

In accordance with the guidance for planned major maintenance activities, expenditures incurred during a dry-docking are deferred and amortized on a straight-line basis over the period until the next scheduled dry-docking, generally two and a half years. The Company only includes in deferred dry-docking costs those direct costs that are incurred as part of the vessel’s maintenance that is required by the Coast Guard and/or vessel classification society regulation. Direct costs include shipyard costs as well as the costs of placing the vessel in the shipyard. Expenditures for routine maintenance and repairs, whether incurred as part of the dry-docking or not, are expensed as incurred. The amount of deferred dry docking costs as of December 31, 2009 and December 31, 2008 that is reflected in the consolidated financial statements is $4.6 million and $4.0 million, respectively. The amount of expense recognized during the years ended December 31, 2009 and 2008 was $3.0 million and $0.7 million, respectively. No such amounts were expensed during either of the 2007 periods.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and trade receivables. The Company places its cash with high credit quality financial institutions. During the normal course of business, the Company extends credit to customers primarily in North America conducting business in the utility, metallurgical, phosphate and grain industries. The Company performs ongoing credit evaluations of its customers and does not require collateral. The customers’ financial condition and payment history have been considered in determining the allowance for doubtful accounts. The Company assesses the risk of non-performance of the derivatives in determining the fair value of the derivative instruments in accordance with ASC 820, Fair Value Measurements.

Investment in Unconsolidated Affiliate

In 2004, the Predecessor acquired a 50% ownership interest in Ocean Dry Bulk, LLC. Ocean Dry Bulk, LLC is a joint venture between U.S United Ocean Service, LLC, and Moran Towing. The joint venture owns a single dry bulk ocean going barge which has been chartered to a third party operator. The management of the barge, which includes technical support for the vessel, is handled under a separate husbandry agreement between Ocean Dry Bulk, LLC and Moran Towing. The Company utilizes the equity method to account for its investment in the unconsolidated joint venture. At December 31, 2009 and 2008, the Company’s investment in the unconsolidated joint venture was approximately $0.4 million and $1.2 million, respectively.

A summary of the changes in the equity investment in the unconsolidated joint venture is as follows:

Balance at December 31, 2007	$1,781,444
Capital distributions from joint venture	(600,000)
Equity interest in net loss of joint venture	(3,926)

Balance at December 31, 2008	1,177,518

Capital distributions from joint venture	(200,000)
Equity interest in net loss of joint venture	(525,414)

Balance at December 31, 2009	$452,104

In June 2009, the FASB issued guidance amending the accounting for variable interest entities (“VIEs”) and changes the process as to how an enterprise determines which party consolidates a VIE. This guidance also defines the party that consolidates the VIE (the primary beneficiary) as the party with (1) the power to direct activities of the VIE that most significantly affect the VIE’s economic performance and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. Upon adoption, the reporting enterprise must reconsider its conclusions on whether an entity should be consolidated, and should a change result, the effect on its net assets will be recorded as a cumulative effect adjustment to retained earnings. This guidance will be effective for the Company beginning January 1, 2010 and early application is prohibited. The Company is in the process of evaluating the effect of these requirements on its consolidated financial statements.

Asset Impairment

The Company periodically assesses whether there has been a permanent impairment of its long-lived assets and certain intangibles held and used by the Company, in accordance with ASC No. 360 (“ASC 360”), Property, Plant, and Equipment and ASC 205 Presentation of Financial Statements. ASC 360 establishes standards for determining when impairment losses on long-lived assets have occurred and how impairment losses should be measured. The Company is required to review long-lived assets and certain intangibles, to be held and used, for impairment whenever events or circumstances indicate that the carrying value of such assets may not be recoverable. In performing such a review for recoverability, the Company is required to compare the expected future cash flows to the carrying value of long-lived assets and finite-lived intangibles. If the sum of the expected future undiscounted cash flows is less than the carrying amount of such assets and intangibles, the assets are impaired and the assets must be written down to their estimated fair market value. There were no impairments during the years ended December 31, 2009 or December 31, 2008 or during either of the periods in 2007.

Derivative Instruments and Hedging Activities

In March 2008, the FASB issued guidance requiring entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. The provisions of this guidance require expanded disclosures concerning where derivatives are recorded on the consolidated balance sheet and where gains or losses are recognized in the consolidated results of operations. The Company has adopted the disclosure provisions as of January 1, 2009.

The Company applies the provisions of ASC No. 815, Derivatives and Hedging. These standards require companies to recognize derivatives as either assets or liabilities in the financial statements, to measure those instruments at fair value, and to reflect the changes in the fair values of those instruments as either components of other comprehensive income (OCI) or in net income, depending on the designation of those instruments. The changes in fair value that are recorded in OCI are not immediately recognized in current net income. As the underlying hedged transaction matures or the physical commodity is delivered, the deferred gain or the loss on the related hedging instrument must be reclassified from OCI to earnings based on its value at the time of its reclassification. For effective hedge transactions, the amount reclassified from OCI to earnings is offset in net income by the amount paid or received on the underlying transaction.

In December 2007, the Company entered into a derivative contract to limit the exposure to interest rate fluctuations associated with its variable rate debt instruments. The derivative contract was designated as a cash flow hedge. The hedge was for three years and would have expired on December 31, 2010. In December 2009, the Company refunded its debt obligations and the derivative contract was paid in full. As of December 31, 2009, the interest hedge liability balance was $0 with the balance of the interest hedge charged to interest expense as of December 31, 2009. At December 31, 2008, the current and long-term portions of the hedge liability were each $5.2 million.

The Company entered into derivative contracts during 2008 and 2009 to limit the exposure to price fluctuations for physical purchases of diesel fuel which were designated as cash flow hedges for the forecasted purchases of fuel oil. The hedges were contracted to expire by December 31, 2011, and settle monthly. As of December 31, 2009, and 2008, respectively, the current portions of the hedges were valued at $0.4 million, recorded in other current assets, and $0.1 million, recorded in other current liabilities, respectively. During the years ended December 31, 2009, and 2008, the Company recognized a decrease in expense of $1.2 million and an increase in expense of $2.8 million on the fuel hedges, respectively.

ASC 820 requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped based on significant levels of inputs. The three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1 — Quoted prices for identical assets and liabilities in active markets

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data

Level 3 — Unobservable inputs for the assets or liability

As of December 31, 2009 and 2008, the Company held certain items that are required to be measured at fair value on a recurring basis including an interest rate swap agreement and fuel hedge agreements. Cash and cash equivalents is reflected in the consolidated financial statements at its carrying value, which approximates its fair value due to its short maturity.

The carrying values of the Company’s long-term debt approximate fair value due either to the length to maturity or the existence of interest rates that approximate prevailing market rates as disclosed in these consolidated financial statements.

The following items are measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of December 31, 2009 and December 31, 2008.

		Fair Value Measurements at Reporting Date Using
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
		for Identical Assets	Inputs	Inputs
	December 31, 2009	(Level 1)	(Level 2)	(Level 3)
	(In thousands of dollars)

Other assets:
Fuel hedge	$308	$—	$308	$—

Total	$308	$—	$308	$—

		Fair Value Measurements at Reporting Date Using
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
		for Identical Assets	Inputs	Inputs
	December 31, 2008	(Level 1)	(Level 2)	(Level 3)
	(In thousands of dollars)

Current liabilities:
Interest rate swap	$(5,235)	$—	$(5,235)	$—
Long-term liabilities:
Interest rate swap	(5,235)	—	(5,235)	—
Other assets:
Fuel hedge	906	—	906	—

Total	$(9,564)	$—	$(9,564)	$—

Asset Retirement Obligations

On January 1, 2003, the Predecessor adopted ASC No. 410, Asset Retirement and Environmental Obligations (ASC 410). The Predecessor reviewed the language in Financial Accounting Standards Board Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations, and determined that there were no additional future obligations required to be recorded under that standard. Both the Predecessor and Successor have recognized liabilities for retirement obligations associated with certain long-lived assets, in accordance with the relevant accounting guidance. An asset retirement obligation for a long-lived asset is recognized at fair value at inception of the obligation, if there is a legal obligation under an existing or enacted law or statute, a written or oral contract, or by legal construction under the doctrine of promissory estoppels. Retirement obligations are recognized only if the legal obligation exists in connection with or as a result of the permanent retirement, abandonment, or sale of a long-lived asset.

When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its future value. The corresponding amount capitalized at inception is depreciated over the remaining useful life of the asset. The liability must be revalued each period based on current market prices.

For the Successor, accretion expense associated with asset retirement obligations for the years ended December 31, 2009 and 2008 was $0.2 million. During the Successor periods, no new retirement obligations were incurred and no significant revision to estimated cash flows used in determining the recognized asset retirement obligations were necessary.

Deferred Financing Costs

At December 4, 2007, the Successor incurred deferred financing costs of $10.2 million associated with the debt used to fund the acquisition. These costs were amortized over the life of the debt using the straight line method which closely approximates the effective interest method and were classified as interest expense. During the years ended December 31, 2009 and 2008, the Successor amortized $1.8 million and $1.9 million, respectively. In December 2009, the Company refunded its debt and the unamortized deferred financing costs of $6.4 million associated with the acquisition debt were written off. The write-off of unamortized deferred financing costs was classified as loss on refunding. In addition the Company incurred $10.3 million related to the issuance of the new debt in December 2009. Such financing costs were deferred and are classified as deferred financing costs at December 31, 2009.

Reclassifications

Certain prior year amounts have been reclassified to conform with current year presentation.

3.	Business Acquisition

As referenced in Note 1, on December 4, 2007, the stock of TTC was acquired by GS Maritime Intermediate Holdings LLC, and renamed as United Maritime Group, LLC. The purchase price of this transaction, including transaction-related costs, was $415.3 million, which was allocated to the assets acquired and liabilities assumed based on their respective fair values.

The acquisition was accounted for under the purchase method of accounting in accordance with Accounting Standards Codification No. 805, Business Combinations (ASC 805). Under ASC 805, fixed assets and identifiable intangible assets acquired and liabilities assumed are recorded at their respective fair values. Operating results and cash flows for the periods subsequent to December 4, 2007, reflect the operations of the Successor.

The operations of the foregoing acquisition have been included in the accompanying Successor consolidated statements of operations and comprehensive income (loss) from the date of the acquisition. The following table summarized the fair values of the assets acquired and the liabilities assumed at the date of acquisition.

(In millions of dollars)

At December 4, 2007
Current assets	$53.3
Property and equipment	411.2
Intangible assets	33.9
Investment in unconsolidated affiliate	2.1

Total assets acquired	500.5

Current liabilities	73.3
Asset retirement obligation	2.3
Other long-term liabilities	9.6

Total liabilities assumed	85.2

Net assets acquired	$415.3

The fair value of all of the purchased intangible assets acquired was determined by the Successor with the assistance of a third-party appraisal firm. The valuations considered historical financial results and trends, historical customer renewal rates, and known or expected customer attrition in determining the assigned values and useful lives.

The application of purchase accounting rules to the aforementioned acquisition resulted in a negative goodwill balance; therefore, the fair value of the long-lived assets was reduced accordingly. During 2008, the Company finalized the purchase price allocation and reclassified approximately $4.2 million from intangible assets to property and equipment.

In December 2007, the FASB issued updated guidance with respect to the accounting for business combinations. This updated guidance supersedes previous guidance pertaining to the accounting for business combinations and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This guidance also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. United Maritime Group, LLC adopted this guidance and will apply it prospectively to business combinations occurring subsequent to December 31, 2008.

4.	Long-Term Debt

At the acquisition date, the Successor incurred $305 million of debt. A first lien credit agreement (First Term Loan) provided for $205 million in a term loan. A second lien credit agreement (Second Term Loan) provided for the remainder of $100 million. As of December 31, 2008 the outstanding balance on the First Term Loan and Second Term Loan was $193.9 million and $100.0 million, respectively. In December 2009, this debt was refunded with a $200 million Senior Secured Note and a $135 million Asset Based Loan (“ABL”). As of December 31, 2009, only $80.1 million of the ABL has been drawn.

The interest on the Senior Secured Note is payable semi-annually, commencing June 15, 2010. The Senior Secured Note matures and is due on June 15, 2015. The interest rate is fixed at 11.75%. No principal payments are due until maturity.

The interest on the Asset Based Loan is payable monthly commencing December, 31, 2009. No principal payments are dun until maturity on December 22, 2013. The interest rate as of December 31, 2009, was 4%, which reflects a rate of LIBOR plus the applicable margin of 3.75%.

The following is a schedule by year of approximate future minimum debt payments as of December 31, 2009:

(In millions of dollars)

2013	$80.1
2014	—
2015	200.0

Total	$280.1

The Company’s agreements contain various restrictive covenants, including the maintenance of certain financial ratios. At December 31, 2009, the Company was in compliance with all applicable financial covenants.

5.	Member’s Equity

Upon formation on December 4, 2007, the Company issued 100 Class A Membership Units. The total member contribution for the Class A Memberships Units was $173 million. GS Maritime also issued 9,890 Profit Units for the benefit of directors and employees of the Company. On August 14, 2008, an additional 1,649 Profit Units were issued, bringing the total of Profit Units to 11,539. On August 14, 2008, the Member made an additional member contribution to the Company of $400,000. In December 2008, certain Profit Units were cancelled, reducing the total Profit Units to 10,022 as of December 31, 2008.

The GS Maritime Profit Units are issued to certain Company employees, certain members of the Board of Directors, and others at the discretion of the Board of Directors. The Board of Directors has the discretion to issue units at any time, including Profit Units. The Profit Units granted to employees are divided into time-based and performance-based vesting. The time-based units vest over 60 months. Assuming continued employment of the employee with the Company, 20% vest on the first anniversary of the grant date, and the remaining 80% vest in four equal installments on the second, third, fourth, and fifth anniversaries of the grant date. The performance-based units vest based on certain performance conditions being met or achieved and, in all cases, assuming continued employment. The performance conditions relate to holders of Class A Membership units receiving a specified multiple on their investment upon a liquidation event. If an employee is terminated, the Company may repurchase the employee’s vested Profit Units.

For purposes of determining the compensation expense associated with Profit Unit grants, management valued the business enterprise using a variety of widely accepted valuation techniques which considered a number of factors such as the financial performance of the Company, the values of comparable companies and the lack of marketability of the Company’s equity. The Company then used the binomial option pricing model to determine the fair value of these units at the time of grant using valuation assumptions consisting of the expected term in which the units will be realized; a risk-free interest rate equal to the U.S. federal treasury bond rate consistent with the term assumption; expected dividend yield, for which there is none; and expected volatility based on the historical data of equity instruments of comparable companies.

For the grant of Profit Units made in December 2007, the Company used the following valuation assumptions: a term of 5 years, which is based on the expected term in which the units will be realized, a risk free interest rate of 3.28%, which is the five-year U.S federal treasury bond rate consistent with the term assumptions, and expected volatility of 40.5%, which is based on the historical data of equity instruments of comparable companies. The estimated fair value of the units, less an assumed forfeiture rate of 5%, will be recognized in expense in the Company’s financials statements on a accelerated recognition basis over the requisite service periods of the awards.

For the grant of Profit Units made in August 2008, the Company used the following valuation assumptions: a term of five years, which is based on the expected term in which the units will be realized, a risk-free interest rate of 3.00%, which is the five-year U.S federal treasury bond rate consistent with the term assumptions, and expected volatility of 48.5%, which is based on the historical data of equity instruments of comparable companies. The estimated fair value of the units, less an assumed forfeiture rate of 10%, will be recognized in expense in the Company’s financials statements on an accelerated recognition basis over the requisite service periods of the awards.

In accordance with ASC 718, the Company recorded stock-based compensation expense for the years ended December 31, 2009 and 2008 of $0.5 million and $1.4 million, respectively, which is included in administrative and general expense in the consolidated statements of operations and comprehensive income (loss). The activity under the plan for these periods is presented below.

		Weighted Average
	Profit Units	Grant Date
	Outstanding	Fair Value

Non-vested balance at end of period December 31, 2007	8,792	$390.90
Units granted	2,352	223.58
Units forfeited	(2,220)	376.57
Vested	(659)	493.20

Non-vested balance at end of period December 31, 2008	8,265	325.39

Units granted	—	—
Units forfeited	—	—
Vested	(891)	440.12

Non-vested balance at end of period December 31, 2009	7,374	$311.52

As of December 31, 2009, there was approximately $1.7 million of total unrecognized compensation expense related to the Profit Units. These costs are expected to be recognized over a weighted average period of 3 years.

6.	Intangible Assets and Sale-Leasebacks

At the time of the business acquisition on December 4, 2007, the Company assessed all acquired operating leases in order to determine whether the lease terms were favorable or unfavorable given market conditions on the acquisition date. As a result, the Company recorded a new favorable lease intangible asset for $11.9 million. Also in connection with the business acquisition, an acquired intangible asset of $22.0 million was assigned to customer relationships, which are subject to amortization with a weighted average useful life of approximately 10 years.

Amortization of intangible assets is charged to amortization of intangibles on a straight-line basis in the accompanying Successor consolidated statements of operations and comprehensive income (loss). If impairment events occur, the Successor could accelerate the timing of purchased intangible asset charges. For the years ended December 31, 2009 and 2008, amortization expense related to the intangible assets acquired and the intangible liability assumed was $2.6 million and $2.6 million, respectively.

A summary of intangible assets at December 21, 2009 and 2008 follows (dollars in thousands):

		December 31,		December 31,
		2008		2009
	Asset Life	Balance	Amortization	Balance

Favorable lease — Barges	13.5 years	$1,605	$107	$1,498
Favorable lease — Ocean Vessels	6 years	14,305	879	13,426
Favorable lease — Davant facility	21 years	1,032	34	998
Unfavorable lease — Davant facility	22 years	(7,469)	(229)	(7,240)
Customer relationship (contracts)	10 years	17,227	1,845	15,382

Total		$26,700	$2,636	$24,064

		December 31,	Purchase		December 31,
		2007	Accounting		2008
	Asset Life	Balance	Reallocation	Amortization	Balance

Favorable lease — Barges	13.5 years	$1,959	$247	$107	$1,605
Favorable lease — Ocean Vessels	6 years	17,371	2,187	879	14,305
Favorable lease — Davant facility	21 years	1,219	153	34	1,032
Unfavorable lease — Davant facility	22 years	(8,807)	(1,109)	(229)	(7,469)
Customer relationship (contracts)	10 years	21,819	2,747	1,845	17,227

Total		$33,561	$4,225	$2,636	$26,700

Estimated future amortization expense is as follows at December 31, 2009:

(In thousands of dollars)
2010	$2,636
2011	2,636
2012	2,636
2013	12,548
2014	1,758
Thereafter	1,849

In April 2008, the FASB issued guidance amending the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset. This guidance requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, and is an attempt to improve consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. United Maritime Group, LLC adopted this guidance on January 1, 2009 and will apply it prospectively to intangible assets acquired after the effective date.

7.	Property and Equipment

Property and equipment consists of the following:

	Average Useful	December 31
	Lives in Years	2009	2008
	(In thousands of dollars)

Land		$7,025	$6,704
Buildings	1 – 30	4,446	4,498
Vessels	1 – 28	361,344	352,601
Terminals	1 – 35	54,102	52,297
Machinery	1 – 20	10,086	9,653
Other & valuation	1 – 20	7,612	4,315
Work in progress		3,284	2,328

Total costs		447,899	432,396
Accumulated depreciation		(84,343)	(42,982)

Property and equipment, net		$363,556	$389,414

8.	Employee Postretirement Benefits

Successor

Defined Contribution Plan

On December 4, 2007, the Successor established a defined contribution plan. The plan is funded entirely by the Successor. Funding levels per employee are determined by the employee’s service time with the company and the employee’s age. The funding levels per year are discretionary and range from 0.0% to 5%. Employees are vested after being with the Company three years. For the year December 31, 2009 the Company has discontinued the employer contribution to this plan until further notice and incurred no expense related to the plan. For the year ended December 31, 2008, the Company accrued $1.6 million. The Company accrued $0.1 million from December 4, 2007 through December 31, 2007. The expense is reflected in the operating other expense financial statement line item in the Successor consolidated statements of operations and comprehensive income (loss).

Other Postretirement Benefits

TECO Energy and its subsidiaries provided certain postretirement health care and life insurance benefits for substantially all employees retiring after age 50 meeting certain service requirements. TECO Energy’s contribution toward health care coverage for most employees who retired after the age of 55 between January 1, 1990 and June 30, 2001 is limited to a defined dollar benefit based on service. The company contribution toward pre-65 and post-65 health care coverage for most employees retiring on or after July 1, 2001 is limited to a defined dollar benefit based on an age and service schedule. Postretirement benefit levels are substantially unrelated to salary. The company reserved the rights to terminate of modify the plans in whole or in part at any time. From January 1, 2007 through December 3, 2007 and for the year ended December 31, 2006, the Predecessor’s portion of the expenses was $2.7 million and 2.7 million, respectively.

401(k) Savings Plan

The Successor also has a 401(k) savings plan covering substantially all employees of United Maritime Group and its subsidiaries that enables participants to save a portion of their compensation up to the limits allowed by IRS guideline. Effective December 4, 2007, the Successor and its subsidiaries’ employer matching contributions were 100% of up to 6% of eligible participant contributions. For the years ended December 31, 2009 and 2008, the Company recognized expense totaling $0.8 million and $2.7 million, respectively. For the period December 4, 2007 through December 31, 2007, the Successor recognized expense totaling $0.2 million related to the matching contributions made to this plan. These expenses are reflected in the operating other expense financial statement line item in the Successor consolidated statements of operations and comprehensive income (loss). Effective May 5, 2009, the Company has discontinued the employer contribution to this plan until further notice.

Predecessor

Pension Benefits

The Predecessor was a participant in the comprehensive retirement plan of TECO Energy (multi-employer plan), from January 1, 2007 until December 3, 2007, including a noncontributory defined benefit retirement plan that covered substantially all employees. Benefits were based on employees’ age, years of service, and final average earnings. From January 1, 2007 through December 3, 2007, the Predecessor recognized $2.2 million of related benefit expense, which is reflected in the operating other expense financial statement line item in the Predecessor consolidated statements of operations and comprehensive income (loss).

401(k) Savings Plan

For the period prior to the acquisition date, the Predecessor allowed participants to save a portion of their compensation up to the limits allowed by IRS guidelines. The Predecessor matched a portion of participants’ payroll savings. From January 1, 2007 through December 3, 2007, the Predecessor recognized $1.3 million of related expense, which is reflected in the operating other expense financial statement line item in the Predecessor consolidated statements of operations and comprehensive income (loss).

9.	Income Taxes

At the acquisition date, the Successor changed the corporate structure from a Corporation to a Limited Liability Company (treated as a partnership for federal income tax purposes). As of December 4, 2007, the Company is no longer subject to federal income tax. State income taxes are immaterial in the Successor periods.

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the Act). Code Section 248 of the Act also introduced a new tonnage tax that allows corporations to elect to exclude from gross income certain income from activities connected with the operation of a U.S. Flag vessel in U.S. foreign trade and become subject to a tax imposed on the per-ton weight of the qualified vessel instead. The Predecessor elected to apply Code Section 248 for qualified vessels in 2007 up to the acquisition date.

The predecessor participated with its ultimate parent, TECO, in the parent’s consolidated income tax returns. As a result, for the period January 1, 2007 to December 3, 2007, the Predecessor was allocated a proportional share of income taxes. For the period from January 1, 2007 through December 3, 2007, the allocation in lieu of income taxes consisted of the following components (in millions of dollars):

Current:
Federal	$6.1
State	1.0

7.1
Deferred:
Federal	1.4
State	(0.7)

0.7

Total allocation in lieu of income taxes	$7.8

10.	Related Party

The Company and its subsidiaries have certain transactions, in the ordinary course of business, with entities in which directors of the Company have interests. For each of the years ended December 31, 2009 and 2008, the Company incurred management fees of $1.5 million respectively, which is classified as administrative and general expense in the Company’s consolidated statements of operations and comprehensive income (loss). In addition, approximately $1.1 million of expenses were incurred for each of the years ended December 31, 2009 and 2008, respectively, in the normal course of business for legal services, loan servicing, regulatory compliance, and other services that are with related party vendors and customers. The Successor paid reimbursement fees of $0.8 million to the owners from December 4, 2007 through December 31, 2007. These costs were capitalized as part of the purchase accounting. As of December 31, 2007, the Successor incurred 28 days of an annual management fee of $0.1 million which is reflected in the administrative and general financial statement line item of the Successor consolidated statements of operations and comprehensive income (loss).

As mentioned in Note 2, the Predecessor had revenue from an affiliated company, Tampa Electric Company. The amount of revenue associated with Tampa Electric Company prior to the acquisition date is on the face of the consolidated financial statements under affiliated revenue in the Predecessor consolidated statement of operations and comprehensive income (loss).

11.	Commitments and Contingencies

Litigation

The Company is involved in various legal proceedings that have arisen in the ordinary course of business. In the opinion of the Company’s management, all such proceedings are adequately covered by insurance or, if not so covered, should not result in any liability which would have a material adverse effect on the consolidated financial position or consolidated operations of the Company.

Operating Lease

The Company rents real property, boats and barges under certain non-cancelable operating leases expiring at various dates through 2029, excluding renewal options. Certain of the leases require the lessee to pay property taxes or are subject to escalating rent clauses. In addition, one lease requires contingent rental payments based on tonnage shipped. This contingent rental, as well as the related minimum rental payment, fluctuates with the Producers Price Index and the Consumer Price Index.

Rental expense for the years ended December 31, 2009 and 2008 amounted to approximately $15.2 million and $16.1 million, respectively. For the period from December 4, 2007 to December 31, 2007 and for the period from January 1, 2007 to December 3, 2007, rental expense was $1.4 million and $11.9 million, respectively. Rental expense is included in the operating other financial statement line item in the consolidated statements of operations and comprehensive income (loss). The following is a schedule by year of approximate future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2009:

(In thousands of dollars)

2010	$13,382
2011	11,722
2012	11,546
2013	10,052
2014	5,349
Thereafter	46,101

Total minimum lease payments	$98,152

Other

The Company had unused standby letters of credit with its financial institutions of approximately $3.7 million at December 31, 2009 and 2008.

12.	Significant Customer

During the years ended December 31, 2009 and 2008, the Company derived revenues from certain major customers, each one representing more than 10% of revenue. In 2009 revenue from three customers aggregated 57% and in 2008 revenue from two customers aggregated 47% of the Company’s total revenues. In 2007, revenue from two customers aggregated 47% of total revenue. The Company derived 10% or more of its total revenue from the same group of customers during 2009, 2008 and 2007.

13.	Business Segments

United Maritime Group has three significant reportable business segments: United Bulk Terminal, United Ocean Services, and United Barge Line. United Maritime Group records its corporate activity under the caption “Other.” United Maritime Group’s United Bulk Terminal segment includes barge and vessel unloading and loading and fleeting and shifting. The United Ocean Services segment moves products around the world. The United Barge Line segment includes transporting, fleeting, shifting, and repair services along the Inland Waterways.

Management evaluates performance based on segment earnings, which is defined as operating income. The accounting policies of the reportable segments are consistent with those described in the summary of significant accounting policies.

Intercompany sales are eliminated upon consolidation.

Reportable segments are business units that offer different products or services. The reportable segments are managed separately because they provide distinct products and services to internal and external customers.

	Reportable Segments
	United Bulk	United Ocean	United Barge		Intersegment
	Terminal	Services	Line	Other(1)	Eliminations	Total
	(In thousands of dollars)

Year ended December 31, 2009
Total revenue	$34,385	$146,699	$118,130	$10,517	$(13,410)	$296,321
Intersegment revenues	2,893	—	—	10,517	(13,410)	—

Revenue from external customers	31,492	146,699	118,130	—	—	296,321
Operating expense
Operating expenses	11,953	78,346	82,202	—	—	172,501
Repairs & maintenance	5,416	13,459	5,025	—	—	23,900
Depreciation and amortization	4,909	19,989	19,637	—	—	44,535
Loss (gain) on disposition of equipment	—	—	(41)	—	—	(41)
Selling, general, & administrative	7,215	13,023	13,983	—	—	34,221

Total operating expenses	29,493	124,817	120,806	—	—	275,116

Operating income (loss)	$1,999	$21,882	$(2,676)	$—	$—	$21,205

Total assets	$99,800	$264,373	$312,518	$634,927	$(843,719)	$467,899
Total capital expenditures	$2,495	$11,063	$2,482	$20	$—	$16,060

(1)	Other items (including corporate costs) are shown for purposes of reconciling to the Company’s consolidated totals as shown in the table above

	Reportable Segments
	United Bulk	United Ocean	United Barge		Intersegment
	Terminal	Services	Line	Other(1)	Eliminations	Total
	(In thousands of dollars)

Year ended December 31, 2008
Total revenue	$30,184	$174,881	$166,518	$11,175	$(11,175)	$371,583
Intersegment revenues						—

Revenue from external customers	30,184	174,881	166,518	11,175	(11,175)	371,583
Operating expense
Operating expenses	18,344	88,301	116,448	—		223,093
Repairs & maintenance	6,726	18,668	10,729	—	—	36,123
Depreciation and amortization	5,947	17,683	19,456	3		43,089
Loss (gain) on disposition of equipment	38	—	(475)	7	—	(430)
Selling, general & administrative	6,950	13,727	16,260	11,339	(11,175)	37,101

Total operating expenses	38,005	138,379	162,418	11,349	(11,175)	338,976

Operating income (loss)	$(7,821)	$36,502	$4,100	$(174)	$—	$32,607

Total assets	$77,231	$229,691	$270,035	$581,004	$(653,902)	$504,059
Total capital expenditures	$1,850	$11,017	$2,204	$236	$—	$15,306

(1)	Other items (including corporate costs) are shown for purposes of reconciling to the Company’s consolidated totals as shown in the table above.

	Reportable Segments
	United Bulk	United Ocean	United Barge		Intersegment
	Terminal	Services	Line	Other(1)	Eliminations	Total
	(In thousands of dollars)

Period December 4 through December 31, 2007
Total revenue	$2,501	$12,898	$13,856	$578	$(1,152)	$28,681
Intersegment revenues					(194)	(194)

Revenue from external customers	2,501	12,898	13,856	578	(1,346)	28,487
Operating expense
Operating expenses	1,354	7,002	9,901	—	(1,775)	16,481
Repairs and maintenance	357	1,917	121	—	477	2,872
Depreciation and amortization	466	1,376	1,477	—	(1)	3,318
Loss (gain) on disposition of equipment	—	6	—	—	(1)	5
Selling, general & administrative	249	1,006	1,276	188	(47)	2,673

Total operating expenses	2,426	11,307	12,775	188	(1,346)	25,349

Operating income (loss)	$75	$1,591	$1,082	$390	$—	$3,138

Total assets	$74,803	$207,315	$262,395	$506,941	$(525,467)	$525,987
Total capital expenditures	$433	$2,278	$—	$17	$—	$2,728

	Reportable Segments
	United Bulk	United Ocean	United Barge		Intersegment
	Terminal	Services	Line	Other(1)	Eliminations	Total
	(In thousands of dollars)

Period January 1 through December 3, 2007
Total revenue	$22,028	$144,854	$132,461	$10,306	$(19,355)	$290,295
Intersegment revenues						—

Revenue from external customers	22,028	144,854	132,461	10,306	(19,355)	290,295
Operating expense
Operating expenses	11,885	80,735	91,009	0	(8,122)	175,507
Repairs and maintenance	4,589	16,812	8,350	(0)	(1,446)	28,305
Depreciation and amortization	5,256	10,970	4,590	255	—	21,072
Loss (gain) on disposition of equipment	(45)	(86)	(3,000)	(0)	601	(2,531)
Selling, general & administrative	4,858	12,593	14,491	10,640	(10,388)	32,195

Total operating expenses	26,543	121,024	115,440	10,895	(19,355)	254,548

Operating income (loss)	$(4,514)	$23,830	$17,021	$(589)	$(0)	$35,747

Total assets	$—	$—	$—	$—	$—	$—
Total capital expenditures	$4,203	$11,373	$9,280	$263	$—	$25,119

(1)	Other items (including corporate costs) are shown for purposes of reconciling to the Company’s consolidated totals as shown in the table above.

14.	Subsequent Events

In January 2010, the Ocean Dry Bulk joint venture vessel was sold for $460,000 in an “AS IS WHERE IS” condition with no warranty or representation, express or implied regarding the vessel.

15.	Guarantor Information

The following wholly owned subsidiaries guaranteed the senior secured notes of the United Maritime Group, LLC (the “Company” or the “Parent”) and United Maritime Finance Corp. (“Finance Corp.,” and together with the Company, the “Co-Issuers”) on a full, unconditional and joint and several basis: U.S. United Bulk Terminal, LLC, U.S. United Ocean Services, LLC, UMG Towing, LLC, U.S. United Barge Line, LLC, U.S. United Bulk Logistics, LLC, U.S. United Ocean Holding, LLC, U.S. United Ocean Holding II, LLC, U.S. United Inland Services, LLC, Tina Litrico, LLC, Mary Ann Hudson, LLC, Sheila McDevitt, LLC and Marie Flood, LLC (collectively, the “Subsidiary Guarantors”). Finance Corp. is a wholly owned subsidiary of United Maritime Group, LLC that was incorporated in 2009 to accommodate the issuance of the notes by United Maritime Group, LLC. Finance Corp. does not have any operations or assets of any kind and does not have any revenue other than as may be incidental to its activities as a co-issuer of the notes.

The following condensed consolidating and combining financial information of the Co-Issuers and Subsidiary Guarantors presents the balance sheets as of December 31, 2009 and 2008 and statements of operations and cash flows, for the years ended December 31, 2009 and 2008. Due to the immateriality of the 27 days in 2007, the information is not shown. For the period January 1, 2007 through December 3, 2007, the Successor was a subsidiary of the Predecessor and secured funding was done internally to the Predecessor, therefore the Guarantor information does not exist.

Condensed Consolidating Balance Sheet as of December 31, 2009
(In thousands of dollars)

		Guarantor		Consolidated
	Parent	Subsidiaries	Eliminations	Totals

Assets
Current assets:
Cash	$11,261	$370	$—	$11,631
Receivables, net	448,997	264,040	(680,396)	32,641
Materials & supplies	—	15,501	—	15,501
Prepaid and other assets	578	4,558	—	5,136

Total current assets	460,836	284,469	(680,396)	64,909
Property, plant and equipment, net	456	363,100	—	363,556
Investment in subsidiaries	163,323	452	(163,323)	452
Deferred financing fees	10,312	—	—	10,312
Other assets	—	4,606	—	4,606
Intangible asset	—	24,064	—	24,064

Total	$634,927	$676,691	$(843,719)	$467,899

Liabilities and member’s equity
Current liabilities:
Accounts payable and accrued expenses	$188,583	$510,775	$(680,396)	$18,962
Other current liabilities	704	1,579	—	2,283

Total current liabilities	189,287	512,354	(680,396)	21,245
Other deferred liabilities	—	11,634	—	11,634
Notes payable — term debt	280,125	—	—	280,125
Membership equity	165,515	152,703	(163,323)	154,895

Total member’s equity	165,515	152,703	(163,323)	154,895

Total	$634,927	$676,691	$(843,719)	$467,899

Condensed Consolidating Balance Sheet as of December 31, 2008

		Guarantor		Consolidated
	Parent	Subsidiaries	Eliminations	Totals

Assets
Current assets:
Cash	$11,285	$331	$—	$11,616
Receivables, net	80,291	161,175	(196,930)	44,536
Materials & supplies	—	15,441	—	15,441
Prepaid and other assets	294,163	2,479	(293,644)	2,998

Total current assets	385,739	179,426	(490,574)	74,591
Property, plant and equipment, net	595	388,819	—	389,414
Investment in subsidiaries	163,328	1,178	(163,328)	1,178
Deferred financing fees	8,139	—	—	8,139
Other assets	—	4,037	—	4,037
Intangible asset	—	26,700	—	26,700

Total	$557,801	$600,160	$(653,902)	$504,059

Liabilities and member’s equity
Current liabilities:
Accounts payable and accrued expenses	$89,025	$130,265	$(196,930)	$22,360
Notes payable — term debt — current portion	5,637	5,637	(5,637)	5,637
Other current liabilities	5,235	—	—	5,235

Total current liabilities	99,897	135,902	(202,567)	33,232
Other deferred liabilities	5,316	12,978	—	18,294
Notes payable — term debt — long term portion	288,288	288,006	(288,007)	288,287
Membership equity	164,300	163,274	(163,328)	164,246

Total member’s equity	164,300	163,274	(163,328)	164,246

Total	$557,801	$600,160	$(653,902)	$504,059

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2009

		Guarantor		Consolidated
	Parent	Subsidiaries	Eliminations	Totals

Revenue	$10,517	$299,214	$(13,410)	$296,321
Operating expenses	—	199,294	(2,893)	196,401

Gross profit	10,517	99,920	(10,517)	99,920
Selling, general and administrative expenses	10,517	34,221	(10,517)	34,221
Depreciation and amortization	—	44,535	—	44,535
(Gain) loss on sale of assets	—	(41)	—	(41)

Operating income	—	21,205	—	21,205
Interest expense, net	9,585	31,355	—	40,940
Other (income) expense, net	—	7,439	—	7,439

Income (loss) before tax provision	(9,585)	(17,589)	—	(27,174)
Tax provision	—	27	—	27

Net income	$(9,585)	$(17,616)	$—	$(27,201)

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2008

		Guarantor		Consolidated
	Parent	Subsidiaries	Eliminations	Totals

Revenue	$11,175	$371,583	$(11,175)	$371,583
Operating expenses	—	259,216	—	259,216

Gross profit	11,175	112,367	(11,175)	112,367
Selling, general and administrative expenses	11,168	37,108	(11,175)	37,101
Depreciation and amortization	—	43,089	—	43,089
(Gain) loss on sale of assets	7	(437)	—	(430)

Operating income	—	32,607	—	32,607
Interest expense, net	—	29,297	—	29,297
Other (income) expense, net	—	(2,635)	—	(2,635)

Income before tax provision	—	5,945	—	5,945
Tax provision	—	10	—	10

Net income	$—	$5,935	$—	$5,935

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009
(In thousands of dollars)

		Guarantor		Consolidated
	Parent	Subsidiaries	Eliminations	Totals

Operating activities
Net cash (used in) provided by operating activities	$(259,951)	$309,251	$(5)	$49,295
Investing activities
Capital expenditures	(20)	(16,040)	—	(16,060)
Other investing activities	—	476	—	476

Net cash (used in) investing activities	(20)	(15,564)	—	(15,584)
Financing activities
Net change in debt	259,947	(293,643)		(33,696)
Other financing activities	—	(5)	5	—

New cash provided by (used in) financing activities	295,947	(293,648)	5	(33,696)
Net (decrease) increase in cash and cash equivalents	(24)	39	—	15
Cash and cash equivalents, beginning of period	11,285	331	—	11,616

Cash and cash equivalents, end of period	$11,261	$370	$—	$11,631

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008
(In thousands of dollars)

		Guarantor		Consolidated
	Parent	Subsidiaries	Eliminations	Totals

Operating activities
Net cash (used in) provided by operating activities	$7,966	$16,112	$—	$24,078
Investing activities
Capital expenditures	(252)	(15,054)	—	(15,306)
Other investing activities	—	1,880	—	1,880

Net cash (used in) investing activities	(252)	(13,174)	—	(13,426)
Financing activities
Net change in debt	—	(11,075)	—	(11,075)
Other financing activities	400	—	—	400

New cash provided by (used in) financing activities	400	(11,075)	—	(10,675)
Net (decrease) increase in cash and cash equivalents	8,114	(8,137)	—	(23)
Cash and cash equivalents, beginning of period	3,171	8,468	—	11,639

Cash and cash equivalents, end of period	$11,285	$331	$—	$11,616

Condensed Consolidating Statement of Operations

For the Period December 4, 2007 Through December 31, 2007
(In thousands of dollars)

		Guarantor		Consolidated
	Parent	Subsidiaries	Eliminations	Totals

Revenue	$578	$29,255	$(1,346)	$28,487
Operating expenses	—	20,652	(1,299)	19,353

Gross profit	578	8,603	(47)	9,134
Selling, general and administrative expenses	188	2,531	(47)	2,673
Depreciation and amortization	—	3,324	(1)	3,323

Operating income	390	2,748	1	3,138
Interest expense, net	145	2,451	—	2,596
Other (income) expense, net	—	7	—	7

Income before tax provision	245	304	1	549
Tax provision	—	—	—	—

Net income	$245	$304	$1	$549

Condensed Consolidating Statement of Operations

For the Period January 1, 2007 Through December 3, 2007
(In thousands of dollars)

		Guarantor		Consolidated
	Parent	Subsidiaries	Eliminations	Totals

Revenue	$—	$290,295	$—	$290,295
Operating expenses	—	203,812	—	203,812

Gross profit	—	86,483	—	86,483
Selling, general and administrative expenses	—	32,194	—	32,194
Depreciation and amortization	—	18,542	—	18,542

Operating income	—	35,747	—	35,747
Interest expense, net	—	4,813	—	4,813
Other (income) expense, net	—	1,200	—	1,200

Income before tax provision	—	32,134	—	32,134
Tax provision	—	7,838	—	7,838
Net income	$—	$24,296	$—	$24,296

Condensed Consolidating Statement of Cash Flows

For the Period December 4, 2007 Through December 31, 2007
(In thousands of dollars)

		Guarantor		Consolidated
	Parent	Subsidiaries	Eliminations	Totals

Cash flows from operating activities:
Net cash (used in) provided by operating activities	$2,970	$(41,349)	$—	$(38,379)
Cash flows from investing activities:
Capital expenditures	—	(2,728)	—	(2,728)
Other investing activities	—	250	—	250
Acquisition of business assets	(497)	(414,790)		(415,287)
Net cash (used in) investing activities	(497)	(417,268)	—	(417,765)
Cash flows from financing activities:
Net change in debt	305,000	—	—	305,000
Other financing activities	162,783	—	—	162,783
New cash provided by (used in) financing activities	467,783	—	—	467,783
Net (decrease) increase in cash and cash equivalents	470,255	(458,617)	—	11,639
Cash and cash equivalents, beginning of period	—	—	—	—

Cash and cash equivalents, end of period	$470,255	$(458,617)	$—	$11,639

Condensed Consolidating Statement of Cash Flows

For the Period January 1, 2007 Through December 3, 2007
(In thousands of dollars)

		Guarantor		Consolidated
	Parent	Subsidiaries	Eliminations	Totals

Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$47,482	$—	$47,482
Cash flows from investing activities:
Capital expenditures	—	(22,359)	—	(22,359)
Other investing activities	—	900	—	900
Acquisition of business assets	—	—		—
Net cash (used in) investing activities	—	(21,459)	—	(21,459)
Cash flows from financing activities:
Net change in debt	—	5,683	—	5,683
Other financing activities	—	(32,821)	—	(32,821)
New cash provided by (used in) financing activities	—	(27,138)	—	(27,138)
Net (decrease) increase in cash and cash equivalents	—	(1,115)	—	(1,115)
Cash and cash equivalents, beginning of period	—	1,333	—	1,333

Cash and cash equivalents, end of period	$—	$218	$—	$218

United Maritime Group, LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss
(Dollars in thousands)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)

Revenue
Revenue	$76,865	$76,997
Operating expenses
Operating expenses	48,760	44,608
Maintenance and repairs	5,347	5,333
Administrative and general	8,609	7,772
Depreciation	10,612	9,997
Amortization of intangible assets	659	659
Asset retirement obligation accretion expense	48	46
(Gain) loss on sale of assets	(85)	15

Total operating expenses	73,950	68,430

Operating income	2,915	8,567
Other income (loss)	36	(1,982)
Equity in (loss) earnings of unconsolidated affiliate	(132)	6
Interest charges:
Interest expense	6,714	5,973
Interest income	(1)	—
Amortization of deferred financing costs	532	483

Net (loss) income	(4,426)	135
Other comprehensive (loss) income
Change in net unrealized gain (loss) on cash flow hedges	131	(167)

Comprehensive loss	$(4,295)	$(32)

The accompanying notes are an integral part of these consolidated financial statements.

United Maritime Group, LLC and Subsidiaries

Consolidated Balance Sheets
(Dollars in thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)

Assets
Current assets:
Cash	$3,418	$11,631
Accounts receivable trade, net of allowances for doubtful accounts of $459 and $573, respectively	29,052	32,641
Materials and supplies	16,843	15,501
Prepaid expenses and other current assets	11,095	5,136

Total current assets	60,408	64,909
Property and equipment	445,898	444,615
Work in progress	3,606	3,284
Accumulated depreciation	(94,754)	(84,343)

Property and equipment, net	354,750	363,556
Other assets:
Deferred financing costs, net of amortization of $532 and $0, respectively	9,782	10,312
Intangible assets, net of amortization of $6,303 and $5,644, respectively	23,405	24,064
Deferred dry docking costs, net	3,652	4,606
Investment in unconsolidated affiliate	—	452

Total other assets	36,839	39,434

Total assets	$451,997	$467,899

Liabilities and member’s equity
Current liabilities:
Accounts payable	$21,226	$18,962
Accrued expenses	7,872	2,096
Current derivative liability	27	187

Total current liabilities	29,125	21,245
Asset retirement obligation	2,730	2,681
Other liabilities	9,443	8,953
Long-term debt	260,022	280,125

Total liabilities	301,320	313,004
Member’s equity	150,677	154,895

Total liabilities and member’s equity	$451,997	$467,899

The accompanying notes are an integral part of these consolidated financial statements.

United Maritime Group, LLC and Subsidiaries

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)

Operating activities
Net (loss) income	$(4,426)	$135
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation	10,612	9,997
Amortization of intangible assets	659	659
Amortization of deferred financing costs	532	483
Amortization of deferred drydocking assets	954	574
Accretion expense	48	46
Stock-based compensation	77	—
Deferred drydocking expenditures	—	(1,171)
Loss on derivative	—	1,860
Loss (gain) on equity investment of unconsolidated affiliate	132	(5)
(Gain) loss on sale of assets	(85)	15
Changes in operating assets and liabilities:
Accounts receivable	5,464	16,726
Materials and supplies	(1,341)	1,741
Prepaid expenses and other assets	(7,771)	(4,917)
Other deferred liabilities	490	(609)
Accounts payable and accrued expenses	7,948	(4,361)

Net cash provided by operating activities	13,293	21,173

Investing activities
Additions to property and equipment	(1,859)	(4,442)
Proceeds from sale of assets	139	—
Distributions from unconsolidated affiliate	320	—

Net cash used in investing activities	(1,400)	(4,442)

Financing activities
Repayment of debt	$(20,103)	$(5,250)
Payment of deferred financing costs	(2)	—

Net cash used in financing activities	(20,105)	(5,250)
Net change in cash	(8,212)	11,481
Cash at beginning of period	11,630	11,616

Cash at end of period	$3,418	$23,097

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,486	$6,190

The accompanying notes are an integral part of these consolidated financial statements.

United Maritime Group, LLC and Subsidiaries

Consolidated Statement of Changes in Member’s Equity (Unaudited)
(Dollars in thousands, except share amounts)

				Accumulated
				Other		Total
	Common Stock		Additional	Comprehensive	Retained	Member’s
	Shares	Amount	Paid-in Capital	Loss	Earnings	Equity

Balance at December 31, 2009	100	$173,000	$2,304	$308	$(20,717)	$154,895

Net loss	—	—	—	—	(4,426)	(4,426)
Change in fair value of derivative	—	—	—	131	—	131
Stock based compensation	—	—	77	—	—	77

Balance at March 31, 2010	100	$173,000	$2,381	$439	$(25,143)	$150,677

The accompanying notes are an integral part of these consolidated financial statements.

UNITED MARITIME GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.  The Company and Nature of Business

In this quarterly report, unless the context otherwise requires, or unless specifically stated otherwise, references to the terms “we,” “our,” “us” and the “Company” refer to United Maritime Group, LLC, United Maritime Group Finance Corp. (“Finance Corp.”) and all of their subsidiaries that are consolidated under GAAP.

Nature of Business and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Subsequent events have been evaluated through June 8, 2010.

The accompanying unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for 2009 included elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for such periods. They include the accounts of United Maritime Group, LLC (“United Maritime”, or the “Company”), a wholly owned subsidiary of GS Maritime Intermediate Holdings LLC, and its wholly owned subsidiaries, (U.S. United Ocean Services, LLC; U.S. United Bulk Terminal, LLC; U.S. United Barge Line, LLC; U.S. United Bulk Logistics, LLC; UMG Towing Company, LLC and U.S. United Inland Services, LLC). The Company’s principal operations are to provide transportation services by barges or ocean-going vessels and materials handling and storage for water-based transportation. All intercompany balances and transactions have been eliminated in consolidation.

The member’s liability of United Maritime is limited by all protection available under Florida LLC law. The life of United Maritime is indefinite.

2.  Significant Accounting Policies

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, The FASB Accounting Standards Codification (ASC) and the Hierarchy of Generally Accepted Accounting Principles, as codified in FASB ASC Topic 105, Generally Accepted Accounting Principles. This standard establishes only two levels of U.S. GAAP, authoritative and non-authoritative. The FASB ASC became the source of authoritative, non-governmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became non-authoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. As the ASC was not intended to change or alter existing GAAP, the adoption of SFAS No. 168 on July 1, 2009, did not have any impact on the Company’s financial statements other than to change the numbering system prescribed by the FASB ASC when referring to GAAP.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosures made in the accompanying notes. Despite the intention to establish accurate estimates and use reasonable assumptions, actual results could differ from the Company’s estimates.

Comprehensive Income (Loss)

Accounting Standards Codification (“ASC”), Comprehensive Income (“ASC 220”), established standards for the reporting and the display of comprehensive income (loss) and its components in a full set of general purpose financial statements. ASC 220 requires that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has reported other comprehensive gains and losses in its unaudited consolidated statements of changes in member’s equity.

Inventory Costs

Materials and supplies, including fuel costs, are stated at the lower of cost or market using the average cost method.

Revenue

Revenue consists of revenue primarily derived from coal, phosphate, and grain transportation (among other cargoes), and transfer and storage services to unaffiliated entities. Revenues from transportation and transfer services are recognized as services are rendered. Revenue from certain transportation services are recognized using the percentage of completion method, which includes estimates of the distance traveled or time elapsed compared to the total estimated contract. Storage revenue is recognized monthly based on the volumes held at the storage facility over the contract grace period.

In 2008, the Company entered into an agreement with Tampa Electric Company that began on January 1, 2009, and extends through 2014. The new agreement provides for the provision of transportation, transfer, and blending services for coal, which totals will decline over the life of the contract as a result of Tampa Electric Company’s diversification of transportation modes, particularly to rail. Tampa Electric Company is a wholly owned subsidiary of TECO Energy.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Additions, replacements and betterments are capitalized; maintenance and repairs are charged to expense as incurred. Items sold or retired are removed from the assets and accumulated depreciation accounts and any resulting gains or losses are properly included in the consolidated statements of operations and comprehensive income (loss).

Planned Major Maintenance

In accordance with the guidance for planned major maintenance activities, expenditures incurred during a dry-docking are deferred and amortized on a straight-line basis over the period until the next scheduled dry-docking, generally two and a half years. The Company only includes in deferred dry-docking costs those direct costs that are incurred as part of the vessel’s maintenance that is required by the Coast Guard and/or vessel classification society regulation. Direct costs include shipyard costs as well as the costs of placing the vessel in the shipyard. Expenditures for routine maintenance and repairs, whether incurred as part of the dry-docking or not, are expensed as incurred.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and trade receivables. The Company places its cash with high credit quality financial institutions. During the normal course of business, the Company extends credit to customers primarily in North America conducting business in the utility, metallurgical, phosphate and grain industries. The Company performs ongoing credit evaluations of its customers and does not require collateral. The customers’ financial condition and payment history have been considered in determining the allowance for doubtful accounts. The Company assesses the risk of non-performance of the derivatives in determining the fair value of the derivative instruments in accordance with ASC 820, Fair Value Measurements.

Asset Impairment

The Company periodically assesses whether there has been a permanent impairment of its long-lived assets and certain intangibles held and used by the Company, in accordance with ASC No. 360 (“ASC 360”),

Property, Plant, and Equipment and ASC 205 Presentation of Financial Statements. ASC 360 establishes standards for determining when impairment losses on long-lived assets have occurred and how impairment losses should be measured. The Company is required to review long-lived assets and certain intangibles, to be held and used, for impairment whenever events or circumstances indicate that the carrying value of such assets may not be recoverable. In performing such a review for recoverability, the Company is required to compare the expected future cash flows to the carrying value of long-lived assets and finite-lived intangibles. If the sum of the expected future undiscounted cash flows is less than the carrying amount of such assets and intangibles, the assets are impaired and the assets must be written down to their estimated fair market value. There were no impairments during the three months ended March 31, 2010 or March 31, 2009.

Derivative Instruments and Hedging Activities

In March 2008, the FASB issued guidance requiring entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. The provisions of this guidance require expanded disclosures concerning where derivatives are recorded on the consolidated balance sheet and where gains or losses are recognized in the consolidated results of operations. The Company has adopted the disclosure provisions as of January 1, 2009.

The Company applies the provisions of ASC No. 815, Derivatives and Hedging. These standards require companies to recognize derivatives as either assets or liabilities in the financial statements, to measure those instruments at fair value, and to reflect the changes in the fair values of those instruments as either components of other comprehensive income (“OCI”) or in net income, depending on the designation of those instruments. The changes in fair value that are recorded in OCI are not immediately recognized in current net income. As the underlying hedged transaction matures or the physical commodity is delivered, the deferred gain or loss on the related hedging instrument must be reclassified from OCI to earnings based on its value at the time of its reclassification. For effective hedge transactions, the amount reclassified from OCI to earnings is offset in net income by the amount paid or received on the underlying transaction.

In December 2007, the Company entered into a derivative contract to limit the exposure to interest rate fluctuations associated with its variable rate debt instruments. The derivative contract was designated as a cash flow hedge. The hedge was for three years and would have expired on December 31, 2010. In December 2009, the Company refunded its debt obligations and the derivative contract was paid in full. As of December 31, 2009, the interest hedge liability balance was $0 with the balance of the interest hedge charged to interest expense as of December 31, 2009.

The Company entered into derivative contracts during 2008 and 2009 to limit the exposure to price fluctuations for physical purchases of diesel fuel which were designated as cash flow hedges for the forecasted purchases of fuel oil. The hedges were contracted to expire by December 31, 2011, and settle monthly. As of March 31, 2010, and 2009, respectively, the current portions of the hedges were valued at $0.4 million and $0.2 million, respectively, recorded in other current assets. During each of the three month periods ended March 31, 2010, and 2009, the Company recognized an expense of $0.05 million and $1.9 million, respectively.

ASC 820 requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped based on significant levels of inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1 — Quoted prices for identical assets and liabilities in active markets

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data

Level 3 — Unobservable inputs for the assets or liability

As of March 31, 2010, the Company held certain items that are required to be measured at fair value on a recurring basis including an interest rate swap agreement and fuel hedge agreements. Cash and cash equivalents is reflected in the consolidated financial statements at its carrying value, which approximates its fair value due to its short maturity.

The carrying values of the Company’s long-term debt approximate fair value due either to the length to maturity or the existence of interest rates that approximate prevailing market rates as disclosed in these unaudited consolidated financial statements.

The following items are measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of March 31, 2010 and December 31, 2009.

	Fair Value Measurements at Reporting Date Using
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
		for Identical Assets	Inputs	Inputs
	March 31, 2010	(Level 1)	(Level 2)	(Level 3)
		(In thousands of dollars)

Other assets:
Fuel hedge	$439	$—	$439	$—

Total	$439	$—	$439	$—

	Fair Value Measurements at Reporting Date Using
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
		for Identical Assets	Inputs	Inputs
	December 31, 2009	(Level 1)	(Level 2)	(Level 3)
		(In thousands of dollars)

Other assets:
Fuel hedge	308	—	308	—

Total	$308	$—	$308	$—

Asset Retirement Obligations

The Company has recognized liabilities for retirement obligations associated with certain long-lived assets, in accordance with ASC No. 410, Asset Retirement and Environmental Obligations. An asset retirement obligation for a long-lived asset is recognized at fair value at inception of the obligation, if there is a legal obligation under an existing or enacted law or statute, a written or oral contract, or by legal construction under the doctrine of promissory estoppels. Retirement obligations are recognized only if the legal obligation exists in connection with or as a result of the permanent retirement, abandonment, or sale of a long-lived asset.

When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its future value. The corresponding amount capitalized at inception is depreciated over the remaining useful life of the asset. The liability must be revalued each period based on current market prices.

The Company recognized accretion expense associated with asset retirement obligations for each of the three month periods ended March 31, 2010 and 2009 of $0.05 million. During these periods, no new retirement obligations were incurred and no significant revision to estimated cash flows used in determining the recognized asset retirement obligations were necessary.

Deferred Financing Costs

On December 4, 2007, the Company incurred deferred financing costs of $10.2 million associated with the debt used to fund the acquisition of the Company. These costs were being amortized over the life of the debt using the straight line method which closely approximated the effective interest method and were classified as interest expense. In December 2009, the Company refunded its debt and the unamortized deferred financing costs of $6.4 million associated with the acquisition debt were written off. In addition the Company incurred $10.3 million related to the issuance of the new debt in December 2009. Such financing costs were deferred and are classified as deferred financing costs at December 31, 2009 and March 31, 2010. During each of the three month periods ended March 31, 2010 and 2009, the Company amortized $0.5 million.

3.  Long-Term Debt

Upon formation on December 4, 2007, the Company incurred $305 million of debt. A first lien credit agreement provided for $205 million in a term loan. A second lien credit agreement provided for the remainder of $100 million. In December 2009, the outstanding balance of this debt was refunded with a $200 million Senior Secured Note and a $135 million Asset Based Loan (“ABL”). As of March 31, 2010, $60.0 million of the ABL is outstanding.

The interest on the Senior Secured Note is payable semi-annually, commencing June 15, 2010. The Senior Secured Note matures and is due on June 15, 2015. The interest rate is fixed at 11.75%. No principal payments are due until maturity.

The interest on the Asset Based Loan is payable monthly commencing December 31, 2009. No principal payments are due until maturity on December 22, 2013. The interest rate as of March 31, 2010, was 4%, which reflects a rate of LIBOR plus the applicable margin of 3.75%.

The following is a schedule by year of approximate future minimum debt payments as of March 31, 2010:

(In millions of dollars)

2013	$60.0
2014	—
2015	200.0

Total	$260.0

The Company’s agreements contain various restrictive covenants, including the maintenance of certain financial ratios. At March 31, 2010, the Company was in compliance with all applicable financial covenants.

4.  Member’s Equity

Upon formation of the Company on December 4, 2007, the Company issued 100 Class A Membership Units. The total member contribution for the Class A Memberships Units was $173 million. GS Maritime also issued 9,890 Profit Units for the benefit of directors and employees of the Company. On August 14, 2008, an additional 1,649 Profit Units were issued, bringing the total of Profit Units to 11,539. On August 14, 2008, the Member made an additional member contribution to the Company of $400,000.

The GS Maritime Profit Units are issued to certain Company employees, certain members of the Board of Directors, and others at the discretion of the Board of Directors. The Board of Directors has the discretion to issue units at any time, including Profit Units. The Profit Units granted to employees are divided into time-based and performance-based vesting. The time-based units vest over 60 months. Assuming continued employment of the employee with the Company, 20% vest on the first anniversary of the grant date, and the remaining 80% vest in four equal installments on the second, third, fourth, and fifth anniversaries of the grant date. The performance-based units vest based on certain performance conditions being met or achieved and, in all cases, assuming continued employment. The performance conditions relate to holders of Class A Membership units receiving a specified multiple on their investment upon a liquidation event. If an employee is terminated, the Company may repurchase the employee’s vested Profit Units.

For purposes of determining the compensation expense associated with Profit Unit grants, management valued the business enterprise using a variety of widely accepted valuation techniques which considered a number of factors such as the financial performance of the Company, the values of comparable companies and the lack of marketability of the Company’s equity. The Company then used the binomial option pricing model to determine the fair value of these units at the time of grant using valuation assumptions consisting of the expected term in which the units will be realized; a risk-free interest rate equal to the U.S. federal treasury bond rate consistent with the term assumption; expected dividend yield, for which there is none; and expected volatility based on the historical data of equity instruments of comparable companies.

For the grant of Profit Units made in December 2007, the Company used the following valuation assumptions: a term of 5 years, which is based on the expected term in which the units will be realized, a risk free interest rate of 3.28%, which is the five-year U.S federal treasury bond rate consistent with the term assumptions, and expected volatility of 40.5%, which is based on the historical data of equity instruments of comparable companies. The estimated fair value of the units, less an assumed forfeiture rate of 5%, will be recognized in expense in the Company’s financials statements on an accelerated recognition basis over the requisite service periods of the awards.

For the grant of Profit Units made in August 2008, the Company used the following valuation assumptions: a term of five years, which is based on the expected term in which the units will be realized, a risk-free interest rate of 3.00%, which is the five-year U.S federal treasury bond rate consistent with the term assumptions, and expected volatility of 48.5%, which is based on the historical data of equity instruments of comparable companies. The estimated fair value of the units, less an assumed forfeiture rate of 10%, will be recognized in expense in the Company’s financials statements on an accelerated recognition basis over the requisite service periods of the awards.

In accordance with ASC 718, Compensation — Stock Compensation, the Company recorded stock-based compensation expense for the three months ended March 31, 2010 and 2009 of $0.1 million and $0.1 million, respectively, which is included in administrative and general expense in the consolidated statements of operations and comprehensive income (loss). The activity under the plan for these periods is presented below.

		Weighted Average
	Profit Units	Grant Date
	Outstanding	Fair Value

Non-vested balance at end of period December 31, 2009	7,374	$311.52
Units granted	—	—
Units forfeited	(321)	388.93
Vested	—	—

Non-vested balance at end of period March 31, 2010	7,053	$315.86

As of March 31, 2010, there was approximately $1.5 million of total unrecognized compensation expense related to the Profit Units. These costs are expected to be recognized over a weighted average period of 3 years.

5.  Intangible Assets and Sale-Leasebacks

The Company has assessed all acquired operating leases in order to determine whether the lease terms were favorable or unfavorable given market conditions on the acquisition date. As a result, the Company recorded a new favorable lease intangible asset for $11.9 million. Also in connection with the business acquisition, an acquired intangible asset of $22.0 million was assigned to customer relationships, which are subject to amortization with a weighted average useful life of approximately 10 years.

Amortization of intangible assets is charged to expense on a straight-line basis in the accompanying consolidated statements of operations and comprehensive income (loss). If impairment events occur, the Company could accelerate the timing of purchased intangible asset charges. For the three month periods ended March 31, 2010 and 2009, amortization expense related to the intangible assets acquired and the intangible liability assumed was $0.7 million and $0.7 million, respectively.

A summary of intangible assets at March 31, 2010 and 2009 follows (dollars in thousands):

		December 31,		March 31,
		2009		2010
	Asset Life	Balance	Amortization	Balance

Favorbale Lease — Barges	13.5 years	$1,498	$27	$1,471
Favorable Lease — Ocean Vessels	6 years	13,426	220	13,206
Favorable Lease — Davant facility	21 years	998	8	990
Unfavorable Lease — Davant facility	22 years	(7,240)	(58)	(7,182)
Customer Relationship (Contracts)	10 years	15,382	462	14,920

Total		$24,064	$659	$23,405

		December 31,		March 31,
		2008		2009
	Asset Life	Balance	Amortization	Balance

Favorbale Lease — Barges	13.5 years	$1,605	$27	$1,578
Favorable Lease — Ocean Vessels	6 years	14,305	220	14,085
Favorable Lease — Davant facility	21 years	1,032	8	1,024
Unfavorable Lease — Davant facility	22 years	(7,469)	(58)	(7,411)
Customer Relationship (Contracts)	10 years	17,227	462	16,765

Total		$26,700	$659	$26,041

Estimated future amortization expense is as follows at March 31, 2010:

(In thousands of dollars)

2010	$1,977
2011	2,636
2012	2,636
2013	12,548
2014	1,758
Thereafter	1,849

In April 2008, the FASB issued guidance amending the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset. This guidance requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, and is an attempt to improve consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. United Maritime Group, LLC adopted this guidance on January 1, 2009 and has applied it prospectively to intangible assets acquired after the effective date.

6.	Property and Equipment

Property and equipment consists of the following:

	Average Useful	March 31,	December 31,
	Lives in Years	2010	2009
		(unaudited)

Land		$7,025	$7,025
Buildings	1 – 30	4,469	4,446
Vessels	1 – 28	361,888	361,343
Terminals	1 – 35	54,523	54,102
Machinery	1 – 20	10,381	10,086
Other & Valuation	1 – 20	7,612	7,612
Work in progress		3,606	3,284

Total costs		449,504	447,899
Accumulated depreciation		(94,754)	(84,343)

Property and equipment, net		$354,750	$363,556

7.	Employee Postretirement Benefits

401(k) Savings Plan

The Company has a 401(k) savings plan covering substantially all employees of United Maritime Group and its subsidiaries that enables participants to save a portion of their compensation up to the limits allowed by IRS guidelines. Effective December 4, 2007, the Company and its subsidiaries’ employer matching contributions were 100% of up to 6% of eligible participant contributions. For the three months ended March 31, 2009, the Company recognized expense totaling $0.6 million. These expenses are reflected in the administrative and general expense financial statement line item in the Company’s consolidated statements of operations and comprehensive income (loss). Effective May 5, 2009, the Company has discontinued the employer contribution to this plan until further notice. Effective July 1, 2010, the Company will reinstate the employer matching contribution of 50% of up to 6% of eligible participant compensation.

Defined Contribution Plan

On December 4, 2007, the Company established a defined contribution plan. The plan is funded entirely by the Company. Funding levels per employee are determined by the employee’s service time with the Company and the employee’s age. The funding levels per year are discretionary and range from 0.0% to 5%. Employees are vested after being with the Company three years. For the year December 31, 2009 the Company has discontinued the employer contribution to this plan until further notice and incurred no expense related to the plan.

8.	Income Taxes

At the acquisition date, the Company changed the corporate structure from a Corporation to a Limited Liability Company (treated as a partnership for federal income tax purposes). As of December 4, 2007, the Company is no longer subject to federal income tax. State income taxes are immaterial in the periods presented.

9.	Related Parties

The Company and its subsidiaries have certain transactions, in the ordinary course of business, with entities in which directors of the Company have interests. For each of the three month periods ended March 31, 2010 and 2009, the Company incurred management fees of $0.4 million, which is classified as administrative and general expense in the Company’s consolidated statements of operations and comprehensive income (loss). In addition, approximately $0.2 million and $0.2 million of expenses were incurred for the three month periods ended March 31, 2010 and 2009, respectively, in the normal course of business for legal services, regulatory compliance, and other services that are with related party vendors.

10.	Commitments and Contingencies

Litigation

The Company is involved in various legal proceedings that have arisen in the ordinary course of business. In the opinion of the Company’s management, all such proceedings are adequately covered by insurance or, if not so covered, should not result in any liability which would have a material adverse effect on the consolidated financial position or consolidated operations of the Company.

Operating Leases

The Company rents real property, boats and barges under certain non-cancelable operating leases expiring at various dates through 2029, excluding renewal options. Certain of the leases require the lessee to pay property taxes or are subject to escalating rent clauses. In addition, one lease requires contingent rental payments based on tonnage shipped. This contingent rental, as well as the related minimum rental payment, fluctuates with the Producers Price Index and the Consumer Price Index.

Rental expense for the three months ended March 31, 2010 and 2009 amounted to approximately $4.0 million and $4.1 million, respectively. Rental expense is included in the operating expenses financial statement line item in the unaudited consolidated statements of operations and comprehensive income (loss). The following is a schedule by year of approximate future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of March 31, 2010:

(In thousands of dollars)

2010	$10,036
2011	11,722
2012	11,546
2013	10,052
2014	4,466
Thereafter	46,984

Total minimum lease payments	$94,806

Other

The Company had unused standby letters of credit with its financial institutions of approximately $3.7 million at March 31, 2010.

11.	Business Segments

United Maritime Group, LLC has three significant reportable business segments: United Bulk Terminal, United Ocean Services, and United Barge Line. United Maritime Group records the corporate activity under the caption “Other.” United Maritime Group’s United Bulk Terminal segment includes barge and vessel unloading and loading, and fleeting and shifting. The United Ocean Services segment moves products around the world. The United Barge Line segment includes transporting, fleeting, shifting, and repair services along the Inland Waterways.

Management evaluates performance based on segment earnings, which is defined as operating income. The accounting policies of the reportable segments are consistent with those described in the summary of significant accounting policies.

Intercompany sales are eliminated upon consolidation.

Reportable segments are business units that offer different products or services. The reportable segments are managed separately because they provide distinct products and services to internal and external customers.

	Reportable Segments
	United Bulk	United Ocean	United Barge		Intersegment
	Terminal	Services	Line	Other(1)	Eliminations	Total

Quarter ended March 31, 2010
Total revenue	$10,382	$37,353	$29,446	$3,143	$—	$80,324
Intersegment revenues	—	—	—	—	(3,459)	(3,459)

Revenue from external customers	10,382	37,353	29,446	3,143	(3,459)	76,865
Operating expense:
Operating expenses	4,168	22,601	22,307	—	(316)	48,760
Maintenance and repairs	1,603	2,710	1,034	—	—	5,347
Depreciation and amortization	1,200	5,164	4,917	38	—	11,319
Loss(gain) on sale of assets	—	—	(85)	—	—	(85)
Administrative and general	2,036	3,181	3,386	3,149	(3,143)	8,609

Total operating expenses	9,007	33,656	31,559	3,187	(3,459)	73,950

Operating income(loss)	$1,375	$3,697	$(2,113)	$(44)	$—	$2,915

Total assets	$71,796	$186,060	$184,615	$429,371	$(419,845)	$451,997
Total capital expenditures	$589	$1,186	$84	$—	$—	$1,859

(1)	Other items (including corporate costs) are shown for purposes of reconciling to the Company’s consolidated totals as shown in the table above.

	Reportable Segments
	United Bulk	United Ocean	United Barge		Intersegment
	Terminal	Services	Line	Other(1)	Eliminations	Total

Quarter ended March 31, 2009
Total revenue	$9,411	$40,086	$28,236	$2,675	$—	$80,408
Intersegment revenues	—	—	—	—	(3,411)	(3,411)

Revenue from external customers	9,411	40,086	28,236	2,675	(3,411)	76,997
Operating expense:
Operating expenses	3,985	21,469	19,938	—	(784)	44,608
Maintenance and repairs	1,437	2,373	1,523	—	—	5,333
Depreciation and amortization	1,186	4,635	4,881	—	—	10,702
Loss(gain) on sale of assets	—	—	15	—	—	15
Administrative and general	1,727	3,264	2,733	2,675	(2,627)	7,772

Total operating expenses	8,335	31,741	29,090	2,675	(3,411)	68,430

Operating income(loss)	$1,076	$8,345	$(854)	$—	$—	$8,567

Total assets	$84,111	$239,896	$267,498	$608,325	$(703,914)	$495,916
Total capital expenditures	$561	$3,884	$(13)	$10	$—	$4,442

(1)	Other items (including corporate costs) are shown for purposes of reconciling to the Company’s consolidated totals as shown in the table above.

12.	Subsequent Events

Subsequent events have been evaluated through June 8, 2010. There are no subsequent events to report.

United Maritime Group, LLC
United Maritime Group Finance Corp.

All tendered initial notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

EXCHANGE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By Facsimile (for Eligible Institutions only):
(612) 667-6282
Attn. Bondholder Communications

For Information or Confirmation by telephone:
(800) 344-5128, Option 0

By Registered or Certified Mail:
WELLS FARGO BANK, N.A.
Corporate Trust Operations
MAC N9303-121
PO Box 1517
Minneapolis, MN 55480

By Regular Mail or Overnight Courier:
WELLS FARGO BANK, N.A.
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479

In Person by Hand Only:
WELLS FARGO BANK, N.A.
12th Floor — Northstar East Building
Corporate Trust Operations
608 Second Avenue South
Minneapolis, MN 55479

United Maritime Group, LLC
United Maritime Group Finance Corp.

OFFER TO EXCHANGE

Up to $200,000,000 aggregate principal amount of its
11 3/4% Senior Secured Notes due 2015
registered under the Securities Act of 1933 for
any and all outstanding 11 3/4% Senior Secured Notes due 2015

PROSPECTUS

Dealer Prospectus Delivery Obligations

Until          , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

(a) U.S. United Bulk Logistics, LLC, U.S. United Ocean Holding, LLC, U.S. United Ocean Holding II, LLC, U.S. United Inland Services, LLC, Tina Litrico, LLC, Mary Ann Hudson, LLC, Sheila McDevitt, LLC and Marie Flood, LLC are each organized under the laws of Delaware.

Section 108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

(b) United Maritime Finance Corp. is incorporated under the laws of Delaware.

Pursuant to its organizational documents, United Maritime Finance Corp. provides for indemnification of directors and officers, as permitted under the laws of the jurisdiction in which it is organized. United Maritime Finance Corp. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

(c) United Maritime Group, LLC, U.S. United Barge Line, LLC, U.S. United Ocean Services, LLC and UMG Towing, LLC are each organized under the laws of Florida.

Section 608.4229 of the Florida Limited Liability Company Act provides that, subject to standards and restrictions set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the aforementioned, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee, or agent were material to the cause of action so adjudicated and constitute any of the following: (a) A violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of s. 608.426 are applicable; (d) willful misconduct or a conscious disregard for the best interests of the limited liability company in a proceeding by or in the right of the limited liability company to procure a judgment in its favor or in a proceeding by or in the right of a member.

(d) U.S. United Bulk Terminal, LLC is organized under the laws of Louisiana.

Section 1315 of Chapter 22 of Title 12 of the Louisiana Limited Liability Company Act provides that, subject to the articles of organization or a written operating agreement, a limited liability company may indemnify and hold harmless any member or manager from and against any and all settlements, penalties, fines, or expenses incurred because he is or was a member or manager. No provision permitted under the aforementioned shall limit or eliminate the liability of a member or manager for the amount of a financial benefit received by a member or manager to which he is not entitled or for an intentional violation of a criminal law.

(e) Our executive officers and certain of our officers are also a party to employment agreements with indemnification provisions.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description

1.1	Purchase Agreement, by and among United Maritime Group, LLC and United Maritime Group Finance Corp., as Issuers, and Jefferies & Company, Inc., Banc of America Securities LLC and Wells Fargo Securities, LLC, as representatives of the Initial Purchasers, dated December 17, 2009.*
3.1	Certificate of Conversion of United Maritime Group, LLC.*
3.2	Articles of Organization of United Maritime Group, LLC.*
3.3	Certificate of Incorporation of United Maritime Group Finance Corp.*
3.4	Bylaws of United Maritime Group Finance Corp.*
3.5	Certificate of Conversion of U.S. United Barge Line, LLC.*
3.6	Articles of Organization of U.S. United Barge Line, LLC.*
3.7	Certificate of Conversion of U.S. United Ocean Services, LLC.*
3.8	Articles of Organization of U.S. United Ocean Services, LLC.*
3.9	Amended and Restated Articles of Organization of U.S. United Bulk Terminal, LLC.*
3.10	Amended and Restated Operating Agreement of U.S. United Bulk Terminal, LLC.*
3.11	Certificate of Formation of U.S. United Bulk Logistics, LLC.*
3.12	Limited Liability Company Agreement of U.S. United Bulk Logistics, LLC.*
3.13	Certificate of Conversion of UMG Towing, LLC.*
3.14	Articles of Organization of UMG Towing, LLC.*
3.15	Amended Certificate of Formation of U.S. United Ocean Holding, LLC.*
3.16	Amended and Restated Limited Liability Company Agreement of U.S. United Ocean Holding, LLC.*
3.17	Amended Certificate of Formation of U.S. United Ocean Holding II, LLC.*
3.18	Amended and Restated Limited Liability Company Agreement of U.S. United Ocean Holding II, LLC.*
3.19	Certificate of Formation of U.S. United Inland Services, LLC.*
3.20	Limited Liability Company Agreement of U.S. United Inland Services, LLC.*
3.21	Certificate of Formation of Tina Litrico, LLC.*
3.22	Limited Liability Company Agreement of Tina Litrico, LLC.*
3.23	Certificate of Formation of Sheila McDevitt, LLC.*
3.24	Limited Liability Company Agreement of Sheila McDevitt, LLC.*
3.25	Certificate of Formation of Mary Ann Hudson, LLC.*
3.26	Limited Liability Company Agreement of Mary Ann Hudson, LLC.*
3.27	Certificate of Formation of Marie Flood, LLC.*
3.28	Limited Liability Company Agreement of Marie Flood, LLC.*
4.1	Indenture, by and among United Maritime Group, LLC and United Maritime Group Finance Corp., as Issuers, certain of their subsidiaries and affiliates, as Guarantors, and Wells Fargo Bank, National Association, as Trustee and as Collateral agent, dated December 22, 2009.*
4.2	Form of Exchange 11 3/4% Senior Secured Note due 2015.*
4.3	Form of Notation of Guarantee for Exchange 11 3/4% Senior Secured Note due 2015.*
4.4	Registration Rights Agreement, Agreement by and among United Maritime Group, LLC and United Maritime Finance Corp, as Co-Issuers, certain of their subsidiaries and affiliates, as Subsidiary Guarantors, and Jefferies & Company, Inc., Banc of America Securities LLC and Wells Fargo Securities, LLC as Representatives of the Initial Purchasers, dated December 22, 2009.*
4.5	Form of Exchange Agent and Depository Agreement.*
5.1	Form of Opinion of Willkie Farr & Gallagher LLP.*
5.2	Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.*
5.3	Form of Opinion of Phelps Dunbar LLP.*
8.1	Form of Opinion of Willkie Farr & Gallagher LLP with respect to certain tax matters (included as part of its form of opinion filed as Exhibit 5.1 hereto).*
10.1	Loan and Security Agreement, dated as of the December 22, 2009, by and among Bank of America, National Association as administrative agent, co-collateral agent and security trustee, and the other lenders thereunder, the Borrowers, Banc of America Securities LLC, Wells Fargo Foothill, LLC and Jefferies Finance LLC, as joint lead arrangers and book managers and Wells Fargo Foothill, LLC, as co-collateral agent.*

Exhibit No.	Description

10.2	Amendment No. 1 to Loan and Security Agreement, dated as of February 11, 2010, by and among Bank of America, National Association as administrative agent, co-collateral agent and security trustee, and the other lenders thereunder, the Borrowers, Banc of America Securities LLC, Wells Fargo Capital Finance, LLC and Jefferies Finance LLC, as joint lead arrangers and book managers and Wells Fargo Capital Finance, LLC, as co-collateral agent.*
10.3	Intercreditor Agreement, by and among Bank of America, N.A., in its capacity as Administrative Agent, Collateral Agent, and Security Trustee, and Wells Fargo Bank, National Association, in its capacity as Trustee, Collateral Agent and Security Trustee, and GS Maritime Intermediate Holding, LLC, United Maritime Group, LLC, U.S. United Barge Line, LLC, U.S. United Ocean Services, LLC, U.S. United Bulk Terminal, LLC, U.S. United Inland Services, LLC, UMG Towing, LLC, U.S. United Bulk Logistics, LLC, U.S. United Ocean Holding, LLC, U.S. United Ocean Holding II, LLC, Tina Litrico, LLC, Mary Ann Hudson, LLC, Sheila McDevitt, LLC, Marie Flood, LLC and United Maritime Group Finance Corp., dated December 22, 2009.*
10.4	General Security Agreement, by and among United Maritime Group, LLC, United Maritime Group Finance Corp., U.S. United Bulk Terminal, LLC, U.S. Ocean Services, LLC, UMG Towing, LLC, U.S. United Barge Line, LLC, U.S. United Bulk Logistics, LLC, U.S. United Ocean Holding, LLC, U.S. United Ocean Holding II, LLC, U.S. United Inland Services, LLC, Marie Flood, LLC, Sheila McDevitt, LLC, Mary Ann Hudson, LLC, Tina Litrico, LLC, as Grantors, and Wells Fargo Bank, National Association, as Collateral Agent and Security Trustee, dated December 22, 2009.*
10.5	Pledge Agreement, by and among United Maritime Group, LLC, U.S. Barge Line, LLC, U.S. United Ocean Services, LLC, as Pledgors and Wells Fargo Bank, National Association, as Pledgee, dated December 22, 2009.*
10.6	Employment Agreement for Sal Litrico.*
10.7	Employment Agreement for Walter Bromfield.*
10.8	Employment Agreement for Timothy Bresnahan.*
10.9	Employment Agreement for Neil McManus.*
10.10	Employment Agreement for Clifford Johnson.*
10.11	Tampa Electric Company Contract.*(1)
10.12	Mosaic Company Contract.*
10.13	U.S. United Bulk Terminal, LLC Lease #1 (Davant, Louisiana) (646 Acres).*
10.14	U.S. United Bulk Terminal, LLC Lease #2 (Davant, Louisiana) (107 Acres).*
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.*
21	Subsidiaries of United Maritime Group, LLC.*
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of PricewaterhouseCoopers LLP.**
23.3	Consent of Willkie Farr & Gallagher LLP (included in the opinion referred to in 5.1 above).*
24.1	Power of Attorney with respect to United Maritime Group, LLC, United Maritime Group Finance
Corp. and the Subsidiary Guarantors (included in the signature pages hereto).*
25.1	Statement of Eligibility of Trustee on Form T-1 for United Maritime Group, LLC.*
25.2	Statement of Eligibility of Trustee on Form T-1 for United Maritime Group Finance Corp.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Clients.*
99.4	Form of Letter to Nominees.*

*	Filed previously.

**	Filed herewith.

(1)	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended, and Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

Item 22.	Undertakings

Each of the undersigned registrants hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, United Maritime Group, LLC., has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

UNITED MARITIME GROUP, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Sal Litrico Sal Litrico	Chief Executive Officer Director, GS Maritime Holding LLC	June 10, 2010

/s/ Walter Bromfield Walter Bromfield	Chief Financial Officer	June 10, 2010

* Steven Green	Director, GS Maritime Holding LLC	June 10, 2010

* Brian Beem	Director, GS Maritime Holding LLC	June 10, 2010

* John Breaux	Director, GS Maritime Holding LLC	June 10, 2010

* Gary DiElsi	Director, GS Maritime Holding LLC	June 10, 2010

* Kevin Kilcullen	Director, GS Maritime Holding LLC	June 10, 2010

* James Luikart	Director, GS Maritime Holding LLC	June 10, 2010

Signature		Title	Date

* Greggory Mendenhall		Director, GS Maritime Holding LLC	June 10, 2010

* Jeffrey Safchik		Director, GS Maritime Holding LLC	June 10, 2010

* Patrick Valentine		Director, GS Maritime Holding LLC	June 10, 2010

*By:	/s/ Walter Bromfield Walter Bromfield Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, United Maritime Group, LLC., has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the day of 10th day of June, 2010.

UNITED MARITIME GROUP FINANCE CORP.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature		Title	Date

/s/ Sal Litrico Sal Litrico		Chief Executive Officer	June 10, 2010

/s/ Walter Bromfield Walter Bromfield		Chief Financial Officer	June 10, 2010

* Kevin Kilcullen		Director, United Maritime Group Finance Corp.	June 10, 2010

* Jeffrey Safchik		Director, United Maritime Group Finance Corp.	June 10, 2010

* Brian Beem		Director, United Maritime Group Finance Corp.	June 10, 2010

*By:	/s/ Walter Bromfield Walter Bromfield Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. United Bulk Terminal, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

U.S. UNITED BULK TERMINAL, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

UNITED MARITIME GROUP, LLC,
as the managing member of
U.S. UNITED BULK TERMINAL, LLC.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. United Ocean Services, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

U.S. UNITED OCEAN SERVICES, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

UNITED MARITIME GROUP, LLC,
as the managing member of
U.S. UNITED OCEAN SERVICES, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. United Barge Line, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

U.S. UNITED BARGE LINE, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

UNITED MARITIME GROUP, LLC,
as the managing member of
U.S. UNITED BARGE LINE, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, UMG Towing, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

UMG TOWING, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

UNITED MARITIME GROUP, LLC,
as the managing member of
UMG TOWING, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. United Bulk Logistics, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

U.S. UNITED BULK LOGISTICS, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

UNITED MARITIME GROUP, LLC,
as the managing member of
U.S. UNITED BULK LOGISTICS, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. United Ocean Holding, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

U.S. UNITED OCEAN HOLDING, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield
Title: Chief Financial Officer

U.S. UNITED OCEAN SERVICES, LLC,
as the managing member of
U.S. UNITED OCEAN HOLDING, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. United Ocean Holding II, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

U.S. UNITED OCEAN HOLDING II, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

U.S. UNITED OCEAN SERVICES, LLC,
as the managing member of
U.S. UNITED OCEAN HOLDING II, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. United Inland Services, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

U.S. UNITED INLAND SERVICES, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

U.S. UNITED BARGE LINE, LLC,
as the managing member of
U.S. UNITED INLAND SERVICES, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tina Litrico, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

TINA LITRICO, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

U.S. UNITED OCEAN SERVICES, LLC,
as the managing member of
TINA LITRICO, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mary Ann Hudson, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

MARY ANN HUDSON, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

U.S. UNITED OCEAN SERVICES, LLC,
as the managing member of
MARY ANN HUDSON, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sheila McDevitt, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

SHEILA MCDEVITT, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

U.S. UNITED OCEAN SERVICES, LLC,
as the managing member of
SHEILA MCDEVITT, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Marie Flood, LLC has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 10th day of June, 2010.

MARIE FLOOD, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the 10th day of June, 2010.

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer

By:	/s/ Walter Bromfield
Name:     Walter Bromfield

Title:	Chief Financial Officer

U.S. UNITED OCEAN SERVICES, LLC,
as the managing member of
MARIE FLOOD, LLC

By:	/s/ Sal Litrico
Name:     Sal Litrico

Title:	Chief Executive Officer